 Filed Pursuant to Rule 424(b)(3)
  Registration No. 333-237591
Proxy Statement Prospectus

PROXY STATEMENT
FOR SPECIAL MEETING OF SHAREHOLDERS
OF COVENANT FINANCIAL, INC.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Shareholders of Covenant Financial, Inc.:
On December 18, 2019, Covenant Financial, Inc., or “Covenant,” and Citizens & Northern Corporation, or “C&N,” entered into an Agreement and Plan of Merger, which we refer to as the “merger agreement,” that provides for the merger of Covenant with and into C&N, with C&N surviving. In connection with the merger, Covenant Bank, the wholly-owned subsidiary of Covenant, will merge with and into C&N’s wholly-owned subsidiary, Citizens & Northern Bank, or “C&N Bank,” with C&N Bank surviving. Before we complete the merger, the shareholders of Covenant must approve and adopt the merger agreement.
You are invited to attend a special meeting of shareholders (the “special meeting”) of Covenant to be held via webcast on Tuesday, June 2, 2020, at 8 a.m., local time. The special meeting is being held to approve and adopt, among other things, the merger of Covenant into C&N pursuant to the merger agreement.
Because the special meeting is virtual and being held via live webcast, shareholders will not be able to attend the special meeting in person but may participate by joining the live webcast. Please go to http://www.cleartrustonline.com/covenant for instructions on how to participate in the special meeting. Any shareholder may participate and listen live to the webcast of the special meeting over the Internet at such site. Shareholders of record as of March 31, 2020 may vote either in advance of or while participating in the special meeting via the Internet by using the control number included on the proxy statement/prospectus or proxy card.
If the merger agreement is adopted and approved by the holders of at least a majority of the shares of Covenant common stock outstanding and eligible to vote at the special meeting and the merger is subsequently completed, each outstanding share of common stock, $1.00 par value per share, of Covenant (“Covenant common stock”) will be converted into the right to receive at the election of the holder thereof either (1) $16.50 in cash, without interest, or (2) 0.6212 shares of common stock, $1.00 par value per share, of C&N (“C&N common stock”), subject to adjustment procedures described in this document, to ensure that, in the aggregate, 75% of Covenant common stock will be converted to C&N common stock and the remaining 25% of Covenant common stock will be converted to cash. The maximum number of shares of C&N common stock estimated to be issuable upon completion of the merger is 2,317,908.
Although the number of shares of C&N common stock that holders of Covenant common stock will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of C&N common stock and will not be known at the time Covenant shareholders vote on the merger. However, as described in more detail elsewhere in this document, under the terms of the merger agreement, if the average price of C&N common stock over a specified period of time decreases below certain specified thresholds, Covenant would have a right to terminate the merger agreement, unless C&N elects to increase the exchange ratio, which would result in additional shares of C&N common stock being issued.
C&N common stock is traded on the Nasdaq Capital Market under the symbol “CZNC.” The common stock of Covenant is not traded on any exchange. On December 17, 2019, which was the last trading date preceding the public announcement of the proposed merger, the closing price of C&N common stock was $27.09 per share, which, after giving effect to the 0.6212 exchange ratio, has an implied value of approximately $16.83 per share. Based upon this price with respect to the stock consideration, and the cash consideration of $16.50 per share, upon completion of the merger, a Covenant shareholder who receives cash for 25% of his or her shares of common stock and receives C&N common stock for 75% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $16.75 per share. On April 23, 2020, the last practicable trading day prior to the printing of this proxy statement/prospectus, the closing price of C&N common stock was $17.34 per share, which, after giving effect to the 0.6212 exchange ratio, has an implied value of approximately $10.77 per share. Based on this price with respect to the stock consideration, and the cash consideration of $16.50 per share, upon completion of the merger, a Covenant shareholder who receives cash for 25% of his or her shares of common stock and receives C&N common stock for 75% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $12.20 per share. The market price of C&N common stock will fluctuate before the completion of the merger; therefore, you are urged to obtain current market quotations for C&N common stock.
After careful consideration, Covenant’s board of directors unanimously approved the merger agreement and determined that the transactions provided for in the merger agreement are advisable to, and in the best interests of, Covenant. Its board of directors unanimously recommends that you vote “FOR” adoption and approval of the merger agreement and “FOR” the approval of the other proposals described in this document.
Your vote is important, regardless of the number of shares of Covenant common stock you own. We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of at least a majority of the shares of Covenant common stock outstanding and eligible to vote at the special meeting.
This document provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to this document. We encourage you to read this entire document, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section titled “Risk Factors” beginning on page 25 .
Whether or not you expect to attend the special meeting virtually or vote telephonically, we urge you to submit a completed proxy as promptly as possible. If your shares are held in the name of a broker, bank or other nominee, please follow the instructions on the voting instruction form furnished to you by your broker, bank or other nominee. Do not send your stock certificates with the proxy card. You will receive an election form with instructions for delivering your stock certificates under separate cover.
Sincerely,

J. Bradley Scovill President and Chief Executive Officer Citizens & Northern Corporation	John C. Spier President and Chief Executive Officer Covenant Financial, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of the C&N common stock in connection with the merger or the other transactions described in this document, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this document is April 24, 2020, and it is first being mailed or otherwise delivered to shareholders of Covenant on or about May 1, 2020.

COVENANT FINANCIAL, INC.
182 NORTH MAIN STREET
DOYLESTOWN, PENNSYLVANIA 18901
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON TUESDAY, JUNE 2, 2020
TO THE SHAREHOLDERS OF COVENANT FINANCIAL, INC.:
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Covenant Financial, Inc., or “Covenant,” will be held via webcast at 8:00 a.m., local time, on Tuesday, June 2, 2020 to consider and vote on:
1.   a proposal to adopt and approve the Agreement and Plan of Merger, dated as of December 18, 2019, by and between Covenant and Citizens & Northern Corporation, or “C&N,” which provides for, among other things, the merger of Covenant with and into C&N (the “merger agreement”); and
2.   a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement (the “adjournment proposal”).
Due to guidance from the federal and Pennsylvania state governments regarding the impact of the novel coronavirus, the special meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You will be able to participate in the special meeting, vote and submit your questions during the special meeting via live webcast by visiting www.cleartrustonline.com/covenant. Because the special meeting is virtual and being conducted via live webcast, shareholders will not be able to attend the special meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the meeting are more fully described in the accompanying proxy statement/prospectus and its annexes. You should read these documents in their entirety before voting. We have fixed Tuesday, March 31, 2020 as the record date for determining those Covenant shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.
Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Covenant and unanimously recommends that you vote “FOR” the proposal to adopt and approve the merger agreement. Your board of directors also recommends that you vote “FOR” the adjournment proposal. In accordance with the terms of the merger agreement, each director and executive officer of Covenant has agreed to vote all shares of Covenant common stock solely owned by him or her in favor of adoption and approval of the merger agreement and the transactions contemplated by the merger agreement.
Your vote is very important, regardless of the number of shares of Covenant common stock that you own. We cannot complete the merger unless Covenant’s shareholders adopt and approve the merger agreement.
Because your vote is very important, Covenant requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or vote telephonically or online by following the instructions included with the proxy card accompanying this notice and the proxy statement/prospectus, prior to the special meeting to ensure that your shares of Covenant common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or vote at the special meeting or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, your shares of Covenant common stock will not be counted and will have the same effect as a vote “against” the adoption and approval of the merger agreement.
We urge you to vote as soon as possible so that your shares will be represented.
BY ORDER OF THE BOARD OF DIRECTORS,
Vicki Burgos
Secretary Doylestown, Pennsylvania
May 1, 2020

i

ii

WHERE YOU CAN FIND MORE INFORMATION
This document incorporates important business and financial information about Citizens & Northern Corporation (“C&N”) that is not included in or delivered with this document as permitted by the Securities and Exchange Commission (“SEC”). This information is available without charge to security holders upon written or oral request by contacting the Treasurer at 90-92 Main Street, Wellsboro, PA 16901 or (570) 724-3411. In order to ensure timely delivery of such documents, any request should be made by May 22, 2020. In addition, you may read and copy any document C&N files, including the registration statement on Form S-4, of which this document forms a part, and the documents incorporated herein by reference by C&N. The SEC filings of C&N also are available to the public through the SEC website at http://www.sec.gov. In addition, you may obtain free copies of the documents C&N files with the SEC by going to C&N’s website at http://www.cnbankpa.com. The Internet website address of C&N is provided as an inactive textual reference only. The information provided on the Internet website of C&N, other than copies of the documents listed below that have been filed with the SEC, is not part of this document and, therefore, is not incorporated herein by reference.
C&N has filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), that registers the shares of C&N common stock to be issued to Covenant shareholders in connection with the merger. This document is a part of that registration statement and constitutes a prospectus of C&N with respect to the C&N common stock to be issued to Covenant’s shareholders in the merger, and a proxy statement of Covenant for its special meeting. The registration statement, including the attached exhibits, contains additional relevant information about C&N. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document. As permitted by the SEC, the following documents are incorporated by reference by C&N (SEC File No. 000-16084) in this document:
•
Annual Report on Form 10-K filed February 20, 2020, for the year ended December 31, 2019, and Annual Report on Form 10-K/A filed February 21, 2020, for the year ended December 31, 2019;

•
all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of C&N’s fiscal year referred to immediately above; and

•
the description of C&N common stock contained in C&N’s registration statement filed under the Exchange Act and any amendment or report filed for purposes of updating such description.

All documents filed by C&N pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to the special meeting are also incorporated by reference into this document and will be deemed to be a part hereof from the date of filing of such documents.
Any statement contained in a document that is incorporated by reference will be deemed to be modified or superseded for all purposes to the extent that a statement contained herein (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement.

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the SEC by C&N (File No. 000-16084), constitutes a prospectus of C&N under the Securities Act with respect to the shares of C&N common stock, par value $1.00 per share, to be issued to Covenant shareholders pursuant to the Agreement and Plan of Merger, dated as of December 18, 2019, by and between C&N and Covenant, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of Covenant for its special meeting. It also constitutes a notice of meeting with respect to the special meeting at which Covenant shareholders will be asked to vote to approve and adopt the merger agreement.
All information contained or incorporated by reference in this document relating to C&N and its subsidiaries has been supplied by C&N. All information contained or incorporated by reference in this document relating to Covenant and its subsidiaries has been supplied by Covenant. Covenant does not file reports with the SEC.
Neither C&N nor Covenant has authorized anyone to give any information or make any representation about the merger of our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, even if you receive information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.
This document contains a description of the representations and warranties that each of C&N and Covenant made to the other in the merger agreement. Representations and warranties made by C&N and Covenant are also set forth in contracts and other documents that are attached or filed as exhibits to this document or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding C&N, Covenant or their respective businesses. Accordingly the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE SHAREHOLDER MEETING
The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the Covenant shareholders meeting. They may not include all the information that is important to the shareholders of Covenant. Shareholders of Covenant should read carefully this entire document, including the annexes and other documents referred to in this document. This document is first being sent to Covenant shareholders on or about May 1, 2020.
Questions about the Merger
Q:
What is the merger?

A:
C&N and Covenant have entered into an Agreement and Plan of Merger, dated as of December 18, 2019, referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this document. The merger agreement contains the terms and conditions of the proposed business combination of C&N and Covenant. Under the merger agreement, Covenant will merge with and into C&N, with C&N surviving the merger, and the separate corporate existence of Covenant will cease. We refer to this transaction as the “merger.” In addition, in connection with the merger, Covenant’s wholly owned subsidiary, Covenant Bank, will merge with and into Citizens & Northern Bank, or “C&N Bank,” the wholly-owned subsidiary of C&N. C&N Bank will be the surviving institution. We refer to this transaction as the “bank merger.”

Q:
Why am I receiving these materials?

A:
This document constitutes a proxy statement of Covenant and a prospectus of C&N. Covenant is sending these materials to its shareholders to help them decide how to vote their shares of Covenant common stock with respect to the proposed merger and the other matters to be considered at the special meeting.

The merger cannot be completed unless the shareholders of Covenant adopt the merger agreement. Covenant is holding a special meeting of shareholders to vote on the merger, as well as the other proposals described in “Covenant’s Special Meeting,” beginning on page 77. Information about the special meeting, the merger and the other business to be considered at the special meeting is contained in this document.
Q:
Why are Covenant and C&N proposing the merger?

A:
Covenant’s board of directors, in unanimously determining that the merger is in the best interests of Covenant, considered a number of factors which are described under the headings “The Merger — Background of the Merger” and “The Merger — Covenant’s Reasons for the Merger,” beginning on pages 33 and 35, respectively.

Q:
What will Covenant shareholders receive as a result of the merger?

A:
Each share of Covenant common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive, at the election of the shareholder, either (i) 0.6212 shares of C&N common stock (which we refer to as the exchange ratio) or (ii) $16.50 in cash. Covenant’s shareholders may elect to receive the cash consideration or the stock consideration for each share owned, subject to the requirement that 25% of the outstanding Covenant shares are converted into the cash consideration. If cash elections and shares for which no election was made represent less than 25% of the outstanding Covenant shares, all stock elections will be proportionately converted into cash elections until the 25% cash election requirement is met. If cash elections are made for more than 25% of the outstanding Covenant shares, all cash elections will be proportionately converted into stock elections until the 25% cash election requirement is met.

Q:
Will the merger consideration fluctuate with changes in the market value of C&N common stock?

A:
The exchange ratio and cash consideration is fixed. Thus, the value of the stock portion of the merger consideration will vary with the market value of C&N’s common stock. However, if  (i) the average price of C&N’s common stock, measured over a ten trading day period occurring shortly before the last of all regulatory approvals are received, drops below $21.67 per share and (ii) the percent decline in C&N common stock, determined by dividing the ten day average price by $27.09, is greater than the percent decline in the NASDAQ Bank Index, determined by dividing the average of the NASDAQ Bank Index for the same ten day period by the value of the NASDAQ Bank Index on December 17, 2019 by more than 20%, then Covenant’s board of directors may elect to terminate the merger agreement unless C&N increases the aggregate consideration to an amount that would not permit Covenant to terminate.
Q:
How do Covenant shareholders elect the form of merger consideration they wish to receive?

A:
After the shareholders of Covenant have approved the merger, the exchange agent, American Stock Transfer & Trust Company LLC, or “AST,” will send you an election form to complete and return to AST, with appropriate instructions. You should only complete and return the election form when it is sent to you. All election forms must be returned to AST before the election deadline.

Q:
When is the election deadline?

A:
After Covenant’s shareholders approve the merger, AST will mail the election form to all shareholders of Covenant with instructions, which will include the election deadline. In addition, we will publicly announce the election deadline through a press release or other public communication.

Q:
What if I do not complete and return the election form before the election deadline?

A:
If you do not submit a properly completed election form prior to the election deadline, your shares will be treated as non-electing shares and will be converted into stock or cash, as necessary to achieve the required 25% cash consideration condition.

Q:
Can I change my election?

A:
Yes. Covenant shareholders can change or revoke their election at any time prior to the election deadline by delivering a written notice of revocation to Covenant or delivering a new, properly completed election form to AST, the exchange agent, no later than the election deadline.

Q:
When should I send in my Covenant stock certificates?

A:
DO NOT SEND IN YOUR COVENANT COMMON STOCK CERTIFICATES NOW. If Covenant shareholders approve and adopt the merger agreement, Covenant shareholders will receive a letter of transmittal from AST that will explain how to exchange Covenant stock certificates for the merger consideration. Please do not send in any Covenant stock certificates until you receive the letter of transmittal.

Q:
Who will be the directors and executive officers of C&N and C&N Bank following the merger?

A:
Following the merger, C&N and C&N Bank’s boards of directors will consist of their current directors plus Stephen M. Dorwart and Robert G. Loughery, each of whom are non-employee directors of Covenant and Covenant Bank. The executive officers of C&N and C&N Bank will remain the same.

Q:
When do you expect to complete the merger?

A:
We cannot complete the merger until all conditions to the merger in the merger agreement are satisfied or waived, including receipt of shareholder approval at the special meeting of Covenant, and until we receive all required regulatory approvals. The parties have also agreed not to consummate the merger prior to July 1, 2020. We currently expect to complete the merger in the third quarter of 2020. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing the merger at all.

Q:
What are the federal income tax consequences of the merger?

A:
The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the “Internal Revenue Code.”

It is a condition to the completion of the merger that the parties receive a written opinion from Stevens & Lee, P.C., counsel to C&N, to the effect that (i) the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; (ii) the holders of Covenant common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Covenant common stock for C&N common stock (except for cash consideration received or cash received in lieu of fractional shares); (iii) the basis of C&N common stock received by the shareholders of Covenant will be the same as the basis of such shareholders’ Covenant common stock exchanged therefore; and (iv) the holding period of the shares of C&N common stock received by the shareholders of Covenant will include the holding period of Covenant common stock, provided such shares of Covenant common stock were held as a capital asset as of the effective time of the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Merger,” beginning on page 67.
We recommend that holders of Covenant common stock consult their tax advisors to determine the tax consequences to them of the merger, including the application and effect of any state, local or non-U.S. income and other tax laws.
Questions about the Covenant Special Meeting
Q:
What are the matters on which I am being asked to vote at the Covenant special meeting?

A:
You are being asked to consider and vote on the following matters:

1.
Adoption of the merger agreement, a copy of which is attached as Annex A to this document; and

2.
Adjournment of Covenant’s special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

Q:
How does Covenant’s board of directors recommend that I vote my shares?

A:
Covenant’s board of directors recommends that Covenant shareholders vote their shares as follows:

•
“FOR” adoption of the merger agreement; and

•
“FOR” an adjournment of Covenant’s special meeting, if necessary, to solicit additional proxies in favor of adoption of the merger agreement.

As of the record date, directors and executive officers of Covenant and their affiliates beneficially owned 1,095,608 shares, or 24.9%, of Covenant’s common stock outstanding and entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and executive officers of Covenant has executed a voting agreement in favor of C&N pursuant to which he or she has agreed to vote all shares of Covenant common stock beneficially owned by him or her, and over which he or she holds sole voting power, in favor of adoption of the merger agreement and the transactions contemplated thereby. Collectively, the Covenant directors and executive officers own and have sole voting power over 540,374 shares, or 12.3%, of Covenant’s common stock outstanding, which they committed to vote in favor of the adoption of the merger agreement. In addition, each director and executive officer agreed to use their best efforts to cause shares of Covenant over which they hold shared voting power to be voted in favor of the adoption of the merger agreement.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this document, please submit your proxy or vote online or telephonically following the instructions included with the accompanying proxy card as soon as possible so that your shares will be represented at Covenant’s special meeting. Please follow the instructions stated on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:
Who is entitled to vote at Covenant’s special meeting?

A:
Only shareholders of record as of the close of business on Tuesday, March 31, 2020, which is referred to as the record date, are entitled to notice of, and to vote at, Covenant’s special meeting.

Q:
How many votes do I have?

A:
Each outstanding share of Covenant common stock is entitled to one vote.

Q:
How do I vote my Covenant shares?

A:
You may vote your Covenant shares by completing and returning the enclosed proxy card, by voting online or telephonically following the instructions included with the accompanying proxy card or by voting online during Covenant’s special meeting. Should you have any questions on the procedure for voting your shares, please contact Vicki Burgos, Secretary, Covenant Financial, Inc., 182 North Main Street, Doylestown, Pennsylvania 18901, telephone (267) 327-4910.

Voting by Proxy.   You may vote your Covenant shares by proxy by using one of the following methods:
Return proxy card by mail — by marking your selections, date and signing your name exactly as it appears on your card, and returning the enclosed proxy card in the postage pre-paid return envelope.
Telephone voting — by dialing the toll-free number and following the instructions on your proxy card.
Internet voting — by accessing the Internet at the web address stated on the proxy card and following the instructions.
Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this document, your proxy will be voted in favor of that proposal.
Voting Virtually at the Meeting.   Because the special meeting is virtual and being held via live webcast, shareholders will not be able to attend the special meeting in person but may attend and vote online during the live webcast. Please go to http://www.cleartrustonline.com/covenant and follow the instructions on your proxy card and on this website for how to attend and vote at the special meeting.
Q:
Why is my vote important?

A:
Because the merger cannot be completed without the affirmative vote of the holders of a majority of all shares of Covenant common stock outstanding and eligible to vote at the special meeting, and because a majority of the outstanding shares of Covenant common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting, every shareholder’s vote is important.

Q:
If my shares of Covenant common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:
No. Your broker CANNOT automatically vote your shares on any proposal at Covenant’s special meeting, other than the proposal to adjourn the meeting if necessary to solicit additional proxies, without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:
What if I fail to instruct my broker?

A:
If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at Covenant’s special meeting, other than the proposal to adjourn the meeting, and your broker will abstain from voting. Abstentions are considered for purposes of determining the presence of a quorum, but are not considered a vote cast under Pennsylvania law. Although broker non-votes will not be counted as votes cast either “for” or “against” any proposal, they will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the special meeting so long as such shares have been voted at the special meeting on another matter other than a procedural motion.

Q:
What constitutes a quorum for Covenant special meeting?

A:
As of Covenant’s record date, 4,400,434 shares of Covenant common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Covenant’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes that are voted on at least one non-procedural item are also included for purposes of determining the presence of a quorum.

Q:
Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at Covenant’s special meeting?

A:
The affirmative vote at the special meeting of the holders of a majority of the shares of Covenant common stock outstanding and eligible to vote at the special meeting, virtually or by proxy, is required to adopt the merger agreement and to approve the proposal to adjourn Covenant’s special meeting if necessary to solicit additional votes in favor of the proposal to adopt the merger agreement, and on any other matter properly presented at the special meeting. Abstentions and broker non-votes will have no effect on the adoption of the merger agreement or the proposal to adjourn the meeting.

Q:
Do I have appraisal or dissenters’ rights?

A:
Yes. Shareholders of Covenant will be entitled to dissenters’ rights with respect to the merger, entitling them to request the “fair value” of their shares of Covenant stock. To perfect your dissenters’ rights, you must follow, precisely, the required statutory procedures stated in Annex C to this document.

Q:
Can I attend Covenant’s special meeting virtually and vote my shares?

A:
Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Covenant common stock can vote online during the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote online during the special meeting.

Q:
Can I change my vote?

A:
Yes. You may revoke your proxy at any time before it is voted at the special meeting by (1) signing and returning a proxy card with a later date, (2) voting telephonically or online after your submitted written proxy card has been received, (3) delivering a written revocation letter to Covenant’s Secretary, or (4) attending the special meeting virtually and voting online during the webcast of the special meeting. Covenant’s Secretary’s mailing address is Covenant Financial, Inc., 182 North Main Street, Doylestown, Pennsylvania 18901, Attention: Secretary. Covenant will honor the latest vote cast.

Any shareholder entitled to vote at the special meeting may vote online during the webcast regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy if notification of such revocation has been given to Covenant’s tabulator for the special meeting, but the mere presence (without notifying Covenant’s tabulator for the special meeting) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.
Q:
What happens if additional proposals are presented at Covenant’s special meeting?

A:
Other than the proposals described in this document, Covenant does not expect any matters to be presented for a vote at the special meeting. If you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the special meeting at the direction of Covenant’s board of directors.

Q:
Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:
Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 25 of this document.

Q:
Whom should I contact if I have additional questions?

A:
If you have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact: Vicki Burgos, Secretary, Covenant Financial, Inc., 182 North Main Street, Doylestown, Pennsylvania 18901, telephone (267) 327-4910.

SUMMARY
This summary highlights information contained elsewhere in this document and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page 1. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
Information about the Companies
Citizens & Northern Corporation and Citizens & Northern Bank (page 76)
Citizens & Northern Corporation, or C&N, is a Pennsylvania corporation that was formed in 1987 as a one-bank holding company. C&N acquired First National Bank of East Smithfield in May 1990 and acquired Canisteo Valley Corporation and its subsidiary, First State Bank, a New York State chartered commercial bank with offices in Canisteo and South Hornell, NY, in 2005. In 2010, the First State Bank operations were merged into C&N Bank and Canisteo Valley Corporation was merged into C&N. On May 1, 2007, C&N acquired Citizens Bancorp, Inc. (“Citizens”), with banking offices in Coudersport, Emporium and Port Allegany, Pennsylvania. Citizens Trust Company, the banking subsidiary of Citizens, was merged with and into C&N Bank as part of the transaction. On April 1, 2019, C&N acquired Monument Bancorp, Inc. (“Monument”). Monument was the parent company of Monument Bank, a commercial bank which operated two community bank offices and one lending office in Bucks County, Pennsylvania. Monument merged with and into C&N and Monument Bank merged with and into C&N Bank. Total purchase consideration was $42.7 million, including 1,279,825 shares of C&N common stock issued with a value of $33.1 million and cash paid totaling $9.6 million.
The common stock of C&N is currently quoted on the Nasdaq Capital Market under the symbol “CZNC.” C&N’s website can be accessed at www.cnbankpa.com. The principal executive offices of C&N are located at 90-92 Main Street, P.O. Box 58, Wellsboro, Pennsylvania 16901, and its telephone number is 570-724-3411. C&N is a public company that files periodic reports with the SEC, which can be accessed at www.sec.gov.
C&N Bank is a Pennsylvania banking institution founded in 1864 as The First National Bank of Wellsborough. C&N Bank has held its current name since May 6, 1975, at which time C&N Bank changed its charter from a national bank to a Pennsylvania bank. In 1971, C&N Bank consolidated with The Citizens National Bank of Towanda. Subsequent mergers included: First National Bank of Ralston in May 1972; Sullivan County National Bank in October 1977; Farmers National Bank of Athens in January 1984; and First National Bank of East Smithfield in May 1990. C&N Bank is a full-service financial institution with 27 banking offices in Bradford, Bucks, Cameron, Lycoming, McKean, Potter, Sullivan and Tioga Counties in Pennsylvania and Steuben County in New York and loan production offices in Elmira, New York, and Warminster and York, Pennsylvania. Investment products are offered through C&N Investment Services and insurance products are offered through C&N Financial Services Corp. Trust services are offered by C&N Bank through the C&N Trust and Financial Management Group, a division of C&N Bank.
At December 31, 2019, C&N had total assets of approximately $1.638 billion, total deposits of approximately $1.259 billion, and $244 million of shareholders’ equity.
Covenant Financial, Inc. and Covenant Bank (page 81)
Covenant Financial, Inc., or Covenant, was incorporated as a Pennsylvania business corporation on September 17, 2015 for the purpose of becoming a one-bank holding company. Covenant’s main office is located at 182 North Main Street, Doylestown, Pennsylvania. Covenant’s primary function is to own all of the common stock of its wholly-owned subsidiary, Covenant Bank.
The common stock of Covenant is not currently listed on any exchange or quoted in the over the counter market. Covenant’s website can be accessed at http://www.yourcovenantbank.com. The principal executive offices of Covenant are located at 182 N. Main Street, Doylestown, Pennsylvania 18901, and its telephone number is (267) 327-4910.

Covenant Bank is a Pennsylvania banking institution that was incorporated on December 1, 2006. Covenant Bank is a community bank offering a full range of banking services to the Philadelphia metropolitan market. Covenant Bank operates two banking offices in Bucks and Chester County, Pennsylvania.
At December 31, 2019, Covenant had approximately $516.0 million in assets, $393.4 million in deposits and $42.1 million of shareholders’ equity.
Share Information and Market Prices (page 81)
C&N common stock is listed on the Nasdaq Capital Market under the trading symbol “CZNC.” Covenant common stock is not listed on any exchange or quoted in the over the counter market. There is therefore no established public trading market for the common stock of Covenant.
The table below shows the last sale prices of C&N common stock, most recent book value per share for Covenant common stock and the equivalent price per share of Covenant common stock based on the exchange ratio on December 17, 2019, the day before announcement of the merger, and on April 23, 2020, the latest practicable date before printing of this document.
	Historical Price Per Share	Pro Forma Equivalent Price Per Share(1)
C&N Common Stock
Closing Price on December 17, 2019	$27.09	N/A
Closing Price on April 23, 2020	$17.32	N/A
Covenant Common Stock
Equivalent Pro Forma Price on December 17, 2019	$9.56(2)	$16.83
Equivalent Pro Forma Price on April 23, 2020	$9.56(2)	$10.77

(1)
Based upon the product of the conversion ratio (0.6212) and the closing price of C&N common stock, rounded to the nearest cent.

(2)
Based upon book value per share as of December 31, 2019.

The Merger Agreement (page 55)
The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger. The merger agreement is not intended to provide any other factual information about C&N, Covenant, or any of their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the merger agreement were made as of specific dates, and may be subject to limitations agreed upon by the parties as stated in the agreement, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement, none of which materially alter the representations and warranties made by either party.
Covenant and C&N will Merge (page 55)
We are proposing the merger of Covenant and C&N, with C&N surviving. As a result of the merger, the corporate existence of Covenant will end. We refer to this event as the “merger” in this document. In connection with the merger, Covenant Bank will merge with and into C&N Bank, with C&N Bank surviving. We refer to this event as the “bank merger” in this document.

Covenant Will Hold Its Special Meeting on June 2, 2020 (page 77)
Covenant will hold a special meeting via webcast on Tuesday, June 2, 2020 at 8:00 a.m, local time. At the special meeting, Covenant shareholders will be asked to:
1.
adopt and approve the merger agreement; and

2.
approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Due to guidance from the federal and Pennsylvania state governments regarding the impact of the novel coronavirus, the special meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. Because the special meeting is virtual, shareholders will not be able to attend the special meeting in person. You will be able to participate in the special meeting, vote and submit your questions during the special meeting via live webcast by visiting www.cleartrustonline.com/covenant and follow the instructions on your proxy card and on this website for how to attend and vote at the special meeting.
Record Date.   Only holders of record of Covenant common stock at the close of business on March 31, 2020 will be entitled to vote at the special meeting. Each share of Covenant common stock is entitled to one vote. As of Covenant’s record date, there were 4,400,434 shares of Covenant common stock issued and outstanding and entitled to vote at the special meeting.
Required Vote.   The affirmative vote of a majority of the shares of Covenant common stock outstanding and eligible to vote at the special meeting, virtually or by proxy, is required to adopt and approve the merger agreement and approve the proposal to adjourn the special meeting. A majority of the outstanding shares of Covenant common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting.
In accordance with the terms of the merger agreement, each of the directors and executive officers of Covenant has executed a voting agreement in favor of C&N pursuant to which he or she has agreed to vote all shares of Covenant common stock beneficially owned by him or her, and over which he or she holds sole voting power, in favor of adoption and approval of the merger agreement and the transactions contemplated thereby. Collectively, the Covenant directors and executive officers own and have sole voting power over 540,374 shares, or 12.3%, of Covenant’s common stock outstanding, which they committed to vote in favor of the adoption and approval of the merger agreement. In addition, each director and executive officer agreed to use their best efforts to cause shares of Covenant over which they hold shared voting power to be voted in favor of the adoption and approval of the merger agreement. As of the record date, directors and executive officers of Covenant and their affiliates beneficially owned, in the aggregate, 1,095,608 shares, or 24.9%, of Covenant’s common stock outstanding and entitled to be voted at the special meeting.
Covenant Shareholders Will Receive Cash or Shares of C&N Common Stock in the Merger (page 55)
In the proposed merger, Covenant shareholders will receive, in exchange for each share of Covenant common stock they own immediately prior to completion of the merger, either (i) 0.6212 shares of C&N common stock or (ii) $16.50 in cash. Fractional shares of C&N common stock resulting from the application of the exchange ratio to a shareholder’s holdings of Covenant common stock will be converted into the right to receive a cash payment for each such fractional share. The cash payment will equal an amount determined by multiplying (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $16.50.
Covenant shareholders will be entitled to indicate the form of merger consideration they wish to elect to receive for each share owned. However, the actual form of merger consideration you receive will depend on your election and on the elections made by all other Covenant shareholders. The merger agreement requires that 25% of the outstanding Covenant shares will be converted into the cash consideration; as a result, your election is subject to proration to ensure that result. Therefore, if Covenant shareholders, in the aggregate, submit elections requesting too many or too few Covenant shares to be converted into the cash consideration, the stock or cash elections, as appropriate, will be prorated to ensure that 25% of Covenant’s outstanding shares are converted into the cash consideration.
While the Exchange Ratio and Cash Consideration is Fixed, in Certain Circumstances, Covenant May Terminate the Merger Unless C&N Increases the Consideration (page 65)
The exchange ratio and cash consideration is fixed. Thus, the value of the stock portion of the merger consideration will vary with the market value of C&N’s common stock. However, if  (i) the average price of C&N’s common stock, measured over a ten trading day period occurring shortly before the last of all regulatory approvals are received, drops below $21.67 per share and (ii) the percent decline in C&N common stock, determined by dividing the ten day average price by $27.09, is greater than the percent decline in the NASDAQ Bank Index, determined by dividing the average of the NASDAQ Bank Index for the same ten day period by the value of the NASDAQ Bank Index on December 17, 2019 by more than 20%, then Covenant’s board of directors may elect to terminate the merger agreement unless C&N increases the aggregate consideration to an amount that would not permit Covenant to terminate as described in (ii).
Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page 67)
The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code, and it is a condition to the completion of the merger that the parties receive a written opinion from Stevens & Lee, P.C., counsel to C&N, to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that holders of Covenant common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Covenant common stock for C&N common stock pursuant to the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Merger,” beginning on page 67.
We recommend that holders of Covenant common stock consult their tax advisors to determine the tax consequences to them, including the application and effect of any state, local or non-U.S. income and other tax laws, of the merger.
Accounting Treatment of the Merger (page 66)
The merger will be treated as a business combination to be accounted for using the acquisition method of accounting under U.S. generally accepted accounting principles. Under the acquisition method of accounting, the acquired tangible and identifiable intangible assets and liabilities assumed of Covenant will be recorded, as of the date of completion of the merger, at their respective fair values. Any excess of the purchase price over the fair values of net assets acquired will be recorded as “goodwill.” Under U.S. generally accepted accounting principles, goodwill is not amortized, but is assessed annually, or more frequently if necessary, for impairment with any resulting impairment losses included in net income. If the fair value of net assets acquired exceeds the purchase price, there will be no goodwill recorded, and the resulting difference will be recorded as a bargain purchase gain. The results of operations of the combined entity will include the results of Covenant’s operations only after completion of the merger.
Opinion of Covenant’s Financial Advisor (page 39)
Covenant’s financial advisor, Sandler O’Neill & Partners, L.P., or “Sandler,” has conducted financial analyses and delivered an opinion to Covenant’s board of directors to the effect that, as of December 18, 2019 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on review undertaken by Sandler as set forth in its opinion, the merger consideration was fair, from a financial point of view, to Covenant’s common shareholders. The full text of Sandler’s opinion is attached as Annex B to this document. Covenant shareholders should read that opinion and the summary description of Sandler’s opinion contained in this document carefully and in their entirety. The opinion of Sandler does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Covenant does not expect that it will request an updated opinion from Sandler.

The opinion was for the information of, and was directed to, the Covenant board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Covenant to engage in the merger or enter into the merger agreement or constitute a recommendation to the Covenant board in connection with the merger, and it does not constitute a recommendation to any holder of Covenant common stock as to how to vote or act in connection with the merger or any other matter. Sandler’s opinion speaks only as of the date of the opinion and does not address the underlying business decision of Covenant to engage in the merger, the form or structure of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Covenant, or the effect of any other transaction in which Covenant might engage.
Board of Directors and Executive Officers of C&N and C&N Bank after the Merger (page 49)
Following the merger, the C&N and C&N Bank boards of directors will consist of the current members of each board plus Messrs. Dorwart and Loughery, each of whom is currently a non-employee director of Covenant and Covenant Bank. The current executive officers of C&N and of C&N Bank will remain the same after the merger.
The Covenant Board of Directors Recommends That Covenant Shareholders Vote “FOR” Adoption of the Merger Agreement (page 37)
Covenant’s board of directors believes that the merger is in the best interests of Covenant and has unanimously approved the merger and the merger agreement. Covenant’s board of directors recommends that Covenant shareholders vote “FOR” adoption of the merger agreement. Covenant’s board of directors also recommends that Covenant shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.
Covenant’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from Your Interests (page 53)
In addition to their interests as Covenant shareholders, the directors and executive officers of Covenant may have interests in the merger that are different from or in addition to interests of other Covenant shareholders. These interests include, among others, accelerated vesting of retirement benefits under a supplemental executive retirement plan, payments payable under employment agreements and change in control agreements between Covenant and certain executive officers and directors. These interests also include provisions in the merger agreement appointing two Covenant directors to serve on the C&N board of directors, payment of severance to executive officers who will not be employed by C&N, payment by C&N to two executive officers of Covenant who will become employed by C&N in termination of their existing employment agreements, the entry by C&N into new employment agreements with these two executive officers of Covenant, indemnification by C&N, payment for directors’ and officers’ insurance and invitation to members of the Covenant board of directors immediately prior to the closing of the merger (other than Messrs. Dorwart and Loughery) to serve as members of a regional advisory board These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a Covenant shareholder. Covenant’s board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.
Holders of Covenant Common Stock Have Dissenters’ Rights (page 50)
Covenant shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended, or PBCL. The statutorily determined “fair value” could be more or less then the value of the merger consideration. If you intend to exercise dissenters’ rights, you should read the statute carefully and consult with your own legal counsel. Failure to strictly comply with the procedures set forth in the PBCL will result in the loss of dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “The Merger — Covenant Shareholders Have Dissenters’ Rights in the Merger” and Annex C.

The Rights of Covenant Shareholders Will Be Governed by C&N’s Articles of Incorporation and Bylaws after the Merger (page 106)
The rights of Covenant shareholders will change as a result of the merger due to differences in C&N’s and Covenant’s governing documents. A description of shareholder rights under each of the C&N and Covenant governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 106.
Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 63)
The parties have agreed not to consummate the merger before July 1, 2020. Currently, we expect to complete the merger in the third quarter of 2020. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others: approval of the merger by the requisite vote of Covenant’s shareholders; the receipt of all required regulatory approvals from the Board of Governors of the Federal Reserve System (“FRB”), Federal Deposit Insurance Corporation (“FDIC”), and the Pennsylvania Department of Banking and Securities (“PDB”); the holders of no more than 5% of the outstanding shares of common stock of Covenant exercising dissenters’ rights; and the receipt of a legal opinion from Stevens & Lee, P.C., counsel to C&N, regarding the tax treatment of the merger.
We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
No Solicitation of Other Offers (page 62)
Covenant has agreed that it, its directors and officers and its representatives and advisors will not, between the date of the merger agreement and the date of the special meeting of Covenant’s shareholders, directly or indirectly, seek or encourage, respond to, endorse, pursue or enter into an alternative acquisition proposal unless its board of directors determines, in good faith, that such discussions or consideration of an alternative acquisition proposal are required for its board of directors to fulfill its fiduciary duties.
For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement — Agreement Not to Solicit Other Offers” beginning on page 62.
Termination of the Merger Agreement (page 64)
The boards of Covenant and C&N may mutually agree to terminate the merger agreement before completing the merger, even after shareholder approval has been obtained. In addition, C&N or Covenant may decide to terminate the merger agreement if  (i) a bank regulator or governmental entity issues a final order that is not appealable prohibiting the merger, (ii) the shareholders of Covenant fail to adopt the merger agreement, (iii) the other party breaches the merger agreement and fails to cure such breach, if that breach would cause the conditions to closing not to be met, or (iv) the merger has not been completed by November 20, 2020, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the party seeking to terminate the merger agreement.
C&N may terminate the merger agreement if Covenant’s board of directors, in connection with the receipt of an alternative acquisition proposal, (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to C&N, or (4) delivers a written notice to C&N of its determination to accept the alternative acquisition proposal.
Covenant may terminate the merger agreement if Covenant receives an alternative acquisition proposal and delivers a written notice to C&N of its determination to accept the alternative acquisition proposal.
Covenant’s board of directors may also elect to terminate the merger agreement if the value of C&N common stock significantly declines and C&N fails to increase the aggregate consideration as explained above under the heading “While the Exchange Ratio and Cash Consideration is Fixed, in Certain Circumstances, Covenant May Terminate the Merger Unless C&N Increases the Consideration.”

Termination Fee (page 68)
Covenant will pay C&N a termination fee of $2,900,000 in the event that the merger agreement is terminated:
•
by C&N because Covenant’s shareholders fail to approve the merger at the special meeting of Covenant and, prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for Covenant that is agreed to or consummated within 12 months following termination; or

•
by C&N because Covenant has received an alternative acquisition proposal, and Covenant (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to C&N, or (4) delivers a written notice to C&N of its determination to accept the alternative acquisition proposal; or

•
by Covenant, if Covenant receives an alternative acquisition proposal and delivers a written notice to C&N of its determination to accept the alternative acquisition proposal in compliance with all requirements of the merger agreement.

Regulatory Approvals Required for the Merger and the Bank Merger (page 52)
The merger is subject to certain regulatory approvals or waivers, including approval or waiver of the FRB, FDIC and PDB. As of the date hereof, applications are pending with the FDIC and PDB and a request for a waiver has been submitted to the FRB.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF C&N
The following tables set forth selected historical consolidated financial data for C&N as of and for the five years ended December 31, 2019, 2018, 2017, 2016 and 2015 (which has been derived from C&N’s audited financial statements). You should read these tables together with the historical consolidated financial information contained in C&N’s consolidated financial statements and related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in C&N’s Annual Report on Form 10-K for the year ended December 31, 2019, which has been filed with the SEC and is incorporated by reference herein.
(In thousands of dollars, except per share data) INCOME STATEMENT	As of or for the Year Ended December 31,
	2019	2018	2017	2016	2015
Interest and fee income	$64,771	$50,328	$45,863	$44,098	$44,519
Interest expense	10,283	4,625	3,915	3,693	4,602
Net interest income	54,488	45,703	41,948	40,405	39,917
Provision for loan losses	849	584	801	1,221	845
Net interest income after provision for loan losses	53,639	45,119	41,147	39,184	39,072
Noninterest income excluding securities gains	19,284	18,597	16,153	15,511	15,478
Net gains on securities	23	2,033	257	1,158	2,861
Loss on prepayment of debt	0	0	0	0	2,573
Merger-related expenses	4,099	328	0	0	0
Noninterest expense excluding loss on prepayment of debt and merger-related expenses	45,438	39,158	36,967	34,744	33,030
Income before income tax provision	23,409	26,263	20,590	21,109	21,808
Income tax provision	3,905	4,250	7,156	5,347	5,337
Net income	$19,504	$22,013	$13,434	$15,762	$16,471
Net income attributable to common shares	$19,404	$21,903	$13,365	$15,677	$16,387
PER COMMON SHARE:
Basic earnings per share	$1.46	$1.79	$1.10	$1.30	$1.35
Diluted earnings per share	$1.46	$1.79	$1.10	$1.30	$1.35
Cash dividends declared per share	$1.18	$1.08	$1.04	$1.04	$1.04
Book value per common share at period-end	$17.82	$16.02	$15.43	$15.36	$15.39
Tangible book value per common share at period-end	$15.66	$15.05	$14.45	$14.37	$14.41
Weighted average common shares outstanding — basic	13,298,736	12,219,209	12,115,840	12,032,820	12,149,252
Weighted average common shares outstanding — diluted	13,321,559	12,257,368	12,155,136	12,063,055	12,171,084

(In thousands of dollars, except per share data) INCOME STATEMENT	As of or for the Year Ended December 31,
	2019	2018	2017	2016	2015
END OF PERIOD BALANCES
Available-for-sale debt securities	$346,723	$363,273	$355,937	$394,106	$417,904
Gross loans	1,182,222	827,563	815,713	751,835	704,880
Allowance for loan losses	9,836	9,309	8,856	8,473	7,889
Total assets	1,654,145	1,290,893	1,276,959	1,242,292	1,223,417
Deposits	1,252,660	1,033,772	1,008,449	983,843	935,615
Borrowings and subordinated debt	144,847	48,768	70,955	64,629	92,263
Stockholders’ equity	244,452	197,368	188,443	186,008	187,487
Common shares outstanding	13,716,445	12,319,330	12,214,525	12,113,228	12,180,623
AVERAGE BALANCES
Total assets	$1,540,469	$1,276,140	$1,247,759	$1,229,866	$1,243,209
Earning assets	1,437,993	1,205,429	1,169,569	1,147,549	1,159,298
Gross loans	1,057,559	822,346	780,640	723,076	657,727
Deposits	1,213,687	1,027,831	990,917	970,447	968,201
Stockholders’ equity	229,446	187,895	188,958	188,373	188,905
KEY RATIOS
Return on average assets	1.27%	1.72%	1.08%	1.28%	1.32%
Return on average equity	8.50%	11.72%	7.11%	8.37%	8.72%
Average equity to average assets	14.89%	14.72%	15.14%	15.32%	15.19%
Net interest margin(1)	3.86%	3.90%	3.82%	3.76%	3.69%
Efficiency(2)	60.73%	59.69%	60.74%	59.22%	56.66%
Cash dividends as a % of diluted earnings per share	80.82%	60.34%	94.55%	80.00%	77.04%
Tier 1 leverage	13.10%	14.78%	14.23%	14.27%	14.31%
Tier 1 risk-based capital	19.19%	23.24%	21.95%	22.48%	23.29%
Total risk-based capital	20.70%	24.42%	23.07%	23.60%	24.40%
Tangible common equity/tangible assets	13.22%	14.50%	13.95%	14.15%	14.49%
Nonperforming assets/total assets	0.80%	1.37%	1.47%	1.43%	1.31%
Nonperforming loans/total loans	0.88%	1.94%	2.10%	2.07%	2.09%
Allowance for loan losses/ total loans	0.83%	1.12%	1.09%	1.13%	1.12%
Net charge-offs/average loans	0.03%	0.02%	0.05%	0.09%	0.04%

(1)
Rates of return on tax-exempt securities and loans are calculated on a fully-taxable equivalent basis.

(2)
The efficiency ratio is calculated by dividing: (a) total noninterest expense excluding merger-related expenses and losses from prepayment of debt, by (b) the sum of net interest income (including income from tax-exempt securities and loans on a fully-taxable equivalent basis) and noninterest income excluding securities gains or losses.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF COVENANT
The following tables set forth selected historical financial data for Covenant Financial, Inc. as of and for the five years ended December 31, 2019, 2018, 2017, 2016 and 2015 (which has been derived primarily from its audited financial statements). You should read these tables together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Covenant Financial, Inc.” included in this document.
	As of or for the Years Ended December 31,
	2019	2018	2017	2016(1)	2015(1)
	(in thousands of dollars, except per share data)
Interest income	$23,732	$21,766	$17,897	$12,734	$10,390
Interest expense	7,226	6,247	3,867	2,119	1,196
Net interest income	16,506	15,519	14,030	10,615	9,194
Provision for loan losses	460	2,931	2,636	4,416	1,455
Net interest income after provision for loan losses	16,046	12,588	11,394	6,199	7,739
Noninterest income	649	653	720	1,040	649
Noninterest expenses	12,272	10,523	10,967	9,861	7,586
Income (loss) before income tax expense	4,423	2,718	1,147	(2,622)	802
Income tax expense (benefit)	861	566	769	(994)	204
Net income (loss)	3,562	2,152	378	(1,628)	598
Less: dividends on preferred stock	—	—	—	181	51
Net income (loss) attributable to common stockholders	$3,562	$2,152	$378	$(1,809)	$547
Basic earnings per share	$0.81	$0.50	$0.12	$(0.70)	$0.21
Diluted earnings per share	0.79	0.50	0.12	(0.70)	0.20
Cash dividends per share(2)	—	—	—	—	—
Basic weighted average common shares outstanding	4,400,342	4,292,303	3,047,144	2,599,638	2,575,271
Diluted weighted average common shares outstanding	4,527,193	4,292,509	3,092,154	2,700,939	2,705,803
Selected Financial Data:
Total assets	$515,968	$479,357	$446,654	$354,710	$263,055
Total loans	421,146	399,474	376,298	293,787	202,414
Allowance for loan losses	(3,963)	(4,584)	(4,673)	(6,530)	(2,763)
Total deposits	393,445	361,919	345,478	276,383	192,579
Total borrowings and debt	64,000	66,500	54,900	48,200	31,900
Total subordinated debt	10,000	10,000	10,000	8,000	—
Preferred stock(3)	—	—	—	—	5,100
Total stockholders’ equity	42,078	38,123	33,768	20,579	27,383
Average total assets	493,754	475,523	402,945	288,359	231,704
Average stockholders’ equity	40,267	35,462	24,849	22,836	27,305

	As of or for the Years Ended December 31,
	2019	2018	2017	2016(1)	2015(1)
	(in thousands of dollars, except per share data)
Selected Financial Ratios:
Return on average assets	0.72%	0.45%	0.09%	-0.63%	0.24%
Return on average equity	8.85%	6.07%	1.52%	-7.92%	2.00%
Tier 1 (Core) capital/average assets — Bank	10.33%	10.06%	10.12%	9.13%	11.08%

(1)
Covenant Bank (“Bank”) became a wholly-owned subsidiary of Covenant Financial, Inc, (“CFI”) pursuant to the Plan of Reorganization. that was consummated in February 2016. Stockholders of the Bank exchanged each share of common stock or options of the Bank for one share of common stock or options of CFI. Accordingly, the financial information relating to the periods prior to February 2016 is reported under the name of CFI.

(2)
No dividends were paid to common stockholders during the years ended December 31, 2015 through 2019.

(3)
Preferred stock issued September 2011 pursuant to U.S. Treasury Department’s SBLF program was redeemed in July 2016.

UNAUDITED COMBINED CONDENSED CONSOLIDATED FINANCIAL DATA
(In thousands of dollars, except per share data)
The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger. The unaudited pro forma combined condensed consolidated balance sheet combines the historical information of C&N and Covenant as of December 31, 2019 and assumes the merger was completed on that date. The unaudited pro forma combined condensed consolidated income statement combines the historical financial information of C&N and Covenant and gives effect to the merger as if it had been completed as of January 1, 2019 and carried forward through December 31, 2019. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the date described above, nor is it necessarily indicative of the results of operations in future periods or the future financial condition and results of operations of the combined entities. The financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined condensed consolidated financial information. Certain reclassifications have been made to Covenant historical financial information to conform to C&N’s presentation of financial information.
The actual value of C&N’s common stock to be recorded as consideration in the merger will be based on the closing price of C&N’s common stock as of the merger completion date. The proposed merger is targeted for completion in the third quarter 2020. There can be no assurance that the merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of C&N’s common stock to be issued in connection with the merger was based on C&N’s closing stock price of $28.25 per share on December 31, 2019.
The pro forma financial information includes estimated adjustments, including adjustments to record Covenant’s assets and liabilities at their respective fair values, and represents C&N’s pro forma estimates based on fair value information as of the date of the merger agreement.
The pro forma adjustments are subject to change depending on changes in interest rates, changes in the components of assets and liabilities and additional information as it becomes available. The final allocation of the purchase price will be determined after the merger is completed and after a more thorough analysis to determine the fair value of Covenant’s assets and liabilities has been completed. Changes in the estimated fair values of the net assets as compared with the information presented in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact C&N’s statement of income due to adjustments in amortization of the adjusted assets and liabilities. Also, changes in Covenant’s stockholders’ equity, including results of operations from December 31, 2019 through the date the merger is completed, will change the purchase price allocation, which may result in an adjustment to the amount of goodwill recorded. The final adjustments may vary materially from the adjustments reflected in the unaudited pro forma financial information herein.
C&N’s management estimates $9.2 million of pre-tax merger-related expenses will be incurred, including severance and employee retention expenses, system conversion costs, professional fees and other expenses. These estimated merger-related expenses are excluded from the unaudited pro forma combined condensed consolidated statements of income presented herein. C&N’s management expects the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma combined condensed consolidated financial information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue, and accordingly does not attempt to predict or suggest future results. Also, the unaudited pro forma combined condensed consolidated statement of income presented herein does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during this period.
The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial information and related notes of C&N and Covenant, which are incorporated by reference to or included in this document.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2019
(In Thousands)	C&N Historical	Covenant Historical	Pro-Forma Adjustments	Pro Forma Combined	Note Reference
ASSETS
Cash and due from banks:
Noninterest-bearing	$17,667	$20,395		$38,062
Interest-bearing	17,535	27,552		45,087
Total cash and due from banks	35,202	47,947	0	83,149
Held-to-maturity securities	0	1,000		1,000
Available-for-sale debt securities, at fair value	346,723	21,839	(28,874)	339,688	(1)
Marketable equity security	979	0		979
Federal funds sold	0	2,271		2,271
Loans held for sale	767	0		767
Loans receivable	1,182,222	421,146	(8,423)	1,594,945
Allowance for loan losses	(9,836)	(3,963)	3,963	(9,836)
Loans, net	1,172,386	417,183	(4,460)	1,585,109	(2)
Bank-owned life insurance	18,641	11,044		29,685
Accrued interest receivable	5,001	1,487		6,488
Bank premises and equipment, net	17,170	3,461		20,631
Foreclosed assets held for sale	2,886	1,323		4,209
Deferred tax asset, net	2,618	349	234	3,201	(3)
Goodwill	28,388	0	39,441	67,289	(8)
Core deposit intangibles	1,247	0	3,610	4,857	(4)
Other assets	22,137	8,064		30,201
TOTAL ASSETS	$1,654,145	$515,968	$9,951	$2,180,064
LIABILITIES
Deposits:
Noninterest-bearing	$285,904	$77,019		$362,923
Interest-bearing	966,756	316,426	54	1,283,236	(5)
Total deposits	1,252,660	393,445	54	1,646,159
Borrowed funds	138,347	64,000	208	202,555	(6)
Subordinated debt	6,500	10,000		16,500
Other liabilities	12,186	6,445		18,631
TOTAL LIABILITIES	1,409,693	473,890	262	1,883,845
TOTAL STOCKHOLDERS’ EQUITY	244,452	42,078	9,689	296,219	(7)
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,654,145	$515,968	$9,951	$2,180,064
The accompanying notes are an integral part of these unaudited financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet
(1)
The pro forma reduction in available-for-sale securities reflects the assumption that securities would be sold, with no realized gain or loss, and the proceeds used to fund the cash portion of the merger consideration ($21.8 million), C&N’s estimated after-tax merger and integration costs ($5.9 million) and Covenant’s estimated after-tax merger and integration costs ($1.1 million).

(2)
The pro forma adjustment to loans reflects an estimated 2% credit-related reduction in the fair value of Covenant’s loans as compared to historical cost, partially offset by elimination of Covenant’s allowance for loan losses, at December 31, 2019. There is no pro forma adjustment to loans based on changes in interest rates at December 31, 2019. The estimated credit-related adjustment includes a 1% general credit risk assessment (accretable) and a 1% estimate of credit impaired (non-accretable) loans. The estimated credit-related adjustment is based on C&N’s preliminary analysis. C&N will complete an updated analysis as of the merger completion date, including updated assessments of credit quality and the impact of changes in interest rates.

(3)
The pro forma adjustment to the carrying value of the net deferred tax asset results from the fair value adjustments to the carrying values of other assets and liabilities, as described herein, assuming a tax rate of 21%.

(4)
The core deposit intangible is estimated at a 1.52% premium on Covenant’s core deposits. The estimated value used in the pro forma reflects the results of a preliminary analysis of Covenant’s core deposits, prepared based on September 30, 2019 data, with the results applied to Covenant’s core deposits at December 31, 2019. C&N will complete an updated analysis of the core deposit intangible as of the merger completion date.

(5)
The pro forma adjustment to deposits reflects differences in interest rates, based on comparison of rates on Covenant’s time deposits to recent market rates for maturity dates corresponding to the maturity dates of Covenant’s time deposits.

(6)
The pro forma adjustment to borrowed funds reflects differences in interest rates, based on comparison of rates on Covenant’s advances from the Federal Home Loan Bank of Pittsburgh (FHLB) to current FHLB rates as of December 31, 2019 for maturity dates corresponding to the maturity dates of Covenant’s advances.

(7)
The pro forma adjustment to stockholders’ equity includes the estimated value of equity-based merger consideration issued by C&N ($57.7 million), reduced by the elimination of Covenant’s stockholders’ equity ($42.1 million) and further reduced by C&N’s estimated after-tax merger and integration costs ($5.9 million).

(8)
The pro forma amount of goodwill recorded from the merger is calculated as the fair value of consideration paid by C&N, less amounts allocated to fair value of assets acquired assumed and liabilities assumed, summarized as follows:

Estimated transaction value		$79,513
Covenant’s stockholders’ equity at December 31, 2019	42,078
Purchase accounting adjustments:
Loans, net	(4,460)
Deposits	(54)
Borrowed funds	(208)
Core deposit intangibles	3,610
	(1,112)
Adjustment to net deferred tax asset	234
	(878)
Covenant’s estimated merger-related expenses, net	(1,128)
Covenant’s stockholders’ equity, as adjusted		40,072
Estimated allocation to goodwill		$39,441

Unaudited Pro Forma Condensed Consolidated Statement of Income
For the Year Ended December 31, 2019
(In Thousands)	C&N Historical	Covenant Historical	Pro-Forma Adjustments	Pro Forma Combined	Note Reference
INTEREST INCOME
Interest and fees on loans	$55,190	$22,051	$1,230	$78,471	(1)
Interest and dividend income on securities	9,045	434	(771)	8,708	(2)
Other interest income	536	1,022		1,558
Total interest and dividend income	64,771	23,507	459	88,737
INTEREST EXPENSE
Interest on deposits	8,190	5,131	(34)	13,287	(3)
Interest on borrowed funds and subordinated debt	2,093	2,095	(107)	4,081	(4)
Total interest expense	10,283	7,226	(141)	17,368
Net interest income	54,488	16,281	600	71,369
Provision for loan losses	849	460		1,309
Net interest income after provision for loan losses	53,639	15,821	600	70,060
NONINTEREST INCOME
Trust and financial management revenue	6,106	0		6,106
Brokerage revenue	1,266	0		1,266
Service charges on deposit accounts	5,358	163		5,521
Interchange revenue from debit card transactions	2,754	0		2,754
Net gains from sale of loans	924	0		924
Increase in cash surrender value of life insurance	402	262		664
Other noninterest income	2,474	841		3,315
Sub-total	19,284	1,266	0	20,550
Realized gains on available-for-sale debt securities, net	23	0		23
Total noninterest income	19,307	1,266	0	20,573
NONINTEREST EXPENSE
Compensation and employee benefits	26,481	7,761		34,242
Occupancy and equipment expense	3,918	909		4,827
Data processing expenses	3,403	653		4,056
Pennsylvania shares tax	1,380	397		1,777
Professional fees	1,069	409		1,478
Merger-related expenses	4,099	0		4,099
Other noninterest expense	9,187	2,535	722	12,444	(5)
Total noninterest expense	49,537	12,664	722	62,923
Income before income tax provision	23,409	4,423	(122)	27,710
Income tax provision	3,905	861	(26)	4,740	(6)
NET INCOME	$19,504	$3,562	$(96)	$22,970
EARNINGS PER COMMON SHARE — BASIC	$1.46	$0.81		$1.49
EARNINGS PER COMMON SHARE — DILUTED	$1.46	$0.79		$1.49
The accompanying notes are an integral part of these unaudited financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Income
(1)
The pro forma adjustment to interest and fees on loans includes accretion of the general credit risk fair value adjustment. This amount is estimated at 1% of Covenant’s gross loans receivable at December 31, 2019 and assumes an average life of the portfolio of 3.3 years. There is no pro forma adjustment to interest and fees on loans related to changes in interest rates or to the specific credit risk adjustment.

(2)
The pro forma adjustment to income on securities is based on the pro forma reduction in the carrying value of available-for-sale securities (described in the unaudited pro forma consolidated balance sheet). The pro forma reduction in interest income is calculated using C&N’s fully taxable equivalent yield on available-for-sale securities of 2.67% for the year ended December 31, 2019.

(3)
The pro forma adjustment to deposits reflects differences in interest rates, based on comparison of rates on Covenant’s time deposits to recent market rates for maturity dates corresponding to the maturity dates of Covenant’s time deposits. This fair value adjustment is amortized into interest expense over the estimated useful life of the applicable time deposits, which have an average life of 1.2 years.

(4)
The pro forma adjustment to borrowed funds reflects differences in interest rates, based on comparison of rates on Covenant’s advances from the Federal Home Loan Bank of Pittsburgh (FHLB) to current FHLB rates as of December 31, 2019 for maturity dates corresponding to the maturity dates of Covenant’s advances. This fair value adjustment is amortized into interest expense over the estimated useful life of the applicable borrowed funds, which have an average life of 1.5 years.

(5)
The pro forma adjustment to other noninterest expense reflects amortization of the core deposit intangible. Amortization is calculated based on an accelerated method determined from estimated cash flows to be generated from the core deposits. The estimated average life of the core deposit intangible used in the pro forma is 4.0 years.

(6)
The pro forma adjustment to the income tax provision reflects an assumed 21% tax rate.

COMPARATIVE PER SHARE DATA (UNAUDITED)
The following table shows information about C&N’s and Covenant’s respective income per common share, dividends per share and book value per share, and similar information giving effect to the merger. In presenting the comparative pro forma information for the time periods shown, the calculation of book value per share reflects the assumption the merger occurred as of the dates presented and the calculations of earnings and dividends information reflects the assumption the merger occurred at the beginning of the periods presented. See “Unaudited Pro Forma Combined Condensed Consolidated Financial Data” presented herein.
C&N’s management expects the merger will provide the combined company with financial benefits that include reduced operating expenses and increased revenue. The pro forma financial information presented herein, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue, and accordingly does not attempt to predict or suggest future results. Also, the pro forma combined financial information presented herein does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.
The information in the following table is based on, and should be read in conjunction with, the historical information presented in this document.
Historical and Unaudited Pro Forma Combined Information — As of and For the Year Ended December 31, 2019
	C&N Historical	Covenant Historical	Pro Forma Combined (Unaudited)	Equivalent Pro Forma Combined(3) (Unaudited)
Basic Earnings per Share	$1.46	$0.81	$1.49	$0.93
Diluted Earnings per Share	$1.46	$0.79	$1.49	$0.93
Cash Dividends per Share(1)	$1.18	$0.00	$1.18	$0.73
Book Value per Share(2)	$17.82	$9.56	$18.79	$11.67
Common Shares Outstanding	13,716,445	4,400,434	15,766,608
Weighted-Average Common Shares Outstanding
Used in Earnings per Computations:
Basic	13,298,736	4,400,342	15,348,899
Diluted	13,321,559	4,527,193	15,371,722
Notes to Unaudited Comparative Per Share Data
(1)
The pro forma combined cash dividend per share amounts assume C&N would have declared cash dividends per share on C&N common stock, including the C&N common stock issued in the merger, equal to the historical cash dividends per share declared on C&N common stock.

(2)
The pro forma combined book value per share of C&N common stock is based on the pro forma combined stockholders’ equity divided by the pro forma total number of outstanding common shares of the combined entity.

(3)
The equivalent pro forma per Covenant share was obtained by multiplying the pro forma combined amounts by the exchange ratio of 0.6212 and does not reflect the receipt of cash by Covenant stockholders.

RISK FACTORS
In considering whether to vote in favor of the proposal to adopt the merger agreement, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference. In addition, you should consider the risk factors identified in C&N’s Annual Report on Form 10-K. In particular, you should consider the following risk factors.
The recent global coronavirus outbreak may pose risks and could harm business and results of operations for each of C&N and Covenant and the combined company following the completion of the merger.
In December 2019, a coronavirus (COVID-19) was reported in China, and, in March 2020, the World Health Organization declared it a pandemic. Since first being reported in China, the coronavirus has spread to additional countries including the United States.
In response, many state and local governments, including the Commonwealth of Pennsylvania, have instituted emergency restrictions that have substantially limited the operation of non-essential businesses and the activities of individuals. It has been widely reported that these restrictions have resulted in significant adverse effects for many different types of businesses, particularly those in the travel, hospitality and food and beverage industries, among many others, and has resulted in a significant number of layoffs and furloughs of employees nationwide and in the regions in which we operate. The ultimate effect of COVID-19 on the local or broader economy is not known nor is the ultimate length of the restrictions described and any accompanying effects. Moreover, the Federal Reserve has taken action to lower the Federal Funds rate, which may negatively affect interest income and, therefore, earnings, financial condition and results of operation for C&N, Covenant and the combined company. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak on businesses of C&N, Covenant and the combined company, and there is no guarantee that efforts by C&N, Covenant and the combined company to address the adverse impacts of the coronavirus will be effective. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others.
The effect of COVID-19 and related events, including those described above and those not yet known or knowable, could have a negative effect on the stock price, including increasing and protracted volatility in the price of C&N common stock, business prospects, financial condition and results of operations of C&N, Covenant and the combined company, including as a result of quarantines; market volatility; market downturns; changes in consumer behavior; business closures; deterioration in the credit quality of borrowers or the inability of borrowers to satisfy their obligations to C&N or Covenant (and any related forbearances or restructurings that may be implemented); changes in the value of collateral securing outstanding loans; changes in the value of the investment securities portfolios of C&N and Covenant; effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the companies’ financial reporting and internal controls; declines in the demand for loans and other banking services and products, as well as increases in non-performing loans, owing to the effects of COVID-19 in the markets served by C&N and Covenant and in the United States as a whole; declines in demand resulting from adverse impacts of the disease on businesses deemed to be “non-essential” by governments and individual customers in the markets served by C&N and Covenant; branch or office closures and business interruptions.
These factors, together or in combination with other events or occurrences not yet known or anticipated, could adversely affect the value of the merger consideration or could delay or prevent the consummation of the merger and the related transactions. If C&N or Covenant is unable to recover from a business disruption on a timely basis, the merger and the combined company’s business and financial condition and results of operations following the completion of the merger would be adversely affected. The merger and efforts to integrate the businesses of C&N and Covenant may also be delayed and adversely affected by the coronavirus outbreak, and become more costly. Each of C&N, Covenant and the combined company may also incur additional costs to remedy damages caused by such disruptions, which could adversely affect its financial condition and results of operations.

The market price of C&N common stock after the merger may be affected by factors different from those affecting the shares of C&N or Covenant currently.
The markets of C&N and Covenant differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of C&N and Covenant. For a discussion of the business and markets of C&N and Covenant, see “Information About Citizens & Northern Corporation” beginning on page 76 and “Information About Covenant Financial, Inc.” beginning on page 81.
Shareholders of Covenant will have a reduced ownership percentage and voting interest after the merger and will exercise less influence over management.
Upon completion of the merger, current Covenant shareholders will own approximately 13.0% of the outstanding shares of C&N common stock, and current C&N shareholders will own approximately 87.0% of the outstanding shares of C&N common stock. As a result, Covenant shareholders will collectively exercise less influence over management of C&N than they did with respect to Covenant.
The exchange ratio for the conversion of Covenant stock into C&N stock will not be adjusted in the event that the price of C&N common stock declines before the merger is completed, except in certain limited circumstances. As a result, the value of the shares of C&N common stock at the time Covenant shareholders receive them could be less than the equivalent value (taking into consideration the applicable exchange ratio) of those shares as of the date of this document and on the date of the shareholder meeting.
In the merger, shareholders of Covenant will be entitled to exchange each share of Covenant stock owned for either 0.6212 shares of C&N common stock or $16.50 in cash. The exchange ratio is fixed. Thus, the value of the stock portion of the merger consideration will vary with the market value of C&N’s common stock. However, if  (i) the average price of C&N’s common stock, measured over a ten trading day period occurring shortly before the last of all regulatory approvals are received, drops below $21.67 per share and (ii) the percent decline in C&N common stock, determined by dividing the ten day average price by $27.09, is greater than the percent decline in the NASDAQ Bank Index, determined by dividing the average of the NASDAQ Bank Index for the same ten day period by the value of the NASDAQ Bank Index on December 17, 2019 by more than 20%, Covenant’s board of directors may elect to terminate the merger agreement unless C&N increases the aggregate consideration to an amount that would not permit Covenant to terminate. As a result, except in the limited instance just described, the exchange ratio will not be adjusted as a result of any change in the market price of C&N common stock between the date of this document and the date Covenant shareholders receive shares of C&N common stock in exchange for their shares. Because the price of C&N common stock could fluctuate during the period of time between the date of this proxy statement/prospectus and the time the Covenant shareholders actually receive their shares of C&N common stock as merger consideration, the Covenant shareholders will be subject to the risk of a decline in the price of C&N common stock during this period. Except as discussed above, Covenant does not have the right to terminate the merger agreement or to resolicit the vote of its shareholders because of changes in the market price of C&N common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in geopolitical conditions, changes in the values and perceptions of financial services stocks generally, C&N and the merger in particular, changes in C&N’s business, operations and prospects, the recent outbreak of the novel strain of coronavirus, COVID-19, and regulatory considerations. Many of these factors are beyond C&N’s control. Accordingly, at the time of the Covenant special meeting, Covenant shareholders will not be able to calculate the exact value of the shares of C&N common stock they will receive as the stock portion of the merger consideration upon completion of the merger. If the market price of C&N common stock declines after Covenant shareholders vote, the value of the stock portion of the merger consideration shareholders will be receiving will be less than the value of such consideration at the time of the vote unless the adjustment provision described above is triggered, and C&N elects to modify the exchange ratio.
Future issuances of C&N equity securities could dilute shareholder ownership and voting interest.
C&N’s articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock and 30,000 shares of preferred stock. Any future issuance of equity securities by C&N may result in dilution in the percentage ownership and voting interest of C&N shareholders. Also, any securities C&N issued in the future may be valued differently, and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of the shares held by C&N shareholders, including former Covenant shareholders who become C&N shareholders. As noted under the caption “Comparison of Shareholders’ Rights,” C&N shareholders do not have any preemptive rights to acquire additional shares in the event of future issuances of equity by C&N.
There is no assurance that C&N will continue paying dividends at the current rate.
C&N’s board of directors has adopted a current dividend practice for the payment of a quarterly cash dividend. This practice can be changed at any time at the discretion of C&N’s board of directors, and C&N’s common shareholders will have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations, and these outcomes could cause capital not to be available when needed in an amount sufficient to support C&N’s dividend practice. The amount of dividends that C&N may distribute will also be subject to restrictions under Pennsylvania law and applicable bank regulatory provisions. If C&N’s board of directors were to adopt a change to C&N’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of C&N’s common stock.
The unaudited pro forma financial data included in this document is preliminary, and C&N’s actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this document.
The unaudited pro forma financial data in this document is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities as of the date of the completion of the merger. Accordingly, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.
The merger agreement limits Covenant’s ability to pursue alternatives to the merger and, in certain circumstances, requires the payment of a termination fee.
The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Covenant’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of Covenant. In addition, a termination fee is payable by Covenant under certain circumstances, generally involving the consummation of an alternative transaction. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Covenant from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquirer proposing to pay a lower per share price to acquire Covenant than it might otherwise have proposed to pay. See “The Merger Agreement — Termination Fee.”
The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could delay or have an adverse effect on C&N.
Before the merger may be completed, various waivers, approvals or consents must be obtained from the FRB, FDIC and PDB. C&N and Covenant have agreed to use their reasonable best efforts to complete these filings and obtain these waivers, approvals and consents; however, satisfying any requirements of regulatory agencies may delay the date of completion of the merger or such approval may not be obtained at all. In addition, these governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger that could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, C&N following the merger, any of which might have an adverse effect on C&N following the merger. We cannot assure you as to whether these regulatory waivers, approvals and consents will be received, the timing of such or whether any conditions will be imposed. Applications with the PDB and FDIC are currently pending as is an application waiver request with the FRB.
Covenant’s executive officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Covenant shareholders.
Executive officers of Covenant negotiated the terms of the merger agreement. Covenant’s board of directors approved and adopted the merger agreement and unanimously recommended that Covenant shareholders vote to adopt the merger agreement. In considering these facts and the other information contained in this document, you should be aware that Covenant’s officers and directors have financial interests in the merger that may be different from, or in addition to, the interests of Covenant’s shareholders. These include:
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at the effective time of the merger, there will be an accelerated vesting of retirement benefits for a Covenant executive under a supplemental executive retirement plan;

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four of the executive officers of Covenant and the Chairman of the Board of Covenant are a party to various agreements with Covenant and Covenant Bank that entitle such individuals to certain payments and benefits upon a change in control of Covenant or upon a termination of employment following a change in control of Covenant;

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the entry by C&N into employment agreements with Blair T. Rush, Executive Vice President of Covenant and President and Chief Operating Officer of Covenant Bank, and Kelley A. Cwiklinski, Executive Vice President and Chief Lending Officer of Covenant and Covenant Bank;

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appointment of Messrs. Dorwart and Loughery, each of whom are currently non-employee directors of Covenant and Covenant Bank, to the C&N and C&N Bank boards of directors;

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promptly after closing of the merger, an invitation to members of the Covenant board of directors immediately prior to the closing of the merger (other than Messrs. Dorwart and Loughery) to serve as members of a regional C&N advisory board;

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payment of severance to certain executive officers of Covenant who will not continue employment with C&N after the merger;

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payment of  “stay bonus” money to employees of Covenant, which may include executive officers; and

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C&N has agreed to indemnify the directors and executive officers of Covenant and Covenant Bank from claims arising after consummation of the merger.

These additional interests of Covenant directors and executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than a Covenant shareholder may view it.
Covenant’s board of directors was aware of these interests and took them into account in its decision to adopt the merger agreement. For information concerning these interests, please see the discussion under the caption “The Merger — Covenant’s Directors and Executive Officers Have Financial Interests in the Merger.”
The shares of C&N common stock to be received by Covenant shareholders as a result of the merger will have different rights from the shares of Covenant common stock.
Upon completion of the merger, Covenant shareholders who receive C&N common stock in the merger will become C&N shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of C&N. The rights associated with Covenant common stock are different from the rights associated with C&N common stock.

C&N and Covenant believe that the material differences in such rights are as follows:
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C&N’s articles of incorporation authorize the issuance of up to twenty million (20,000,000) shares of common stock and Covenant is authorized to issue up to five million (5,000,000) shares of common stock.

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C&N’s articles of incorporation authorize the issuance of up to thirty thousand (30,000) shares of preferred stock, $1,000 par value per share; Covenant is authorized to issue up to five million two hundred thousand (5,200,000) shares of preferred stock, no par value per share.

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In order to nominate candidates to the board of directors, C&N’s shareholders are required to notify the secretary of C&N, in writing, not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors. Covenant’s corresponding notice provision requires notification to the secretary of Covenant, in writing, not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors.

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Amending Articles 8 (number of directors), 9 (classes of directors), 12 (approval of certain entity transactions), 13 (beneficial ownership), 14 (shareholder meeting requirements), 15 (authority to amend bylaws) and 16 (evaluation of offers for certain entity transactions) of C&N’s articles of incorporation requires the affirmative vote of holders of at least seventy-five percent (75%) of the common stock of C&N unless at least sixty-six and two-thirds percent (66 2 ∕ 3%) of the members of the board of directors of C&N approve the amendment, in which case, approval by shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast thereon. Amending Articles 7 (cumulative voting), 8 (preemptive rights), 9 (acceptance and rejection of tender or other offer), 10 (approval of certain entity transactions), 11 (authority to amend bylaws), and 12 (authority to amend Articles 7, 8, 9, 10, 11, and 12 of Covenant’s articles of incorporation), of Covenant’s articles of incorporation requires the affirmative vote of the holders of at least seventy-five percent (75%) of the outstanding shares of common stock.

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C&N’s articles of incorporation require the affirmative vote of the holders of seventy-five percent (75%) of C&N’s common stock to approve any merger, consolidation, sale of all or substantially all of C&N’s assets, share exchange in which a person or entity acquires C&N’s issued and outstanding shares of capital stock pursuant to a vote of shareholders, or any transaction similar to, or having a similar effect to, any of the foregoing, unless such action is approved in advance by the affirmative vote of sixty-six and two-thirds percent (66 2∕3%) of the C&N board of directors; in which case the provisions of the Pennsylvania Business Corporation Law will apply as to whether or not shareholder approval is necessary. Covenant’s articles of incorporation require the affirmative vote of at least seventy-five percent (75%) of Covenant’s common stock to approve a merger, consolidation, liquidation, dissolution or sale of substantially all of Covenant’s assets unless at least seventy-five percent (75%) of the members of the board of directors approve the transaction, in which case, approval of the holders of a majority of the shares of Covenant common stock voting on the transaction is required.

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C&N’s bylaws may be amended upon a vote of a majority of the entire board of directors at any meeting of the board, provided ten (10) days notice of the proposed amendment has been given to each member of the board of directors, subject always to the power of the shareholders to make, amend, alter, change or repeal the bylaws of C&N by the affirmative vote of the holders of seventy five percent (75%) of the votes that all shareholders are entitled to cast thereon. Covenant’s bylaws may be amended by the affirmative vote of the holders of at least a majority of the outstanding shares of its common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose or by a majority vote of the members of its board of directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the board of directors by the affirmative vote of the holders of a majority of the outstanding shares of common stock.

See the section of this document titled “Comparison of Shareholders’ Rights” beginning on page 106 for a complete discussion of the different rights associated with ownership of C&N common stock.

If the merger is not consummated by November 20, 2020, either C&N or Covenant may choose not to proceed with the merger.
Either C&N or Covenant may terminate the merger agreement if the merger has not been completed by November 20, 2020, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.
The fairness opinion obtained by Covenant from its financial advisor will not reflect changes in circumstances subsequent to the date of the merger agreement.
Covenant obtained a fairness opinion from its financial advisor, as of December 18, 2019, to the effect that the merger consideration was fair, from a financial point of view, to Covenant’s shareholders. Covenant is not required to obtain an updated opinion as of the date of this document from its financial advisor. Changes in the operations and prospects of C&N or Covenant, general market and economic conditions and other factors that may be beyond the control of C&N and Covenant, and on which the fairness opinion was based, may alter the value of C&N or Covenant or the price of shares of C&N common stock or Covenant common stock by the time the merger is completed. The Covenant fairness opinion does not speak to the time the merger will be completed or to any date other than the date of such opinion. As a result, the opinion will not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that Covenant received from its financial advisor, please see “The Merger — Opinion of Covenant’s Financial Advisor,” beginning on page 39 of this document.
C&N may fail to realize all of the anticipated benefits of the merger.
The success of the merger will depend, in part, on C&N’s ability to realize the anticipated benefits and cost savings from successfully combining the businesses of C&N and Covenant. If C&N is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected. C&N and Covenant have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on C&N and Covenant during the transition period.
If the merger is not completed, C&N and Covenant will have each incurred substantial expenses without realizing the expected benefits of the merger.
C&N and Covenant have each incurred substantial expenses in connection with the merger described in this document. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals. If the merger is not completed, these expenses would have been expended or would be recognized currently and not capitalized, and C&N and Covenant would not have realized the expected benefits of the merger.
The management teams of C&N and Covenant may be required to dedicate significant time and effort to the integration of the two companies which could divert their attention from other business concerns.
It is possible that the integration process could result in the diversion of the attention of the management teams of C&N and Covenant, the disruption or interruption of, or the loss of momentum in, the ongoing businesses of C&N and Covenant or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect C&N’s ability to maintain relationships with its customers and employees or C&N’s ability to achieve the anticipated benefits of the merger, or could reduce the earnings or otherwise adversely affect C&N’s business and financial results.
Each of C&N and Covenant will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on each of the parties to the merger agreement. These uncertainties may impair C&N’s and/or Covenant’s ability to attract, retain and motivate key personnel until the merger is consummated and could cause customers and others that deal with each of C&N and Covenant to seek to change existing business relationships with them. Retention of certain Covenant employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with C&N. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to continue with C&N, C&N’s business following the merger could be harmed. In addition, the merger agreement restricts each of C&N and Covenant from taking specified actions until the merger occurs without the consent of the other. These restrictions may prevent C&N and Covenant from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement — Covenants and Agreements” beginning on page 58 of this document for a description of the restrictive covenants to which C&N and Covenant are subject under the merger agreement.
C&N and Covenant expect to incur non-recurring expenses related to the merger.
C&N and Covenant are developing a plan to integrate the operations of C&N and Covenant after the merger. In connection with that plan, C&N and Covenant anticipate that certain non-recurring charges, such as computer system conversion costs, severance and branding, will be incurred in connection with this integration. C&N and Covenant cannot identify the timing, nature and amount of all such charges as of the date of this document. However, any such charges could affect the parties’ respective results of operations in the period in which such charges are recorded.
Future governmental regulation and legislation could limit the combined company’s future growth.
Following the merger, C&N and its subsidiaries will be subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of C&N. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect C&N’s ability to expand its services and to increase the value of its business. Additionally, a number of provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” remain to be implemented through the rulemaking process at various regulatory agencies. Certain aspects of the new regulations, including, without limitation, higher minimum capital levels, potentially higher cost of deposit insurance and the costs of compliance with disclosure and reporting requirements that may be issued by the Consumer Financial Protection Bureau, could have a significant adverse impact on the combined company’s business, financial condition and results of operations. Compliance with state and federal regulation, supervision and legislation, including the Dodd-Frank Act, may require us to make changes to our business and operations and will likely result in additional costs and a diversion of management’s time from other business activities, any of which may adversely impact our results of operations, liquidity or financial condition. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on C&N, these changes could be materially adverse to C&N’s shareholders.
Following the consummation of the merger, investors in the combined company will own an institution with different financial and other characteristics than either C&N or Covenant on a standalone basis.
Following the consummation of the merger, current shareholders of C&N and Covenant will become shareholders in a combined company that will have different financial and other characteristics than either company had on a standalone basis prior to the merger. For example, the merger will result in a combined company with higher dollar amounts of total assets, risk-based assets and non-performing assets, including non-performing loans and other real estate owned, from the amounts currently existing for each of them individually. If we are unable to successfully combine the businesses of C&N and Covenant, our future earnings may be adversely affected, which in turn could adversely impact the amount of capital of the combined company. The merger transaction will also initially result in lower amounts of book value per common share and tangible book value per common share for both C&N and Covenant shareholders as set forth in the comparative per share data on page 244, and there can be no assurance that any such book value dilution will be earned back through earnings following completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This document contains a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of C&N, Covenant and the potential combined company and may include statements for the period following the completion of the merger. Forward-looking statements are typically identified by words such as “should,” “likely,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “target,” “project,” “goal” and other similar words and expressions.
The forward-looking statements involve certain risks and uncertainties. The ability of either C&N or Covenant to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward looking statements include those set forth on page 25 under “ Risk Factors, “ the Risk Factors identified in C&N’s Form 10-K Annual Report for the year ended December 31, 2019, and, among others, the following:
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completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

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the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

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the integration of Covenant’s business and operations with those of C&N may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Covenant’s or C&N’s existing businesses;

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the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected;

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the ability to achieve anticipated merger-related operational efficiencies;

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the ability to enhance revenue through increased market penetration, expanded lending capacity and product offerings;

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changes in monetary and fiscal policies of the FRB and the U. S. Government, particularly related to changes in interest rates;

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changes in general economic conditions;

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occurrence of natural or man-made disasters or calamities, including health emergencies, the spread of infectious diseases, pandemics or outbreaks of hostilities, or the effects of climate change, and the ability of C&N and/or Covenant to deal effectively with disruptions caused by the foregoing;

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legislative or regulatory changes;

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downturn in demand for loan, deposit and other financial services in our market area;

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increased competition from other banks and non-bank providers of financial services;

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technological changes and increased technology-related costs; and

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changes in accounting principles, or the application of generally accepted accounting principles.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.
All subsequent written and oral forward looking statements concerning the merger or other matters addressed in this document and attributable to C&N or Covenant or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, C&N and Covenant undertake no obligation to update these forward- looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE MERGER
Background of the Merger
Over the past few years, Covenant has pursued a growth strategy which has resulted in its assets increasing from $354.7 million at December 31, 2016 to $479.4 million at December 31, 2018. In connection with the execution of Covenant’s strategic plan, Covenant’s board of directors considered its long term strategic alternatives. The board’s goals included ensuring that Covenant would retain sufficient capital to fund its continued growth to enhance shareholder value and to seek to provide liquidity to Covenant’s shareholders, whether these goals were achieved by Covenant on a standalone basis or through a partnership with another financial institution.
At the meeting of Covenant’s board of directors in December 2018, representatives of Sandler made a presentation to the Board regarding the then current market for capital offerings and merger and acquisition transactions among banks and thrifts, and reviewed with Covenant’s board of directors potential strategic alternatives.
At the meeting of Covenant’s board of directors in January 2019, the board authorized and directed the executive committee of Covenant’s board of directors, consisting of Directors Quattrocchi, Dorwart, Grim, Norry, Poole, Spier and Worthington, to review and consider all strategic options available to Covenant, and to report back to the board with recommendations.
Covenant’s executive committee met in February and April 2019 to continue its analysis of the strategic alternatives available to Covenant.
On June 5, 2019, members of Covenant’s senior management team, including Donald P. Worthington, Covenant’s chairman of the board, John C. Spier, Covenant’s chief executive officer, and Blair T. Rush, Covenant’s president and chief operating officer, met with J. Bradley Scovill, C&N’s president and chief executive officer, regarding C&N’s possible interest in a potential strategic transaction with Covenant. Messrs. Spier and Rush knew Mr. Scovill from the Pennsylvania banking market and interactions through Pennsylvania banking trade groups and knew C&N had an interest in expanding in the southeastern Pennsylvania markets served by Covenant. Although Mr. Scovill expressed interest in a possible transaction with Covenant, no potential terms regarding a possible transaction were discussed.
At the meeting of Covenant’s board of directors on June 21, 2019, Covenant’s executive committee presented a report of its activities to date to the full board. The committee requested additional time to make a formal recommendation to the Covenant’s board of directors regarding strategic alternatives for Covenant, and the board agreed to give the committee up to four additional months to complete its review and analysis of Covenant’s strategic alternatives and present its final recommendation to the board.
On August 15, 2019, Covenant’s executive committee held a meeting. The committee determined that a public stock offering by Covenant would face challenges due to the size of the offering, including that it would not likely result in significant liquidity for Covenant’s shareholders and might not produce acceptable pricing. The committee therefore determined to recommend to the full board that Covenant consider a possible strategic transaction with another financial institution, and recommended that Covenant’s board of directors designate certain members of Covenant’s executive committee and senior management, including Messrs. Worthington, Spier, Poole and Rush, utilizing their contacts in the Pennsylvania banking community, to informally reach out to certain potentially interested parties to determine whether those parties would have an interest in a strategic transaction with Covenant.
At the meeting of Covenant’s board of directors on August 16, 2019, Covenant’s executive committee made its recommendation to the board, which unanimously accepted the executive committee’s recommendation.
Also at the August 16, 2019 meeting, Mr. Spier reported to Covenant’s board of directors that Covenant had received an unsolicited indication of interest letter from another financial institution, with which Covenant had not held discussions. The indication of interest letter valued Covenant at $13.25 per share. After discussing the terms of the indication of interest letter, including the price per share indicated, Covenant’s board of directors determined that the pricing indicated did not represent a starting point from which the board was willing to negotiate, as the board believed it significantly undervalued Covenant. Messrs. Worthington and Spier were directed to contact the party submitting the indication and to inform them that based on the price indicated, Covenant was not prepared to begin negotiations.
On August 27, 2019, Messrs. Spier and Poole met with the chief executive officer of a Pennsylvania-based insured depository institution holding company (“Party A”). The meeting was arranged by Mr. Poole. The purpose of the meeting was to gauge Party A’s interest in a potential strategic transaction with Covenant. Certain public information about Covenant was provided to the chief executive officer of Party A at this meeting, and the CEO of Party A expressed interest in a potential strategic transaction with Covenant. Subsequent to the August 27, 2019 meeting, during August and into September of 2019, representatives of Party A reached out electronically to representatives of Covenant seeking certain additional information regarding Covenant.
On September 30, 2019, Party A submitted a pricing indication letter providing for a stock-for-stock exchange valuing Covenant at approximately $15.67 per share, based upon Party A’s then stock price.
On October 1, 2019, Covenant’s executives met to review the pricing indication letter from Party A and how Covenant should consider reacting to this pricing indication letter. In addition, the committee discussed recommending to Covenant’s board of directors the retention of counsel to represent Covenant through this process, and an investment banker to assist Covenant with analyzing this, and any other, pricing indication letters received by Covenant. After discussion, the committee agreed to recommend the retention of Windels Marx Lane & Mittendorf, LLP (“Windels”) to represent Covenant as legal counsel, and Sandler to serve as financial advisor to Covenant’s board of directors.
Based on Covenant’s executive committee’s belief that the September 30, 2019 pricing indication letter from Party A undervalued Covenant, management of Covenant reached out to management of C&N and, on October 9, 2019, Messrs. Spier, Poole and Rush met with Mr. Scovill, Mark A. Hughes, C&N’s treasurer, and Terry L. Lehman, a non-employee director of C&N, to discuss C&N’s continued interest in a potential strategic transaction with Covenant. At the conclusion of this meeting, the C&N representatives indicated that they were interested in a potential transaction with Covenant’s chief executive officers, and agreed to begin a diligence review of Covenant.
On October 14, 2019, Messrs. Spier and Poole met with the chief executive officer of Party A to discuss the pricing indication letter provided by Party A and their belief that the pricing indication letter undervalued Covenant.
On October 17, 2019, C&N submitted a pricing indication letter to Covenant. The pricing indication letter proposed a transaction at a price range of $16.25 to $17.25 per share of Covenant common stock and provided for a mix of stock and cash, with 70% of the total consideration to be paid in C&N stock and 30% of the total consideration to be paid in cash.
On October 18, Party A submitted an updated pricing indication letter valuing Covenant at a range of $15.46 to $16.40 per share in a stock-for-stock exchange.
Also on October 18, 2019, Covenant’s board of directors met to review the status of Covenant’s executive committee’s strategic planning activities. Representatives of Windels and Sandler attended this meeting. While the board met in executive session, without the representatives of Windels or Sandler, the executive committee recommended to the board that the board retain Windels as Covenant’s legal counsel for any potential transaction and retain Sandler as Covenant’s financial advisor for any potential transaction. After discussion, the board unanimously accepted the executive committee’s recommendation.
The representatives of Sandler and Windels then rejoined the meeting and reviewed with Covenant’s board of directors the terms of the pricing indication letter received from C&N, and the terms of the most recent pricing indication letter received from Party A. The board discussed with counsel and its financial advisor the process to be followed now that Covenant was in receipt of two pricing indication letters and potential timing. It was recommended that no action be taken on either indication of interest letter at this time and that Covenant, through its financial advisor and counsel, seek clarification of certain terms of the pricing indication letters and continue to seek better pricing from both parties. The board agreed to invite both C&N and Party A to undertake a due diligence review of Covenant.

Covenant’s board of directors also discussed the ability of Covenant to remain independent. While the board discussed the fact that Covenant was not required to sell, based upon the pricing indications received so far, it appeared that a transaction would likely yield greater value to Covenant’s shareholders than would remaining independent.
During the first two-and-a-half weeks of November 2019, both C&N and Party A undertook diligence reviews of Covenant, both through online, electronic means and in-person meetings and interviews. At the meeting of Covenant’s board of directors on November 15, 2019, Mr. Spier provided the Board with an update on the current status of Covenant’s strategic planning process.
By letters dated November 20, 2019, both C&N and Party A provided revised, updated pricing indication letters. The revised pricing indication letter from Party A indicated a price of $15.35 per share for each Covenant share outstanding in a stock-for-stock exchange. The updated pricing indication letter from C&N provided for a price of $16.50 per Covenant share, payable in a mix of cash and stock with 75% of the Covenant shares to be converted into C&N common stock and 25% of the Covenant shares to be converted into cash.
Covenant’s board of directors met on November 22, 2019. Representatives of Windels and Sandler attended the meeting. The representative of Windels reviewed with Covenant’s board of directors the fiduciary duties owed to Covenant’s shareholders. The representatives of Sandler and Windels then led a discussion with the board reviewing the terms of the updated pricing indication letters. Covenant’s board of directors discussed the terms indicated in each of the letters, as well as information about both C&N and Party A.
After further discussion, Covenant’s board of directors unanimously agreed to begin exclusive negotiations with C&N on a definitive merger agreement reflecting the terms contained in the November 20, 2019 pricing indication letter. Also effective November 22, 2019, Covenant entered into an exclusivity agreement with C&N, in which Covenant agreed that, until January 6, 2020, it would negotiate exclusively with C&N with regard to any strategic transaction.
In early December, 2019, Stevens & Lee (“S&L”), counsel to C&N, provided to Windels a draft of a definitive Agreement and Plan of Merger. Through the first two-and-a-half weeks of December 2019, S&L and Windels negotiated and finalized the terms of the Agreement and Plan of Merger and other associated transaction documents, including the employment agreements for Mr. Rush and Ms. Cwiklinski.
Covenant’s board of directors met on December 18, 2019. Representatives of Sandler and Windels attended the meeting. The representative of Windels again reviewed with Covenant’s board of directors the fiduciary duties owed to Covenant shareholders, and then reviewed the terms of the proposed merger, the merger agreement and other transaction documents. The representative of Sandler provided its financial analyses of the proposed transaction and rendered Sandler’s opinion, to the effect that, as of December 18, 2019 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on review undertaken by Sandler as set forth in its opinion, the merger consideration, as set forth in the merger agreement, was fair, from a financial point of view, to Covenant’s common shareholders. After discussion, the Covenant Board unanimously approved the merger and the merger agreement.
C&N and Covenant announced the entry into the merger agreement after the close of the market on December 18, 2019.
Covenant’s Reasons for the Merger
Covenant’s board of directors consulted with members of Covenant’s management and with its financial advisor in determining that the merger and the merger agreement were advisable for Covenant and its shareholders, in authorizing and approving the merger, in adopting the merger agreement and in recommending that Covenant’s shareholders approve the merger agreement. Covenant’s board of directors also based its conclusions and recommendation on the following factors:
•
the understanding of the strategic options available to Covenant and Covenant’s board of directors’ assessment of those options, including the risks and costs of remaining independent and creating a liquid market for Covenant’s stock, and the determination that none of those options were more likely to create greater value for Covenant’s shareholders than the value to be paid by C&N;
•
C&N’s strong capital base;

•
C&N’s history of paying cash dividends on its common stock, as well as the amount of the current dividend;

•
C&N’s ability to offer residential mortgages and asset management services to our customers;

•
the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth in small and middle-market lending, helping to further service Covenant’s customer base;

•
the geographic fit and increased customer convenience of the expanded branch network offered by C&N Bank;

•
C&N’s long history of serving its local communities;

•
the liquidity of the C&N common stock;

•
the terms of the merger agreement;

•
the compatibility of the business cultures of the two organizations and their shared focus on small and middle-market customers;

•
the financial condition, results of operations, prospects and stock performance of the two entities;

•
the ability of C&N to execute a merger transaction from a financial and regulatory perspective and its ability to successfully integrate Covenant into its existing franchise;

•
the financial analyses and opinion of Sandler, to the effect that, as of December 18, 2019 and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on review undertaken by Sandler as set forth in its opinion, the merger consideration, as set forth in the merger agreement, was fair, from a financial point of view, to Covenant’s common shareholders; and

•
the Covenant board’s view, based on, among other things, the opinion of Sandler, that the merger consideration is fair to the shareholders of Covenant from a financial point of view.

All business combinations, including the merger, include certain risks and disadvantages. The material potential risks and disadvantages to Covenant’s shareholders identified by Covenant’s board of directors and management include the following material matters, the order of which does not necessarily reflect their relative significance:
•
the risks of attaining the type of revenue enhancements and cost savings necessary to cause the trading markets to consider the transaction a success;

•
the risk that the termination fee provided for in the merger agreement and certain other provisions of the merger agreement might discourage third parties from seeking to acquire Covenant; and

•
the risk of potential employee attrition and other possible adverse effects on the business of Covenant and its customer relationships as a result of the merger.

This discussion of the information and factors considered by Covenant’s board of directors in reaching its conclusions and recommendation includes the factors and risks identified above, but is not intended to be exhaustive and may not include all of the factors considered by Covenant’s board of directors. Given the multitude of factors and risks considered in connection with its evaluation of the merger and the other transactions contemplated by the merger agreement, and the complexity of these matters, Covenant’s board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to such factors, risks and information. Rather, Covenant’s board of directors views its decisions as based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of Covenant’s management and outside legal and financial advisors. In addition, individual members of Covenant’s board of directors may have assigned different weights to different factors.

Certain of Covenant’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of Covenant’s shareholders in general. Covenant’s board of directors was aware of and considered these interests, among other matters, in evaluating the merger and in making its recommendation to Covenant’s shareholders. For a discussion of these interests, see “— Interests of Management and Others in the Merger.”
Covenant’s board of directors realizes there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Covenant board concluded the potential positive factors outweighed the potential risks of completing the merger.
During its consideration of the merger, Covenant’s board of directors was also aware that some of its directors and executive officers may have interests in the merger that are different from or in addition to those of its shareholders generally, as described under “Directors and Executive Officers Have Financial Interests in the Merger” beginning on page 53.
The foregoing discussion of the factors considered by Covenant’s board of directors in evaluating the transaction is not intended to be exhaustive, but, rather, includes the material factors considered by the Covenant board of directors. In reaching its decision to approve the transaction, Covenant’s board of directors did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. Covenant’s board of directors evaluated the factors described above and determined that the transaction was in the best interests of Covenant. It should be noted that this explanation of the reasoning of Covenant’s board of directors and all other information in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “ Cautionary Statement Regarding Forward-Looking Statements “ on page 32.
Recommendation of Covenant’s Board of Directors
After careful consideration, Covenant’s board of directors determined that the merger is in the best interests of Covenant and unanimously approved the merger agreement. Accordingly, Covenant’s board of directors unanimously recommends that Covenant’s shareholders vote “FOR” adoption of the merger agreement.
C&N’s Reasons for the Merger
In the course of making its decision to approve the proposed transaction with Covenant, C&N’s board of directors consulted with C&N’s executive management and C&N’s financial and legal advisors. C&N’s board of directors considered, among other things, the following factors:
•
the acquisition is consistent with C&N’s strategic plan to enter attractive markets through acquisition and build upon its recent acquisition of Monument Bancorp, Inc.;

•
C&N believes that the transaction presents an opportunity to leverage C&N’s capital and deposits through a presence in a higher growth market, i.e. Bucks and Chester County, Pennsylvania;

•
the board’s understanding of the current and prospective environment in which C&N operates, including national, regional and local economic conditions, the competitive environment for financial institutions in Pennsylvania, the increased regulatory burdens on financial institutions and the uncertainties in the regulatory climate going forward, the trend toward mergers in the financial services industry generally and the likely effect of these factors on C&N’s future growth, profitability and strategic options;

•
the board’s view that the size of the institution and related economies of scale, beyond the level it believed could be reached through organic growth within similar timelines, are relevant to profitability and acceptable shareholder returns;

•
the board’s understanding of C&N’s prospects and Covenant’s business operations, financial condition, earnings and prospects, including the respective geographic markets in which the companies and their banking subsidiaries operate;

•
the board’s perception that C&N’s operating philosophy as a community oriented financial services company with a strong customer focus is compatible with Covenant’s similar operating philosophy;

•
the board’s perception regarding the enhanced future prospects of the combined company compared to those C&N was likely to achieve on a stand-alone basis, the compatibility of C&N’s and Covenant’s business activities, enhanced management depth in critical departments, opportunities for cost reductions, and anticipated increased revenues resulting from a higher lending limit along with additional product offerings to be made available in Bucks and Chester County;

•
the board’s review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents including the board’s assessment of the adequacy of the C&N exchange ratio;

•
the expectation that the combination and strategic benefits of the transaction would result in future earnings accretion;

•
the observations of C&N’s management concerning the operations, financial condition, and prospects of Covenant and the expected financial impact of the merger on the combined company;

•
the fact that certain provisions of the merger agreement prohibit Covenant from soliciting or responding to proposals for alternative transactions and Covenant’s obligation to pay a termination fee of  $2,900,000 if the merger agreement is terminated due to Covenant accepting a superior offer;

•
the fact that, pursuant to the merger agreement, Covenant must generally conduct its business in the ordinary course and Covenant is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement; and

•
the financial information and analyses presented by C&N’s financial advisor to the board of directors.

C&N’s board of directors also considered the following:
•
the fact that new C&N shares to be issued to holders of Covenant stock to complete the merger will result in ownership dilution to existing C&N shareholders;

•
the proposed board and management arrangements, including C&N’s commitment to (i) appoint two Covenant directors to the C&N board of directors and to C&N Bank’s board of directors, (ii) continue to employ selected senior officers of Covenant after the merger pursuant to employment agreements, and (iii) promptly after closing of the merger, invite members of the Covenant board of directors immediately prior to the closing of the merger (other than the two members of the Covenant board appointed to the C&N board) to serve as members of a regional advisory board;

•
the potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

•
the risk that potential benefits, cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of C&N and Covenant;

•
the risk that certain tax attributes of Covenant and C&N may be affected by the transaction; and

•
the potential for diversion of management and employee attention and for employee attrition during the period prior to the completion of the merger and the potential effect on C&N’s business and relations with customers, service providers and other stakeholders whether or not the merger is consummated.

C&N’s board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The board of directors concluded, however, that the potential positive factors outweighed the potential risks of completing the merger.
The foregoing discussion of the information and factors considered by C&N’s board of directors is not exhaustive, but includes the material factors considered by C&N’s board. In view of the wide variety of factors considered by the C&N board of directors in connection with its evaluation of the merger and the complexity of these matters the C&N board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. C&N’s board of directors evaluated the factors described above, including asking questions of

C&N’s legal and financial advisors. In considering the factors described above, individual members of C&N’s board of directors may have given different weights to different factors. The C&N board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of C&N’s board of directors and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 32.
Opinion of Covenant’s Financial Advisor
Covenant retained Sandler to act as financial advisor to Covenant’s board of directors in connection with Covenant’s consideration of a possible business combination. Covenant selected Sandler to act as its financial advisor because Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler acted as financial advisor to Covenant’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 18, 2019 meeting at which Covenant’s board of directors considered the merger and the merger agreement, Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on December 18, 2019, to the effect that, as of such date, the merger consideration was fair to the holders of Covenant’s common stock from a financial point of view. The full text of Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Covenant common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Sandler’s opinion was directed to the board of directors of Covenant in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Covenant as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Covenant common stock and did not address the underlying business decision of Covenant to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Covenant or the effect of any other transaction in which Covenant might engage. Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Covenant, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Sandler’s opinion was approved by Sandler’s fairness opinion committee.
In connection with its opinion, Sandler reviewed and considered, among other things:
•
a draft of the merger agreement, dated December 13, 2019;

•
certain publicly available financial statements and other historical financial information of Covenant that Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of C&N that Sandler deemed relevant;

•
certain internal financial projections for Covenant for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term net income growth rate for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Covenant;

•
the publicly available analyst net income and earnings per share estimates for C&N for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and an estimated annual dividend per share growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of C&N;
•
the pro forma financial impact of the merger on C&N based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of C&N;

•
the publicly reported historical price and trading activity for C&N common stock, including a comparison of certain stock market information for C&N common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•
a comparison of certain financial information for Covenant and C&N with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler considered relevant.

Sandler also discussed with certain members of the senior management of Covenant the business, financial condition, results of operations and prospects of Covenant and held similar discussions with certain members of the senior management of C&N and its representatives regarding the business, financial condition, results of operations and prospects of C&N.
In performing its review, Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler from public sources, that was provided to Sandler by Covenant or C&N or their respective representatives, or that was otherwise reviewed by Sandler, and Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler relied on the assurances of the respective managements of Covenant and C&N that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler was not asked to and did not undertake an independent verification of any of such information and Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Covenant or C&N or any of their respective subsidiaries, nor was Sandler furnished with any such evaluations or appraisals. Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Covenant or C&N or any of their respective subsidiaries. Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Covenant or C&N, or of the combined entity after the merger, and Sandler did not review any individual credit files relating to Covenant or C&N or any of their respective subsidiaries. Sandler assumed, with Covenant’s consent, that the respective allowances for loan losses for both Covenant and C&N were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler used certain internal financial projections for Covenant for the years ending December 31, 2019 and December 31, 2020 as well as an estimated long-term net income growth rate for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Covenant. In addition, Sandler used the publicly available analyst net income and earnings per share estimates for C&N for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and an estimated annual dividend per share growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of C&N.. Sandler also received and used in its pro forma analyses certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as estimated net income for Covenant for the years ending December 31, 2019 and December 31, 2020 with an estimated annual net income growth rate for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of

C&N and its representatives. With respect to the foregoing information, the respective senior managements of Covenant and C&N confirmed to Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Covenant and C&N, respectively, and the other matters covered thereby, and Sandler assumed that the future financial performance reflected in such information would be achieved. Sandler expressed no opinion as to such information, or the assumptions on which such information was based. Sandler also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Covenant or C&N since the date of the most recent financial statements made available to Sandler. Sandler assumed in all respects material to its analysis that Covenant and C&N would remain as going concerns for all periods relevant to its analysis.
Sandler also assumed, with Covenant’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Covenant, C&N, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Covenant’s consent, Sandler relied upon the advice that Covenant received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler expressed no opinion as to any such matters.
Sander O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Sandler’s opinion. Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler expressed no opinion as to the trading value of C&N common stock at any time or what the value of C&N common stock would be once it is actually received by the holders of Covenant common stock.
In rendering its opinion, Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler’s opinion or the presentation made by Sandler to Covenant’s board of directors, but is a summary of the material analyses performed and presented by Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler’s comparative analyses described below is identical to Covenant or C&N and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Covenant and C&N and the companies to which they were compared. In arriving at its opinion, Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler made its determination as to the fairness of the merger consideration to the holders of Covenant common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Covenant, C&N, and Sandler. The analyses performed by Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Covenant’s board of directors at its December 18, 2019 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler’s analyses do not necessarily reflect the value of Covenant common stock or C&N common stock or the prices at which Covenant or C&N common stock may be sold at any time. The analyses of Sandler and its opinion were among a number of factors taken into consideration by Covenant’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Covenant’s board of directors with respect to the fairness of the merger consideration.
Summary of Proposed Merger Consideration and Implied Transaction Metrics
Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Covenant common stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, shall be converted into the right to receive the C&N Stock Consideration or the Cash Consideration, or a combination of C&N Stock Consideration and the Cash Consideration, without any interest thereon (collectively, the “Merger Consideration”). As defined more fully in the merger agreement, the “C&N Stock Consideration” means a number of shares of C&N common stock equal to the number of shares of Covenant common stock to be converted into C&N common stock multiplied by the Conversion Ratio, and the “Cash Consideration” means $16.50 per share. The merger agreement provides, generally, that seventy-five percent (75%) of the total number of shares of Covenant common stock shall be converted into the C&N Stock Consideration and twenty-five percent (25%) of such shares of Covenant common stock shall be converted into the Cash Consideration in accordance with the election and allocation procedures set forth in the merger agreement. Sandler calculated an aggregate implied transaction value of approximately $77.2 million and an implied blended purchase price per share of $16.75 consisting of the implied value of 4,400,434 shares of Covenant common stock based on the closing price of C&N common stock on December 17, 2019. Based upon financial information for Covenant as of or for the last twelve months (“LTM”) ended September 30, 2019 and the closing price of C&N’s common stock on December 17, 2019, Sandler calculated the following implied transaction metrics:
Transaction Price / Covenant September 30, 2019 Book Value Per Share	178%
Transaction Price / Covenant September 30, 2019 Tangible Book Value Per Share	178%
Transaction Price / LTM Earnings per Share	18.3x
Transaction Price / 2019 Estimated Earnings per Share(1)	18.6x
Transaction Price / 2020 Estimated Earnings per Share(1)	14.6x
Tangible Book Premium / Core Deposits (Excluding CDs > $100K)(2)	13.3%

(1)
Estimated net income as provided by Covenant management

(2)
Core deposits defined as total deposits less time deposits greater than $100,000

Stock Trading History
Sandler reviewed the publicly available historical reported trading price of C&N common stock for the one-year and three-year periods ended December 17, 2019. Sandler then compared the relationship between the movements in the price of C&N common stock to movements in its peer group (as described below) as well as certain stock indices.
C&N’s One-Year Stock Performance
	Beginning Value December 17, 2018	Ending Value December 17, 2019
C&N	100%	104.6%
C&N Peer Group	100%	113.5%
S&P 500 Index.	100%	125.4%
NASDAQ Bank Index	100%	120.1%
C&N’s Three-Year Stock Performance
	Beginning Value December 17, 2016	Ending Value December 17, 2019
C&N	100%	105.7%
C&N Peer Group	100%	118.2%
S&P 500 Index	100%	141.4%
NASDAQ Bank Index	100%	105.9%
Comparable Company Analyses
Sandler used publicly available information to compare selected financial information for Covenant with a group of financial institutions selected by Sandler. The Covenant peer group included publicly-traded banks and thrifts headquartered in New Jersey and Pennsylvania with total assets between $400 million and $600 million, but excluded targets of announced merger transactions and NMB Financial Corporation due to the absence of pricing data (the “Covenant Peer Group”). The Covenant Peer Group consisted of the following companies:
1st Colonial Bancorp, Inc.	Muncy Bank Financial, Inc.
Commercial National Financial Corporation	New Tripoli Bancorp, Inc.
First Community Financial Corporation	Northumberland Bancorp
Mars Bancorp, Inc.	Peoples Limited
Mauch Chunk Trust Financial Corp.	Susquehanna Community Financial, Inc.
Mifflinburg Bancorp, Inc.	Woodlands Financial Services Company
MSB Financial Corp.	York Traditions Bank
The analysis compared publicly available financial information for Covenant with corresponding data for the Covenant Peer Group as of the most recent reported quarter (unless otherwise noted) with pricing data as of December 17, 2019. The table below sets forth the data for Covenant and the median, mean, low and high data for the Covenant Peer Group.

Covenant Comparable Company Analysis
	Covenant(2)	Covenant Peer Group Median	Covenant Peer Group Mean	Covenant Peer Group Low	Covenant Peer Group High
Total assets ($mm)	512	485	486	403	591
Loans / Deposits (%)	109.2	81.7	81.6	59.1	107.7
Non-performing assets(1)/ Total assets (%)	0.93	0.64	0.76	0.02	2.24
Tangible common equity/Tangible assets (%)	10.14	10.15	10.42	8.66	15.16
Tier 1 Leverage Ratio (%)	10.39	9.96	10.06	8.46	13.51
Total RBC Ratio (%)	13.20	15.33	15.79	12.56	21.40
CRE / Total RBC Ratio (%)	299.2	109.4	142.1	52.3	414.4
LTM Return on average assets (%)	1.04	1.02	0.92	0.47	1.29
LTM Return on average equity (%)	10.24	9.12	9.12	5.20	12.91
LTM Net interest margin (%)	3.69	3.26	3.32	2.83	3.93
LTM Efficiency ratio (%)	58.5	68.0	69.0	60.2	83.6
Price/Tangible book value (%)	—	110	110	82	140
Price/LTM Earnings per share (x)	—	12.3	13.3	9.3	18.9
Current Dividend Yield (%)	—	2.7	2.4	0.0	5.0
Market value ($mm)	—	56	56	31	80

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

(2)
Bank-level regulatory financial data as of or for the most recent reported quarter

Sandler used publicly available information to perform a similar analysis for C&N by comparing selected financial information for C&N with a group of financial institutions selected by Sandler. The C&N peer group included publicly-traded banks and thrifts headquartered on the eastern seaboard, with total assets between $1.0 billion and $3.0 billion and LTM Core ROAA greater than 1.25%, but excluded targets of announced merger transactions (the “C&N Peer Group”). The C&N Peer Group consisted of the following companies:
ACNB Corporation	First Community Bankshares, Inc.
American National Bankshares Inc.	Hingham Institution for Savings
Capital Bancorp, Inc.	MetroCity Bankshares, Inc.
CapStar Financial Holdings, Inc.	Parke Bancorp, Inc.
Citizens Financial Services, Inc.	Southern First Bancshares, Inc.
Evans Bancorp, Inc.
First Bancorp, Inc.	Southern National Bancorp of Virginia, Inc.
First Bancorp, Inc.	Summit Financial Group, Inc.
First Bancshares, Inc.	Unity Bancorp, Inc.
The analysis compared publicly available financial information for C&N with corresponding data for the C&N Peer Group as of the most recent reported quarter (unless otherwise noted) with pricing data as of December 17, 2019. The table below sets forth the data for C&N and the median, mean, low and high data for the C&N Peer Group.

C&N Comparable Company Analysis
	C&N	C&N Peer Group Median	C&N Peer Group Mean	C&N Peer Group Low	C&N Peer Group High
Total assets ($mm)	1,643	2,033	2,043	1,311	3,482
Loans / Deposits (%)	88.0	96.8	96.2	77.8	126.4
Non-performing assets(1) / Total assets (%)	0.77	0.61	0.92	0.11	2.46
Tangible common equity/Tangible assets (%)	13.21	9.59	9.91	8.80	11.40
Tier 1 Leverage Ratio (%)	13.11	10.40	10.47	8.82	11.68
Total RBC Ratio (%)	20.77	14.28	14.90	12.80	19.51
CRE / Total RBC Ratio (%)	141.5(2)	221.4	231.7	62.1	410.6
LTM Return on average assets (%)	1.55	1.35	1.50	1.26	2.91
LTM Return on average equity (%)	9.13	13.03	13.16	6.32	25.13
LTM Net interest margin (%)	3.93	3.79	3.83	2.71	5.64
LTM Efficiency ratio (%)	60.40	54.97	53.11	28.79	72.45
Price/Tangible book value (%)	174	168	175	142	226
Price/LTM Earnings per share (x)	17.7	12.8	13.3	9.4	20.5
Price/2019 Estimated Earnings per share (x)	15.6	12.2	12.1	9.2	14.2
Price/2020 Estimated Earnings per share (x)	15.6	11.9	11.8	9.4	14.2
Current Dividend Yield (%)	4.0	2.2	1.9	0.0	4.0
Market value ($mm)	371	333	355	198	649

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned

(2)
Bank-level regulatory financial data as of or for the most recent reported quarter

Analysis of Precedent Transactions
Sandler reviewed two groups of merger and acquisition transactions, including a regional and nationwide group. The regional group consisted of bank and thrift transactions announced between January 1, 2018 and December 17, 2019 with disclosed deal values and involving targets headquartered in the Mid-Atlantic region with total assets between $250 million and $750 million (the “Regional Precedent Transactions”). The nationwide group consisted of nationwide bank and thrift transactions announced between January 1, 2019 and December 17, 2019 with disclosed deal values and involving targets with total assets between $400 million and $600 million (the “Nationwide Precedent Transactions”).
The Regional Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Fidelity D & D Bancorp Inc.	MNB Corporation
Community Bank System Inc.	Steuben Trust Corporation
Citizens Financial Services	MidCoast Community Bancorp Inc.
Investors Bancorp Inc.	Gold Coast Bancorp Inc.
ACNB Corp.	Frederick County Bancorp
1st Constitution Bancorp	Shore Community Bank
Community Bank System Inc.	Kinderhook Bank Corp.
OceanFirst Financial Corp.	Capital Bank of New Jersey
Orrstown Financial Services	Hamilton Bancorp Inc.

Acquiror	Target
Citizens & Northern Corp.	Monument Bancorp Inc.
Lakeland Bancorp	Highlands Bancorp Inc.
ConnectOne Bancorp, Inc.	Greater Hudson Bank
Northwest Bancshares, Inc.	Donegal Financial Services Corp.
Mid Penn Bancorp Inc.	First Priority Financial Corp.
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target
Fidelity D & D Bancorp Inc.	MNB Corporation
Centreville Bank	PB Bancorp Inc.
Community Bank System Inc.	Steuben Trust Corporation
Heartland Financial USA Inc.	Rockford B&TC
Wintrust Financial Corp.	SBC Inc.
Associated Banc-Corp	First Staunton Bancshares Inc.
South Plains Financial Inc.	West Texas State Bank
Investors Bancorp Inc.	Gold Coast Bancorp Inc.
Banner Corp.	AltaPacific Bancorp
First Bancshares Inc.	First Florida Bancorp Inc.
ACNB Corp.	Frederick County Bancorp
Nicolet Bankshares Inc.	Choice Bancorp Inc.
Central Bancompany Inc.	Liberty Bancorp Inc.
Liberty Bank	SBT Bancorp Inc.
BancorpSouth Bank	Summit Financial Enterprises, Inc.
German American Bancorp Inc.	Citizens First Corp.
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share and core deposit premium. Sandler compared the indicated transaction metrics for the merger to the median, mean, low and high metrics of the Regional Precedent Transactions group as well as to the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
	C&N/ Covenant	Regional Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	18.3	18.7	19.3	12.2	32.6
Transaction Price / Tangible Book Value Per Share (%)	178	166	164	117	200
Tangible Book Value Premium to Core Deposits (%)	13.3	8.3	8.4	2.9	12.3
	C&N/ Covenant	Nationwide Precedent Transactions
		Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	18.3	17.0	17.8	12.3	25.4
Transaction Price / Tangible Book Value Per Share (%)	178	169	165	127	202
Tangible Book Value Premium to Core Deposits (%)	13.3	10.2	9.7	4.1	19.5

Net Present Value Analyses
Sandler performed an analysis that estimated the net present value of Covenant common stock assuming Covenant performed in accordance with certain internal financial projections for Covenant for the years ending December 31, 2019 and December 31, 2020 as well as an estimated long-term net income growth rate for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Covenant. To approximate the terminal value of a share of Covenant common stock at December 31, 2023, Sandler applied price to 2023 earnings multiples ranging from 11.0x to 16.0x and multiples of December 31, 2023 tangible book value ranging from 100% to 150%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Covenant common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Covenant common stock of $9.28 to $15.70 when applying multiples of earnings and $8.30 to $14.47 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
11.0%	$10.79	$11.77	$12.75	$13.73	$14.72	$15.70
12.0%	$10.39	$11.33	$12.28	$13.22	$14.16	$15.11
13.0%	$10.00	$10.91	$11.82	$12.73	$13.64	$14.55
14.0%	$9.63	$10.51	$11.39	$12.26	$13.14	$14.01
15.0%	$9.28	$10.13	$10.97	$11.82	$12.66	$13.50
Tangible Book Value Per Share Multiples
Discount Rate	100%	110%	120%	130%	140%	150%
11.0%	$9.65	$10.61	$11.58	$12.54	$13.51	$14.47
12.0%	$9.29	$10.21	$11.14	$12.07	$13.00	$13.93
13.0%	$8.94	$9.84	$10.73	$11.62	$12.52	$13.41
14.0%	$8.61	$9.47	$10.34	$11.20	$12.06	$12.92
15.0%	$8.30	$9.13	$9.96	$10.79	$11.62	$12.45
Sandler also considered and discussed with the Covenant’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler performed a similar analysis, assuming Covenant’s earnings varied from 15.0% above projections to 15.0% below projections. This analysis resulted in the following range of per share values for Covenant’s common stock, applying the price to 2023 earnings multiples range of 11.0x to 16.0x referred to above and a discount rate of 12.99%.
Earnings Per Share Multiples
Annual Estimate Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(15.0%)	$8.51	$9.28	$10.05	$10.82	$11.60	$12.37
(10.0%)	$9.01	$9.82	$10.64	$11.46	$12.28	$13.10
(5.0%)	$9.51	$10.37	$11.23	$12.10	$12.96	$13.83
0.0%	$10.01	$10.92	$11.83	$12.74	$13.64	$14.55
5.0%	$10.51	$11.46	$12.42	$13.37	$14.33	$15.28
10.0%	$11.01	$12.01	$13.01	$14.01	$15.01	$16.01
15.0%	$11.51	$12.55	$13.60	$14.65	$15.69	$16.74
Sandler also performed an analysis that estimated the net present value per share of C&N common stock, assuming C&N performed in accordance with publicly available analyst net income and earnings per share estimates for C&N for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and an estimated annual dividend per share growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of C&N. To approximate the terminal value of a share of C&N common stock at December 31, 2023, Sandler applied price to 2023 earnings multiples ranging from 11.0x to 18.5x and multiples of December 31, 2023 tangible book value ranging from 140% to 215%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of C&N common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of C&N common stock of $16.90 to $29.86 when applying multiples of earnings and $19.05 to $31.48 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	11.0x	12.5x	14.0x	15.5x	17.0x	18.5x
9.0%	$19.43	$21.52	$23.60	$25.69	$27.77	$29.86
10.0%	$18.75	$20.76	$22.77	$24.77	$26.78	$28.78
11.0%	$18.11	$20.04	$21.97	$23.90	$25.83	$27.76
12.0%	$17.49	$19.35	$21.21	$23.06	$24.92	$26.78
13.0%	$16.90	$18.69	$20.48	$22.27	$24.06	$25.85
Tangible Book Value Per Share Multiples
Discount Rate	140%	155%	170%	185%	200%	215%
9.0%	$21.94	$23.85	$25.76	$27.66	$29.57	$31.48
10.0%	$21.16	$23.00	$24.84	$26.67	$28.51	$30.35
11.0%	$20.43	$22.19	$23.96	$25.73	$27.50	$29.26
12.0%	$19.72	$21.42	$23.12	$24.83	$26.53	$28.23
13.0%	$19.05	$20.69	$22.32	$23.96	$25.60	$27.24
Sandler also considered and discussed with the Covenant’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Sandler performed a similar analysis assuming C&N’s earnings varied from 15.0% above estimates to 15.0% below estimates. This analysis resulted in the following range of per share values for C&N common stock, applying the price to 2023 earnings multiples range of 11.0x to 18.5x referred to above and a discount rate of 12.99%.
Earnings Per Share Multiples
Annual Estimate Variance	11.0x	12.5x	14.0x	15.5x	17.0x	18.5x
(15.0%)	$14.94	$16.46	$17.98	$19.50	$21.02	$22.54
(10.0%)	$15.59	$17.20	$18.81	$20.43	$22.04	$23.65
(5.0%)	$16.25	$17.95	$19.65	$21.35	$23.05	$24.75
0.0%	$16.90	$18.69	$20.49	$22.28	$24.07	$25.86
5.0%	$17.56	$19.44	$21.32	$23.20	$25.08	$26.96
10.0%	$18.22	$20.19	$22.16	$24.12	$26.09	$28.06
15.0%	$18.87	$20.93	$22.99	$25.05	$27.11	$29.17
Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis
Sandler analyzed certain potential pro forma effects of the merger on C&N assuming the merger closes June 30, 2020. Sandler utilized the following information and assumptions: (a) estimated net income for Covenant for the years ending December 31, 2019 and December 31, 2020 with an estimated annual net income growth rate for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of C&N and its representatives, (b) publicly available analyst net income and earnings per share estimates for C&N for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and an estimated annual dividend per share growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of C&N, and (c) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of C&N and its representatives. The analysis indicated that the merger could be accretive to C&N’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2020 through December 31, 2023 and dilutive to C&N’s estimated tangible book value per share at close and December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023.
In connection with this analysis, Sandler considered and discussed with Covenant’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Sandler’s Relationship
Sandler is acting as Covenant’s financial advisor in connection with the merger and will receive a fee for such services in an amount equal to 1.25% of the aggregate purchase price, which fee is contingent upon the closing of the merger. At the time of announcement of the merger Sandler’s fee was approximately $965,000. Sandler also received a $250,000 fee from Covenant upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Sandler upon closing of the merger. Covenant has also agreed to indemnify Sandler against certain claims and liabilities arising out of Sandler’s engagement and to reimburse Sandler for certain of its out-of-pocket expenses incurred in connection with Sandler’s engagement.
In the two years preceding the date of Sandler’s opinion, Sandler did not provide any other investment banking services to Covenant. Sandler did provide certain investment banking services to C&N in the two years preceding the date of Sandler’s opinion. In summary, Sandler acted as financial advisor to C&N in connection with C&N’s acquisition of Monument Bank, which transaction closed in April 2019. In addition, in the ordinary course of Sandler’s business as a broker-dealer, Sandler may purchase securities from and sell securities to Covenant, C&N and their respective affiliates. Sandler may also actively trade the equity and debt securities of Covenant, C&N and their respective affiliates for Sandler’s account and for the accounts of Sandler’s customers.
Additional Information about Sandler
On January 3, 2020, pursuant to the Agreement and Plans of Merger, dated as of July 9, 2019, by and among Piper Sandler Companies (formerly known as Piper Jaffray Companies), SOP Holdings, LLC and certain of its subsidiaries, including Sandler, and the other parties thereto, Piper Sandler Companies completed its acquisition of one hundred percent of the outstanding ownership interests of Sandler (the “Sandler Transaction”). Effective as of the closing of the Sandler Transaction, Piper Sandler Companies’ wholly owned broker-dealer subsidiary Piper Jaffray & Co. changed its name to “Piper Sandler & Co.” References herein to “Sandler” shall include its successor “Piper Sandler & Co.” as the context requires.
Board of Directors and Management of C&N and C&N Bank Following Completion of the Merger
Following the merger, the C&N and C&N Bank boards of directors will consist of the current directors of each plus Stephen M. Dorwart and Robert G. Loughery, each of whom are currently non-employee directors of Covenant and Covenant Bank. The executive officers of C&N will be the existing executive officers of C&N, and the executive officers of C&N Bank will be the current officers of C&N Bank.
Biographical information about C&N’s current officers and directors is located in its definitive proxy statement, filed with the SEC on March 6, 2020, under the heading “Proposal 1 — Election of Directors.” Biographical information about Messrs. Dorwart and Loughery, the Covenant directors to be appointed to the boards of directors of C&N and C&N Bank, is located under the heading “Information about Covenant Financial, Inc.” beginning on page 81.
Covenant Shareholders Have Dissenters’ Rights in the Merger
General
Covenant shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex C, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex C.
In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Covenant common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger. Before the effective date of the merger, Covenant shareholders should send any written notice or demand required in order to exercise dissenters’ rights to Covenant Financial, Inc., 182 North Main Street, Doylestown, Pennsylvania 18901 (Attn: Secretary).
After the effective date of the merger, all dissenters should send any correspondence to Citizens & Northern Corporation, 90-92 Main Street, P.O. Box 58, Wellsboro, PA 16901 (Attn: CEO).
Notice of Intention to Dissent
If you wish to dissent from the merger, you must do the following:
•
Prior to the vote on the merger agreement at the Covenant special meeting, file with Covenant a written notice of your intention to demand payment of the fair value of your shares of common stock if the merger is completed;

•
Make no change in your beneficial ownership of the common stock with respect to which you are dissenting from the date you give notice of your intention to demand fair value of your shares through the day of the merger; and

•
Not vote your shares of common stock with respect to which you are dissenting in favor of adoption of the merger agreement at the special meeting.

Simply voting against the proposed merger, whether virtually or by proxy, will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, your shares will be voted in favor of the adoption and approval of the merger, and your right to dissent will be lost.
Notice to Demand Payment
If the merger is adopted by the required vote of Covenant shareholders, Covenant will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of common stock for which they dissented in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent
You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as shareholders who do not dissent.
Payment of Fair Value of Shares
Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, C&N will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that C&N estimates to be the fair value of the common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:
•
a closing balance sheet and statement of income of Covenant for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•
a statement of C&N’s estimate of the fair value of Covenant’s common shares; and

•
a notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares
If a dissenting shareholder believes that the amount stated or remitted by C&N is less than the fair value of their common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for the deficiency) of such common stock to C&N within 30 days after C&N mails its remittance. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by C&N of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by C&N.
Valuation Proceedings
If any demands for payment remain unsettled within 60 days after the latest to occur of:
•
the effective date of the merger;

•
timely receipt by Covenant of any demands for payment; or

•
timely receipt by C&N of any estimates by dissenters of the fair value,

then C&N may file an application in the Court of Common Pleas requesting that the court determine the fair value of the common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.
If C&N were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against C&N, may file an application in the name of C&N at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas determine the fair value of the shares. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than C&N’s estimate of the fair value of their common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.
C&N intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then C&N will file an application requesting that the fair value of the Covenant common stock, as the case may be, be determined by the Court of Common Pleas.
Cost and Expenses
The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against C&N, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.
Covenant shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.
Income Tax Consequences
See “Material United States Federal Income Tax Consequences” on page 67 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.
FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUBCHAPTER D OF CHAPTER 15 OF THE PBCL REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF THOSE RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.
Trading Markets
Currently, Covenant common stock is not traded on any established trading market or national securities exchange. C&N common stock is quoted on Nasdaq under the symbol “CZNC”. The most recent trading price for C&N’s common stock reported by Nasdaq was $17.34 per share on April 23, 2020. Given the absence of an active trading market for Covenant shares, such price may not reflect the actual current market value of Covenant common stock. Upon the effectiveness of the registration statement of which this document is a part, the shares issued in connection with the merger will be freely transferable under the Securities Act by holders who will not be affiliates of C&N after the merger.
Affiliates of C&N may resell shares of C&N common stock issued in connection with the merger only if the shares are registered for resale under the Securities Act or an exemption is available. They may resell under the safe harbor provisions of Rule 144 under the Securities Act or as otherwise permitted under the Securities Act. We encourage any such person to obtain advice of securities counsel before reselling any C&N common stock.
Regulatory Approvals Required for the Merger
The merger is subject to the receipt of approval or waiver of the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), as well as the approval of the FDIC under the Bank Merger Act and the approval of the PDB under the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”).
In reviewing an application for approval of the merger under the BHC Act and under the Bank Merger Act, the FRB and FDIC, respectively, must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of the acquiring company, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of the subsidiary banks of the consolidating companies in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of the acquiring company in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.
The merger and the bank merger are also subject to the approval of the PDB under the Banking Code. In reviewing an application for approval of a bank merger, the PDB will consider, among other things, whether the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and whether the bank merger would be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the banks involved, their future prospects, the character of their management, the potential effect of the bank merger on competition, and the convenience and needs of the areas primarily to be served by the resulting institution.

The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
As of the date hereof, applications are pending with the FDIC and PDB, and a waiver request is pending with the FRB.
Covenant’s Directors and Executive Officers Have Financial Interests in the Merger
In considering the recommendation of the board of directors of Covenant that Covenant shareholders vote to adopt the merger agreement, Covenant shareholders should be aware that Covenant directors and executive officers have financial interests in the merger that may be different from, or in addition to, those of Covenant shareholders generally. The board of directors was aware of and considered these potential interests, among other matters, in its decision to approve the merger agreement.
Board Position and Compensation
C&N has agreed in the merger agreement that, upon completion of the merger, two former Covenant directors will be appointed to serve on the board of directors of C&N and C&N Bank. Messrs. Dorwart and Loughery have been recommended by Covenant and selected by C&N for appointment to the boards of C&N and C&N Bank. Each person who serves as a director of C&N will be compensated in accordance with the policies of C&N, which are anticipated to be substantially similar to the current policies of C&N as described in its proxy statement, filed March 6, 2020, under the heading Compensation of Directors. Additionally, C&N, promptly after closing of the merger, shall invite members of the Covenant board of directors immediately prior to the closing of the merger (other than Messrs. Dorwart and Loughery) to serve as members of a regional advisory board.
Change in Control Payments
Each of Donald P. Worthington, Chairman of Covenant and Covenant Bank, John C. Spier, President and Chief Executive Officer of Covenant and Chief Executive Officer of Covenant Bank, and Aaron Sattler, Executive Vice President and Chief Financial Officer of Covenant and Covenant Bank, are parties to agreements with Covenant that call for each to receive a lump sum payment upon consummation of the merger equal to $285,000, $1,350,000 and $393,120, respectively, subject to reduction, if required, to avoid the payments being subject to an excise tax under Section 280G if the Internal Revenue Code. In addition, Covenant and Mr. Spier are parties to a supplemental executive retirement plan in which Mr. Spier would have been fully vested at age 75. In connection with the merger, Mr. Spier will become fully vested in his benefits under the Plan, although payment will not commence until Mr. Spier reaches age 75.
Employment Agreements
C&N has entered into employment agreements with Blair T. Rush, Executive Vice President of Covenant and President and Chief Operating Officer of Covenant Bank, and Kelley A. Cwiklinski, Executive Vice President and Chief Lending Officer of Covenant and Covenant Bank, each of which were entered into in contemplation of the merger. Each employment agreement provides for the payment of a salary and bonus opportunities and carries a term of three years from the date of the merger. If the employee is terminated without cause or leaves for good reason, the employee is entitled to a lump sum payment equal to the sum of (i) the highest base salary earned in the prior three years and (ii) the highest cash bonus and other cash incentive compensation earned in the prior three calendar years. In addition, each employment agreement provides for payment to the employee of one and one half times the sum of (x) the highest annual salary in the prior three calendar years plus (y) the highest bonus earned in the prior three calendar years, and participation for one year in all benefit plans, if, following a change of control, employee’s employment is terminated without cause or if the employee leaves for good reason. Also, each employment agreement provides that, within ten days after the closing of the merger, in recognition of each employee accepting an adjustment to their base salary, each employee will receive a grant of C&N restricted common stock equal to $150,000 based on the closing sale price as of the closing of the merger, with such grant vesting ratably over a three year period following the closing of the merger and acceleration of vesting in certain other circumstances. Each employment agreement subjects the employee to a three year covenant not to compete except in cases where employment is terminated without cause by the employer or by the employee for good reason. In addition, Covenant and each of Mr. Rush and Ms. Cwiklinski have agreed, effective immediately prior to consummation of the merger, to terminate each of their respective employment agreements with Covenant in exchange for a lump sum payment of $468,000 in the case of Mr. Rush and $576,000 in the case of Ms. Cwiklinski.
Severance Payments
Certain senior executives of Covenant who will not be employed by C&N following the merger will be paid severance and receive contribution for continued participation in C&N’s life, disability, medical/health insurance and other health and welfare benefits as in effect prior to the date of termination.
Stay Bonus Pool
C&N and Covenant have established a stay bonus pool which will be used to compensate selected Covenant and Covenant Bank employees for their services up to the time of the merger.
Indemnification and Insurance
The merger agreement provides that C&N will, following the merger, indemnify all current and former officers and directors of Covenant and its subsidiaries in accordance with Pennsylvania law and the indemnification provisions of Covenant’s articles of incorporation and bylaws. In addition, for up to six years after the acquisition, C&N agrees to maintain liability insurance coverage with respect to matters arising at or prior to the merger for each current or former officer or director of Covenant or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the acquisition, subject to a limit on the cost of such insurance of 200% of its current cost.

THE MERGER AGREEMENT
The following section describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Annex A and is incorporated by reference in this document. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, are subject to limitations agreed upon by the parties as stated therein, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement, none of which materially alter the representations and warranties made.
Terms of the Merger
The boards of directors of Covenant and C&N have unanimously adopted the agreement and plan of merger which provides for the merger of Covenant and C&N, with C&N surviving, and for the merger of their respective subsidiaries, Covenant Bank and C&N Bank, with C&N Bank surviving. Each share of Covenant common stock issued and outstanding at the effective time of the merger will be converted into either 0.6212 shares of C&N common stock or $16.50 in cash, as elected by each shareholder, within certain limits, as described below. See “Consideration to Be Received in the Merger.” Neither C&N nor Covenant owns any shares of common stock of the other.
Closing and Effective Time of the Merger
The merger will be completed only if all of the following occur:
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the agreement and plan of merger is approved and adopted by Covenant’s shareholders;

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all required governmental and regulatory consents and approvals have been obtained;

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no more than 5% of the outstanding shares of Covenant shall have exercised dissenters’ rights unless waived by C&N; and

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all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

The bank merger will not be completed unless the merger is completed. The merger will become effective as stated in the statement of merger to be filed with the Department of State of the Commonwealth of Pennsylvania. In the merger agreement, we have agreed to cause the completion of the merger to occur on the first business day of the first month in which the satisfaction or waiver of the conditions specified in the merger agreement (other than those conditions that, by their nature, are to be satisfied at the closing, or on another mutually agreed date) has occurred, provided, however, if the foregoing conditions are satisfied within the last fifteen days of a month, the completion of the merger will occur on the first business day of the second month following such date. It currently is anticipated that the effective time of the merger will occur in the third quarter of 2020, but we cannot guarantee when or if the merger will be completed.
Consideration to Be Received in the Merger
Treatment of Covenant common stock
As a result of the merger, each Covenant shareholder will have the right, with respect to each share of Covenant common stock held, to receive merger consideration consisting of either (i) 0.6212 shares of C&N common stock or (ii) $16.50 in cash. Covenant’s shareholders will be able to elect whether to receive the stock consideration or the cash consideration for each share of Covenant’s stock owned. All cash/stock elections must be made in ten percent 5%) increments (i.e. 20% cash/80% C&N common stock; 25% cash/75% C&N common stock, etc.). Although the merger agreement permits each Covenant shareholder to elect the form of consideration he, she or it wants to receive in exchange for his, her or its shares of Covenant common stock, all shareholder elections are subject to proration if the total number of shares for which cash is elected is not equal to 25% of the total number of Covenant shares of common stock outstanding, excluding dissenting shares. If proration is necessary because Covenant shareholders have submitted elections to convert too many or too few shares into the cash consideration, after first converting any non-electing shares, as applicable, to achieve the required 25% total cash consideration, each Covenant shareholder’s cash or stock election, depending on whether too many or too few elections, respectively, for cash have been received, will be reduced, on the same percentage basis, until the total number of shares outstanding, excluding dissenting shares, and receiving the cash consideration is 25%.
No fractional shares of C&N common stock will be issued. For each fractional share that would otherwise be issued, C&N will pay an amount in cash equal to the product of  (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) $16.50.
Treatment of Covenant equity awards
Upon completion of the merger, each outstanding option to purchase shares of Covenant common stock pursuant to Covenant’s equity-based compensation plans will be cancelled by Covenant in exchange for a cash payment equal to the positive difference, if any, between $16.50 and the corresponding exercise price of such outstanding option. However, employees of Covenant, who (i) continue employment with C&N after completion of the merger and (ii) submit an election to not receive cash for such option, shall receive options to purchase shares of C&N common stock pursuant to C&N’s equity-based compensation plans in exchange for such outstanding options to purchase shares of Covenant common stock. Each new option to purchase shares of C&N common stock shall (a) be for a number of shares of C&N common stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Covenant common stock underlying each such option immediately prior to the closing of the merger (after taking into account any vesting which occurs pursuant to the terms of such Covenant option), and (y) the conversion ratio under the merger agreement (which is currently 0.6212), (b) have a per share exercise price for shares of C&N common stock issuable upon exercise of such new C&N option equal to (x) the exercise price per share of Covenant common stock for the Covenant option immediately prior to the closing of the merger, divided by (y) the conversion ratio under the merger agreement (which is currently 0.6212), and (c) any restriction on the exercise shall continue in full force and effect and the term, exercisability, and other similar provisions of the Covenant option shall otherwise remain unchanged. Notwithstanding the foregoing, the new options to purchase Covenant common stock shall be governed by, and issued under, C&N’s equity-based compensation plans. To the extent required, as determined by C&N or Covenant, the terms of Covenant’s equity-based compensation plan or otherwise, C&N may require all holders of options to purchase Covenant common stock to execute an agreement documenting such holder’s agreement to accept cash or new option to purchase C&N common stock.
Election Procedures
Covenant shareholders may elect the form of consideration they wish to receive by completing an election form. After the merger is approved by the shareholders of Covenant, AST will mail each Covenant shareholder an election form and instructions for completing and returning the form to AST. The election form must be sent to AST before the election deadline, which will be announced after the merger is approved by the shareholders of Covenant. You will be able to change or revoke your election at any time prior to the election deadline by delivering a written notice of revocation or delivering a new properly completed election form to AST, the exchange agent, no later than the election deadline.
Share Exchange Procedures
Do not send in your Covenant common stock certificates now. After Covenant’s shareholders approve and adopt the merger agreement, you will receive a letter of transmittal from AST at the same time you receive your election form that will explain how to exchange your Covenant stock certificates for the merger consideration. Please do not send in any Covenant stock certificates until you receive the letter of transmittal.
Representations and Warranties
The merger agreement contains customary representations and warranties of Covenant and C&N relating to their respective businesses. The representations must be true and correct in all material respects, as of the date of the merger agreement and as of the effective date as though made on and as of the effective date (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct in all material respects as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.
Each of C&N and Covenant has made representations and warranties to the other regarding, among other things:
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corporate matters, including due organization and qualification;

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authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

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subsidiaries;

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capitalization;

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required governmental filings and consents;

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correctness of its charter, bylaws and minute books;

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the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

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accuracy of financial statements;

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absence of undisclosed liabilities;

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the general manner in which its businesses are conducted, and the absence of any material adverse effect affecting it or its subsidiaries;

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recent dividends, distributions and stock purchases;

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tax matters;

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recent litigation and governmental directives;

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risk management instruments;

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privacy;

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compliance with laws;

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insurance;

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employee benefit plans;

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its loan portfolio;

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its investment portfolio;

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whether it employed a broker in connection with the merger;

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the accuracy of its disclosures; and

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the accuracy of the information it provides for this document.

In addition, Covenant made representations regarding its receipt of a fairness opinion from its financial advisor, the title to and condition of assets, material contracts, real estate leases, and certain other types of contracts, environmental matters, intellectual property, financial institution bonds, labor relations and employment agreements, related party transactions, beneficial ownership of C&N common stock, and state takeover laws, and C&N made representations regarding its common stock. The representations and warranties described above and included in the merger agreement were made by each of C&N and Covenant to the other party. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by C&N and Covenant in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between C&N and Covenant rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Covenant,

C&N or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this document.
Covenants and Agreements
Each of Covenant and C&N has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of C&N and Covenant agreed to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the merger as promptly as practicable.
Without limiting the generality of the foregoing, C&N has agreed to do the following:
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promptly prepare and file all required applications for regulatory approval of the transactions contemplated by the merger agreement;

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promptly prepare and file with the SEC, for the purpose of registering under the Securities Act the shares of C&N common stock to be issued to shareholders of Covenant under the provisions of the merger agreement, the registration statement of which this document is a part for the purpose of soliciting proxies of Covenant’s shareholders in favor of the merger;

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promptly take all actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by the merger agreement;

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promptly take all action as may be necessary or appropriate in order to list the shares of C&N common stock to be issued in the merger on the Nasdaq Capital Market; and

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take no action which would have the effect of causing the merger not to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

Except as otherwise consented to by C&N (which consent is not to be unreasonably withheld), Covenant and Covenant Bank agreed to:
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use all reasonable efforts to carry on their respective businesses in the ordinary course of business;

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use all reasonable efforts to preserve their present business organizations, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others with whom they have business dealings;

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maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty;

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use all reasonable efforts to preserve or collect all material claims and causes of action;

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keep in full force and effect all insurance policies;

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perform, in all material respects, each of their obligations under all material contracts;

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maintain their books of account and other records in the ordinary course of business;

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comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives;

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not amend Covenant’s or Covenant Bank’s articles of incorporation or bylaws, except in accordance with the terms of the merger agreement or to the extent necessary to consummate the transactions contemplated by the merger agreement;

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not enter into, renew or assume any material contract, incur any material liability or obligation, or make any material commitment, except in the ordinary course of business;

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not make any material acquisition or disposition of any properties or assets or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the ordinary course of business and consistent with past practice;

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not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in the merger agreement;

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not declare, set aside or pay any dividend or make any other distribution in respect of Covenant common stock;

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not authorize, purchase, redeem, issue (except upon the exercise of outstanding options) or sell (or grant options or rights to purchase or sell) any shares of Covenant common stock or any other equity or debt securities of Covenant;

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except in the ordinary course of business, not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Covenant benefit plan, except as required by law, or enter into or amend any employment obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Covenant or Covenant Bank, or hire any new employees except as necessary to fill existing vacancies, provided that Covenant or Covenant Bank may grant reasonable salary increases and bonuses to their officers, directors, and employees in the ordinary course of business to the extent consistent with past practice, in magnitude and otherwise;

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not enter into any related party transaction, except loans in accordance with Regulation O;

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act in accordance with GAAP and advise C&N of any material changes to loan loss reserves and loan write-offs, writedowns and other adjustments and reserves, write-offs, writedowns and other adjustments with respect to other real estate owned and its method of classifying, valuing and retaining its investment portfolio;

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file all tax returns and pay all taxes, interest, penalties, assessments or deficiencies shown to be due on tax returns and report all information on such returns truthfully, accurately and completely;

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not renew, materially amend or terminate any existing contract or enter into any new contract involving an amount in excess of  $35,000;

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not enter into a new line of business;

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not make any loans or extensions of credit or grant additional credit to a current borrower, except in the ordinary course of business; provided that any individual unsecured loan or unsecured extension of credit or grant of additional unsecured credit, in each case, in excess of $100,000 that is not as of the date of the merger agreement approved and committed or any individual secured loan or secured extension of credit or grant of additional secured credit, in each case, in excess of $2,000,000 that is not as of the date of the merger agreement approved and committed will require the prior written approval of the Chief Credit Officer of C&N or another officer of C&N designated in writing by C&N, which approval or rejection must be given in writing within two business days after the loan package is delivered by email or other written form of delivery to such individual or the applicable loan will be deemed approved;

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make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by law or requested by a governmental entity;

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not make any capital expenditures other than in the ordinary course of business or as necessary to maintain existing assets in good repair;

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not make application for the opening or closing of any, or open or close any, branches or automated banking locations;

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not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with customary banking practice; and

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not take any action that would cause the merger not to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code.

Each of C&N and Covenant has agreed to additional covenants which include, among other things, commitments to:
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provide access to each other’s properties, book and records and personnel upon reasonable notice;

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provide financial information as soon as practicable;

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update the disclosure schedules to the merger agreement for any change, addition, deletion, or other modification;

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use its best efforts to ensure that its executive officers, directors and affiliated entities do not, purchase or sell, or submit a bid to purchase or an offer to sell, directly or indirectly, any shares of C&N common stock or Covenant common stock or any options, rights or other securities convertible into shares of C&N common stock or Covenant common stock during the price determination period; provided, however, that C&N may purchase shares of C&N common stock in the ordinary course of business of C&N during the price determination period for the benefit of C&N’s benefit plans or C&N’s dividend reinvestment plan;

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permit Covenant to establish a stay bonus pool in the amount of  $400,000.00 to be used by Covenant to provide cash incentives to employees of Covenant to remain employed by Covenant; and

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notify the other in writing of certain actions, claims, investigations, proceedings or other developments.

C&N has further agreed that C&N will:
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use its good faith efforts to retain the present employees of Covenant in their current position and salary except for identified officers of Covenant;

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for purposes of determining eligibility and vesting for C&N employee benefit plans, provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Covenant or any predecessor of Covenant;

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pay severance benefits to any employee of Covenant or Covenant Bank (excluding employees who either became parties to employment agreement with C&N simultaneously with execution of the merger agreement or are parties to agreements with Covenant and Covenant Bank prior to the date of the merger agreement that provided payments upon the consummation of the merger) as of the closing of the merger who is either not offered employment by C&N or is terminated (other than as a result of unsatisfactory performance) within one year of the closing of the merger as follows:

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to identified executive officers of Covenant, the amount of one (1) year’s salary, and for a period of twelve (12) months following the date of termination of employment, C&N shall maintain the same level of contribution for the designated employees’ participation in C&N’s life, disability, medical/health insurance and other health and welfare benefits, including, without limitation, profit sharing and matching contributions to defined contribution plans, in effect with respect to the designated employees prior to the date of termination of employment; or

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for all other employees, an amount equal to two weeks’ salary for each full year of service with Covenant or Covenant Bank if such service was recognized by Covenant for purposes of Covenant’s 401(k) plan, but at least four (4) weeks’ salary;

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provide employee benefits to each person who is an employee of Covenant or Covenant Bank immediately before the completion of the merger and who continues to be employed by C&N following closing of the merger that are substantially equivalent, in the aggregate, to the benefits under the Covenant benefit plans prior to the closing of the merger, for a period of one (1) year after the closing of the merger;

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to indemnify, defend and hold harmless the officers, directors and employees of Covenant against all claims which arise out of the fact that such person is or was a director, officer or employee of Covenant and which relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by Covenant under Pennsylvania law and under Covenant’s articles of incorporation and bylaws;

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maintain, for six (6) years following the merger, Covenant’s current directors’ and officers’ liability insurance policies covering the officers and directors of Covenant with respect to matters occurring at or prior to the merger, except that C&N may substitute similar policies, and that C&N is not required to spend more than 200% of the annual cost currently expended by Covenant in order to obtain this insurance;

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promptly after closing of the merger, appoint each of Messrs. Dorwart and Loughery to the boards of directors of C&N and C&N Bank subject only to any applicable regulatory approvals; and

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promptly after closing of the merger, invite members of the Covenant board of directors immediately prior to the closing of the merger (other than Messrs. Dorwart and Loughery) to serve as members of a regional advisory board.

Covenant has further agreed that Covenant will:
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permit C&N senior officers to meet with the Chief Financial Officer of Covenant and other officers responsible for the preparation of Covenant’s financial statements, the internal controls of Covenant and the disclosure controls and procedures of Covenant to discuss such matters as C&N may deem reasonably necessary or appropriate for C&N to satisfy its obligations under Sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto; and

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cause its and Covenant Bank’s professionals to render monthly invoices within thirty (30) days after the end of each month. Covenant shall advise C&N monthly of all out-of-pocket expenses which Covenant and Covenant Bank have incurred in connection with the transactions contemplated hereby. Covenant shall not, and shall cause Covenant Bank not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.

The merger agreement also contains mutual covenants relating to the preparation of this document, the regulatory applications and the holding of the special meeting of Covenant shareholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. Covenant and C&N have also agreed to use all reasonable best efforts to take all actions needed to obtain necessary governmental and third party consents and to consummate the transactions contemplated by the merger agreement.
Severance
Any employee of Covenant or a Covenant Subsidiary (excluding those employees who either (x) have entered into an employment agreement with Covenant and who is employed when the merger closes or (y) are parties to agreements with Covenant and Covenant Bank prior to the date of the merger agreement that provided payments upon the consummation of the merger and who either (i) is not offered employment by C&N post-closing; or (ii) accepts post-closing employment with C&N and is subsequently terminated (other than as a result of unsatisfactory performance) within twelve (12) months following the closing date, is entitled to be paid severance in an amount equal to two week’s salary for each full year of service with Covenant, with a minimum of four (4) weeks’ salary to be paid. In addition, certain senior executives of Covenant who will not be employed by C&N following the merger will be paid severance equal to one year’s salary plus, for a period of twelve months following the date of termination of employment, C&N will maintain the same level of contribution for participation in C&N’s life, disability, medical/health insurance and other health and welfare benefits as in effect prior to the date of termination.
Call of Shareholder Meeting; Support of the Merger
Covenant has agreed to (i) cooperate with C&N in the preparation of all required applications for regulatory approval of the transactions contemplated by the merger agreement and in the preparation of the registration statement and proxy statement/prospectus; (ii) hold a meeting of its shareholders for the purpose of obtaining approval of the merger and the merger agreement and recommend to its shareholders that they vote in favor thereof and (iii) cooperate with C&N in making Covenant’s and Covenant Bank’s employees reasonably available for training by C&N at Covenant’s and Covenant Bank’s facilities a reasonable period of time prior to the effective time of the merger, to the extent that such training is deemed reasonably necessary by C&N to ensure that Covenant’s and Covenant Bank’s facilities will be properly operated in accordance with C&N’s policies after the merger.
Agreement Not to Solicit Other Offers
Covenant has also agreed that it, its subsidiaries and its officers, directors, employees, representatives, agents and affiliates will not, directly or indirectly:
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initiate, solicit, induce or encourage, or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an inquiry or proposal that constitutes an acquisition proposal (as defined below), respond to any such inquiry, participate in any discussions or negotiations with respect to such inquiry or recommend or endorse any such acquisition proposal; or

•
enter into any agreement, agreement in principle or letter of intent regarding any acquisition proposal or authorize or permit any of its officers, directors, employees, subsidiaries or any representative to take any such action.

However, Covenant may consider and participate in discussions and negotiations with respect to an unsolicited bona fide acquisition proposal if and only if  (a) its special meeting of shareholders has not occurred; (b) Covenant complies with the terms of the merger agreement governing when and under what circumstances it may respond to an unsolicited offer; and (c) its board of directors determines (after consultation with outside legal counsel and its independent financial advisor) that (i) failure to take these actions would be inconsistent with its fiduciary duties under applicable law and (ii) the acquisition proposal is an acquisition proposal that is deemed superior to the transactions contemplated by the merger agreement and provides C&N with notice of such determination within one business day thereafter. In addition, Covenant must (1) otherwise have complied in all material respects with the applicable sections of the merger agreement, and (2) not provide confidential information or data to any person in connection with an acquisition proposal unless the person has executed a confidentiality agreement on terms at least as favorable as the terms contained in the confidentiality agreement between Covenant and C&N.
An acquisition proposal means any inquiry, offer or proposal as to any of the following (other than the merger between C&N and Covenant) involving Covenant or any of its subsidiaries:
•
any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving it or any of its subsidiaries;

•
any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of it or any of its subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of it and each of its subsidiaries on a consolidated basis;

•
any issuance, sale or other disposition of  (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of it or any of its subsidiaries;

•
any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of it or any of its subsidiaries; or

•
any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Covenant has agreed:
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to notify C&N in writing within 24 hours, if any proposals or offers are received by, any information is requested from, or any negotiation or discussions are sought to be initiated or continued, with Covenant or its representatives, in each case in connection with an acquisition proposal, and to provide C&N with relevant information regarding such proposal, offer, information request, negotiations or discussions;

•
to keep C&N fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto; and

•
not to release any third party from the confidentiality and standstill provisions of any agreement to which Covenant is a Party And to terminate any discussions, negotiations, and communications with any person with respect to any acquisition proposal for Covenant.

Expenses and Fees
In general, each of C&N and Covenant will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transaction contemplated by the merger agreement. C&N will be responsible for and shall bear all costs of printing and mailing the proxy materials incurred in connection with its shareholder meeting.
Indemnification and Insurance
The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director or officer of Covenant or is threatened to be made party based in whole or in part on, or arising in whole or in part out of or pertaining to (i) the fact that he or she is or was a director, officer or employee of Covenant or any of its subsidiaries or predecessors, or (ii) the merger agreement, C&N will defend against and respond thereto. C&N has agreed to indemnify and hold harmless each such indemnified Party Against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each party to the fullest extent permitted by law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.
The merger agreement requires C&N to honor, after completion of the merger, the current rights of Covenant directors, officers and employees to indemnification under the Covenant articles of incorporation or Covenant bylaws or similar governing documents. The merger agreement also provides that, upon completion of the merger, C&N will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Covenant and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.
The merger agreement provides that C&N will maintain for a period of six years after completion of the merger Covenant’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that C&N is not required to incur an annual premium expense greater than 200% of Covenant’s current annual directors’ and officers’ liability insurance premium.
Conditions to Complete the Merger
Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:
•
the adoption of the agreement and plan of merger by the requisite vote of Covenant’s shareholders;

•
the effectiveness of the registration statement of which this document is a part with respect to the C&N common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•
the authorization of C&N common stock to be issued in the merger to be listed on the Nasdaq Capital Market;

•
the receipt of a legal opinion from Stevens & Lee, P.C. with respect to certain United States federal income tax consequences of the merger;

•
the receipt and effectiveness of all governmental and other approvals, registrations and consents on customary terms and conditions, and the expiration of all related waiting periods required to complete the merger;

•
except as otherwise provided in the merger agreement, the absence of any suit, action or proceeding before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by the merger agreement; and

•
all applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by the merger agreement shall have been complied with.

Each of C&N’s and Covenant’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:
•
the absence of a material adverse effect on the other party;

•
the truth and correctness of the representations and warranties of each party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect; and

•
the holders of no more than 5% of the outstanding shares of common stock of Covenant exercise dissenters’ rights.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:
•
if there is a material breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•
if the merger has not been completed by November 20, 2020, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;

•
if any bank regulator, court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger; or

•
if the shareholders of Covenant fail to adopt the merger agreement at its shareholder meeting.

In addition, C&N’s board of directors may terminate the merger agreement if: (1) the Covenant board of directors receives a superior acquisition proposal and (2) the board of directors of Covenant: (a) enters into an acquisition agreement with respect to such proposal; (b) terminates the merger agreement; (c) withdraws its recommendation of the merger agreement to the Covenant shareholders, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to C&N; or (d) delivers a written notice to C&N of its determination to accept such proposal.
Further, Covenant’s board of directors may terminate the merger agreement if Covenant has received a superior acquisition proposal and has delivered a written notice to C&N of its determination to accept such proposal. In addition, if  (i) the average price of C&N’s common stock, measured over a ten trading day period occurring shortly before the last of all regulatory approvals are received, drops below $21.67 per share and (ii) the percent decline in C&N common stock, determined by dividing the ten day average price by $27.09, is greater than the percent decline in the NASDAQ Bank Index, determined by dividing the average of the NASDAQ Bank Index for the same ten day period by the value of the NASDAQ Bank Index on December 17, 2019 by more than 20%, Covenant’s board of directors may elect to terminate the merger agreement unless C&N increases the aggregate consideration to an amount that would not permit Covenant to terminate.
Effect of Termination
If the merger agreement is terminated, it will become void, and there will be no liability on the part of C&N or Covenant, except that (1) both C&N and Covenant will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.
Termination Fee
Covenant will pay C&N a termination fee of $2,900,000 in the event that the merger agreement is terminated:
•
by C&N because Covenant’s shareholders fail to approve the merger at the special meeting and, prior thereto, there has been a publicly proposed or announced alternative acquisition proposal for Covenant that is agreed to or consummated within 12 months following termination; or

•
by C&N because Covenant has received an alternative acquisition proposal, and Covenant (1) enters into an acquisition agreement with respect to the alternative acquisition proposal, (2) terminates the merger agreement, (3) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement to the Covenant shareholders in a manner adverse to C&N, or (4) delivers a written notice to C&N of its determination to accept the alternative acquisition proposal; or

•
by Covenant, if Covenant receives an alternative acquisition proposal and delivers a written notice to C&N of its determination to accept the alternative acquisition proposal.

Amendment, Waiver and Extension of the Merger Agreement
Subject to applicable law, the parties may amend the merger agreement by written agreement between Covenant and C&N executed in the same manner as the merger agreement.
At any time prior to the completion of the merger, each of the parties to the extent legally allowed, may:
•
amend the merger agreement, but only by a written instrument duly authorized and executed by C&N and Covenant; or

•
waive any term or condition of the merger agreement by a written instrument duly authorized, executed and delivered by such party or parties.

Provided, however, that no amendment after approval by the Covenant shareholders shall be made which changes in a manner adverse to such shareholders the consideration to be provided to Covenant’s shareholders pursuant to the merger agreement.

ACCOUNTING TREATMENT
The merger will be treated as a business combination to be accounted for using the acquisition method of accounting under U.S. generally accepted accounting principles. C&N will be considered the acquirer and Covenant will be considered the acquired entity. Under the acquisition method of accounting, the acquired tangible and identifiable intangible assets and liabilities assumed of Covenant will be recorded, as of the date of completion of the merger, at their respective fair values. Any excess of the purchase price over the fair values of net assets acquired will be recorded as “goodwill”. Under U.S. generally accepted accounting principles, goodwill is not amortized, but is assessed annually for impairment with any resulting impairment losses included in net income. If the net assets acquired exceed the purchase price, there will be no goodwill recorded and the resulting difference will be recorded as a bargain purchase gain. The results of operations of the combined entity (C&N) will include the results of Covenant’s operations only after completion of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion addresses the material United States federal income tax consequences of the merger to a shareholder of Covenant who holds shares of common stock of Covenant, as applicable, as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to Covenant shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Covenant shareholders subject to special treatment under the Internal Revenue Code (including banks, tax-exempt organizations, insurance companies, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, investors in pass-through entities, Covenant shareholders who hold their respective shares of common stock as part of a hedge, straddle or conversion transaction, acquired their respective shares of common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.
This discussion is not intended to be tax advice to any particular Covenant shareholder. Covenant shareholders are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger.
The closing of the merger is conditioned upon the receipt by C&N and Covenant of the opinion of Stevens & Lee, P.C., dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion (including factual representations contained in certificates of officers of C&N and Covenant) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The tax opinions to be delivered in connection with the merger are not binding on the IRS or the courts, and neither C&N nor Covenant intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.
Stevens & Lee, P.C. has opined that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The discussion below sets forth the opinion of Stevens & Lee, P.C. as to the material United States federal income tax consequences of the merger to C&N and to Covenant shareholders.
A Covenant shareholder will recognize no gain or loss as a result of such shareholder’s shares of Covenant common stock, respectively, being exchanged in the merger solely for shares of C&N common stock, except as described below with respect to the receipt of cash in lieu of a fractional share of Covenant common stock. A Covenant shareholder’s aggregate tax basis in shares of C&N common stock received in the merger, including any fractional share deemed received and exchanged as described below, will equal the aggregate tax basis of the shareholder’s Covenant common shares, as applicable, surrendered in the merger. The holding period of the C&N common stock will include the holding period of the shares of Covenant common stock surrendered in the merger, provided the Covenant shareholder’s common shares are held as a capital asset at the time of the merger.
Gain (but not loss) will be recognized by a Covenant shareholder that receives shares of C&N common stock and cash in exchange for shares of Covenant common stock pursuant to the merger, and the amount of taxable gain will equal the lesser of (i) the amount by which the sum of the fair market value of the C&N common stock and cash received (other than cash received in lieu of a fractional share of C&N common stock) by the Covenant shareholder exceeds such Covenant shareholder’s tax basis in its Covenant common stock and (ii) the amount of cash received by such U.S. holder.

A Covenant shareholder who receives only cash, including cash received by a dissenting shareholder, in exchange for shares of Covenant common stock generally will be treated as received in redemption of the shares, and gain or loss generally will be recognized based on the difference between the amount of cash received and the shareholder’s aggregate adjusted tax basis of the shares of Covenant common stock, as applicable, surrendered. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Covenant common stock is more than one year at the time of the merger. The deductibility of capital losses is subject to limitations.
Similarly, cash received by a Covenant shareholder in lieu of a fractional share of Covenant common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Covenant common stock, as applicable, surrendered that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Covenant common stock is more than one year at the time of the merger. The deductibility of capital losses is subject to limitations.
As parties to the merger, no gain or loss will be recognized by C&N or Covenant solely as a result of consummation of the merger.
Tax matters are very complicated, and the tax consequences of the merger to each holder of Covenant common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of Covenant common stock and may not be applicable to holders in special situations. Holders of Covenant common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger. Further, such discussion does not address tax consequences that may arise with respect to C&N or C&N Bank by reason of any actions taken or events occurring subsequent to the merger.

SUPERVISION AND REGULATION
General
C&N and Covenant operate in a highly regulated industry, and thus may be affected by changes in state and federal regulations and legislation. As a registered bank holding company under the BHA Act, each of C&N and Covenant are subject to supervision and examination by the FRB and are required to file with the FRB periodic reports and information regarding its business operations and those of their respective subsidiaries. In addition, under the Pennsylvania Banking Code of 1965, the PDB has the authority to examine the books, records and affairs of C&N and Covenant and to require any documentation deemed necessary to ensure compliance with the Pennsylvania Banking Code.
The BHA Act requires C&N and Covenant to obtain FRB approval before: acquiring more than five percent ownership interest in any class of the voting securities of any bank, acquiring all or substantially all of the assets of a bank or merging or consolidating with another bank holding company. In addition, the BHA Act prohibits a bank holding company from acquiring the assets, or more than five percent of the voting securities, of a bank located in another state, unless such acquisition is specifically authorized by the statutes of the state in which the bank is located.
C&N and Covenant are generally prohibited under the BHA Act from engaging in, or acquiring, direct or indirect ownership or control of more than five percent of the voting shares of any company engaged in nonbanking activities unless the FRB, by order or regulation, has found such activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determination, the FRB considers whether the performance of these activities by a bank holding company can reasonably be expected to produce benefits to the public that outweigh the possible adverse effects.
A satisfactory safety and soundness rating, particularly with regard to capital adequacy, and a satisfactory Community Reinvestment Act, or “CRA,” rating are generally prerequisites to obtaining federal regulatory approval to make acquisitions and open branch offices. As of its most recent examination, C&N Bank was rated “satisfactory” under the Community Reinvestment Act and Covenant was rated “satisfactory” under the Community Reinvestment Act and as of December 31, 2019, each institution determined that it met the requirements to be categorized as a “well capitalized” institution. An institution’s Community Reinvestment Act rating is considered in determining whether to grant approvals relating to charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions. Less than satisfactory performance may be the basis for denying an application.
There are various legal restrictions on the extent to which a bank holding company and its non-bank subsidiaries can borrow or otherwise obtain credit from their bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of the holding company or such non-bank subsidiaries, to ten percent of the lending bank’s capital stock and surplus and, as to the holding company and all such non-bank subsidiaries in the aggregate, to twenty percent of the bank’s capital stock and surplus. Further, financial institutions are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.
As a bank chartered under the laws of the Commonwealth of Pennsylvania, both C&N Bank and Covenant Bank are subject to the regulations and supervision of the FDIC and the PDB. These government agencies conduct regular safety and soundness and compliance reviews that have resulted in satisfactory evaluations to date. Some of the aspects of the lending and deposit business of C&N Bank and Covenant Bank that are regulated by these agencies include personal lending, mortgage lending and reserve requirements.
The operations of C&N Bank and Covenant Bank are also subject to numerous federal, state and local laws and regulations which set forth specific restrictions and procedural requirements with respect to interest rates on loans, the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions. C&N Bank and Covenant Bank are also subject to regulatory limitations on the amount of cash dividends that they can pay to C&N and Covenant, respectively.
Consistent with the “source of strength” policy for subsidiary banks, the FRB has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the bank holding company’s capital needs, asset quality and overall financial condition.
As a public company, C&N is subject to the Securities and Exchange Commission’s rules and regulations relating to periodic reporting, proxy solicitation and insider trading.
FDIC Insurance
The FDIC is an independent federal agency that insures the deposits, up to prescribed statutory limits, of federally insured banks and savings institutions and safeguards the safety and soundness of the banking and savings industries. The FDIC administers the Deposit Insurance Fund (“DIF”). The Dodd-Frank Act permanently raised the standard maximum deposit insurance coverage amount to $250,000 and made the increase retroactive to January 1, 2008. The FDIC deposit insurance coverage limit applies per depositor, per insured depository institution for each account ownership category. The FDIC has been given greater latitude in setting the assessment rates for insured depository institutions which could be used to impose minimum assessments.
The Dodd-Frank Act revised the statutory authorities governing the FDIC’s management of the DIF. Key requirements from the Dodd-Frank Act have resulted in the FDIC’s adoption of the following amendments: (1) redefined the assessment base used to calculate deposit insurance assessments to “average consolidated total assets minus average tangible equity”; (2) raised the DIF’s minimum reserve ratio to 1.35 percent and removed the upper limit on the reserve ratio; (3) revised adjustments to the assessment rates by eliminating one adjustment and adding another; and (4) revised the deposit insurance assessment rate schedules due to changes to the assessment base. Revised rate schedules and other revisions to the deposit insurance assessment rules became effective April 1, 2011. Though deposit insurance assessments maintain a risk-based approach, the FDIC’s changes impose a more extensive risk-based assessment system on large insured depository institutions with at least $10 billion in total assets since they are more complex in nature and could pose greater risk.
The FDIC may terminate the insurance of an institution’s deposits upon finding that the institution has engaged in unsafe and unsound practices, is in an unsafe and unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. Neither C&N nor Covenant know of any practice, condition or violation that might lead to termination of its deposit insurance.
Capital Regulation
C&N and C&N Bank, as well as Covenant and Covenant Bank, are subject to risk-based and leverage capital standards by which all bank holding companies and banks are evaluated in terms of capital adequacy.
Under the Federal Deposit Insurance Corporation Improvement Act of 1991 (the “1991 Act”), a bank holding company is required to guarantee that any “undercapitalized” (as such term is defined in the statute) insured depository institution subsidiary will comply with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of  (i) an amount equal to 5% of the institution’s total assets at the time the institution became undercapitalized, or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards as of the time the institution failed to comply with such capital restoration plan.
Federal banking agencies have broad powers to take corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are “well capitalized,” “adequately capitalized,” “undercapitalized”, “significantly undercapitalized,” or “critically undercapitalized.” As of December 31, 2019, each of C&N Bank and Covenant Bank was a “well-capitalized” bank, as defined by its primary federal regulator.
The FDIC has issued a rule that sets the capital level for each of the five capital categories by which banks are evaluated. A bank is deemed to be “well capitalized” if the bank has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater, and is not subject to any order or final capital directive by the FDIC to meet and maintain a specific capital level for any capital measure. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it received an unsatisfactory safety and soundness examination rating.
All of the bank regulatory agencies have issued rules that amend their capital guidelines for interest rate risk and require such agencies to consider in their evaluation of a bank’s capital adequacy the exposure of a bank’s capital and economic value to changes in interest rates. These rules do not establish an explicit supervisory threshold. The agencies intend, at a subsequent date, to incorporate explicit minimum requirements for interest rate risk into their risk based capital standards and have proposed a supervisory model to be used together with bank internal models to gather data and hopefully propose at a later date explicit minimum requirements.
The United States is a member of the Basel Committee on Banking Supervision (“the Basel Committee”) that provides a forum for regular international cooperation on banking supervisory matters. The Basel Committee develops guidelines and supervisory standards and is best known for its international standards on capital adequacy.
In December 2010, the Basel Committee released its final framework for strengthening international capital and liquidity regulation, officially identified by the Basel Committee as “Basel III”. In July 2013, the FRB published final rules to implement the Basel III capital framework and revise the framework for the risk-weighting of assets. The Basel III rules, among other things, narrow the definition of regulatory capital. As of January 1, 2019, Basel III requires bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity. Basel III also provides for a “countercyclical capital buffer,” an additional capital requirement that generally is to be imposed when national regulators determine that excess aggregate credit growth has become associated with a buildup of systemic risk, in order to absorb losses during periods of economic stress. Banking institutions that maintain insufficient capital to comply with the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall. Additionally, the Basel III framework requires banks and bank holding companies to measure their liquidity against specific liquidity tests, including a liquidity coverage ratio (LCR) designed to ensure that the banking entity maintains a level of unencumbered high-quality liquid assets greater than or equal to the entity’s expected net cash outflow for a 30-day time horizon under an acute liquidity stress scenario, and a net stable funding ratio (NSFR) designed to promote more medium and long-term funding based on the liquidity characteristics of the assets and activities of banking entities over a one-year time horizon. The LCR rules do not apply to C&N or Covenant. The federal regulatory agencies have not yet proposed rules to implement the NSFR.
The final rules apply to all depository institutions, top-tier bank holding companies with total consolidated assets of  $3.0 billion or more, and top-tier savings and loan holding companies (“banking organizations”). As finally implemented, Basel III requires financial institutions to maintain: (a) as a newly adopted international standard, a minimum ratio of CET1 to risk-weighted assets of at least 4.5%; (b) a minimum ratio of tier 1 capital to risk-weighted assets of at least 6.0%; (c) a minimum ratio of total (that is, tier 1 plus tier 2) capital to risk-weighted assets of at least 8.0%; and (d) as a newly adopted international standard, a minimum leverage ratio of 3.0%, calculated as the ratio of tier 1 capital balance sheet exposures plus certain off-balance sheet exposures (computed as the average for each quarter of the month-end ratios for the quarter). In addition, the rules also limit a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” of 2.5%, effectively raising the foregoing capital requirements by 2.5%.
As a result of the new capital conservation buffer rules, if C&N’s bank subsidiary, C&N Bank, fails to maintain the required minimum capital conservation buffer, C&N may be unable to obtain capital distributions from it, which could negatively impact C&N’s ability to pay dividends, service debt obligations or repurchase common stock. In addition, such a failure could result in a restriction on C&N’s ability to pay certain cash bonuses to executive officers, negatively impacting C&N’s ability to retain key personnel
As of December 31, 2019, each of C&N and Covenant believe its current capital levels would meet the applicable minimum capital requirements, including capital conservation buffer, as prescribed in the U.S. Basel III Capital Rules.

Gramm-Leach-Bliley Act
On November 12, 1999, the Gramm-Leach-Bliley Act (“GLB”) was signed into law. GLB permits commercial banks to affiliate with investment banks. It also permits bank holding companies which elect financial holding company status to engage in any type of financial activity, including securities, insurance, merchant banking/equity investment and other activities that are financial in nature. C&N has not elected financial holding company status. The merchant banking provisions allow a bank holding company to make a controlling investment in any kind of company, financial or commercial. GLB allows a bank to engage in virtually every type of activity currently recognized as financial or incidental or complementary to a financial activity. A commercial bank that wishes to engage in these activities is required to be well capitalized, well managed and to have a satisfactory or better Community Reinvestment Act rating. GLB also allows subsidiaries of banks to engage in a broad range of financial activities that are not permitted for banks themselves. Although none of C&N, C&N Bank, Covenant or Covenant Bank have commenced these types of activities to date, GLB enables them to evaluate new financial activities that would complement the products already offered to enhance noninterest income.
Sarbanes-Oxley Act of 2002
The Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) implemented a broad range of corporate governance, accounting and reporting measures for companies, like C&N, that have securities registered under the Exchange Act and would not, therefore, apply to Covenant. Specifically, Sarbanes-Oxley and the various regulations promulgated under Sarbanes-Oxley, established, among other things: (i) requirements for audit committees, including independence, expertise, and responsibilities; (ii) additional responsibilities relating to financial statements for the Chief Executive Officer and Chief Financial Officer of reporting companies; (iii) standards for auditors and regulation of audits, including independence provisions that restrict non-audit services that accountants may provide to their audit clients; (iv) increased disclosure and reporting obligations for reporting companies and their directors and executive officers, including accelerated reporting of stock transactions and a prohibition on trading during pension blackout periods; and (v) a range of civil and criminal penalties for fraud and other violations of the securities laws. In addition, Sarbanes-Oxley required stock exchanges, such as NASDAQ, to institute additional requirements relating to corporate governance in their listing rules.
Financial Privacy
Federal banking regulators have adopted rules that limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations require disclosure of privacy policies to consumers and, in some circumstances, allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. The privacy provisions of GLB affect C&N and Covenant by limiting how consumer information is transmitted and conveyed to outside vendors.
Anti-Money Laundering Initiatives and the USA Patriot Act
A major focus of governmental policy on financial institutions in recent years has been aimed at combating money laundering and terrorist financing. The USA Patriot Act of 2001 (“USA Patriot Act”) imposes significant compliance and due diligence obligations, creates criminal and financial liability for non-compliance and expands the extra-territorial jurisdiction of the U.S. The United States Treasury has issued a number of regulations that apply various requirements of the USA Patriot Act to financial institutions. These regulations require financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identity of their customers. Failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, could have serious legal and reputational consequences for the institution.
Office of Foreign Assets Control Regulation
The U.S. has instituted economic sanctions which restrict transactions with designated foreign countries, nationals and others. These are typically known as the “OFAC rules” because they are administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). The OFAC-administered sanctions target countries in various ways. Generally, however, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country, and prohibitions on “U.S. persons” engaging in financial transactions which relate to investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (e.g., property and bank deposits) cannot be paid out, withdrawn, set off or transferred in any manner without a license from OFAC. Failure to comply with these sanctions could have serious legal and reputational consequences for the institution.
Consumer Protection Statutes and Regulations
C&N and Covenant are subject to many federal consumer protection statutes and regulations including the Truth in Lending Act, Truth in Savings Act, Equal Credit Opportunity Act, Fair Housing Act, Real Estate Settlement Procedures Act and Home Mortgage Disclosure Act. Among other things, these acts:
•
require banks to disclose credit terms in meaningful and consistent ways;

•
prohibit discrimination against an applicant in any consumer or business credit transaction;

•
prohibit discrimination in housing-related lending activities;

•
require banks to collect and report applicant and borrower data regarding loans for home purchases or improvement projects;

•
require lenders to provide borrowers with information regarding the nature and cost of real estate settlements;

•
prohibit certain lending practices and limit escrow account amounts with respect to real estate transactions; and

•
prescribe possible penalties for violations of the requirements of consumer protection statutes and regulations.

On November 17, 2009, the FRB published a final rule amending Regulation E, which implements the Electronic Fund Transfer Act. The final rule limits the ability of a financial institution to assess an overdraft fee for paying automated teller machine transactions and one-time debit card transactions that overdraw a customer’s account, unless the customer affirmatively consents, or opts in, to the institution’s payment of overdrafts for these transactions.
Dodd-Frank Act
On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law. Although the Dodd-Frank Act itself became effective on July 22, 2010, many of its provisions had delayed implementation dates or required implementing regulations to be issued. Some of these regulations still have not been issued. In addition, there have been various proposals to repeal or modify various provisions of the Dodd-Frank Act. The Dodd-Frank Act is extensive and significant legislation that, among other things:
•
expands the authority of the Federal Reserve to examine bank holding companies and their subsidiaries, including insured depository institutions;

•
requires a bank holding company to be well-capitalized and well managed to receive approval of an interstate bank acquisition;

•
provides mortgage reform provisions regarding a customer’s ability to pay and making more loans subject to provisions for higher-cost loans and new disclosures;

•
creates the Financial Stability Oversight Council with authority to identify institutions and practices that might pose a systemic risk;

•
introduces additional corporate governance and executive compensation requirements on companies subject to the Exchange Act;

•
permits FDIC-insured banks to pay interest on business demand deposits;

•
codifies the requirement that holding companies and other companies that directly or indirectly control an insured depository institution to serve as a source of financial strength;

•
makes permanent the $250 thousand limit for federal deposit insurance; and

•
creates the Consumer Financial Protection Bureau (the “CFPB”), an agency responsible for, among other things administering and enforcing the laws and regulations for consumer financial products and services and conducting examinations of large banks and their affiliates for purposes of assessing compliance with the requirements of consumer financial laws.

The Dodd-Frank Act impacts the offering, marketing and regulation of consumer financial products and services offered by financial institutions. The effects of the Dodd-Frank Act on the financial services industry will depend, in large part, upon the extent to which regulators exercise the authority granted to them under the Dodd-Frank Act and the approaches taken in implementing those regulations. Additional uncertainty regarding the effects of the Dodd-Frank Act exists due to court decisions and the potential for additional legislative changes to the Dodd-Frank Act.
Compliance with these rules has increased C&N’s and Covenant’s overall regulatory compliance costs and required changes to their respective underwriting practices with respect to mortgage loans.
As mandated by the Dodd-Frank Act, in December 2013, the OCC, FRB, FDIC, SEC and Commodity Futures Trading Commission issued a final rule implementing certain prohibitions and restrictions on the ability of a banking entity and non-bank financial company supervised by the FRB to engage in proprietary trading and have certain ownership interests in, or relationships with, a “covered fund” (the “Volcker Rule”).
Economic Growth, Regulatory Relief, and Consumer Protection Act of 2018
In May 2018, the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Regulatory Relief Act”), amended certain provisions of the Dodd-Frank Act, as well as certain other statutes administered by the federal banking agencies. Some of the key provisions of the Regulatory Relief Act as it relates to community banks and bank holding companies include: (i) designating mortgages held in portfolio as “qualified mortgages” for banks with less than $10 billion in assets, subject to certain documentation and product limitations; (ii) exempting banks with less than $10 billion in assets (and total trading assets and trading liabilities of 5% or less of total assets) from Volcker Rule requirements relating to proprietary trading; (iii) simplifying capital calculations for banks with less than $10 billion in assets by requiring federal banking agencies to establish a community bank leverage ratio of tangible equity to average consolidated assets of not less than 8% or more than 10%, and provide that banks that maintain tangible equity in excess of such ratio will be deemed to be in compliance with risk-based capital and leverage requirements; (iv) assisting smaller banks with obtaining stable funding by providing an exception for reciprocal deposits from FDIC restrictions on acceptance of brokered deposits; (v) raising the eligibility for use of short-form Call Reports from $1 billion to $5 billion in assets; (vi) clarifying definitions pertaining to high volatility commercial real estate loans (HVCRE), which require higher capital allocations, so that only loans with increased risk are subject to higher risk weightings; and (vii) changing the eligibility for use of the small bank holding company policy statement from institutions with under $1 billion in assets to institutions with under $3 billion in assets.
Section 201 of the Regulatory Relief Act directed the federal banking agencies to develop a community bank leverage ratio (“CBLR”) of not less than 8% and not more than 10% for qualifying community banks and bank holding companies with total consolidated assets of less than $10 billion. Qualifying community banking organizations that exceed the CBLR level established by the agencies, and that elect to be covered by the CBLR framework, will be considered to have met: (i) the generally applicable leverage and risk-based capital requirements under the banking agencies’ capital rules; (ii) the capital ratio requirements necessary to be considered “well capitalized” under the banking agencies’ prompt corrective action framework in the case of insured depository institutions; and (iii) any other applicable capital or leverage requirements.

In September 2019, the federal banking agencies approved the final rule to implement the provisions of Section 201 of the Regulatory Relief Act. Under the new rule, which was effective January 1, 2020, a qualifying community banking organization is defined as a depository institution or depository institution holding company with less than $10 billion in assets. A qualifying community banking organization has the option to elect the Community Bank Leverage Ratio (“CBLR”) framework if its CBLR is greater than 9% and it has off-balance sheet exposures of 25% or less of consolidated assets, and trading assets and liabilities of 5% or less of total consolidated assets. The leverage ratio for purposes of the CBLR is calculated as Tier I capital divided by average total assets, consistent with the manner banking organizations calculate the leverage ratio under generally applicable capital rules. Qualifying community banking organizations that exceed the CBLR level established by the agencies, and that elect to be covered by the CBLR framework, will be considered to have met: (i) the generally applicable leverage and risk-based capital requirements under the banking agencies’ capital rules; (ii) the capital ratio requirements necessary to be considered “well capitalized” under the banking agencies’ prompt corrective action framework in the case of insured depository institutions; and (iii) any other applicable capital or leverage requirements. For institutions that fall below the 9% capital requirement but remain above 8%, are allowed a two quarter grace period to either meet the qualifying criteria again or to comply with the generally applicable capital rules.
National Monetary Policy
In addition to being affected by general economic conditions, the earnings and growth of C&N Bank and Covenant Bank and, therefore, the earnings and growth of each of C&N and Covenant, are affected by the policies of regulatory authorities, including the FRB and the FDIC. An important function of the FRB is to regulate the money supply and credit conditions. Among the instruments used to implement these objectives are open market operations in U.S. government securities, setting the discount rate and changes in financial institution reserve requirements. These instruments are used in varying combinations to influence overall growth and distribution of credit, bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits.
The monetary policies and regulations of the FRB have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon the future businesses, earnings and growth of C&N cannot be predicted with certainty.

INFORMATION ABOUT CITIZENS & NORTHERN CORPORATION
The principal trading market for C&N common stock is the Nasdaq Capital Market. The principal executive offices of C&N are located at 90-92 Main Street, Wellsboro, Pennsylvania 16901, telephone number (570) 724-3411. Its Internet website is http://www.cnbankpa.com. Information on this Internet website is not part of this proxy statement/prospectus.
As permitted by the rules of the SEC, financial and other information relating to C&N that is not included in or delivered with this document, including financial information and information relating to C&N’s directors and executive officers, is incorporated herein by reference. See “Where You Can Find More Information” on page 1 .

COVENANT’S SPECIAL MEETING
This document is being furnished to Covenant shareholders by Covenant’s board of directors in connection with the solicitation of proxies from the holders of Covenant common stock for use at the special meeting of Covenant shareholders and any adjournments or postponements of the special meeting.
Date, Time and Place
The Covenant special meeting will be held via webcast on Tuesday, June 2, 2020 at 8:00 a.m., local time, subject to any adjournments or postponements. Due to guidance from the federal and Pennsylvania state governments regarding the impact of the novel coronavirus, the special meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. Because the special meeting is virtual, shareholders will not be able to attend the special meeting in person. You will be able to participate in the special meeting, vote and submit your questions during the special meeting via live webcast by visiting www.cleartrustonline.com/covenant and follow the instructions on your proxy card and on this website for how to attend and vote at the special meeting.
Matters to be Considered
At the special meeting, Covenant shareholders will be asked to consider and vote upon the following proposals:
1.
adoption and approval of the merger agreement as described in detail under the heading “The Merger” beginning on page 33;

2.
a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

At this time, Covenant board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.
Shareholders Entitled to Vote
The close of business on Tuesday, March 31, 2020 has been fixed by Covenant’s board of directors as the record date for the determination of those holders of Covenant common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.
At the close of business on the record date there were 4,400,434 shares of Covenant common stock outstanding and entitled to vote, held by approximately 330 holders of record. A list of the shareholders of record entitled to vote at the special meeting will be available for examination by Covenant shareholders.
Quorum and Required Vote
The presence, virtually or by proxy, of the holders of a majority of the issued and outstanding shares of Covenant common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. There must be a quorum for the special meeting to be held. Abstentions are counted for purposes of determining the presence or absence of a quorum, but are not considered a vote cast under Pennsylvania law. Brokers holding shares in street name for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. Such shares for which brokers have not received voting instructions from their customers are called “broker non-votes.” Under Pennsylvania law, broker non-votes will be counted to determine if a quorum is present with respect to any matter to be voted upon by shareholders at the special meeting only if such shares have been voted at the meeting on another matter other than a procedural motion.
Each holder of record of shares of Covenant common stock as of Covenant’s record date is entitled to cast one vote per share at the special meeting on each proposal.
The affirmative vote of holders of a majority of the shares of Covenant common stock outstanding and eligible to vote at the special meeting, virtually or by proxy, is required to adopt and approve the merger agreement and to approve the proposal to adjourn the special meeting. Abstentions and broker non-votes will have no effect on each of these other proposals.
How Shares Will Be Voted at the Special Meeting
All shares of Covenant common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption and approval of the merger agreement, and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies as included in this document.
If you hold shares of Covenant common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will not be deemed to have been voted on any of the proposals.
If any other matters are properly brought before the special meeting, the proxies named in the proxy card will vote the shares represented by duly executed proxies in accordance with the direction of Covenant’s board of directors.
How to Vote Your Shares
Covenant shareholders may vote at the special meeting by one of the following methods:
Voting by Proxy.   You may vote your Covenant shares by proxy by using one of the following methods:
Return proxy card by mail — by marking your selections, date and signing your name exactly as it appears on your card, and returning the enclosed proxy card in the postage pre-paid return envelope.
Telephone voting — by dialing the toll-free number and following the instructions on your proxy card.
Internet voting — by accessing the Internet at the web address stated on the proxy card and following the instructions.
Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this document, your proxy will be voted in favor of that proposal.
Voting Virtually at the Meeting.   Because the special meeting is virtual and being held via live webcast, shareholders will not be able to attend the special meeting in person but may attend and vote online during the live webcast. Please go to http://www.cleartrustonline.com/covenant and follow the instructions on your proxy card and on this website for how to attend and vote at the special meeting
How to Change Your Vote
If you are a registered shareholder, you may revoke any proxy at any time before it is voted at the special meeting by (1) signing and returning a proxy card with a later date, (2) voting telephonically or online after your submitted written proxy card has been received, (3) delivering a written revocation letter to the Secretary of Covenant or (4) attending the special meeting virtually and voting online during the webcast of the special meeting. Covenant’s Secretary’s mailing address is 182 North Main Street, Doylestown, Pennsylvania 18901. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures. Covenant will honor the latest vote cast.
Solicitation of Proxies
The board of directors of Covenant is soliciting proxies for use at the Covenant special meeting. Covenant will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Covenant will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Covenant common stock and secure their voting instructions. Covenant will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Covenant may use several of its regular employees, who will not be additionally compensated, to solicit proxies from Covenant shareholders, either personally or by telephone, facsimile, letter or other electronic means.
C&N will be responsible for and shall bear all expenses incurred in connection with the printing and distribution of this document.
Voting Agreements
As of the record date, directors and executive officers of Covenant and their affiliates collectively beneficially owned 1,095,608 shares of Covenant common stock, or 24.9% of the outstanding shares of Covenant stock entitled to be voted at the special meeting. Collectively, directors and executive officers of Covenant had sole voting power over 540,374 shares of Covenant common stock, or 12.3% of the outstanding shares of Covenant common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and executive officers of Covenant has executed a letter agreement, commonly known as a voting agreement, in favor of C&N pursuant to which he or she has agreed to vote all shares of Covenant common stock owned by him or her, and over which he or she has sole voting power, in favor of adoption of the merger agreement, and each of these persons also agreed to use his or her best efforts to cause all other shares of Covenant common stock beneficially owned by him or her to be voted in favor of the merger.
Proposal No. 1 — Adoption and Approval of the Merger Agreement
Covenant is asking its shareholders to adopt and approve the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger”, beginning on page 33. As discussed in detail in the sections entitled “The Merger — Covenant’s Reasons for the Merger,” and “— Recommendation of Covenant’s Board of Directors”, beginning on pages 35 and 37, respectively, after careful consideration, Covenant’s board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Covenant, and the board unanimously approved the merger agreement.
Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Covenant common stock outstanding and eligible to vote, virtually or by proxy, at Covenant’s special meeting. Abstentions and broker non-votes will not count as a vote cast on Proposal No. 1, so they will have no effect on the adoption of Proposal No. 1.
Accordingly, Covenant’s board of directors unanimously recommends that Covenant shareholders vote “FOR” adoption and approval of the merger agreement.
Proposal No. 2 — Authorization to Vote on Adjournment or Other Matters
If, at the Covenant special meeting, the number of shares of Covenant common stock present, virtually or by proxy, is insufficient to constitute a quorum, or the number of shares of Covenant common stock voting in favor is insufficient to adopt the merger agreement, Covenant’s board of directors intends to move to adjourn the special meeting in order to enable Covenant’s board of directors more time to solicit additional proxies in favor of adoption of the merger agreement. In that event, Covenant will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.
In this proposal, Covenant is asking you to grant discretionary authority to the holder of any proxy solicited by Covenant’s board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Covenant approve the adjournment proposal, Covenant could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.
Pursuant to Covenant’s bylaws, the adjournment proposal requires the affirmative vote of a majority of votes cast, virtually and by proxy, at the Covenant special meeting. Abstentions and broker non-votes will have no effect on the adjournment proposal.
Covenant’s board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

INFORMATION ABOUT COVENANT FINANCIAL, INC.
Business
Covenant Financial, Inc., or Covenant, was incorporated as a Pennsylvania business corporation on September 17, 2015 for the purpose of becoming a one-bank holding company. Covenant’s main office is located at 182 North Main Street, Doylestown, Pennsylvania. Covenant’s primary function is to own all of the common stock of its wholly-owned subsidiary, Covenant Bank.
The common stock of Covenant is not currently listed on any exchange or quoted in the over the counter market. Covenant’s website can be accessed at http://www.yourcovenantbank.com. The principal executive offices of Covenant are located at 182 N. Main Street, Doylestown, Pennsylvania 18901, and its telephone number is (267) 327-4910.
Covenant Bank is a Pennsylvania banking institution that was incorporated on December 1, 2006. Covenant Bank is a community bank offering a full range of banking services to the Philadelphia metropolitan market. Covenant Bank operates two banking offices, one in Bucks County, Pennsylvania and one in Chester County, Pennsylvania. 3309 Dekalb Pike, LLC is the sole subsidiary of Covenant Bank and its sole purpose is to hold OREO for Covenant Bank.
Covenant’s principal source of revenue is interest earnings on its investment securities and loan portfolios.
At December 31, 2019, Covenant had approximately $516.0 million in assets, $395.2 million in deposits and $42.1 million of shareholders’ equity.
Competition
Covenant’s core service area consists primarily of Bucks and Chester County, Pennsylvania and the Philadelphia market area. Within this service area, the banking business is highly competitive. Covenant competes with local banks, as well as numerous regionally based commercial banks, most of which have assets, capital and lending limits far larger than those of Covenant. Covenant also competes with savings banks, savings and loan associations, money market funds, insurance companies, stock brokerage firms, regulated small loan companies and credit unions. The industry competes primarily in the area of interest rates, products offered, customer service and convenience.
Many of Covenant’s competitors enjoy several advantages over it, including a larger asset and capital bases, the ability to finance wide-ranging advertising campaigns and to allocate their investment assets to areas of highest yield and demand.
Properties
Covenant owns its main office, located at 60 North Main Street, Doylestown, Pennsylvania, and leases its Paoli bank branch located at 1500 E. Lancaster Avenue, Suite 105, Paoli, Pennsylvania, and its operations office at 182 N. Main Street, Doylestown, Pennsylvania.
Legal Proceedings
Covenant is not aware of any litigation that would have a material adverse effect on the consolidated financial position of Covenant. Covenant and Covenant Bank have no legal proceedings pending other than ordinary routine litigation occurring in the normal course of business. In addition, management does not know of any material proceedings contemplated by governmental authorities against Covenant or Covenant Bank or any of its properties.
Market Price of and Dividends on Covenant’s Common Stock
Covenant’s common stock was held by approximately 330 holders of record as of the record date. There is no established trading market for Covenant’s common stock.

Information about Covenant Designees to C&N Board of Directors
Stephen M. Dorwart and Robert G. Loughery are anticipated to be appointed to the board of directors of C&N and C&N Bank upon consummation of the merger. The following information includes information each of Messrs. Dorwart and Loughery has given to us about his age, positions he holds, and his principal occupation for the past five years. Neither Messrs. Dorwart nor Loughery is a director of any other publicly-held company.
Mr. Stephen M. Dorwart, age 50, has served as a director of Covenant Bank since its formation in 2007 and Covenant since its formation in 2016. Mr. Dorwart has served as chair of each of its audit committee and compensation committee since 2008 and has been the unanimous selection as its lead outside director since 2015. From 1991 to 2006, he worked at a regional public accounting firm, Slough, Horneff & Fischer, and became a partner in 2001. Since 2006, Mr. Dorwart has been managing partner of Fischer Dowart, PC, a public accounting firm. He is a CPA licensed in Pennsylvania, New Jersey and Delaware. Mr. Dorwart received his B.S. in Business Administration from Bucknell University in 1991. He is a member and trustee of the Neshaminy Football Hall of Fame.
Mr. Robert G. Loughery, age 50, has served as a director of Covenant and Covenant Bank since 2015. Since January 2020, Mr. Loughery has been president of Nehemiah Development Company, Inc., a real estate development and investment company. Also, since 2005, he has been treasurer and partner/owner of BFRL Realty Associates, Inc., a developer, owner and manager of commercial and industrial real estate. Mr. Loughery served as County Commissioner in Bucks County, Pennsylvania from February 2011 until January 2020, having been elected in 2011 and 2015. He served as Chairman of the Board of the County Commissioners from 2012 to 2016 and again in 2018 and 2019. Mr. Loughery currently serves on a number of private and public authority boards, including Grand View Health, Peddlers Village, Gilmore & Associates, Inc., the Pennsylvania Housing Finance Agency, the Pennsylvania Convention Center Authority, and Independence Health Group Public Affairs Advisory Board. He was also appointed to the U.S. Trade Representative Intergovernmental Policy Advisory Committee by the White House. From 2012 to 2018, Mr. Loughery served on the board of the Delaware Valley Regional Finance Authority. He received a B.A. in Policy and Management Studies from Dickinson College in 1991. Following graduation, Mr. Loughery was a commissioned officer in the U.S. Army Reserves.
Set forth below is a table providing information concerning the compensation of Messrs. Dorwart and Loughery as directors of Covenant for the fiscal year ended December 31, 2019.
Name and Principal Position	Year	Fees Earned or Paid in Cash(1)	Total
Stephen M. Dorwart, Non-Employee Director of Covenant and Covenant Bank	2019	$44,320	$44,320
Robert G. Loughery, Non-Employee Director of Covenant and Covenant Bank	2019	$21,160	$21,160
The C&N board of directors has determined that each of Messrs. Dorwart and Loughery are independent under the independence standards of Nasdaq.
Security Ownership of Certain Beneficial Holders of Covenant
The following table sets forth, as of March 31, 2020, the name of each director and executive officer of Covenant, the number of shares beneficially owned, and the percentage of Covenant’s outstanding common stock so owned, and the aggregate number of shares beneficially owned and the percentage so owned by all directors and executive officers as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares, except to the extent authority is shared with spouses under applicable law. Beneficial ownership is determined in accordance with the Securities and Exchange Commission rules and includes shares which the reporting person has the right to acquire within sixty (60) days.

Name of Individual	Position with Bank	Amount and Nature of Beneficial Ownership	Percent of Class*
Donald P. Worthington	Chairman of the Board, Director	149,563(1)	3.38%
John C. Spier	President and CEO, Director	154,167(2)	3.47%
Albert Jinks	Director	307,315(3)	6.97%
Lou Quattrocchi	Vice Chairman of the Board, Director	60,695(4)	1.37%
Harold Middleburg MD	Director	105,319(5)	2.39%
Stephen M. Dorwart	Director	105,354(6)	2.39%
Elliot Norry	Director	64,949(7)	1.47%
Michael Zirolli	Director	101,970(8)	2.31%
Thomas J. Profy IV	Director	60,660(9)	1.38%
Gregory E. Grim	Director	98,953(10)	2.25%
D. Rodman Eastburn	Director	17,021(11)	*
Robert G. Loughery	Director	8,021(12)	*
Carolina Cabrera DiGiorgio	Director	2,188(13)	*
William K. Poole	Director	100,188(14)	2.28%
Carl E. White, Jr.	Director	16,270(15)	*
Blair T. Rush	EVP, Director, President and Chief Operating Officer of Covenant Bank	60,000(16)	1.35%
Kelley A. Cwiklinski	EVP, Chief Lending Officer	74,600(17)	1.68%
Aaron Sattler	EVP, Chief Financial Officer	53,170(18)	1.20%
Nancy Krulla	EVP, Bank Administrative Officer	145,697(19)	3.31%
All Directors and Executive Officers as a Group		1,686,100(20)	34.90%
Information furnished by directors and executive officers.

(*)
As of March 31, 2020, the number of shares of Covenant common stock issued and outstanding was 4,400,434. The calculation of an individual director’s or executive officer’s percentage ownership is based on the individual director’s or executive officer’s beneficial ownership as the numerator, divided by the sum of the 4,400,434 shares of Covenant common stock issued and outstanding plus the individual director’s or executive officer’s stock options, which may be exercised within sixty (60) days.

(1)
Includes 51,364 shares held individually, 67,366 shares held by affiliates and 30.833 options

(2)
Includes 110,000 shares held individually and 44,167 options.

(3)
Includes 211,114 shares held individually, 89,180 shares held by affiliates and 7,021 options.

(4)
Includes 46,412 shares held individually, 7,260 shares held by affiliates and 7,023 options.

(5)
Includes 98,298 shares held individually and 7,021 options.

(6)
Includes 29,996 shares held individually, 68,337 shares held by affiliates and 7,021 options.

(7)
Includes 33,398 shares held individually, 24,530 shares held by affiliates and 7,021 options.

(8)
Includes 59,369 shares held individually, 35,580 shares held by affiliates and 7,021 options.

(9)
Includes 53,639 shares held individually and 7,021 options.

(10)
Includes 91,932 shares held individually and 7,021 options.

(11)
Includes 10,000 shares held individually and 7,021 options.

(12)
Includes 1,000 shares held individually and 7,021 options.

(13)
Includes 1,000 shares held individually and 1,188 options.

(14)
Includes 93,000 shares held individually, 6,000 shares held by affiliates and 1,188 options.

(15)
Includes 15,082 shares held individually and 1,188 options.

(16)
Includes 25,000 shares held individually and 35,000 options.

(17)
Includes 32,600 shares held individually and 42,000 options.

(18)
Includes 22,503 shares held individually and 30,677 options.

(19)
Includes 33,210 shares held individually, 104,987 shares held by affiliates and 7,500 options.

(20)
Includes an aggregate of 263,943 options.

Other than as set forth above, Covenant is not aware of any individual or entity that beneficially owned 5% or more of its outstanding common stock.
Transactions with Related Parties.
Some of Covenant’s directors and executive officers, members of their immediate families and the companies with which they are associated were Covenant customers and had banking transactions with Covenant in the ordinary course of business during 2019 and 2018. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In Covenant’s management’s opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features. The director or officer in question is excused from the board meeting at which the loan or commitment is considered. The aggregate extensions of credit to all such persons, as a group, totaled $6.3 million at December 31, 2019 and $5.7 million at December 31, 2018 in commitments to lend.
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Covenant Financial, Inc.
This section is intended to help readers understand the financial performance of Covenant Financial, Inc. The information reflected in this section reflects the financial performance of Covenant Financial, Inc. and its subsidiary, Covenant Bank.
BUSINESS
Overview
Covenant Financial, Inc. was incorporated on September 17, 2015 under the laws of the Commonwealth of Pennsylvania. Covenant’s activity consists of owning and supervising its subsidiary, Covenant Bank, which is a full-service bank providing personal and business lending and deposit services. Covenant Bank became a wholly owned subsidiary of Covenant, pursuant to a Plan of Reorganization that was consummated in February 2016. Stockholders of Covenant Bank exchanged each share of common stock or options of Covenant Bank for one share of common stock or options of Covenant.
Covenant operates through a main office located in Doylestown, PA and a branch located in Paoli, PA. Covenant provides a traditional set of lending, deposit and other financial products with an emphasis on commercial real estate and commercial and industrial loans to small- to mid-sized businesses and individuals.
Most of Covenant’s activities are with customers located within the Philadelphia area including the surrounding counties in Pennsylvania and New Jersey. Although Covenant has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy. Covenant does not have any significant concentrations to any one industry or customer.
At December 31, 2019, Covenant had total assets of $516.0 million, total deposits of $393.4 million and total stockholders’ equity of $42.1 million.
Loans
Covenant’s primary source of income is interest on loans. Covenant’s loan portfolio consists primarily of commercial real estate loans secured by commercial properties and commercial and industrial loans. Covenant’s loan portfolio is the highest yielding component of its significant interest earning assets.

Total loans at December 31, 2019, were $417.2 million, net of an allowance for loan losses of $4.0 million, as compared to $394.9 million, net of an allowance for loan losses of $4.6 million, at December 31, 2018. Growth for 2019, representing an increase of 5.6%, has been primarily in commercial real estate loans and reflects a growing local economy in Covenant’s trade area.
Covenant is experiencing increased competition reflected in aggressive pricing and terms offered by its competitors. Covenant continues to focus its efforts on building new relationships and providing quality service to its established loan customers who value its relationship banking philosophy.
Loan Composition
The following table sets forth the classification of Covenant’s gross loans by loan portfolio class as of the periods indicated:
	At December 31,
	2019		2018		2017		2016		2015
	(Dollars in thousands)
Commercial and industrial	$53,098	13%	$60,702	15%	$65,494	17%	$67,289	23%	$58,938	29%
Commercial real estate	361,199	86%	331,031	83%	306,367	81%	223,969	76%	142,326	70%
Residential real estate	7,402	2%	7,144	2%	5,051	1%	3,163	1%	1,694	1%
Consumer, other	226	0%	1,523	0%	356	0%	104	0%	85	0%
Total Gross Loans	421,925	100%	400,400	100%	377,268	100%	294,525	100%	203,043	100%
Unearned net loan origination fees and costs	(779)		(926)		(970)		(738)		(627)
Less: Allowance for loan losses	(3,963)		(4,584)		(4,673)		(6,530)		(2,763)
Net Loans	$417,183		$394,890		$371,625		$287,257		$199,653

Loan Maturity and Fixed vs. Variable Rate Loans
The following table sets forth maturity distribution of loans at December 31, 2019 for both fixed-rate and variable or adjustable rate loans:
	As of December 31, 2019
	Fixed-Rate Loans				Variable- or Adjustable-Rate Loans
	1 Year or Less	1 – 5 Year	> 5 Year	Total	1 Year or Less	1 – 5 Year	> 5 Year	Total
	(In thousands)
Commercial and industrial	$2,022	$18,680	$892	$21,594	$22,436	$5,882	$3,186	$31,504
Commercial real estate	10,857	161,107	17,050	189,014	27,144	11,359	133,682	172,185
Residential real estate	—	—	—	—	182	2,252	4,968	7,402
Consumer, other	15	102	—	117	109	—	—	109
Total	$12,894	$179,889	$17,942	$210,725	$49,871	$19,493	$141,836	$211,200

The majority of Covenant’s loans are loans to businesses in many industries, as well as to their owners. Covenant makes commercial loans for real estate development and other business purposes required by its customer base. Covenant manages risk associated with its commercial portfolios (commercial and industrial loans and commercial real estate loans) through underwriting policies and procedures, diversification and loan monitoring efforts. Covenant’s underwriting standards include requiring independent third-party appraisals, periodic property inspections, analyses of the quality and experience of the organization or developer managing each property, and evaluations of the cash flow capability of borrowers to repay loans. In addition to real estate collateral, the majority of Covenant’s commercial and industrial loans are secured by business assets and many are supported by personal guarantees and other assets of the principals or the borrower.

Covenant’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of the underlying collateral values, such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80 percent and vary in terms.
Residential real estate loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential real estate loans have varying loan rates depending on the financial condition of the borrower and/or the loan to value ratio. Residential real estate loans, which include home equity lines of credit and home equity installments, have amortizations ranging from 5 years to 25 years.
Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are unsecured.
For further discussion on the composition of Covenant’s loan portfolio, see Note 4 to its financial statements for the years ended December 31, 2019 and 2018 beginning on page F-32 of this document.
Asset Quality
Extending credit to borrowers exposes Covenant to credit risk, which is the risk that the principal balance of a loan and related interest will not be collected due to the inability of the borrower to repay the loan. Covenant seeks to manage credit risk by carefully analyzing both the debt service capacity of a borrower and the underlying collateral securing their loan. Covenant manages credit risk in its loan portfolio through written loan policies, which establish underwriting standards or limits deemed necessary or prudent. These guidelines are approved by the Covenant Board of Directors.
Asset Classification
Federal regulations and Covenant’s policies require Covenant to utilize an internal asset classification system as a means of reporting and tracking problem and potential problem assets. Federal banking regulations set forth a classification grid for problem and potential problem assets as “substandard,” “doubtful” or “loss” assets. Loans classified as “substandard” have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. An asset is considered “substandard” if it is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly improbable. Assets classified as “loss” are those considered uncollectible and are charged to the allowance for loan losses. Assets which do not currently expose Covenant to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated “other assets especially mentioned.” Loans not classified are rated pass.

The following table presents the classes of the commercial loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within Covenant’s internal risk rating system at the dates indicated.
	At December 31,
	2019			2018
	Commercial and Industrial	Commercial Real Estate	Total	Commercial and Industrial	Commercial Real Estate	Total
	(In thousands)
Pass	$48,417	$355,164	$403,581	$56,664	$325,651	$382,315
Special Mention	—	50	50	—	255	255
Substandard	3,694	5,923	9,617	4,038	5,125	9,163
Doubtful	987	62	1,049	—	—	—
Total classified	4,681	6,035	10,716	4,038	5,380	9,418
Total loans	$53,098	$361,199	$414,297	$60,702	$331,031	$391,733
Delinquent Loans
The following tables show the delinquencies in Covenant’s loan portfolio as of the dates indicated.
	At December 31, 2019
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Nonaccrual	Current	Total Loans Receivable	90 days or Greater Past Due and Still Accruing
	(In thousands)
Commercial and industrial	$446	$—	$—	$446	$1,193	$51,459	$53,098	$—
Commercial real estate	132	—	—	132	1,408	359,659	361,199	—
Residential real estate	—	—	—	—	—	7,402	7,402	—
Consumer, other	—	—	—	—	—	226	226	—
Total	$578	$—	$—	$578	$2,601	$418,746	$421,925	$—

	At December 31, 2018
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Nonaccrual	Current	Total Loans Receivable	90 days or Greater Past Due and Still Accruing
	(In thousands)
Commercial and industrial	$160	$41	$—	$201	$2,042	$58,459	$60,702	$—
Commercial real estate	—	—	—	—	3,359	327,672	331,031	—
Residential real estate	—	—	—	—	—	7,144	7,144	—
Consumer, other	—	—	—	—	—	1,523	1,523	—
Total	$160	$41	$—	$201	$5,401	$394,798	$400,400	$—

Nonperforming Assets and Troubled Debt Restructured Loans (TDRs)
The following table sets forth information concerning Covenant’s nonperforming assets and troubled debt restructured loans as of the dates indicated:
	As of December 31,
	2019	2018	2017	2016	2015
	(Dollars in thousands)
Nonaccrual loans	$2,601	$5,401	$3,024	$8,616	$2,809
Loans past due 90 days or more and still accruing	—	—	—	—	292
Total nonperforming loans	2,601	5,401	3,024	8,616	3,101
Other real estate owned (OREO)	1,323	92	493	1,088	1,609
Total nonperforming assets	$3,924	$5,493	$3,517	$9,704	$4,709
Loans subject to troubled debt restructurings (TDRs):
Performing	$273	$387	$790	$—	$—
Nonperforming	249	928	416	1,738	704
Total TDRs	$522	$1,315	$1,206	$1,738	$704
Asset quality ratios:
Total nonperforming loans to total loans	0.62%	1.35%	0.80%	2.93%	1.53%
Total nonperforming assets to total assets	0.76%	1.15%	0.79%	2.74%	1.79%
Allowance for loan losses to total loans	0.94%	1.15%	1.24%	2.22%	1.37%
Allowance for loan losses to nonperforming loans	152.36%	84.87%	154.53%	75.79%	89.11%
Nonperforming assets include nonperforming loans and Other Real Estate Owned (“OREO”). Nonperforming loans consist of loans on a nonaccrual basis and loans past due 90 days or more and still accruing. Covenant’s nonperforming loans totaled $2.6 million, or 0.62% of total loans, at December 31, 2019, compared to $5.4 million, or 1.35% of total loans, at December 31, 2018.
A loan is placed on nonaccrual status, and the accrual of interest is discontinued, when the contractual payment of principal or interest has become 90 days past due or Covenant’s management has serious doubt about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed and interest income is not accrued until the loan is brought current, is performing in accordance with the contractual terms for a reasonable period of time, and the ultimate collectability of principal and interest is no longer in doubt.
Real estate that is acquired through foreclosure or deed in lieu of foreclosure in partial or total satisfaction of loans is classified as other real estate owned (“OREO”). At the date OREO is acquired properties are recorded at fair value less estimated costs to sell. When a property is acquired, the excess of the loan balance over the fair value is charged to the allowance for loan losses. Any subsequent write downs that may be required to the carrying value of the property are recorded in noninterest expense. At December 31, 2019 and December 31, 2018, Covenant’s OREO totaled $1.3 million and $92,000, respectively.
A loan is classified as a troubled debt restructuring (“TDR”) when a concession that Covenant would not otherwise have considered is granted to a borrower experiencing financial difficulty. All of Covenant’s TDRs involve the restructuring of loan terms to reduce the total payment. At December 31, 2019, Covenant had six TDRs with a recorded balance of $522,000 and a specific reserve allocation of $126,000. At December 31, 2018, Covenant had nine TDRs with a recorded investment of $1.3 million and a specific reserve allocation of $138,000.
Covenant accounts for its impaired loans in accordance with U.S. GAAP. An impaired loan generally is one for which it is probable, based on current information and events, that Covenant will not collect all the amounts due under the contractual terms of the loan agreement. Impairment is measured on a loan-by-loan basis for commercial and industrial loans and commercial real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral, if the loan is collateral dependent. Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Covenant’s total impaired loans amounted to $2.9 million with a specific reserve allocation of $126,000 at December 31, 2019, compared to $5.8 million and $138,000, respectively, at December 31, 2018.
Allowance for Loan Losses
The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.
The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on Covenant’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.
For further discussion of Covenant’s accounting policies and discussion of the allowance for loan losses, see Notes 1 and 4 to its financial statements for the years ended December 31, 2019 and 2018 presented elsewhere in this document.
The following tables summarize the activity in the allowance for loan losses by loan class for the years indicated:
	At or for the Years Ended December 31,
	2019	2018	2017	2016	2015
	(Dollars in thousands)
December 31, 2019
Beginning balance	$4,584	$4,673	$6,530	$2,763	$3,281
Provision for loan losses	460	2,931	2,636	4,416	1,455
Chargeoffs:
Commercial and industrial	(1,257)	(3,114)	(2,712)	(581)	(241)
Commercial real estate	(124)	(1,822)	(118)	(1,545)
Residential real estate	(214)
Consumer other
Total chargeoffs	(1,257)	(3,238)	(4,534)	(699)	(2,000)
Recoveries:
Commercial and industrial	71	129	1	3	27
Commercial real estate	105	14	40	47
Residential real estate	75
Consumer other
Total recoveries	176	218	41	50	27
Net (chargeoffs) recoveries	(1,081)	(3,020)	(4,493)	(649)	(1,973)
Ending balance	$3,963	$4,584	$4,673	$6,530	$2,763
Net (chargeoffs) recoveries to average loans during the year	-0.26%	-0.77%	-1.30%	-0.28%	-1.07%

Allocation of Allowance for Loan Losses
	At December 31,
	2019			2018			2017
	Allowance for Loan Losses	Percent of Allocated Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allocated Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allocated Allowance	Percent of Loans to Gross Loans
	(Dollars in thousands)
Commercial and industrial	$1,529	43%	13%	$1,716	43%	15%	$1,593	35%	17%
Commercial real estate	2,013	57%	86%	2,262	57%	83%	2,964	65%	81%
Residential real estate	8	0%	2%	14	0%	2%	13	0%	1%
Consumer, other	—	0%	0%	5	0%	0%	—	0%	0%
Total allocated allowance	3,550	100%	100%	3,997	100%	100%	4,570	100%	100%
Unallocated	413			587			103
Total	$3,963			$4,584			$4,673

	At December 31,
	2016			2015
	Allowance for Loan Losses	Percent of Allocated Allowance	Percent of Loans to Gross Loans	Allowance for Loan Losses	Percent of Allocated Allowance	Percent of Loans to Gross Loans
	(Dollars in thousands)
Commercial and industrial	$3,533	54%	23%	$904	33%	29%
Commercial real estate	2,950	45%	76%	1,842	67%	70%
Residential real estate	8	0%	1%	1	0%	1%
Consumer, other	—	0%	0%	16	1%	0%
Total allocated allowance	6,491	100%	100%	2,763	100%	100%
Unallocated	39			—
Total	$6,530			$2,763
Investment Securities
The investment securities portfolio is used principally to manage liquidity. The portfolio is generally structured to provide consistent cash flows to enhance liquidity and provide funding for loan growth. At December 31, 2019, Covenant’s portfolio was composed of obligations of the U.S. government and its agencies, agency mortgage-backed securities, corporate debt securities, and tax-exempt obligations of state and political subdivisions.
Investment securities are classified as “held to maturity” (“HTM”), “available for sale” (“AFS”), or “trading” at time of purchase. Securities are classified as HTM based upon Covenant’s intent and ability to hold them to maturity. Such securities are stated at amortized cost or book value and adjusted for unamortized purchase premiums and discounts. Securities which are bought and held principally for resale in the near term are classified as trading securities, which are carried at market value. Realized gains and losses as well as gains and losses from marking the portfolio to fair value are included in trading revenue. Covenant has no trading securities. Securities not classified as HTM or trading are classified as AFS. AFS securities are those securities that Covenant intends to hold for an indefinite period of time, but not necessarily to maturity and are carried at fair value. Unrealized gains and losses on AFS securities are reported as a component of accumulated other comprehensive income, net of tax, which is included in stockholders’ equity. Any decision to sell a security classified as AFS would be based on various factors, including significant movements in interest rates, changes in the mix of Covenant’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors.

The amortized cost and approximate fair value of securities available for sale and held to maturity as of December 31, 2019, 2018 and 2017, and are summarized as follows:
	At December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
AVAILABLE FOR SALE
U. S. Treasury bills	$10,000	$—	$—	$10,000
Mortgage-backed securities –
U.S. government-sponsored entities – residential	3,883	5	(32)	3,856
Corporate debt securities	2,000	40	—	2,040
State and municipal securities	3,094	68	—	3,162
SBA asset-backed securities	2,764	17	—	2,781
Total	$21,741	$130	$(32)	$21,839
HELD TO MATURITY – Corporate debt securities	$1,000	$36	$—	$1,036

	At December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
AVAILABLE FOR SALE
U. S. Treasury bills	$9,999	$2	$—	$10,000
Mortgage-backed securities –
U.S. government-sponsored entities – residential	5,370	—	(136)	5,234
Corporate debt securities	2,000	43	(6)	2,038
State and municipal securities	2,511	14	(4)	2,521
SBA asset-backed securities	2,205	1	(9)	2,197
Total	$22,085	$60	$(155)	$21,990
HELD TO MATURITY – Corporate debt securities	$1,000	$—	$(6)	$994

	At December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In thousands)
AVAILABLE FOR SALE
U. S. Treasury bills	$9,999	$1	$—	$10,000
Mortgage-backed securities –
U.S. government-sponsored entities – residential	6,993	2	(112)	6,883
Corporate debt securities	2,000	28	(2)	2,026
State and municipal securities	2,564	3	(11)	2,556
SBA asset-backed securities	2,789	2	(9)	2,782
Total	$24,345	$36	$(134)	$24,247
HELD TO MATURITY – Corporate debt securities	$500	$13	$—	$513

At December 31, 2019, Covenant had no investments in a single issuer (other than investments in securities issued by the U.S. Government) that had an aggregate book value that exceeded 10% of its consolidated stockholders’ equity.
Portfolio Maturities and Yields
The following table sets forth the stated maturities and weighted average yields of the investment securities at December 31, 2019. Certain mortgage-backed securities have adjustable interest rates and will reprice within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investment securities available for sale do not give effect to changes in fair value that are reflected as a component of equity. Maturities are based on contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur.
	Within One Year		More than One Year Through Five Years		More than Five Years Through ten Years		Due After Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Average Weighted Yield
	(Dollars in thousands)
Available For Sale:
U. S. Treasury bills	$10,000	1.42%	$—	—	$—	—	$—	—	$10,000	$10,000	1.42%
Mortgage-backed securities – U.S. government-sponsored entities – residential	—	—	3,534	1.72%	349	2.58%	—	—	3,883	3,856	1.80%
Corporate debt securities	—	—	—	0%	2,000	5.44%	—	—	2,000	2,040	5.44%
State and municipal securities	1,367	3.32%	913	2.59%	569	4.34%	245	3.00%	3,094	3,162	3.27%
SBA asset-backed securities	—	2,764	3.25%	—	—	2,764	2,781	3.25%
Total Available for Sale	$11,367	1.65%	$7,211	2.42%	$2,918	4.88%	$245	3.00%	$21,741	$21,839	2.35%
Total Held to Maturity – Corporate debt securities	$—	—	$—	—	$1,000	6.25%	$—	—	$1,000	$1,036	6.25%

Deposits
Deposits are Covenant’s primary source of funds to support its interest earning assets. Covenant competes for deposits with other banks and credit unions. The following tables set forth the distribution of average deposit accounts and average rates, by account type for the years indicated.
	Year Ended December 31,
	2019			2018			2017
	Average Amount	Percent	Average Rate	Average Amount	Percent	Average Rate	Average Amount	Percent	Average Rate
	(Dollars in thousands)
Demand, noninterest-bearing	$70,292	18.85%	—	$69,424	19.17%	—	$62,739	19.63%	—
Demand, interest -bearing	55,505	14.88%	0.34%	53,074	14.66%	0.30%	48,365	15.13%	0.29%
Money market accounts	124,668	33.42%	1.77%	119,161	32.91%	1.50%	123,215	38.55%	0.91%
Savings	5,120	1.37%	0.26%	3,299	0.91%	0.25%	3,454	1.08%	0.26%
Time, $100,000 and over	90,244	24.19%	2.29%	102,762	28.38%	1.92%	74,742	23.38%	1.42%
Time, other	27,171	7.29%	2.44%	14,361	3.97%	1.97%	7,111	2.22%	1.48%
	$373,000	100.00%	1.38%	$362,081	100.00%	1.16%	$319,626	100.00%	0.76%

Average brokered deposits, which are included within the average balances above, total $15.6 million, $28.6 million and $22.5 million in the years ended December 31, 2019, 2018 and 2017, respectively.
The following table shows maturity of time deposit of $100,000 and greater at December 31, 2019:
Maturity Period:	(In thousands)
Three months or less	$22,058
Over three through six months	4,293
Over six through twelve months	27,041
Over twelve months	36,909
Total	$90,301
Other Borrowed Funds and Long-Term Debt
Covenant also employs borrowings as another source of funding. Other borrowed funds at December 31, 2019 consisted of line-of-credit borrowings with the Atlantic Community Bankers’ Bank (“ACBB”) in the amount of $3.0 million (due in December of 2021 with an interest rate of 5.13%). Other borrowed funds at December 31, 2018 consisted of line-of-credit borrowings with the ACBB in the amount of $3.0 million (due in October 2019 with an interest rate of 6.00%) and overnight borrowing with Federal Home Loan Bank of Pittsburgh (“FHLB”) in the amount of $3.0 million (with an interest rate of 2.62%).The ACBB line-of-credit is secured by the common stock of Covenant Bank.
Long-term debt at December 31, 2019 and 2018 consisted of a subordinated note payable with CenterState Bank Corporation (as successor to Sunshine Bancorp) in the amount of $7.0 million (with an interest rate of 6.25%, interest only until principal due date of June 2026), a subordinated note payable with ESSA Bank & Trust in the amount of $1.0 million (with an interest rate of 6.25%, interest only until principal due date of June 2026), a subordinated note payable with FNCB Bank in the amount of $2.0 million (with an interest rate of 6.50%, interest only until principal due date of July 2027), and advances from the FHLB under various notes totaling $61.0 million and $60.5 million, respectively, with an average rate of 2.05% at both dates.
The following table sets forth information concerning balances and interest rates at the dates and for the years indicated:
	At or For the Year Ended December 31,
	2019	2018	2017
	(Dollars in thousands)
Federal Home Loan Bank advances:
Balance outstanding at end of year	$61,000	$60,500	$51,900
Weighted average interest rate at end of year	2.05%	2.05%	1.79%
Maximum amount outstanding at any month end	68,000	66,900	51,900
Average balance outstanding during the year	62,061	61,819	43,524
Weighted average interest during the year	2.08%	2.02%	1.66%
Federal funds purchased:
Balance outstanding at end of year	$—	$3,000	$—
Weighted average interest rate at end of year	2.62%
Maximum amount outstanding at any month end	3,000	3,000	5,500
Average balance outstanding during the year	37	10	320
Weighted average interest during the year	1.66%	0.52%	0.81%
Line of credit advances ACBB:
Balance outstanding at end of year	$3,000	$3,000	$3,000
Weighted average interest rate at end of year	5.13%	6.00%	5.00%
Maximum amount outstanding at any month end	3,000	3,000	3,000
Average balance outstanding during the year	3,000	3,000	3,000
Weighted average interest during the year	5.85%	5.48%	4.66%

MARKET FOR COVENANT’S COMMON STOCK
Covenant is privately owned, and its common stock is not listed or traded in any active market. Covenant has not paid any dividends during the years ended December 31, 2015 through December 31, 2019. During the year ended December 31, 2018, Covenant raised $1.1 million from the private placement of 133,577 shares of common stock at $8.25 per share. During the year ended December 31, 2017, Covenant raised $11.7 million from the private placement of 1,422,153 shares of common stock at $8.25 per share.

COVENANT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Covenant’s financial condition and results of operations in conjunction with Covenant’s financial statements and notes thereto included elsewhere in this document.
The purpose of this discussion and analysis is to provide the reader with information pertinent to understanding and assessing Covenant’s results of operations and financial condition for the years ended December 31, 2019 and 2018. This section contains forward-looking statements with respect to Covenant’s financial condition, results of operations and business. These forward-looking statements involve certain risks and uncertainties. See “Forward-Looking Information,” located elsewhere in this document.
Covenant’s activity consists of owning and supervising its subsidiary, Covenant Bank, which is a full-service bank providing personal and business lending and deposit services. Covenant Bank operates through its main office located in Doylestown, PA and a branch located in Paoli, PA.
Critical Accounting Policies and Estimates
Covenant’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). In the preparation of its financial statements, Covenant is required to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Covenant’s significant accounting policies are fundamental to understanding Covenant’s management’s discussion and analysis of financial condition and results of operations. Covenant’s significant accounting policies are more fully described in Note 1 to its financial statements for the years ended December 31, 2019 and 2018 included elsewhere in this document.
Covenant defines its critical accounting policies in accordance with U.S. GAAP that require it to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which those principles are applied. Covenant believes its critical accounting policies governing the determination of the allowance for loan losses, assessment of other than temporary impairment of securities and the determination of income taxes are critical accounting policies. Covenant’s management has reviewed and approved these critical accounting policies and has discussed these policies with its Audit Committee. Covenant believes the critical accounting policies used in the preparation of its financial statements that require significant estimates and judgments are as follows:
Allowance for Loan Losses.   The allowance for loan losses represents Covenant’s best estimate of probable credit losses inherent in the loan portfolio. The adequacy of Covenant’s allowance for loan losses is evaluated regularly. The allowance for loan losses has been determined in accordance with U.S. GAAP, under which Covenant is required to maintain an adequate allowance for loan losses. The allowance for loan losses is based upon Covenant’s management’s assessment of several factors including an assessment of probable losses included in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of specific loans for which full collectability may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loans, and current economic and market conditions. Although Covenant’s management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review Covenant’s allowance for loan losses. Such agencies may require Covenant to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, most of Covenant’s loans are secured by real estate. Accordingly, the collectability of a substantial portion of the carrying value of Covenant’s loan portfolio is susceptible to changes in local market conditions and may be adversely affected by declines in real estate values. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond Covenant’s control. Covenant believes that its allowance for loan losses is adequate to cover probable loan losses which are specifically identifiable, as well as losses inherent in its portfolio which are probable but not specifically identifiable.

Assessment of Other than Temporary Impairment.   Certain of Covenant’s assets are carried in the balance sheet at fair value or at the lower of cost or fair value. Valuation allowances are established when necessary to recognize impairment of such assets. Covenant periodically performs analyses to test for impairment of various assets. In addition to Covenant’s impairment analyses related to loans and other real estate owned (“OREO”), another significant analysis relates to other than temporary declines in the value of its securities. Covenant conducts a quarterly review and evaluation of the investment securities portfolio to determine if the value of any security has declined below its carrying value and whether such decline is other than temporary. If such decline is deemed other than temporary, Covenant would adjust the carrying value of the security by writing down the security to fair value through a charge to current period earnings. At December 31, 2019, Covenant has determined that all unrealized losses were temporary in nature.
Income Taxes.   Covenant is subject to the income tax laws of the United States, the Commonwealth of Pennsylvania, and other states where Covenant conducts its business. Covenant accounts for income taxes by recognizing the amount of taxes payable or refundable for the current year and deferred tax assets and liabilities for estimated future tax consequences, which require judgment with respect to events that have been recognized in its financial statements or tax returns. Fluctuations in the actual outcome of future tax consequences, including the recoverability of deferred tax assets, could materially impact Covenant’s financial condition or results of operations.
Overview of Covenant’s Results of Operations
Net Income
Covenant’s net income for the years ended December 31, 2019 and 2018 was $3.6 million and $2.2 million, respectively, an increase of 65.5%. Covenant’s diluted earnings per share for the year ended December 31, 2019 were $0.79, an increase of $0.29, or 58.0%, compared to diluted earnings per share of $0.50 for the year ended December 31, 2018. The increase in year over year net income primarily reflects an increase in net interest income and a lower provision for loan losses, partially offset by an increase in noninterest expenses.
Net Interest Income
Covenant’s results of operations depend primarily on net interest income, the largest and most significant component of its operating income. Net interest income is the difference between income on interest earning assets and the expense on interest bearing liabilities, primarily deposits. Net interest income depends upon the relative amounts and types of interest earning assets and interest-bearing liabilities, and the interest rate earned or paid on them. Net interest income is also impacted by changes in interest rates and the shape of market yield curves. Net interest spread is the difference between the weighted average rate received on interest earning assets and the weighted average rate paid to fund those interest earning assets.
The following tables provide an analysis of net interest income by each major category of average interest earning assets and average interest-bearing liabilities, and the related average interest yields and costs for the years indicated. Average yields are derived by dividing annualized interest income by the average balance of the related assets, and average costs are derived by dividing annualized interest expense by the average balance of the related liabilities. The average interest yields and costs include fees, costs, premiums and discounts, which are considered adjustments to interest rates.

AVERAGE BALANCE SHEETS WITH INTEREST AND AVERAGE RATES
	Year Ended December 31,
	2019			2018			2017
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(dollars in thousands)
Interest earning assets
Investment securities(1)(2)	$13,512	$459	3.40%	$14,194	$421	2.97%	$17,343	$448	2.59%
Loans(3)	409,381	22,051	5.39%	392,145	20,264	5.17%	345,140	17,100	4.95%
Interest bearing deposits with banks and	—	—		—	—		—	—
Federal funds sold	30,925	766	2.48%	20,780	498	2.40%	6,202	132	2.13%
Interest-bearing time deposits	9,712	232	2.39%	20,467	389	1.90%	11,084	136	1.23%
Restricted investment in bank stocks	2,944	249	8.46%	2,941	216	7.34%	2,232	128	5.73%
Total interest earning assets(2)	466,474	23,757	5.09%	450,527	21,788	4.84%	382,001	17,944	4.70%
Allowance for loan losses	(4,607)			(5,288)			(6,858)
Non-interest earning assets	31,887			30,284			27,802
Total assets	$493,754			$475,523			$402,945
Interest bearing liabilities
Interest bearing demand deposits	$55,505	176	0.32%	$53,074	$158	0.30%	$48,365	$138	0.29%
Money market deposits	124,668	2,269	1.82%	119,161	1,799	1.51%	123,215	1,122	0.91%
Savings deposits	5,120	13	0.25%	3,299	8	0.24%	3,454	9	0.26%
Time deposits	117,415	2,673	2.28%	117,123	2,240	1.91%	81,853	1,165	1.42%
Total interest bearing deposits	302,708	5,131	1.70%	292,657	4,205	1.44%	256,887	2,434	0.95%
Borrowings and debt	65,099	1,465	2.25%	64,829	1,411	2.18%	46,843	867	1.85%
Subordinated debentures	10,000	630	6.30%	10,000	630	6.30%	9,025	566	6.27%
Total interest bearing liabilities	377,807	7,226	1.91%	367,486	6,246	1.70%	312,755	3,867	1.24%
Non-interest bearing deposits	70,292			69,424			62,739
Other liabilities	5,388			3,151			2,602
Stockholders’ equity	40,267			35,462			24,849
Total liabilities and stockholders’ equity	$493,754			$475,523			$402,945
Net interest income/interest rate spread(2)		16,531	3.18%		15,542	3.14%		14,077	3.46%
Net interest margin(2)(4)			3.54%			3.45%			3.69%
Tax-equivalent adjustment(2)		(25)			(23)			(47)
Net interest income		$16,506			$15,519			$14,030

(1)
Average balances of investment securities available for sale are based on amortized cost.

(2)
Interest and average rates are presented on a tax equivalent basis using a federal income tax rate of 21% for 2019 and 2018, and 34% for 2017.

(3)
Average balances of loans include loans on nonaccrual status.

(4)
Net interest income divided by average total interest earning assets.

Rate/Volume Analysis
Changes in net interest income and margin result from the interaction between the volume and composition of interest earning assets, interest bearing liabilities and related yields and funding costs. The following table demonstrates the impact on net interest income of changes in the volume of interest earning assets and interest-bearing liabilities and changes in interest rates earned and paid for the periods presented.
	Year Ended December 31, 2019 Compared to 2018 Increase (Decrease) Due to Change in(1)			Year Ended December 31, 2018 Compared to 2017 Increase (Decrease) Due to Change inf(1)
	Average Volume	Average Rate	Net Change	Average Volume	Average Rate	Net Change
	(in thousands)
Interest income
Investment securities(2)	$(21)	$59	$38	$(88)	$61	$(27)
Loans	910	877	1,787	2,405	759	3,164
Interest bearing deposits with banks and Federal funds sold	251	17	268	347	19	366
Interest-bearing time deposits	(240)	83	(157)	153	100	253
Restricted investment in bank stocks	0	33	33	47	41	88
Total interest income(2)	900	1,069	1,969	2,864	979	3,844
Interest expense
Interest bearing demand deposits	7	11	18	14	6	20
Money market deposits	86	384	470	(38)	715	677
Savings deposits	5	0	5	(0)	(1)	(1)
Time deposits	6	427	433	598	477	1,075
Total interest bearing deposits	104	822	926	573	1,198	1,771
Borrowings and debt	6	48	54	373	171	544
Subordinated debentures	—	—	—	61	3	64
Total interest expense	110	870	980	1,008	1,371	2,379
Net interest income(2)	$790	$199	$989	$1,857	$(392)	$1,465

(1)
Changes in interest income or expense attributable to both changes in volume and changes in rate have been allocated in proportion to the relationship of the absolute dollar amount of change in each category.

(2)
Interest and average rates are presented on a tax equivalent basis using a federal income tax rate of 21% for 2019 and 2018, and 34% for 2017.

Net interest income for the year ended December 31, 2019 was $16.5 million, an increase of $1.0 million, or 6.4%, compared to net interest income of $15.5 million for the year ended December 31, 2018.
The increase in Covenant’s net interest income in the year ended December 31, 2019 as compared to the year ended December 31, 2018 was substantially attributable to a $2.0 million, or 9.0%, increase in total interest income, partially offset by a $1.0 million, or 15.7%, increase in total interest expense.
The increase in total interest income reflects growth in Covenant’s loan portfolio and a change in its composition. The loan portfolio increased by $21.5 million, or 5.4%, from December 31, 2018 to December 31, 2019, while the composition of the portfolio shifted toward commercial real estate loans. As compared to December 31, 2018, commercial and industrial loans declined by $7.6 million, or 12.5%, to $53.1 million at December 31, 2019, or 13% of the total portfolio, and commercial real estate loans increased by $30.2 million, or 9.1%, to $361.2 million at December 31, 2019, representing 86% of the total loan portfolio. Residential real estate increased $258,000, or 3.6%, to $7.4 million, or 2% of the total loan portfolio, and consumer loans decreased by $1.3 million, or 85.2%, to $226,000 at December 31, 2019.
The increase in total interest expense reflects increasing market rates of interest in Covenant’s service area, as total deposits increased by $31.5 million or 8.7%, from $361.9 million at December 31, 2018 to $393.4 million at December 31, 2019. Other borrowed funds declined to $3.0 million at December 31, 2019 from $6.0 million at December 31, 2018. Long-term debt with FHLB increased $500,000 to $61.0 million at December 31, 2019.
Rates on loans increased 22 basis points to 5.39% in 2019 and average balances increased $17.2 million over 2018’s average loans. Rates on interest bearing deposit liabilities also increased 26 basis points while average balances increased $10.1 million. Net interest margin, (net interest income divided by average interest earning assets) expanded to 3.54% for 2019 as compared to 3.45% in 2018.
Provision for Loan Losses
Covenant provides for loan losses by a charge to current income to maintain the allowance for loan losses at an adequate level to absorb probable losses inherent in its loan portfolio, determined according to its documented allowance adequacy methodology.
For the year ended December 31, 2019, Covenant provided $460,000 for loan losses, compared to $2.9 million for the year ended December 31, 2018. The provision in 2019 reflects improving loss rates in commercial real estate, partially offset by increasing loss rates in commercial and industrial loans and volume increases in commercial real estate and residential real estate. The allowance for loan losses to total loans ratio was 0.94% and 1.15% at December 31, 2019 and December 31, 2018, respectively.
Noninterest Income
Noninterest income consists primarily of services fees, income on bank-owned life insurance (“BOLI”), and other. Noninterest income represents a small portion of Covenant’s total revenue totaling $649,000 for 2019 as compared to $654,000 for 2018.
Noninterest Expense
Noninterest expense consists of salaries and employee benefits, occupancy and equipment, professional fees, data processing, and other expenses related to conducting Covenant’s operations and growing its business. Noninterest expense for the year ended December 31, 2019 totaled $12.3 million, a $1.7 million, or 16.6% increase, from $10.5 million for the year ended December 31, 2018. The year over year increase was primarily due to higher salaries and wages and professional fees. Other expense was $1.8 million for 2019 as compared to $2.0 million in 2018. In 2019, $380,000 of merger related charges were recorded and included in professional fees.
Covenant’s efficiency ratio, a non-U.S. GAAP financial measure that Covenant believes is a widely followed metric in the banking industry, measures operating expenses as a percentage of net revenue, and is computed by dividing total noninterest expense (both including and excluding merger related expenses) by the sum of net interest income (“NII”) and noninterest income.
The following table sets forth a reconciliation between U.S. GAAP measures (noninterest expenses, net interest income and other income) and the related non-U.S. GAAP measures (adjusted noninterest expense both and excluding merger related expenses) to derive Covenant’s non-U.S. GAAP efficiency ratios with and without merger related expenses for the periods indicated:
	Year ended December 31,
	2019	2018	2017
	(Dollars in thousands)
Numerator:
Non-interest expense	$12,271	$10,523	$10,967
Less: merger related expenses	380	—
	$11,891	$10,523	$10,967
Denominator:
Net interest income	$16,506	$15,519	$14,030
Non-interest income	649	653	720
	$17,155	$16,172	$14,750
Efficiency ratios:
Including merger related expenses	71.53%	65.07%	74.35%
Excluding merger related expenses	69.32%	65.07%	74.35%
Income Taxes
Income tax expense was $861,000 for the year ended December 31, 2019 versus $566,000 for the year ended December 31, 2018. The effective tax rate, which is derived from both federal and state statutory income tax rates, was approximately 19.5% for the year ended December 31, 2019, compared with 20.8% for the year ended December 31, 2018.
Overview of Financial Condition
General
At December 31, 2019, Covenant’s total assets were $516.0 million, net loans were $417.2 million and total deposits were $393.4 million, compared to total assets of $479.4 million, net loans of $394.9 million and total deposits of $361.9 million at December 31, 2018.
Loans
Covenant’s primary source of income is interest on loans. Covenant’s loan portfolio consists primarily of real estate loans secured by commercial properties, loans secured by residential properties and commercial and industrial loans. Covenant’s loan portfolio is the highest yielding component of its significant interest earning assets.
Total gross loans at December 31, 2019, were $421.9 million, an increase of 5.4% compared to $400.4 million at December 31, 2018. Growth for 2019 has been primarily in commercial real estate loans and reflects the growing local economy in Covenant’s trade area.
Commercial real estate loans increased by $30.2 million, or 9.1%, to $361.2 million at December 31, 2019, compared to $331.0 million at December 31, 2018. Commercial and industrial loans decreased $7.6 million, or 12.5%, to $53.1 million at December 31, 2019 compared to $60.7 million at December 31, 2018. Residential loans increased by $258,000to $7.4 million at December 31, 2019 as compared to $7.1 million at December 31, 2018. Consumer loans decreased by $1.3 million to $226,000 at December 31, 2019 as compared to $1.5 million at December 31, 2018.
Covenant is experiencing increased competition reflected in aggressive pricing and terms offered by its competitors. Covenant continues to focus its efforts on building new relationships and providing quality service to its established loan customers who value its relationship banking philosophy.

Investment Securities
The carrying value of Covenant’s available for sale securities portfolio was $21.8 million and $22.0 million at December 31, 2019 and 2018, respectively. There were no investment sales in 2019 and the decrease in Covenant’s available for sale securities portfolio reflects payments and maturities within mortgage backed securities.
At December 31, 2019 and 2018, Covenant had 17 and 32 securities in an unrealized loss position, respectively. The decline in fair value is due primarily to interest rate fluctuations and not credit losses. Covenant does not intend to sell these securities prior to recovery, and it is more likely than not that Covenant will not be required to sell these securities prior to recovery and, therefore, no securities are deemed to be other-than-temporarily impaired.
At December 31, 2019 and 2018, Covenant had pledged securities with a carrying value of approximately $9.4 million and $9.8 million, respectively, for purposes such as securing public deposits and borrowings.
Deposits
Deposits are Covenant’s primary source of funds to support its interest earning assets. Covenant competes for deposits with other banks and credit unions. Total deposits reached $393.4 million at December 31, 2019, an increase of 8.7% from $361.9 million at December 31, 2018. The year over year increase of $31.5 million reflects increases in all deposit categories except time deposits of $100,000 and over.
Noninterest-bearing demand balances increased $6.4 million, or 9.0%, to $77.0 million at December 31, 2019 from $70.7 million at December 31, 2018 and money market accounts increased $12.2 million, or 10.1%, to $132.6 million at December 31, 2019 from $120.4 million at December 31, 2018. Total time deposits increased $10.9, or 9.8%, to 121.7 million at December 31, 2019 as compared to $110.8 million at December 31, 2018.
Money market accounts include $5.0 million of brokered deposits at December 31, 2019 and 2018 while time deposits $100,000 and over include $13.1 million and $22.1 million of brokered deposits at December 31, 2019 and 2018, respectively.
Other Borrowed Funds and Long-Term Debt
Other borrowed funds at December 31, 2019 consisted of line-of-credit borrowings with the Atlantic Community Bankers’ Bank (“ACBB”) in the amount of $3.0 million (due in December of 2021 with an interest rate of 5.13%). Other borrowed funds at December 31, 2018 consisted of line-of-credit borrowings with the ACBB in the amount of $3.0 million (due in October 2019 with an interest rate of 6.00%) and overnight borrowing with FHLB in the amount of $3.0 million (with an interest rate of 2.62%).The ACBB line-of-credit is secured by the common stock of Covenant Bank.
Long-term debt at December 31, 2019 and 2018 consisted of a subordinated note payable with CenterState Bank Corporation (successor to Sunshine Bancorp) in the amount of $7.0 million (with an interest rate of 6.25%, interest only until principal due date of June 2026), a subordinated note payable with ESSA Bank & Trust in the amount of $1.0 million (with an interest rate of 6.25%, interest only until principal due date of June 2026), a subordinated note payable with FNCB Bank in the amount of $2.0 million (with an interest rate of 6.50%, interest only until principal due date of July 2027), and advances from the FHLB under various notes totaling $61.0 million and $60.5 million, respectively, with an average rate of 2.05%, for both periods.
Covenant has a maximum borrowing capacity with the FHLB of $228.6 million, of which $61.0 million was outstanding at December 31, 2019. Advances from the FHLB are secured by qualifying assets of Covenant Bank.
Derivative Financial Instruments
Covenant is a party to derivative financial instruments in the normal course of business to meet the needs of commercial banking customers. These financial instruments have been limited to interest rate swap agreements, which are entered into with counterparties that meet established credit standards and, where appropriate, contain master netting and collateral provisions protecting the party at risk. Covenant believes that the credit risk inherent in all the derivative contracts is minimal based on the credit standards and the netting and collateral provisions of the interest rate swap agreements.
Covenant executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously economically hedged by offsetting interest rate swaps that Covenant executes with a third party, such that Covenant minimizes its net risk exposure resulting from such transactions. These derivatives are not designated as hedges and are not speculative. Rather, these derivatives result from a service Covenant provides to certain customers. As the interest rate swaps associated with this program do not meet the hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of December 31, 2019, and 2018, respectively, Covenant has 32 and 21 interest rate swaps with an aggregate notional amount of $117.0 million and $91.6 million, respectively, related to this program. Fair values of the asset and liability derivatives at December 31, 2019 and 2018 are $2.3 million and $487,000, respectively. The fair value of the interest rate swap assets and liabilities are included in other assets and other liabilities, respectively, within the consolidated balance sheet and there is no offsetting of the amounts of the fair value assets and liabilities.
Covenant has agreements with certain of its derivative counterparties that provide that if Covenant defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then Covenant could also be declared in default on its derivative obligations. Covenant also has agreements with certain of its derivative counterparties that provide that if Covenant fails to maintain its status as a well or adequately capitalized institution, then the counterparty could terminate the derivative positions and Covenant would be required to settle its obligations under the agreements. Covenant maintains restricted cash collateral with a third-party trustee of $5.5 million at December 31, 2019, under the provisions of the agreement.
Off-Balance Sheet Arrangements
Covenant is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. Covenant’s exposure to credit loss in the event of non-performance by the counter party to these instruments is represented by the contractual amount of those instruments. Covenant uses the same credit analyses in making commitments and conditional obligations as Covenant does for on-balance-sheet instruments. Commitments under performance standby letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.
Further discussion of these commitments is included in Note 13 to Covenant’s financial statements for the years ended December 31, 2019 and 2018 beginning on page F-33 of this document.
Asset and Liability Management
Asset and liability management involves the evaluation, monitoring, and managing of market risk, interest rate risk, liquidity risk and the appropriate use of capital, while maximizing profitability. Covenant’s Asset and Liability Committee (“ALCO”) provides oversight to the asset and liability management process. ALCO recommends policy guidelines regarding exposure to interest rates, and liquidity and capital limits for approval by the Covenant Board of Directors.
The primary goals of Covenant’s interest rate risk management process are to control exposure to interest rate risk inherent in its balance sheet, determine the appropriate risk level given its strategic objectives, and manage the risk consistent with limits and guidelines approved by ALCO and the Covenant Board of Directors. On a quarterly basis, Covenant provides a detailed review of its interest rate risk position to ALCO and the Covenant Board of Directors.
Covenant manages and controls interest rate risk by identifying and quantifying interest rate risk exposures using net interest income simulation and economic value at risk models. Various assumptions are used to produce these analyses, including, but not limited to, the level of new and existing business, loan and investment prepayment speeds, deposit flows, interest rate curves and competitive pricing.
Liquidity
Liquidity is a measure of a bank’s ability to fund loans, withdrawals or maturities of deposits, and other cash outflows in a cost-effective manner. Covenant’s principal sources of funds include deposits, scheduled amortization and prepayments of loan principal, and funds provided by operations. While scheduled loan payments are relatively predictable sources of funds, deposit flow and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.
At December 31, 2019, the amount of liquid assets remained at a level Covenant’s management deemed adequate to ensure that contractual liabilities, depositors’ withdrawal requirements, and other operational and customer credit needs could be satisfied. As of December 31, 2019, Covenant’s cash and cash equivalents was $39.0 million, which represented 7.6% of total assets, compared to $26.2 million at December 31, 2018, which represented 5.5% of total assets on such date. Covenant has $167.6 million of unused borrowing capacity at FHLB representing additional liquidity at December 31, 2019.
Interest Rate Sensitivity Analysis
At December 31, 2019 and 2018, the results of Covenant Bank’s interest rate sensitivity analysis models were within guidelines prescribed by the Covenant Board of Directors. If model results were to fall outside prescribed ranges, action plans, including additional monitoring and reporting to the Covenant Board of Directors, would be required by ALCO and Covenant’s management until results were back within prescribed limits.
Covenant Bank’s simulation model measures the volatility of net interest income to changes in market interest rates. Covenant Bank measures the sensitivity of net interest income over 12- and 24-month time horizons. Policy guidelines have been established for rate shocks, positive and negative, ranging from −200 to +300 basis points. Rates are shocked immediately in year 1 with rates remaining stable in year 2. Yield curve shifts are parallel and instantaneous. For example, ALCO has established a policy that net interest income sensitivity is acceptable if net interest income in the +/− 200 basis points scenarios are within a 15% change in net interest income in the first twelve months and over the two-year time frame. Covenant Bank was within its policy guidelines at December 31, 2019 and December 31, 2018.
Covenant Bank’s net interest income simulation models for December 31, 2019 and December 31, 2018 are as follows:
	Net Interest Income
	December 31, 2019		December 31, 2018
	Amount	% Change	Amount	% Change
	(Dollars in thousands)
Rate Shock(1)
+300	$16,199	0.5%	$16,828	5.4%
+200	16,191	0.5%	16,544	3.6%
+100	16,178	0.4%	16,257	1.8%
+ 0 (Static)	16,118	—	15,968	—
−100	16,038	(0.5)%	15,779	(1.2)%
−200	15,806	(1.9)%	15,750	(1.4)%

(1)
Change in interest rates in basis points.

Covenant Bank measures long-term interest rate risk through an Economic Value of Equity (“EVE”) model. This model involves projecting Covenant Bank’s asset and liability cash flows to their maturity dates, discounting those cash flows at appropriate interest rates, and then aggregating the discounted cash flows. Covenant Bank’s EVE is the estimated net present value of these discounted cash flows. The variance in the economic value of equity is measured as a percentage of the present value of equity. The sensitivity of EVE to changes in the level of interest rates is a measure of the sensitivity of long-term earnings to changes in interest rates. Covenant Bank uses the sensitivity of EVE principally to measure the exposure of equity to changes in interest rates over a relatively long-time horizon. Based on the underlying assumptions, Covenant Bank was within its policy guidelines at December 31, 2019, and December 31, 2018.
Covenant Bank’s EVE as of December 31, 2019 and December 31, 2018 are as follows:
	Economic Value of Equity
	December 31, 2019		December 31, 2018
	Amount	% Change	Amount	% Change
	(Dollars in thousands)
Rate Shock(1)
+300	$49,944	(20.2)%	$53,354	(6.6)%
+200	55,078	(11.9)%	55,153	(3.4)%
+100	59,442	(5.0)%	56,408	(1.2)%
+ 0 (Static)	62,550	—	57,110	—
−100	62,992	0.7%	57,034	(0.1)%
−200	57,173	(8.6)%	53,228	(6.8)%

(1)
Change in interest rates in basis points.

Modeling changes in the simulation and EVE analyses require the making of certain assumptions, which may or may not reflect the manner in which actual yields or costs respond to changes in market interest rates. Although the models discussed above provide an indication of Covenant Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on its net interest income or economic value of equity and may differ from actual results.
Capital
Covenant and its Bank subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. The final rules implementing BASEL Committee on Banking Supervisor’s Capital Guidance for U.S. banks (BASEL III rules) became effective for Covenant on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. Under the BASEL III rules, Covenant Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Covenant’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Covenant Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth on the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, Tier 1 capital to average assets, and common equity Tier 1 capital to risk-weighted assets. Management believes, as of December 31, 2019 and 2018, that Covenant and its Bank subsidiary meet all capital adequacy requirements to which they are subject.
As of December 31, 2019, the most recent notification from the Federal Deposit Insurance Corporation categorized Covenant Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, common equity risk based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed Covenant Bank’s category. Covenant’s ratios do not differ significantly from Covenant Bank’s ratios presented below. Covenant Bank’s actual capital amounts and ratios are as follows at December 31, 2019 and 2018:
	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
December 31, 2019:
Common equity Tier 1 capital (to risk-weighted assets)	$53,099	12.50%	$19,122	4.50%	$27,620	6.50%
Total capital (to risk-weighted assets)	57,128	13.44%	33,994	8.00%	42,493	10.00%
Tier 1 capital (to risk-weighted assets)	53,099	12.50%	25,496	6.00%	33,994	8.00%
Tier 1capital (to average assets)	53,099	10.33%	20,569	4.00%	25,712	5.00%
December 31, 2018
Common equity Tier 1 capital (to risk-weighted assets)	$48,231	11.95%	$18,163	4.50%	$26,236	6.50%
Total capital (to risk-weighted assets)	52,866	13.10%	32,290	8.00%	40,363	10.00%
Tier 1 capital (to risk-weighted assets)	48,231	11.95%	24,218	6.00%	32,290	8.00%
Tier 1capital (to average assets)	48,231	10.06%	19,169	4.00%	23,962	5.00%
Covenant is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. As a practical matter, Covenant is dependent upon dividends from Covenant Bank for funds to pay dividends or for other needs. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.
Covenant Bank is required to maintain cash reserve balances in vault cash or with the Federal Reserve Bank. These reserve requirements were approximately $2.9 million at December 31, 2019 and December 31, 2018, respectively.
Impact of Inflation and Changing Prices
Covenant’s financial statements and notes thereto, located elsewhere in this document, have been prepared in accordance with U.S. GAAP, which requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of Covenant’s operations. Unlike most industrial companies, nearly all of Covenant’s assets and liabilities are monetary. Therefore, interest rates have a greater impact on Covenant’s performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

COMPARISON OF SHAREHOLDERS’ RIGHTS
The rights of Covenant shareholders are governed by Pennsylvania law, including the Pennsylvania Business Corporation Law, which we refer to as the PBCL, and Covenant’s articles of incorporation and bylaws. The rights of C&N shareholders are also governed by Pennsylvania law, including the PBCL, and C&N’s articles of incorporation and bylaws.
Upon consummation of the merger, Covenant shareholders will become C&N shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of C&N and Pennsylvania law, including the PBCL.
A comparison of the rights of Covenant and C&N shareholders follows. The following discussion summarizes all material differences in the rights of shareholders of Covenant and C&N, but is not intended to be a complete statement of all differences or a complete description of the specific provisions referred to therein. The description of the rights of C&N’s shareholders also constitutes a description of the common stock of C&N.
Authorized Capital; Dividend and Liquidation Rights.
Covenant:   The authorized capital stock of Covenant consists of five million (5,000,000) shares of common stock, par value one dollar ($1.00) per share, and five million two hundred thousand (5,200,000) shares of preferred stock, no par value per share. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to vote. All shareholders are entitled to share equally in dividends which are declared. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets after payment of all liabilities.
C&N:   The authorized capital stock of C&N consists of twenty million (20,000,000) shares of common stock, par value one dollar ($1.00) per share, and thirty thousand (30,000) shares of preferred stock, par value one thousand dollars ($1,000.00) per share. All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote. All shareholders are entitled to share equally in dividends, if any. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities.
Special Meeting of Shareholders
Covenant:   Special meetings may be called at any time by, the Chairman of the board, the President, a majority of the board of directors or by one (1) or more shareholders entitled to cast not less than forty percent (40%) of the votes which all shareholders are entitled to cast at the particular meeting.
C&N:   Special meetings of the shareholders may be called at any time by the board of directors or by any three (3) or more shareholders owning in the aggregate, not less than twenty percent (20%) of the stock of C&N.
Preemptive Rights
Covenant:   There are no preemptive rights with respect to the common stock of Covenant.
C&N:   There are no preemptive rights with respect to the common stock of C&N.
Shareholder Nomination of Directors
Covenant:   Under Covenant’s bylaws, any shareholder who intends to nominate or to cause to have nominated any candidate for election to the board of directors (other than any candidate proposed by Covenant’s then-existing board of directors) shall so notify the Secretary of Covenant in writing not less than one hundred twenty (120) days prior to the date of the first anniversary of the date that Covenant’s release to its shareholders of its proxy statement for its previous year’s annual meeting of shareholders called for the election of directors.

C&N:   Under C&N’s articles of incorporation, nomination for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of C&N entitled to cast a vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of C&N, shall be made in writing and shall be delivered or mailed to the President of C&N not less than fourteen (14) days nor more than fifty (50) days prior to any meeting of shareholders called for the election on directors.
Number and Classification of Directors
Covenant:   The number of directors of Covenant may not be less than five (5) nor more than twenty-five (25). Directors are divided into three (3) classes (Class A, B, or C) with each class as nearly equal in number as possible. The term of office of each Class of directors is three (3) years, so that the term of office of one Class of directors expires each year when their respective successors have been duly elected and qualified.
C&N:   The number of directors of C&N may not be less than five (5) nor more than twenty-five (25). Directors are divided into three (3) classes (Class I, Class II, or Class III), with each class as nearly equal in number as possible. The term of office of each Class of directors is three (3) years, so that the term of office of one Class of directors expires each year when their respective successors have been duly elected and qualified.
Election of Directors; Cumulative Voting
Covenant:   At each meeting of shareholders of Covenant called for the election of Covenant directors, the shareholders shall have the right to one (1) vote for each share of common stock standing in their name for each director properly nominated. Covenant shareholders do not have cumulative voting rights for the election of directors.
C&N:   At each meeting of the shareholders of C&N called for the election of directors, the shareholders have the right to one (1) vote for each share of common stock standing in their name for each director properly nominated. There are no cumulative voting rights with respect to the election of directors of C&N.
Director Qualifications
Covenant:   To qualify as a director of Covenant, such person must be a shareholder of Covenant, a U.S. citizen and beneficially own at least 1,000 shares of Covenant’s common stock. At least two-thirds (2/3) of all of Covenant’s directors must be residents of Pennsylvania. If a director ceases to maintain beneficial ownership of 1,000 shares of Covenant’s common stock, such directorship shall be declared vacant. Additionally, a director shall automatically retire upon the date of the annual meeting which marks the expiration of the term during which such director attains age seventy-five (75), unless such director was nominated in writing by at least eighty percent (80%) of all of the other members of Covenant’s board of directors and the reasons justifying the nomination are set forth in proxy material for the annual meeting at which such director is nominated for re-election for a term after the term during which such director attained age seventy-five (75).
C&N:   To qualify as a director of C&N, such person may not have attained the age of seventy-two (72) prior to the date of a regular annual meeting of the shareholders.
Vacancies
Covenant:   When a vacancy occurs on Covenant’s board of directors, such vacancy shall be filled by a majority of the remaining members of the board of directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office to which he was appointed. Covenant’s board of directors shall determine a vacancy by two-thirds (2/3) vote of all directors. Continued unexcused absence for six (6) months, conviction of a felony, adjudication of incompetence or incapacity, and such other grounds set forth in the PA BCL. Such determination of Covenant’s board of directors may not be appealed to any court.

C&N:   When a vacancy occurs among the directors, the remaining members of the board of directors, in accordance with the laws of the Commonwealth of Pennsylvania and the articles of incorporation of C&N, may appoint a director to fill such vacancy at any regular meeting of the board, or at a special meeting called for that purpose.
Special Meetings of the Board
Covenant:   Special meetings of the board may be called by the Chairman of the board or the President of Covenant or upon the written request of three (3) directors.
C&N:   Special meetings of the board may be called by the Chairman of the board or at the request of three (3) or more directors.
Pennsylvania Anti-Takeover Provisions
Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations.” C&N is a registered corporation, but has not opted out of the anti-takeover provisions relating to control share acquisitions and disgorgement of profits by certain controlling persons under Chapter 25, Subchapters G and H, respectively, of the PBCL or the anti-takeover provisions relating the rights of shareholders to demand fair value for their stock following a control transaction and to business combination transactions with interested shareholders under Chapter 25, Subchapters E and F, respectively, of the PBCL. Covenant is not a registered corporation and therefore is not subject to these anti-takeover provisions.
Amendment of Articles of Incorporation
Covenant:   Amendment of Articles 7 (cumulative voting), 8 (preemptive rights), 9 (acceptance and rejection of tender or other offer), 10 (approval of certain entity transactions), 11 (authority to amend bylaws), and 12 (authority to amend Articles 7, 8, 9, 10, 11, and 12 of Covenant’s articles of incorporation) requires the affirmative vote of holders of at least seventy-five percent (75%) of the outstanding shares of the common stock of Covenant. There is otherwise no express provision relating to the amendment of Covenant’s articles of incorporation. Therefore, under the Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.
C&N:   Amendment of Articles 8 (number of directors), 9 (classes of directors), 12 (approval of certain entity transactions), 13 (beneficial ownership), 14 (shareholder meeting required), 15 (authority to amend bylaws) and 16 (evaluation of offers for certain entity transactions) of C&N’s articles of incorporation requires the affirmative vote of holders of at least seventy-five percent (75%) of the common stock of C&N unless at least sixty-six and two-thirds percent (66 2∕3%) of the members of the board of directors of C&N approve the amendment, in which case, approval by the shareholders requires the affirmative vote of shareholders entitled to cast a majority of the votes that all shareholders are entitled to cast thereon. There is otherwise no express provision relating to the amendment of C&N’s articles of incorporation. Therefore, under the Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of holders of a majority of the votes cast by all shareholders entitled to vote on the matter and the affirmative vote of holders of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.
Amendment of Bylaws
Covenant:   Covenant’s bylaws may be amended by the affirmative vote of the holders of at least a majority of the outstanding shares of its common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose or by a majority vote of the members of its board of directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of a majority of the outstanding shares of common stock.
C&N:   C&N’s Bylaws may be amended upon a vote of a majority of the entire board of directors at any meeting of the board, provided ten (10) days notice of the proposed amendment has been given to each member of the board of directors, subject always to the power of the shareholders to make, amend, alter, change or repeal the bylaws of C&N by the affirmative vote of shareholders of common stock of C&N entitled to cast seventy five percent (75%) of the votes that all shareholders are entitled to cast thereon.
Required Vote for Certain Business Combinations.
Covenant:   Covenant’s articles of incorporation require the affirmative vote of at least seventy-five percent (75%) of Covenant’s common stock to approve a merger, consolidation or sale of substantially all of its assets unless the transaction is approved by at least seventy-five percent (75%) of all board members, in which case, approval requires holders of a majority of the shares of common stock voting at a shareholders meeting to vote in favor of the transaction.
C&N:   C&N’s articles of incorporation require the affirmative vote of the holders of seventy-five percent (75%) of C&N’s common stock to approve any merger, consolidation, sale of all or substantially all of the assets of C&N assets, share exchange in which a person or entity acquires C&N’s issued and outstanding shares of capital stock pursuant to a vote of shareholders, or any transaction similar to, or having a similar effect to, any of the foregoing, unless such action is approved in advance by the affirmative vote of sixty-six and two-thirds percent (66 2∕3%) of the C&N board of directors, in which case the provisions of the Pennsylvania Business Corporation Law will apply as to whether or not shareholder approval is necessary. Under the Pennsylvania Business Corporation Law, a merger must be approved by the holders of a majority of the votes cast by all shareholders voting thereon, provided that no vote of the shareholders is required if: (i) the articles of incorporation of the surviving association are identical to the articles on incorporation of the corporation for which shareholder approval is not required, (ii) each outstanding share of the corporation for which shareholder approval is not required is to continue as or be converted into an identical share of the surviving association, and (iii) the plan of merger provides that the shareholders of the corporation for which shareholder approval is not required are to hold in the aggregate shares of the surviving association to be outstanding immediately after the effectiveness of the merger entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors.
Indemnification
Both C&N’s and Covenant’s bylaws provide for the indemnification of directors and officers against certain types of claims made against them. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS
The validity of the C&N common stock to be issued in connection with the merger will be passed upon for C&N by Stevens & Lee, P.C., Harrisburg, Pennsylvania. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for C&N and Covenant by Stevens & Lee, P.C.
EXPERTS
The consolidated financial statements of C&N as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 incorporated herein by reference from the C&N Annual Report on Form 10-K for the year ended December 31, 2019 and the effectiveness of C&N’s internal controls over financial reporting as of December 31, 2019 have been audited by Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference, in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.
The audit committee (the “Covenant audit committee”) of the board of directors of Covenant Financial, Inc. conducted a comprehensive, competitive process to determine Covenant’s independent registered public accounting firm for its year ended December 31, 2019. The Covenant audit committee invited three national accounting firms to participate in this process, including Baker Tilly Virchow Krause LLP, Covenant’s then independent registered public accounting firm. As a result of this process, on February 15, 2019, the Covenant audit committee recommended to the Covenant board of directors (i) the engagement S.R. Snodgrass, P.C. as Covenant’s independent registered public accounting firm for its year ended December 31, 2019, and (ii) the dismissal of Baker Tilly Virchow Krause LLP from that role. The Covenant board of directors approved the engagement of S.R. Snodgrass, P.C. and Baker Tilly Virchow Krause LLP’s dismissal at its next regularly scheduled meeting held on March 15, 2019.
Baker Tilly Virchow Krause LLP’s reports on Covenant’s consolidated financial statements as of and for the fiscal years ended December 31, 2018 and December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the fiscal years ended December 31, 2018, and December 31, 2017, and the subsequent interim period through the date hereof, there were (i) no “disagreements” as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, between Covenant and Baker Tilly Virchow Krause LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to Baker Tilly Virchow Krause LLP ‘s satisfaction, would have caused Baker Tilly Virchow Krause LLP to make reference to the subject matter of any such disagreement in connection with its reports for such years and interim period and (ii) no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K during the two most recent fiscal years or the subsequent interim period.
The consolidated financial statements of Covenant Financial, Inc. as of and for the year ended December 31, 2019, and for the one-year period ended December 31, 2019, have been included herein in reliance upon the report of S.R. Snodgrass, P.C., an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Covenant Financial, Inc. as of and for the year ended December 31, 2018, and for the one-year period ended December 31, 2018, have been included herein in reliance upon the report of Baker Tilly Virchow Krause LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

COVENANT FINANCIAL, INC.
DOYLESTOWN, PENNSYLVANIA
AUDIT REPORT
DECEMBER 31, 2019

COVENANT FINANCIAL, INC.
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2019

INDEPENDENT AUDITOR’S REPORT
Board of Directors
Covenant Financial, Inc.
Doylestown, Pennsylvania
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of Covenant Financial, Inc. and its subsidiary, Covenant Bank, which comprise the consolidated balance sheet as of December 31, 2019; the related consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the year then ended; and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements, in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Covenant Financial, Inc. and its subsidiary, Covenant Bank, as of December 31, 2019, and the results of their operations and their cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America.

Other Matter
The consolidated financial statements of Covenant Financial, Inc. and its subsidiary, Covenant Bank, as of and for the year ended December 31, 2018, were audited by other auditors, whose report, dated February 15, 2019, expressed an unmodified opinion on those statements.
Cranberry Township, Pennsylvania
February 21, 2020

Independent Auditors’ Report
To the Board of Directors of
Covenant Financial, Inc.
We have audited the accompanying consolidated financial statements of Covenant Financial, Inc. and its subsidiary, Covenant Bank, which comprise the consolidated balance sheet as of December 31, 2018, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Covenant Financial, Inc. and its subsidiary, Covenant Bank, as of December 31, 2018, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
Allentown, Pennsylvania
February 15, 2019
Baker Tilly Virchow Krause, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities. © 2018 Baker Tilly Virchow Krause, LLP

COVENANT FINANCIAL, INC.
CONSOLIDATED BALANCE SHEET
	December 31,
	2019	2018
ASSETS
Cash and due from banks	$20,395,142	$10,340,055
Interest-bearing deposit in banks	16,315,833	11,319,156
Federal funds sold	2,271,000	4,511,000
Cash and cash equivalents	38,981,975	26,170,211
Interest-bearing time deposits	11,236,000	13,974,000
Securities available for sale	21,838,833	21,989,768
Securities held to maturity, fair value 2019 $1,036,308; 2018 $994,485	1,000,000	1,000,000
Loans, net of allowance for loan losses 2019 $3,963,365;2018 $4,583,685	417,183,398	394,889,629
Restricted investment in bank stock	2,871,800	3,004,400
Premises and equipment, net	3,460,637	3,514,922
Accrued interest receivable	1,487,414	1,352,980
Bank-owned life insurance	11,043,908	10,782,367
Other real estate owned	1,322,780	91,593
Right-of-use asset	1,804,674	—
Other assets	3,736,182	2,587,109
TOTAL ASSETS	$515,967,601	$479,356,979
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$77,018,905	$70,668,584
Interest-bearing demand	316,425,928	291,250,060
Total deposits	393,444,833	361,918,644
Other borrowed funds	3,000,000	6,000,000
Long-term debt, Federal Home Loan Bank	61,000,000	60,500,000
Long-term debt, subordinated	10,000,000	10,000,000
Accrued interest payable	550,771	550,495
Lease liability	1,808,506	—
Other liabilities	4,085,337	2,264,862
TOTAL LIABILITIES	473,889,447	441,234,001
STOCKHOLDERS’ EQUITY
Common stock, par value $1; 5,000,000 shares authorized; 4,400,434 shares issued and outstanding 2019; 4,400,267 shares issued and outstanding 2018	4,400,434	4,400,267
Surplus	31,141,011	30,900,766
Retained earnings	6,459,327	2,897,304
Accumulated other comprehensive income (loss)	77,382	(75,359)
TOTAL STOCKHOLDERS’ EQUITY	42,078,154	38,122,978
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$515,967,601	$479,356,979

The accompanying notes are an integral part of the consolidated financial statements.

COVENANT FINANCIAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
	Year Ended December 31,
	2019	2018
INTEREST AND DIVIDEND INCOME
Loans receivable, including fees	$22,051,295	$20,264,268
Securities	433,987	397,896
Other	1,246,371	1,103,385
Total interest and dividend income	23,731,653	21,765,549
INTEREST EXPENSE
Deposits	5,130,807	4,205,271
Borrowings	2,095,037	2,041,297
Total interest expense	7,225,844	6,246,568
NET INTEREST INCOME	16,505,809	15,518,981
Provision for loan losses	460,000	2,931,176
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	16,045,809	12,587,805
NONINTEREST INCOME
Service fees	343,681	316,441
Income on bank-owned life insurance	261,540	273,595
Other	43,558	63,586
Total noninterest income	648,779	653,622
NONINTEREST EXPENSE
Salaries and employee benefits	7,760,591	5,877,537
Occupancy and equipment	909,238	950,859
Professional fees	816,619	569,719
Advertising and promotion	160,036	198,483
Data processing	652,709	619,780
FDIC assessment	106,456	310,260
Other real estate owned	28,433	43,378
Other	1,837,040	1,953,347
Total noninterest expense	12,271,122	10,523,363
Income before income tax expense	4,423,466	2,718,064
Income tax expense	861,443	566,414
NET INCOME	$3,562,023	$2,151,650
Earnings per share:
Basic	$0.81	$0.50
Diluted	$0.79	$0.50
Weighted average shares outstanding:
Basic	4,400,342	4,292,303
Diluted	4,527,193	4,292,509
The accompanying notes are an integral part of the consolidated financial statements.

COVENANT FINANCIAL, INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
	Year Ended December 31,
	2019	2018
NET INCOME	$3,562,023	$2,151,650
Other comprehensive income:
Unrealized holding gains (losses) on securities available for sale	193,338	(10,264)
Income tax effect	(40,597)	2,155
Total other comprehensive income (loss)	152,741	(8,109)
Total comprehensive income	$3,714,764	$2,143,541
The accompanying notes are an integral part of the consolidated financial statements.

COVENANT FINANCIAL, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
	Common Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, December 31, 2017	$4,145,490	$28,943,702	$745,654	$(67,250)	$33,767,596
Net income	—	—	2,151,650	—	2,151,650
Other comprehensive loss	—	—	—	(8,109)	(8,109)
Exercise of stock options, 121,200 shares	121,200	714,095	—	—	835,295
Proceeds from common stock offering	133,577	968,433	—	—	1,102,010
Compensation expense recognized on stock options	—	274,536	—	—	274,536
Balance, December 31, 2018	4,400,267	30,900,766	2,897,304	(75,359)	38,122,978
Net income	—	—	3,562,023	—	3,562,023
Other comprehensive income	—	—	—	152,741	152,741
Exercise of stock options, 167 shares	167	1,211	—	—	1,378
Compensation expense recognized on stock options	—	239,034	—	—	239,034
Balance, December 31, 2019	$4,400,434	$31,141,011	$6,459,327	$77,382	$42,078,154
The accompanying notes are an integral part of the consolidated financial statements.

COVENANT FINANCIAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
	Year Ended December 31,
	2019	2018
OPERATING ACTIVITIES
Net income	$3,562,023	$2,151,650
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	460,000	2,931,176
Depreciation of bank premises and equipment	293,985	336,730
Amortization of right of use asset	144,306	—
Net amortization of securities, premiums, and discounts	122,574	141,085
Compensation expense on stock options	239,034	274,536
Deferred income taxes	(66,754)	562,371
Net realized losses on sales of other real estate owned	—	3,782
Write-down of other real estate owned	76,380	11,907
Income on cash surrender value of bank-owned life insurance	(261,540)	(273,595)
Net decrease in servicing assets	32,680	111,483
Increase in accrued interest receivable	(134,434)	(79,306)
Increase in accrued interest payable	276	105,320
Other, net	163,158	182,997
Net cash provided by operating activities	4,631,688	6,460,136
CASH FLOWS FROM INVESTING ACTIVITIES
Activity in available-for-sale securities:
Purchases	(12,162,096)	(40,487,865)
Maturities, calls, and principal repayments	12,383,794	42,106,952
Net maturities (purchases) of interest-bearing time deposits	2,738,000	256,999
Net increase in loans	(23,943,470)	(26,344,145)
Proceeds of sales (purchases) of restricted bank stock, net	132,600	(450,800)
Purchases of bank premises and equipment	(239,702)	(112,990)
Proceeds from sale of other real estate owned	243,383	533,462
Net cash used for investing activities	(20,847,491)	(24,498,387)
FINANCING ACTIVITIES
Net increase in deposits	31,526,189	16,440,895
Increase in other borrowed funds	—	3,000,000
Decrease in other borrowed funds	(3,000,000)	—
Proceeds from long-term debt, Federal Home Loan Bank	10,000,000	15,000,000
Payments from long-term debt, Federal Home Loan Bank	(9,500,000)	(6,400,000)
Proceeds from issuance of common stock	—	1,102,010
Proceeds from exercise of stock compensation options	1,378	835,295
Net cash provided by financing activities	29,027,567	29,978,200
Increase in cash and cash equivalents	12,811,764	11,939,949
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	26,170,211	14,230,262
CASH AND CASH EQUIVALENTS AT END OF YEAR	$38,981,975	$26,170,211
SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the year for:
Interest paid	$7,225,568	$6,141,248
Income taxes paid	926,500	120,000
Addition in right-of-use asset and lease liability	73,829	—
SUPPLEMENTARY SCHEDULE OF NONCASH INVESTING AND FINANCIAL ACTIVITIES
Other real estate owned acquired in settlement of loans	$1,550,950	$147,994
Lease adoption:
Right-of-use asset and lease liability	1,875,152	—
The accompanying notes are an integral part of the consolidated financial statements.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations and Basis of Presentation
The consolidated financial statements include the accounts of Covenant Financial, Inc., a bank holding company, and its subsidiary, Covenant Bank (collectively the “Company”). All intercompany accounts and transactions have been eliminated in consolidation.
Covenant Financial, Inc. (the “Holding Company”) was incorporated on September 17, 2015, under the laws of the Commonwealth of Pennsylvania. The Holding Company’s activity consists of owning and supervising its subsidiary, Covenant Bank (the “Bank”), which is a full service bank providing personal and business lending and deposit services. The Bank became a wholly owned subsidiary of the Holding Company, pursuant to the Plan of Reorganization that was consummated in February 2016. Stockholders of the Bank exchanged each share of common stock or options of the Bank for one share of common stock or options of the Holding Company. Accordingly, the financial information relating to the periods prior to February 2016 are reported under the name of Covenant Financial, Inc.
Stock Offering
During the year ended December 31, 2018, the Company issued 133,577 shares of common stock at $8.25 per share in a private placement offering. Stock offering costs related to the offering were not significant.
Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the determination of other-than-temporary impairment of securities, and the valuation of deferred tax assets.
Significant Concentrations of Credit Risk
Most of the Company’s activities are with customers located within the Philadelphia area and the surrounding five counties and New Jersey. Note 3 discusses the types of securities that the Company invests in. Note 4 discusses the types of lending that the Company engages in. Although the Company has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy. The Company does not have any significant concentrations to any one industry or customer.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, interest-bearing deposits in banks, and federal funds sold, all of which mature within 90 days. Generally, federal funds are purchased or sold for one-day periods. The Company maintains cash deposits in other depository institutions that exceed the amount of deposit insurance available. Management periodically assesses the financial condition of these institutions and believes the risk of any possible credit loss is minimal.
Interest-Bearing Time Deposits
Interest-bearing time deposits in other financial institutions mature in greater than 90 days and are carried at cost.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Securities
Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.
Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities available for sale are carried at fair value. Any decision to sell a security classified as available for sale would be based on various factors, including significant movement in interest rates, changes in maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Unrealized gains and losses, net of deferred income taxes, are reported as increases or decreases in other comprehensive income. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in earnings. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.
Declines in the fair value of securities below their cost that are deemed to be other-than-temporary impairments (OTTI) are reflected in earnings as realized losses. In estimating OTTI under the rules for accounting for certain debt and equity securities, management considers many factors, including: (1) the length of time and the extent to which the fair value has been less than amortized cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions, and (4) whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to anticipated recovery, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss), and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.
The Company has not recognized any other-than-temporary impairment losses in the years ended December 31, 2019 and 2018.
Small Business Administration (SBA) Lending Activities
Loans held for sales are Small Business Adminstration (SBA) loans and are reflected at the lower of aggregate cost or fair value. The net amount of loan origination fees on loans sold is included in the carrying value and in the gain or loss on the sale.
The Company originates loans to customers in its primary market area under a Small Business Agency (SBA) program that generally provides for SBA guarantees of up to 90 percent of each loan. The Company generally sells the guaranteed portion of its SBA loans to a third party and retains the servicing, holding the nonguaranteed portion in its portfolio. When the guaranteed portion of an SBA loans is sold, the premium received on the sale and the present value of future cash flows of the servicing assets are recognized in income. The Company significantly curtailed origination of new SBA loans in 2015.
SBA servicing assets are recognized separately when rights are acquired through the sale of the SBA-guaranteed portion. These servicing rights are initially measured at fair value at the date of sale and included in the gain on sale. The Company has elected to subsequently measure the servicing rights asset using the fair value method. Under the fair value method, the servicing rights are carried on the Consolidated Balance Sheet at fair value and the changes in fair value are reported in earnings in the period in which changes occur. Fair value is based on a valuation model that calculates the present value of estimated future net

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, and default rates and losses. Servicing assets are included in other assets on the Consolidated Balance Sheet and were $128,743 and $161,423 at December 31, 2019 and 2018, respectively. During 2019 and 2018, $32,680 and $111,483, respectively, of net losses were recognized on the change in the fair value of servicing assets. The fair values of servicing assets was determined using discounted rates, prepayment speeds in effect at the time the loan was sold, depending on the stratification of the specific rights, and anticipated credit losses.
Serviced loans sold to others are not included in the accompanying Consolidated Balance Sheet. Income (losses) and fees collected for loan servicing are included in noninterest income in service fees.
Loans Receivable
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.
The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial and industrial, and commercial real estate. Consumer loans consist of the following classes: residential real estate and other consumer.
For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income in the current year is reversed and unpaid interest accrued in prior years is charged against the allowance for loan losses. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current and has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.
Allowance for Loan Losses
The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.
The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
The allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions, and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential, real estate, and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:
1.
Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.
National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.
Nature and volume of the portfolio and terms of loans.

4.
Volume and severity of past due, classified, and nonaccrual loans as well as and other loan modifications.

5.
Existence and effect of any concentrations of credit and changes in the level of such concentrations.

6.
Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable, or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.
A majority of the Company’s loan assets are loans to business owners of many types. The Company makes commercial loans for real estate development and other business purposes required by the customer base.
The Company’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values, such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80 percent and vary in terms.
Residential real estate loans are secured by the borrower’s residential real estate in either a first or second lien position. Residential real estate loans have varying loan rates depending on the financial condition of the borrower and/or the loan to value ratio. Residential real estate loans, which include home equity lines of credit and home equity installments, have amortizations ranging from 5 years to 25 years.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are unsecured.
A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.
An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Company’s impaired loans are measured based on the estimated fair value of the loan’s collateral.
For commercial and residential loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.
For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory, and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports including external evaluations, accounts receivable aging and audits, or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.
Loans whose terms are modified are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary change in interest rate, change in payment schedule, or an extension of a loan’s stated maturity date. Nonaccrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.
The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors, and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful, and loss. Loans criticized as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified as substandard, with the added characteristic that collection or liquidation in full, on the basis of current conditions and

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.
An unallocated component of the allowance is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
In addition, federal regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.
Other Real Estate Owned (OREO)
Other real estate owned (OREO) is comprised of property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. A loan is classified as in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings take place. Foreclosed assets initially are recorded at fair value, net of estimated selling costs, at the date of foreclosure, establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Net realized gains and losses on sales of OREO are included in noninterest income. Revenues and expenses from operations and changes in the valuation allowance are included in other noninterest expenses.
Transfers of Financial Assets
Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Restricted Investment in Bank Stock
Restricted stock includes stock in the Federal Home Loan Bank of Pittsburgh (FHLB) and stock in the Atlantic Community Bankers’ Bank (ACBB). Federal law requires a member institution of the FHLB to hold stock according to a predetermined formula. As of December 31, 2019 and 2018, the Company has a total investment of $2,811,800 and $2,944,400, respectively, in FHLB stock. Restricted stock of ACBB totaled $60,000 at December 31, 2019 and 2018. All restricted stock is recorded at cost.
Management’s determination of whether these investments are impaired is based on the Company’s assessment of the ultimate recoverability of the Company’s cost rather than by recognizing temporary declines in value. Management believes no impairment charge is necessary related to those restricted stocks as of December 31, 2019.
Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets or in the case of leasehold improvements, the lease period, if shorter. Maintenance and repairs are charged to expense as incurred.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Depreciation lives are summarized as follows:
Years
Buildings	40
Building and leasehold improvements	2 – 40
Furniture, fixtures, and equipment	2 – 5
Data processing software	2 – 5
Bank-Owned Life Insurance (BOLI)
The Company invests in bank-owned life insurance (BOLI) as a source of funding for employee benefit expenses. BOLI involves the purchasing of life insurance by the Company on certain of its employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from increases in cash surrender value of the policies is included in noninterest income.
Advertising Costs
The Company follows the policy of charging the costs of advertising to expense as incurred.
Employee Benefit Plan
All full-time employees are eligible to participate after they have attained the age of 18 and have completed three months of service to the Company. The employees may contribute up to the maximum percentage allowable by law of their compensation to the plan. The Company will make discretionary contributions to the plan. The Company has recognized $96,000 and $105,508 of discretionary contributions expenses, which are included in the Consolidated Statement of Operations for the years ended December 31, 2019 and 2018, respectively.
Income Taxes
Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to taxable income. Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and net operating losses and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and net operating loss carryforwards and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
The Company follows accounting guidance related to accounting for uncertainty in income taxes. Under the “more likely than not” threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the nonrecognition of an existing tax benefit. As of December 31, 2019 and 2018, the Company had no material unrecognized tax benefits or accrued interest and penalties. The Company’s policy is to account for interest as a component of interest expense and penalties as a component of noninterest expense. The Company is no longer subject to U.S. federal, state, or local income tax examinations by taxing authorities for years before 2016.
Stock-Based Compensation
Stock compensation accounting guidance requires that the compensation cost relating to share-based payment transactions be recognized in the consolidated financial statements. That cost is measured based

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
on the grant date fair value of the equity or liability instruments issued. The stock compensation accounting guidance covers a wide range of share-based compensation arrangements including stock options and restricted share plans.
The stock compensation accounting guidance requires that compensation cost for all stock awards be calculated and recognized over the employees’ service period, generally defined as the vesting period. For awards with graded-vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. A Black-Sholes model is used to estimate the fair value of stock options.
Comprehensive Income (Loss)
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the stockholders’ equity section of the Consolidated Balance Sheet, such items, along with net income, are components of comprehensive income (loss), net of related taxes. In accordance with FASB guidance, the Company has disclosed the components of comprehensive income (loss), net of related taxes in the accompanying Consolidated Statement of Comprehensive Income.
Off-Balance Sheet Financial Instruments
In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the Consolidated Balance Sheet when they are funded.
Recent Accounting Pronouncements — Adopted
Newly Issued Not Yet Effective Accounting Standard
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326), to replace the incurred loss model, which is referred to as the current expected credit loss (CECL) model. The CECL model is applicable to the measurement of credit losses on financial assets measured at amortized cost, including loans receivable and held-to-maturity debt securities. It also applies to off-balance-sheet credit exposures, including loan commitments, standby letters of credit, financial guarantees, and other similar instruments. For the assets within the scope of CECL, a cumulative-effect adjustment will be recognized in retained earnings as of the beginning of the first reporting period in which the guidance is effective. In November 2019, the FASB issued ASU 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842). This Update defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact this new standard will have on the consolidated financial statements.
Earnings per share
Basic earnings per share are computed by dividing net income by the weighted-average number of shares outstanding during the period. Diluted earnings per share consider common stock equivalents (when dilutive) outstanding during the period such as options outstanding. Earnings per share have been computed based on the following for the years ended December 31, 2019 and 2018.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
	2019	2018
Net income attributable to shareholders	$3,562,023	$2,151,650
Weighted-average basic number of shares	4,400,342	4,292,303
Dilutive effect of options	126,851	206
Weighted-average diluted number of shares	4,527,193	4,292,509
Earnings per share:
Basic	$0.81	$0.50
Diluted	0.79	0.50
At December 31, 2018, there were 374,690 shares of stock options outstanding at prices ranging from $8.25 per share to $9.09 per share that were not included in the computation of diluted earnings per share because to do so would have been anti-dilutive.
Reclassification of Comparative Amounts
Certain comparative amounts for the prior year have been reclassified to conform to current-year classifications. Such reclassifications had no effect on consolidated stockholders’ equity or net income.
Adoption of New Accounting Standards
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The standard requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use (ROU) asset, representing its right to use the underlying asset for the lease term. A short-term lease is defined as one in which (a) the lease term is 12 months or less, and (b) there is not an option to purchase the underlying asset that the lessee is reasonably certain to exercise. For short-term leases, lessees may elect to recognize lease payments over the lease term on a straight-line basis. ASU 2016-02 was effective for the Company on January 1, 2019. In July 2018, the FASB issued ASU 2018-11, Leases (Topic 842) — Targeted Improvements, which, among other things, provides an additional transition method that would allow entities to not apply the guidance in ASU 2016-02 in the comparative periods presented in the financial statements and instead recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. In December 2018, the FASB also issued ASU 2018-20, Leases (Topic 842) — Narrow-Scope Improvements for Lessors, which provides for certain policy elections and changes lessor accounting for sales and similar taxes and certain lessor costs. Upon adoption of ASU 2016-02, ASU 2018-11, and ASU 2018-20 on January 1, 2019, we recognized a ROU asset and a related lease liability totaling $1,875,152 each. We elected to apply certain practical expedients provided under ASU 2016-02 whereby we did not reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification for any expired or existing leases, and (iii) initial direct costs for any existing leases. We also elected not to apply the recognition requirements of ASU 2016-02 to any short-term leases (as defined by related accounting guidance). We account for lease and non-lease components separately because such amounts are readily determinable under our lease contracts. We utilized the modified-retrospective transition approach prescribed by ASU 2018-11. Certain of the Company’s leases contain options to renew the lease after the initial term, management considers the Company’s historical pattern of exercising renewal options on leases and the positive performance of the leased locations, when determining whether it is reasonably certain that the leases will be renewed. If management concludes that there is reasonable certainty about the renewal, it is included in the calculation of the remaining term of each applicable lease. The discount rate utilized in calculating the present value of the remaining lease payments for each lease was the Federal Home Loan Bank of Pittsburgh advance rate corresponding to the remaining maturity of the lease as of July 1, 2019. We have included additional disclosures in note 17.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
Subsequent Events
The Company has evaluated events and transactions occurring subsequent to the Consolidated Balance Sheet date of December 31, 2019, for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through February 21, 2020, the date these consolidated financial statements were available for issue.
2. REVENUE RECOGNITION
As of January 1, 2018, the Company adopted ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and all subsequent ASUs that modified ASC 606. The Company has elected to apply the ASU and all related ASUs using the modified retrospective implementation method. The implementation of the guidance had no material impact on the measurement or recognition of revenue of prior periods; however, additional disclosures have been added in accordance with the ASU.
The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed, charged either on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, there is little judgment involved in applying Topic 606 that significantly affects the determination of the amount and timing of revenue from contracts with customers. The main types of revenue contracts included in non-interest income within the Consolidated Statements of Income as follows:
Deposit-Related Fees and Service Charges
Service charges and fees on deposits that are included as liabilities in the Consolidated Balance Sheet consist of transaction-based fees, account maintenance fees, and overdraft services fees for various retail and business checking customers. Transaction-based fees, which include services such as automated clearing house (ACH) fees, stop payment charges, and statement rendering fees, are recognized at the time the transaction is executed as that is the point in time the Company fulfills the customer’s request. All deposit liabilities are considered to have one-day terms and, therefore, related fees are recognized as non-interest income at the time when the services are provided to the customer. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Company satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn directly from the customer’s account balance.
Gains/Losses on Sale of OREO
The Company records a gain or loss from the sale of OREO when control of the property transfers to the buyer, which generally occurs at the time of an executed deed. When the Company finances the sale of OREO to the buyer, the Company assesses whether the buyer is committed to perform their obligations under the contract and whether collectability of the transaction price is probable. Once these criteria are met, the OREO assets are derecognized and the gain or loss on sale is recorded upon the transfer of control of the property to the buyer. In determining the gain or loss on the sale, the Company adjusts the transaction prices and related gain (loss) on sale if a significant financing component is present.
3. SECURITIES AVAILABLE FOR SALE
The amortized cost and approximate fair value of securities available for sale as of December 31, 2019 and 2018, and are summarized as follows:

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
3. SECURITIES AVAILABLE FOR SALE (Continued)
	2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AVAILABLE FOR SALE
U.S. treasury bills	$9,999,611	$389	$—	$10,000,000
Mortgage-backed securities – U.S. government-sponsored enterprises, residential	3,883,202	5,203	(31,919)	3,856,486
Corporate debt securities	2,000,000	39,968	—	2,039,968
State and municipal securities	3,094,240	67,829	(80)	3,161,989
SBA asset-backed securities	2,763,828	16,853	(291)	2,780,390
Total	$21,740,881	$130,242	$(32,290)	$21,838,833
HELD TO MATURITY
Corporate debt securities	$1,000,000	$36,308	$—	$1,036,308

	2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
AVAILABLE FOR SALE
U.S. treasury bills	$9,998,805	$1,195	$—	$10,000,000
Mortgage-backed securities – U.S. government-sponsored enterprises, residential	5,370,502	388	(136,574)	5,234,316
Corporate debt securities	2,000,000	43,128	(5,659)	2,037,469
State and municipal securities	2,510,861	14,226	(3,961)	2,521,126
SBA asset-backed securities	2,204,986	920	(9,049)	2,196,857
Total	$22,085,154	$59,857	$(155,243)	$21,989,768
HELD TO MATURITY
Corporate debt securities	$1,000,000	$—	$(5,515)	$994,485

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
3. SECURITIES AVAILABLE FOR SALE (Continued)
The amortized cost and fair value of securities at December 31, 2019, by contractual maturity, are shown below. Actual maturities may differ from contract maturities as issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
	Securities Available for Sale		Held to Maturity
Investment Securities	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$9,999,611	$10,000,000	$—	$—
Due after one year through five years	—	—	—	—
Due after five years through ten years	2,409,218	2,454,945	1,000,000	1,036,308
Due after ten years	2,685,022	2,747,012	—	—
	15,093,851	15,201,957	1,000,000	1,036,308
Mortgage-backed securities, government- sponsored enterprises,residential	3,883,202	3,856,486	—	—
SBA asset-backed securities	2,763,828	2,780,390	—	—
Total	$21,740,881	$21,838,833	$1,000,000	$1,036,308
The following tables show the Company’s investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2019 and 2018:
	2019
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Mortgage-backed securities	$218,431	$(1,923)	$3,052,902	$(29,996)	$3,271,333	$(31,919)
Corporate debt securities	—	—	—	—	—	—
State and municipal securities	107,176	(80)	—	—	107,176	(80)
Asset-backed securities	315,416	(291)	—	—	315,416	(291)
Total temporarily impaired securities	$641,023	$(2,294)	$3,052,902	$(29,996)	$3,693,925	$(32,290)

	2018
	Less than Twelve Months		Twelve Months or Greater		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Mortgage-backed securities	$107,977	$(2,616)	$4,876,046	$(133,958)	$4,984,023	$(136,574)
Corporate debt securities	1,488,825	(11,174)	—	—	1,488,825	(11,174)
State and municipal securities	417,600	(342)	578,135	(3,619)	995,735	(3,961)
Asset-backed securities	128,318	(568)	1,896,658	(8,481)	2,024,976	(9,049)
Total temporarily impaired securities	$2,142,720	$(14,700)	$7,350,839	$(146,058)	$9,493,559	$(160,758)
At December 31, 2019 and 2018, the Company had 17 and 32 securities in an unrealized loss position, respectively. The decline in fair value is due primarily to interest rate fluctuations and not credit losses. The

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
3. SECURITIES AVAILABLE FOR SALE (Continued)
Company does not intend to sell these securities prior to recovery, and it is more likely than not that the Company will not be required to sell these securities prior to recovery and, therefore, no securities are deemed to be other-than-temporarily impaired.
There were no sales of investment securities in 2019 and 2018.
At December 31, 2019 and 2018, the Company had pledged securities with a carrying value of approximately $9,363,000 and $9,755,000, respectively, for purposes such as securing public deposits and borrowings.
4. LOAN RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES
The composition of loans receivable at December 31, 2019 and 2018, are as follows:
	2019	2018
Commercial and industrial	$53,098,390	$60,702,307
Commercial real estate	361,199,156	331,030,301
Residential real estate	7,402,234	7,143,954
Consumer, other	225,778	1,523,236
	421,925,558	400,399,798
Unearned net loan origination fees and costs	(778,795)	(926,484)
Allowance for loan losses	(3,963,365)	(4,583,685)
Net loans	$417,183,398	$394,889,629
The Company originates and sells loans guaranteed by the SBA. The Company retains the unguaranteed portion of the loan and the servicing on the loans sold and receives a servicing fee based upon the principal balance outstanding. Loans serviced totaled $20,969,610 and $22,725,682 at December 31, 2019 and 2018, respectively.
The following tables summarize the activity in the allowance for loan losses by loan class for the years ended December 31, 2019 and 2018, and information in regard to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2019 and 2018:

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
4. LOAN RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (Continued)
	2019
	Commercial and Industrial	Commercial Real Estate	Residential Real Estate	Consumer Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,715,497	$2,261,919	$14,325	$5,277	$586,667	$4,583,685
Charge-offs	(1,256,987)	—	—	—	—	(1,256,987)
Recoveries	71,108	105,559	—	—	—	176,667
Provision (credit)	999,648	(354,970)	(6,218)	(4,954)	(173,506)	460,000
Ending balance	$1,529,266	$2,012,508	$8,107	$323	$413,161	$3,963,365
Ending balance: individually evaluated for impairment	$125,674	$—	$—	$—	$—	$125,674
Ending balance: collectively evaluated for impairment	$1,403,592	$2,012,508	$8,107	$323	$413,161	$3,837,691
Loans:
Ending balance: individually evaluated for impairment	$1,415,916	$1,458,311	$—	$—	$—	$2,874,227
Ending balance: collectively evaluated for impairment	51,682,474	359,740,845	7,402,234	225,778	—	419,051,331
Ending balance	$53,098,390	$361,199,156	$7,402,234	$225,778	$—	$421,925,558

During 2019, there was an increase in provision for loan losses to commercial and industrial loans due to an increase in loss rates while there was a corresponding decrease in commercial real estate due to a decrease in loss rates offset somewhat by an increase in volume.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
4. LOAN RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (Continued)
	2018
	Commercial and Industrial	Commercial Real Estate	Residential Real Estate	Consumer Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$1,593,146	$2,963,502	$12,930	$453	$102,572	$4,672,603
Charge-offs	(3,113,833)	(124,450)	—	—	—	(3,238,283)
Recoveries	129,459	13,974	74,756	—	—	218,189
Provision (credit)	3,106,725	(591,107)	(73,361)	4,824	484,095	2,931,176
Ending balance	$1,715,497	$2,261,919	$14,325	$5,277	$586,667	$4,583,685
Ending balance: individually evaluated for impairment	$137,643	$—	$—	$—	$—	$137,643
Ending balance: collectively evaluated for impairment	$1,577,854	$2,261,919	$14,325	$5,277	$586,667	$4,446,042
Loans:
Ending balance: individually evaluated for impairment	$1,828,936	$3,958,997	$—	$—	—	$5,787,933
Ending balance: collectively evaluated for impairment	58,873,371	327,071,304	7,143,954	1,523,236	—	394,611,865
Ending balance	$60,702,307	$331,030,301	$7,143,954	$1,523,236	$—	$400,399,798

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
4. LOAN RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (Continued)
The following tables summarize information in regard to impaired loans by loan portfolio class as of December 31, 2019 and 2018:
	2019
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$1,192,669	$4,141,598	$—	$2,513,496	$37,399
Commercial real estate	1,458,311	2,512,353	—	2,745,108	63,218
Residential real estate	—	—	—	—	—
Consumer, other	—	—	—	—	—
Total	$2,650,980	$6,653,951	$—	$5,258,604	$100,617
With an allowance recorded:
Commercial and industrial	$223,247	$223,247	$125,674	$233,207	$14,117
Commercial real estate	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer, other	—	—	—	—	—
Total	$223,247	$223,247	$125,674	$233,207	$14,117
Total:
Commercial and industrial	$1,415,916	$4,364,845	$125,674	$2,746,703	$51,516
Commercial real estate	1,458,311	2,512,353	—	2,745,108	63,218
Residential real estate	—	—	—	—	—
Consumer, other	—	—	—	—	—
Total	$2,874,227	$6,877,198	$125,674	$5,491,811	$114,734

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
4. LOAN RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (Continued)
	2018
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial and industrial	$1,585,881	$3,226,692	$—	$1,770,164	$1,111
Commercial real estate	3,958,997	7,825,692	—	4,982,237	56,825
Residential real estate	—	—	—	—	—
Consumer, other	—	—	—	—	—
Total	$5,544,878	$11,052,384	$—	$6,752,401	$57,936
With an allowance recorded:
Commercial and industrial	$243,055	$243,055	$137,643	$252,719	$15,665
Commercial real estate	—	—	—	—	—
Residential real estate	—	—	—	—	—
Consumer, other	—	—	—	—	—
Total	$243,055	$243,055	$137,643	$252,719	$15,665
Total:
Commercial and industrial	$1,828,936	$3,469,747	$137,643	$2,022,883	$16,776
Commercial real estate	3,958,997	7,825,692	—	4,982,237	56,825
Residential real estate	—	—	—	—	—
Consumer, other	—	—	—	—	—
Total	$5,787,933	$11,295,439	$137,643	$7,005,120	$73,601
The following table presents the classes of the commercial loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of December 31, 2019 and 2018:
	2019			2018
	Commercial and Industrial	Commercial Real Estate	Total	Commercial and Industrial	Commercial Real Estate	Total
Pass	$48,416,925	$355,163,799	$403,580,724	$56,663,746	$325,650,167	$382,313,913
Special Mention	—	50,061	50,061	—	254,858	254,858
Substandard	3,694,448	5,922,796	9,617,244	4,038,561	5,125,276	9,163,837
Doubtful	987,017	62,500	1,049,517	—	—	—
	$53,098,390	$361,199,156	$414,297,546	$60,702,307	$331,030,301	$391,732,608

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
4. LOAN RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (Continued)
The following table presents the classes of the consumer portfolio summarized by performing and nonperforming as of December 31, 2019 and 2018:
	2019			2018
	Residential Real Estate	Consumer, Other	Total	Residential Real Estate	Consumer, Other	Total
Performing	$7,402,234	$225,778	$7,628,012	$7,143,954	$1,523,236	$8,667,190
Nonperforming	—	—	—	—	—	—
	$7,402,234	$225,778	$7,628,012	$7,143,954	$1,523,236	$8,667,190
The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following tables present the classes of the loan portfolio summarized by the past due status as of December 31, 2019 and 2018:
	2019
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Nonaccrual	Current	Total Loans Receivable	90 Days or Greater Past Due and Still Accruing
Commercial and industrial	$445,306	$—	$—	$445,306	$1,192,670	$51,460,414	$53,098,390	$—
Commercial real estate	132,231	—	—	132,231	1,408,250	359,658,675	361,199,156	—
Residential real estate	—	—	—	—	—	7,402,234	7,402,234	—
Consumer, other	—	—	—	—	—	225,778	225,778	—
Total	$577,537	$—	$—	$577,537	$2,600,920	$418,747,101	$421,925,558	$—

	2018
	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days or Greater Past Due	Total Past Due	Nonaccrual	Current	Total Loans Receivable	90 Days or Greater Past Due and Still Accruing
Commercial and industrial	$160,475	$40,726	$—	$201,201	$2,042,359	$58,458,747	$60,702,307	$—
Commercial real estate	—	—	—	—	3,359,038	327,671,263	331,030,301	—
Residential real estate	—	—	—	—	—	7,143,954	7,143,954	—
Consumer, other	—	—	—	—	—	1,523,236	1,523,236	—
Total	$160,475	$40,726	$—	$201,201	$5,401,397	$394,797,200	$400,399,798	$—

The Company may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan, which is then identified as a troubled debt restructuring (TDR). The Company may modify loans through rate reductions, extensions of maturity, interest-only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses.
The Company identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
4. LOAN RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (Continued)
The Company made one modification in the year ended December 31, 2019, that is classified as TDRs. The principal balance of that loan at December 31, 2019, is $50,061. There was no reduction in principal in this loan from the modification, which involved a change in rates and terms. No modifications in the year ended December 31, 2018, are classified as TDRs. The Company has allocated $125,674 and $137,643 of specific allowance for these loans at December 31, 2019 and 2018, respectively, and has committed to lend no additional amounts on such loans.
The following tables reflect information regarding the Company’s troubled debt restructurings as of December 31, 2019 and 2018.
	2019
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commerical and industrial	5	$469,718	$469,718
Commercial real estate	1	52,500	52,500
	2018
	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Commerical and industrial	9	$1,315,209	$1,315,209
Commercial real estate	—	—	—
5. OTHER REAL ESTATE OWNED (OREO)
Other real estate owned (OREO) activity was as follows for the years ended December 31, 2019 and 2018:
	2019	2018
Beginning balance	$91,593	$492,750
Loans transferred to other real estate owned	1,550,950	147,994
Write-down of other real estate owned	(76,380)	(11,907)
Sale of other real estate owned	(243,383)	(537,244)
Total	$1,322,780	$91,593
At December 31, 2019 and 2018, the balance of OREO includes $255,747 and $16,875, respectively, of foreclosed residential real estate properties recorded as a result of obtaining physical possession of the property or deed in lieu of foreclosure. At December 31, 2019 and 2018, there are no recorded investment of residential mortgage and consumer mortgage loans secured by residential real estate properties for which formal foreclosure proceeds are in process.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
5. OTHER REAL ESTATE OWNED (OREO) (Continued)
Statements of income activity related to OREO for the years ended December 31, 2019 and 2018, include:
	2019	2018
Net realized losses and write-downs on sales of other real estate owned (included in other noninterest income)	$76,380	$3,782
Expenses from operations and write-downs (included in noninterest expenses)	$28,433	$43,378
6. PREMISES AND EQUIPMENT
The components of premises and equipment at December 31, 2019 and 2018, are as follows:
	2019	2018
Land	$445,000	$445,000
Buildings	2,329,254	2,320,542
Building and leasehold improvements	828,336	810,349
Furniture, fixtures, and equipment	2,300,291	2,179,342
Data processing software	591,644	524,640
Construction in process	25,048	—
	6,519,573	6,279,873
Less accumulated depreciation	(3,058,936)	(2,764,951)
Total	$3,460,637	$3,514,922
Construction in progress at December 31, 2019, includes software deposits for new products to be rolled out in 2020. Depreciation expense was $293,985 and $336,730 at December 31, 2019 and 2018, respectively.
7. DEPOSITS
The components of deposits at December 31, 2019 and 2018, are as follows:
	2019	2018
Demand, noninterest-bearing	$77,018,905	$70,668,584
Demand, interest-bearing	56,404,178	56,363,707
Money market accounts	132,609,554	120,444,997
Savings	5,699,681	3,640,105
Time, $100,000 and over	90,300,925	101,227,494
Time, other	31,411,590	9,573,757
	$393,444,833	$361,918,644

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
7. DEPOSITS (Continued)
At December 31, 2019, the scheduled maturities of time deposits are as follows:
Year Ending	Amount
2020	$63,057,820
2021	47,944,622
2022	7,676,575
2023	3,011,993
2024	21,505
$121,712,515
At December 31, 2019 and 2018, the total of individual time deposits with balances in excess of $250,000 (FDIC insurance limit) was approximately $49,890,000 and $50,002,000, respectively.
8. OTHER BORROWED FUNDS AND LONG-TERM DEBT
Other borrowed funds at December 31, 2019, consisted of line-of-credit borrowings with the ACBB in the amount of $3,000,000 (with an interest rate of 5.125 percent). The line-of-credit is due in December 2021 and is secured by the common stock of the Bank. Other borrowed funds at December 31, 2018, consisted of line-of-credit borrowings with the ACBB in the amount of $3,000,000 (with an interest rate of 6.00 percent). The amount is due in October 2019 and is secured by the common stock of the Bank.
Long-term debt at December 31, 2019 and 2018, consisted of a subordinated note payable with Sunshine Bancorp in the amount of $7,000,000 (with an interest rate of 6.25 percent, interest only until principal due date of June 2026), a subordinated note payable with ESSA Bank & Trust in the amount of $1,000,000 (with an interest rate of 6.25 percent, interest only until principal due date of June 2026), a subordinated note payable with FNCB Bank in the amount of $2,000,000 (with an interest rate of 6.50 percent, interest only until principal due date of July 2027), and advances from the FHLB under various notes totaling $61,000,000 and $60,500,000 with an average rate of 2.05 percent and 2.05 percent, respectively.
The Company has a maximum borrowing capacity with the FHLB of $228,647,850 of which $61,000,000 was outstanding at December 31, 2019. Advances from the FHLB are secured by qualifying assets of the Bank. In addition, the Company has an unsecured line of credit with another bank for $3.0 million.
The following table sets forth information concerning other borrowings:
	Maturity Range		Weighted- Average Interest Rate	Stated Interest Rate Range		At December 31,
Description	From	To		From	To	2019	2018
Fixed rate	01/14/20	08/29/24	2.05	1.50%	2.72%	$45,000,000	$43,000,000
Mid Term	04/20/20	06/21/21	2.05%	1.53%	2.48%	16,000,000	17,500,000
Total						$61,000,000	$60,500,000

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
8. OTHER BORROWED FUNDS AND LONG-TERM DEBT (Continued)
Maturities of borrowings at December 31, 2019, are summarized as follows:
	Weighted- Average Rate	Amount
Due within one year	1.76%	$14,000,000
Due within two years	2.05%	24,000,000
Due within three years	2.33%	13,000,000
Due within four years	2.72%	5,000,000
Due within five years	1.51%	5,000,000
Total	2.05%	$61,000,000
9. STOCK-BASED COMPENSATION
In 2007, the Company adopted the Covenant Financial, Inc. Stock Compensation Plan (Plan). The Plan authorizes the Board of Directors to grant options and restricted stock up to an aggregate of 277,332 (as adjusted for stock dividends) shares of common stock as of the effective date of the Plan to officers, other employees, and directors of the Company. The Plan received shareholder approval at the January 2008 Annual Shareholders’ Meeting. The shares granted under the Plan to directors are nonqualified options. The shares granted under the Plan to officers and other employees can be nonqualified options or incentive stock options, subject to the limitations under Section 422 of the Internal Revenue Code. All options granted under the Plan have a term that shall not exceed ten years. The exercise price of options granted is the fair market value of a share of common stock at the time of the grant. The Company recorded compensation expense of $29,658 and $93,530 in 2019 and 2018, respectively. As of December 31, 2019, there was no unrecognized compensation cost related to non-vested stock options. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of options granted in 2017 was determined with the following weighted average assumptions: dividend yield of 0 percent, risk-free interest rate of 1.77 percent, expected life of 5 years, and dividend volatility of 30 percent. No shares were granted in 2019 under this plan.
In 2017, the Company replaced the 2007 plan and adopted the Covenant Financial, Inc. Equity Compensation Plan (2017 Plan). The 2017 Plan authorizes the Board of Directors to grant options and restricted stock up to an aggregate of 228,000 (as adjusted for stock dividends) shares of common stock as of the effective date of the Plan to officers, other employees, and directors of the Company. The Plan received shareholder approval at the May 2017 Annual Shareholders’ Meeting. The shares granted under the Plan to directors are nonqualified options. The shares granted under the 2017 Plan to officers and other employees can be nonqualified options or incentive stock options, subject to the limitations under Section 422 of the Internal Revenue Code. All options granted under the Plan have a term that shall not exceed ten years. The exercise price of options granted is the fair market value of a share of common stock at the time of the grant. The Company recorded compensation expense of $209,376 and $180,993 in 2019 and 2018, respectively. As of December 31, 2019, there was approximately $202,632 of unrecognized compensation cost related to non-vested stock options, which is expected to be recognized through 2022. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of options granted in 2017 was determined with the following weighted average assumptions: dividend yield of 0 percent, risk-free interest rate of 1.77 percent, expected life of 5 years, and expected volatility of 30 percent. The weighted average fair value of options granted in 2017 was $1.77 per share. No shares were granted in 2018 under this plan. However, in 2019, there were 92,648 shares granted under this plan, which vested over three years. The fair value of options granted in 2019 was determined with the following weighted average assumptions: dividend yield of 0 percent, risk-free interest rate of 2.46 percent, expected life of 6.5 years, and expected volatility of 11.59 percent. The weighted average fair value of options granted in 2019 was $1.77 per share.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
9. STOCK-BASED COMPENSATION (Continued)
A summary of the status of the Company’s outstanding stock compensation warrants and options as of December 31, 2019 and 2018, is represented below:
	Number of Options	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding, January 1, 2019	346,034	$8.40
Granted	92,648	8.94
Excercised	(167)	8.25
Forfeited	(7,500)	—
Outstanding, December 31, 2019	431,015	$8.51	$3,443,810
Exercisable at year-end	272,783	$8.44	$2,198,631
10. INCOME TAXES
The components of income tax expense for the years ended December 31, 2019 and 2018, are as follows:
	2019	2018
Current	$928,000	$4,000
Deferred	(67,000)	562,000
Total provision for income taxes	$861,000	$566,000
A reconciliation of the statutory income tax at a rate of 21 percent to the income tax expense included in the Consolidated Statement of Operations is as follows for the years ended December 31, 2019 and 2018, respectively:
	2019		2018
	Amount	% of Pretax Income	Amount	% of Pretax Income
Federal income tax at statutory rate	$929,000	21.0%	$571,000	21.0%
Tax exempt interest	(37,000)	(0.8)	(32,000)	(1.2)
Bank-owned life insurance	(55,000)	(1.2)	(57,000)	(2.1)
Merger expenses	16,000	0.4	—	—
State taxes	15,000	0.3	20,000	0.7
Other	(7,000)	(0.2)	64,000	2.4
Total provision and effective rate	$861,000	19.5%	$566,000	20.8%

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
10. INCOME TAXES (Continued)
The components of the net deferred tax asset at December 31, 2019 and 2018, are as follows:
	2019	2018
Deferred tax assets:
Allowance for loan losses	$157,370	$303,510
Stock compensation warrants and options	141,550	83,648
Organization and start-up costs	33,712	47,551
Accrued expenses	180,600	60,865
Partnership income	614	640
OREO expense	16,039	27,011
Unrealized loss on available-for-sale securities	—	20,032
State net operating loss carryforward	—	3,163
Accrued legal expenses	21,000	—
Operating lease liability	805	—
Total deferred tax assets	551,690	546,420
Deferred tax liabilities:
Depreciation on premises and equipment	(85,898)	(90,885)
Unrealized gain on available-for-sale securities	(20,570)	—
Deferred loan costs	(29,549)	(33,007)
Accretion	(654)	(682)
Servicing asset	(27,036)	(35,340)
Prepaids	(38,797)	(63,275)
Total deferred tax liabilities	(202,504)	(223,189)
Net deferred tax assets	$349,186	$323,231
Management evaluates the carrying amount of its deferred tax assets in accordance with guidance set forth in ASC Topic 740, Income Taxes, and applies the criteria in the guidance to determine whether it is more likely than not that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management determines, based on available evidence, both positive and negative, that it is more likely than not that some portion or all of the deferred tax asset will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and depend upon management’s estimates and judgments used in their evaluation of both positive and negative evidence.
At December 31, 2019 and 2018, management performed an evaluation of the Company’s deferred tax assets, taking into consideration both positive and negative evidence that existed as of that date. At December 31, 2019 and 2018, management believes that the Company will be able to generate future taxable income sufficient to utilize its deferred tax assets. If future earnings are less than management’s projections, a valuation allowance against some or all of the deferred tax assets may be needed.
The difference between the reported income tax expense and the amount of income tax expense computed by multiplying pretax income by the federal statutory rate for the years ended December 31, 2019 and 2018, is attributable to the effects of tax-exempt interest income and tax-exempt income on bank-owned life insurance.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
11. DERIVATIVE FINANCIAL INSTRUMENTS
The Company is a party to derivative financial instruments in the normal course of business to meet the needs of commercial banking customers. These financial instruments have been limited to interest rate swap agreements, which are entered into with counterparties that meet established credit standards and, where appropriate, contain master netting and collateral provisions protecting the party at risk. The Company believes that the credit risk inherent in all of the derivative contracts is minimal based on the credit standards and the netting and collateral provisions of the interest rate swap agreements.
The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously economically hedged by offsetting interest rate swaps that the Company executes with a third party, such that the Company minimizes its net risk exposure resulting from such transactions. These derivatives are not designated as hedges and are not speculative. Rather, these derivatives result from a service the Company provides to certain customers. As the interest rate swaps associated with this program do not meet the hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of December 31, 2019 and 2018, the Company has 32 and 21 interest rate swaps with an aggregate notional amount of $117,048,000 and $91,630,000, respectively, related to this program. The Company recorded fee income of $353,000 and $168,000 and interest expense of $3,000 and $93,000 as of December 31, 2019 and 2018, respectively.
The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the Consolidated Balance Sheet as of December 31, 2019 and 2018, respectively:
	2019
	Asset Derivatives		Liability Derivatives
	Notional Amount	Fair Value(1)	Notional Amount	Fair Value(2)
Interest rate swap agreements	$58,524,041	$2,315,380	$58,524,041	$2,315,380
	$58,524,041	$2,315,380	$58,524,041	$2,315,380

	2018
	Asset Derivatives		Liability Derivatives
	Notional Amount	Fair Value(1)	Notional Amount	Fair Value(2)
Interest rate swap agreements	$44,481,000	$486,786	$47,149,000	$486,786
	$44,481,000	$486,786	$47,149,000	$486,786

(1)
Included in other assets in the Consolidated Balance Sheet.

(2)
Included in other liabilities in the Consolidated Balance Sheet.

There are no gross amounts of interest rate swaps assets and liabilities not offset in the Consolidated Balance Sheet.
The Company has agreements with certain of its derivative counterparties that provide that if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations. The Company also has agreements with certain of its derivative counterparties that provide that if the Company fails to maintain its status as a well or adequately capitalized institution, then the counterparty could terminate the derivative positions and the Company would be required to settle its obligations under the agreements. The Company maintains restricted cash collateral with a third-party trustee of $5,490,000 at December 31, 2019, under the provisions of the agreement.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
12. TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS, AND PRINCIPAL STOCKHOLDERS
The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families, and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Loans receivable from related parties totaled $4,527,252 and $4,664,799 at December 31, 2019 and 2018, respectively. During 2019, there were $3,778,386 in new loans and repayments received totaled $3,915,933.
Deposits of related parties totaled $4,145,735 and $1,804,406 at December 31, 2019 and 2018, respectively.
On January 1, 2016, the Company entered into supplemental executive retirement plan agreement with its Chief Executive Officer. The agreement also contains certain change in control provisions. Expense under the plan totaled $71,101 and $64,894 for the years ended December 31, 2019 and 2018, respectively.
13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
At December 31, 2019 and 2018, the following financial instruments were outstanding whose contract amounts represent credit risk:
	2019	2018
Unfunded commitments under lines of credit	$61,006,674	$67,763,978
Commitments to grant loans	6,103,750	6,259,750
Standby letters of credit	1,110,473	2,842,657
Total	$68,220,897	$76,866,385
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include residential or commercial real estate, accounts receivable, inventory, and equipment.
Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan commitments. The Company requires collateral supporting these letters of credit as deemed necessary. Management believes that the proceeds obtained through a liquidation of such collateral would be sufficient to cover the maximum potential amount of future payments required under the corresponding guarantees. The current amount of the liability as of December 31, 2019 and 2018, for guarantees under standby letters of credit issued is not material.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
14. REGULATORY MATTERS
The Company and its Bank subsidiary are subject to various regulatory capital requirements administered by the federal banking agencies. The final rules implementing BASEL Committee on Banking Supervisor’s Capital Guidance for U.S. banks (BASEL III rules) became effective for the Company on January 1, 2015, with full compliance with all of the requirements being phased in over a multi-year schedule and fully phased in by January 1, 2019. Under the BASEL III rules, the Company and Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The net unrealized gain or loss on available-for-sale securities is not included in computing regulatory capital. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its Bank subsidiary must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth on the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, Tier 1 capital to average assets, and common equity Tier 1 capital to risk-weighted assets. Management believes, as of December 31, 2019 and 2018, that the Company and its Bank subsidiary meet all capital adequacy requirements to which they are subject.
As of December 31, 2019, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, common equity risk based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company’s ratios do not differ significantly from the Bank’s ratios presented below. The Bank’s actual capital amounts and ratios are as follows at December 31, 2019 and 2018:
	2019		2018
	Amount	Ratio	Amount	Ratio
Common equity Tier 1 capital (to risk-weighted assets)
Actual	$53,099,000	12.50%	$48,231,000	11.95%
For capital adequacy purposes	19,122,000	4.50	18,163,000	4.50
To be well capitalized	27,620,000	6.50	26,236,000	6.50
Total capital (to risk-weighted assets)
Actual	$57,128,000	13.44%	$52,866,000	13.10%
For capital adequacy purposes	33,994,000	8.00	32,290,000	8.00
To be well capitalized	42,493,000	10.00	40,363,000	10.00
Tier 1 capital (to risk-weighted assets)
Actual	$53,099,000	12.50%	$48,231,000	11.95%
For capital adequacy purposes	25,496,000	6.00	24,218,000	6.00
To be well capitalized	33,994,000	8.00	32,290,000	8.00
Tier 1 capital (to average assets)
Actual	$53,099,000	10.33%	$48,231,000	10.06%
For capital adequacy purposes	20,569,000	4.00	19,169,000	4.00
To be well capitalized	25,712,000	5.00	23,962,000	5.00

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
15. LEGAL MATTERS
The Company is involved, from time to time, in litigation at various stages, related to its operations. It is management’s opinion, at the present time, that any ultimate liability from any current litigation, whether asserted or unasserted, or whether covered by insurance or not would not have a material effect on the Company’s consolidated financial statements at this time.
16. FAIR VALUE MEASUREMENTS AND FAIR VALUES OF FINANCIAL INSTRUMENTS
The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. The fair value of financial instruments is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices in active markets. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instruments.
Fair value accounting guidance provides a consistent definition of fair value, which focuses on exit price in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. If there has been a significant decrease in the volume and level of activity for the asset or liability, a change in valuation technique or the use of multiple valuation techniques may be appropriate. In such instances, determining the price at which willing market participants would transact at the measurement date under current market conditions depends on the facts and circumstances and requires the use of significant judgment. The fair value is a reasonable point within the range that is most representative of fair value under current market conditions.
In accordance with this guidance, the Company groups its financial assets and financial liabilities generally measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.
Level I	—	Valuation is based on quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level I assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.
Level II	—	Valuation is based on inputs other than quoted prices included within Level I that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.
Level III	—	Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level III assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
16. FAIR VALUE MEASUREMENTS AND FAIR VALUES OF FINANCIAL INSTRUMENTS
 (Continued)
For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2019 and 2018, are as follows:
	2019
	Level I	Level II	Level III	Total
Securities available for sale:
U.S. treasury bills	$10,000,000	$—	$—	$10,000,000
Mortgage-backed securities – residential	—	3,856,486	—	3,856,486
Corporate debt securities	—	2,039,968	—	2,039,968
State and municipal securities	—	3,161,989	—	3,161,989
Asset-backed securities – SBA	—	2,780,390	—	2,780,390
	$10,000,000	$11,838,833	$—	$21,838,833
Servicing asset	$—	$—	$128,743	$128,743
Interest rate swap agreements, assets	$—	$2,315,380	$—	$(2,315,380)
Interest rate swap agreements, liabilities	$—	$2,315,380	$—	$(2,315,380)

	2018
	Level I	Level II	Level III	Total
Securities available for sale:
U.S. treasury bills	$10,000,000	$—	$—	$10,000,000
Mortgage-backed securities – residential	—	5,234,316	—	5,234,316
Corporate debt securities	—	2,037,469	—	2,037,469
State and municipal securities	—	2,521,126	—	2,521,126
Asset-backed securities – SBA	—	2,196,857	—	2,196,857
	$10,000,000	$11,989,768	$—	$21,989,768
Servicing asset	$—	$—	$161,423	$161,423
Interest rate swap agreements, assets	$—	$486,786	$—	$486,786
Interest rate swap agreements, liabilities	$—	$486,786	$—	$486,786
The following table presents a reconciliation of the servicing assets measured at fair value on a recurring basis using significant unobservable inputs (Level III) for the years ended December 31, 2019 and 2018:
	2019	2018
Beginning balance, January 1	$161,423	$272,906
Change in fair value	(32,680)	(111,483)
Ending balance, December 31	$128,743	$161,423

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
16. FAIR VALUE MEASUREMENTS AND FAIR VALUES OF FINANCIAL INSTRUMENTS
 (Continued)
For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2019 and 2018, are as follows:
	2019
	Level I	Level II	Level III	Total
Impaired loans, net	$—	$—	$97,573	$97,573
Other real estate owned	$—	$—	$1,322,780	$1,322,780

	2018
	Level I	Level II	Level III	Total
Impaired loans, net	$—	$—	$105,412	$105,412
Other real estate owned	$—	$—	$91,593	$91,593
Impaired loans are those in which the Company has measured impairment generally based on the fair value of the loan’s collateral less estimated cost of disposal. Fair value is generally determined based upon independent third-party appraisals of the properties or discounted cash flows based upon the expected proceeds. These assets are included as Level III fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value at December 31, 2019, consists of loan balances of $223,247 less a valuation allowance of $125,674. The fair value at December 31, 2018, consists of loan balances of $243,055 less a valuation allowance of $137,643.
Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are carried at fair value less estimated cost to sell. Fair value is based upon independent market prices or appraised value of the property. These assets are included in Level III fair value based upon the lowest level of input that is significant to the fair value measurement.
Quantitative information about Level III fair value measurements at December 31, 2019 and 2018, is included in the table below:
	2019
	Quantitative Information About Level III Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Servicing asset	$128,743	Discounted cash flow	Discount rate	11.15% to 21.62%
			Prepayment rate Life	9.96% to 26.65% 0 to 5 years
Other real estate owned	$1,322,780	Signed sales agreement or appraisal of collateral	Liquidation expenses	8.00%
	2018
	Quantitative Information About Level III Fair Value Measurements
	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
Servicing asset	$161,423	Discounted cash flow	Discount rate	13.56% to 25.80%
			Prepayment rate Life	8.06% to 21.70% 0 to 6 years
Impaired loans	$105,412	Signed sales agreement or appraisal of collateral	Appraisal adjustments	20.00%
			Liquidation expenses	8.00%
Other real estate owned	$91,583	Signed sales agreement or appraisal of collateral	Liquidation expenses	8.00%

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
16. FAIR VALUE MEASUREMENTS AND FAIR VALUES OF FINANCIAL INSTRUMENTS
 (Continued)
The estimated fair values of the Company’s financial instruments at December 31, 2019 and 2018, were as follows.
	2019
	Carrying Value	Level I	Level II	Level III	Total Fair Value
Financial assets:
Cash and cash equivalents	$38,981,975	$38,981,975	$—	$—	$38,981,975
Interest-bearing time deposits	11,236,000	—	11,236,000	—	11,236,000
Securities available for sale	21,838,833	10,000,000	11,838,833	—	21,838,833
Securities held to maturity	1,000,000	1,036,308	1,036,308
Loans, net	417,183,398	—	—	412,269,000	412,269,000
Investment in restricted stock	2,871,800	—	2,871,800	—	2,871,800
Servicing asset	128,743	—	—	128,743	128,743
Interest rate swap agreements	2,315,380	—	2,315,380	—	2,315,380
Accrued interest receivable	1,487,414	—	1,487,414	—	1,487,414
Financial liabilities:
Deposits	$393,444,833	$271,732,318	$122,248,000	$—	$393,980,318
Other borrowed funds	3,000,000	—	3,000,000	—	3,000,000
Long-term debt	61,000,000	—	61,698,000	—	61,698,000
Interest rate swap agreements	2,315,380	—	2,315,380	—	2,315,380
Accrued interest payable	550,771	—	550,771	—	550,771

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
16. FAIR VALUE MEASUREMENTS AND FAIR VALUES OF FINANCIAL INSTRUMENTS
 (Continued)
	2018
	Carrying Value	Level I	Level II	Level III	Total Fair Value
Financial assets:
Cash and cash equivalents	$26,170,211	$26,170,211	$—	$—	$26,170,211
Interest-bearing time deposits	13,974,000	—	13,974,000	—	13,974,000
Securities available for sale	21,989,768	10,000,000	11,989,768	—	21,989,768
Securities held to maturity	1,000,000	994,485	994,485
Loans, net	394,889,629	—	—	390,318,000	390,318,000
Investment in restricted stock	3,004,400	—	3,004,400	—	3,004,400
Servicing asset	161,423	—	—	161,423	161,423
Interest rate swap agreements	486,786	—	486,786	—	486,786
Accrued interest receivable	1,352,980	—	1,352,980	—	1,352,980
Financial liabilities:
Deposits	$361,918,644	$—	$335,300,000	$—	$335,300,000
Other borrowed funds	6,000,000	—	6,000,000	—	6,000,000
Long-term debt	60,500,000	—	58,971,000	—	58,971,000
Interest rate swap agreements	486,786	—	486,786	—	486,786
Accrued interest payable	550,495	—	550,495	—	550,495
17. LEASES
A lease is defined as a contract, or part of a contract, that conveys the right to control the use of identified property, plant, or equipment for a period of time in exchange for consideration. On January 1, 2019, the Company adopted ASU No. 2016-02 Leases (Topic 842) and all subsequent ASUs that modified Topic 842. For the Company, Topic 842 primarily affected the accounting treatment for operating lease agreements in which the Company is the lessee. Upon adoption of ASC Topic 842, Leases, on January 1, 2019, the Company recorded an asset and a corresponding liability in the amount of $1,875,152, included in other assets and other liabilities on the Consolidated Balance Sheet. The Company recorded an additional asset and a corresponding liability in the amount of $73,829 during year ended December 31, 2019, for two new lease agreements. The Company elected to adopt the transition relief under ASC Topic 842 using the modified retrospective transition method. All lease agreements are accounted for as operating leases. The Company has no unamortized initial direct costs related to the establishment of these lease agreements as of January 1, 2019.
Lessee Accounting
Substantially all of the leases in which the Company is the lessee are comprised of real estate property for branches and office spaces with terms extending through 2031. All of our leases are classified as operating leases, and, therefore, were previously not recognized on the Company’s Consolidated Balance Sheet. With the adoption of Topic 842, operating lease agreements are required to be recognized on the Consolidated Balance Sheet as a ROU asset and a corresponding lease liability.
The following table represents the Consolidated Balance Sheet classification of the Company’s ROU assets and lease liabilities. The Company elected not to include short-term leases (i.e., leases with initial terms of 12 months or less) on the Consolidated Balance Sheet.

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
17. LEASES (Continued)
Lease Right-of-use Assets	Classification	December 31, 2019
Operating lease right-of-use assets	Other assets	$1,804,674
Total Lease Right-of-Use Assets		$1,804,674

Lease Liabilities	Classification	December 31, 2019
Operating lease liability	Other liabilities	$1,808,506
Total Lease Liabilities		$1,808,506

December 31, 2019
Weighted-average remaining lease term	11.66 years
Operating lease cost
Weighted-average discount rate	3.53%
Operating lease cost
The components of the lease expense are as follows:	For the Year Ended December 31, 2019
Operating lease cost	$210,497
Short-term lease cost	2,471
$212,968
Future minimum payments for operating leases with initial or remaining terms of one year or more as of December 31, 2019, were as follows:
Year Ended December 31:	Operating Leases
2020	$216,878
2021	183,840
2022	181,606
2023	181,606
2024	181,606
2025 and thereafter	1,271,245
Total Future Mimumm Lease Payments	2,216,781
Amounts Representing Interest	(408,275)
Present Value of Net Future Minimum Lease Payments	$1,808,506
The calculated amount of the ROU assets and lease liabilities in the table above are impacted by the length of the lease term and the discount rate used to present value the minimum lease payments. The Company’s lease agreements often include one or more options to renew at the Company’s discretion. If at lease inception, the Company considers the exercising of a renewal option to be reasonably certain, the Company will include the extended term in the calculation of the ROU asset and lease liability. Regarding the discount rate, Topic 842 requires the use of the rate implicit in the lease whenever this rate is readily determinable. The Company utilized its incremental borrowing rate at lease inception, on a collateralized basis, over a similar term as the rate implicit in the lease was not readily determinable. For operating leases existing prior to January 1, 2019, the rate for the remaining lease term as of January 1, 2019 was used.
18. PROPOSED ACQUISITION OF COVENANT FINANCIAL, INC.
On December 18, 2019 Citizens & Northern Corporation and Covenant Financial, Inc. entered into an Agreement and Plan of Reorganization, subject to shareholder and regulatory approval. Under the agreement

COVENANT FINANCIAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)
18. PROPOSED ACQUISITION OF COVENANT FINANCIAL, INC. (Continued)
Covenant Financial, Inc. will merge into Citizens & Northern Corporation, subject to shareholder and regulatory approval. In the transaction, Covenant Financial, Inc. shareholders will elect to receive either 0.6212 shares of C&N Corp. common stock or $16.50 in cash for each share of Covenant Financial, Inc. common stock owned, subject to proration to ensure that, overall, 25 percent of the Covenant Financial, Inc. shares will be converted into cash and 75 percent of the Covenant Financial, Inc. shares will be converted into C&N Corp. stock. Holders of Covenant Financial, Inc. common stock prior to the consummation of the merger will own approximately 13 percent of C&N Corp.’s common stock outstanding immediately following the consummation of the merger. The parties have also agreed that two members of the Covenant Financial, Inc. Board will join the C&N Corp. Board of Directors. Merger-related expenses incurred by Covenant Financial, Inc. during 2019 totaled approximately $380,000.

ANNEX A
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
COVENANT FINANCIAL, INC. AND
CITIZENS & NORTHERN CORPORATION
December 18, 2019

APPENDIX
Appendix I
Definitions

INDEX OF EXHIBITS
Exhibit A
Bank Merger Agreement

Exhibit B
Form of Voting Agreement

INDEX OF SCHEDULES
Schedule 2.4 — Treatment of Outstanding Covenant Options
Schedule 3.3(i) — Covenant Subsidiaries
Schedule 3.3(ii) — Covenant Bank Subsidiaries
Schedule 3.4(a) — Capitalization
Schedule 3.4(c) — Covenant Options Outstanding
Schedule 3.9 — Absence of Undisclosed Liabilities
Schedule 3.10 — Absence of Changes
Schedule 3.11 — Dividends, Distributions and Stock Purchases
Schedule 3.12 — Taxes
Schedule 3.13 — Title to and Condition of Assets
Schedule 3.14 — Contracts
Schedule 3.15 — Litigation and Governmental Directives
Schedule 3.17 — Environmental Matters
Schedule 3.21 — Insurance
Schedule 3.22 — Financial Institution Bonds
Schedule 3.23 — Labor Relations and Employment Agreements
Schedule 3.24 — Employee Benefit Plans
Schedule 3.25(a) — Loan Portfolio
Schedule 3.29 — No Finder
Schedule 4.3(i) — C&N Subsidiaries
Schedule 4.3(ii) — C&N Bank Subsidiaries
Schedule 4.4(a) — Capitalization
Schedule 4.4(c) — C&N Stock Plans
Schedule 4.9 — Absence of Undisclosed Liabilities
Schedule 4.10 — Absence of Changes
Schedule 4.11 — Dividends, Distributions and Stock Purchases
Schedule 4.12 — Taxes
Schedule 4.13 — Litigation and Governmental Directives
Schedule 4.18 — Employee Benefit Plans
Schedule 4.22 — No Finder
Schedule 5.1 — Conduct of Business
Schedule 6.7(a) — Designated Employees
Schedule 6.7(b) — Contract Employees

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (the “Agreement”), entered into as of December 18, 2019, by and between Citizens & Northern Corporation, a Pennsylvania corporation having its administrative headquarters at 90-92 Main Street, Wellsboro, Pennsylvania 16901 (“C&N”), and Covenant Financial, Inc., a Pennsylvania corporation having its administrative headquarters at 182 N. Main Street, Doylestown, Pennsylvania 18901 (“Covenant”).
BACKGROUND:
C&N is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is the parent holding company of Citizens & Northern Bank, a Pennsylvania chartered financial institution (“C&N Bank”).
Covenant is a bank holding company registered under the BHC Act and is the parent holding company of Covenant Bank, a Pennsylvania chartered financial institution (“Covenant Bank”).
The Boards of Directors of C&N and Covenant have determined that it is in the best interests of C&N and Covenant, respectively, for Covenant to merge with and into C&N with C&N surviving (the “Merger”), and for Covenant Bank to merge with and into C&N Bank, with C&N Bank surviving (the “Bank Merger”). In connection with the Bank Merger, C&N Bank and Covenant Bank have entered into that certain Bank Merger Agreement, of even date herewith, attached hereto as Exhibit A (the “Bank Merger Agreement”).
In connection with the Merger, all of the outstanding shares of the common stock of Covenant, par value $1.00 per share (the “Covenant Common Stock”), will be converted into cash and shares of the common stock of C&N, par value $1.00 per share (the “C&N Common Stock”), on the terms described in this Agreement.
Concurrently with the execution and delivery of this Agreement, as a condition and an inducement for C&N to enter into this Agreement, the directors and executive officers of Covenant have simultaneously herewith entered into separate voting agreements with C&N substantially in the form attached hereto as Exhibit B (collectively, the “Voting Agreements”), pursuant to which each such person has agreed to vote certain shares of Covenant Common Stock beneficially owned by him or her in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto.
WITNESSETH:
NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I.A.
DEFINITIONS
Appendix I sets forth (i) definitions of capitalized terms used in this Agreement which are not otherwise defined within the text of this Agreement, and (ii) cross references to capitalized terms defined within the text of the Agreement.
ARTICLE I.
THE MERGER
1.1   Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time: (i) Covenant shall merge with and into C&N pursuant to the provisions of the Applicable Corporate Law, whereupon the separate existence of Covenant shall cease, and C&N shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) all of the outstanding shares of Covenant Common Stock will be converted into C&N Common Stock and cash in accordance with the provisions of Article II.
1.2   Name.   The name of the Surviving Corporation shall be “Citizens & Northern Corporation.” The address of the principal office of the Surviving Corporation will be the address of C&N at the Effective Time.

1.3   Articles of Incorporation and Bylaws.   The Articles of Incorporation and Bylaws of the Surviving Corporation shall be the Articles of Incorporation and Bylaws of C&N as in effect at the Effective Time.
1.4   Directors and Officers.   Subject to the provisions of Section 6.9, the directors and officers of the Surviving Corporation shall be the directors and officers of C&N in office at the Effective Time. Each of such directors and officers shall serve until such time as his or her successor is duly elected and has qualified.
ARTICLE II.
CONVERSION AND EXCHANGE OF SHARES
2.1   Conversion of Shares.   At the Effective Time, the shares of Covenant Common Stock then outstanding shall be converted into shares of C&N Common Stock and cash, as follows:
(a)   Conversion of Shares.
(i)   Except for the Canceled Shares and Dissenting Shares, each share of Covenant Common Stock issued and outstanding immediately prior to the Effective Time (a “Covenant Share” and, collectively, the “Covenant Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and extinguished and converted into the right to receive, upon the surrender of the share certificates evidencing the Covenant Shares (it being understood that any reference herein to a “certificate” of Covenant Shares shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Covenant Common Stock), the C&N Stock Consideration or the Cash Consideration, or a combination of C&N Stock Consideration and the Cash Consideration, without any interest thereon (collectively, the “Merger Consideration”), as specified in this Article.
(ii)   Shares of Covenant Common Stock owned as of the Effective Time by C&N, C&N Bank, Covenant or any Covenant Subsidiary (except for trust account shares or shares acquired in connection with debts previously contracted) (collectively, the “Canceled Shares”) shall not be converted into the Merger Consideration and shall be canceled at the Effective Time.
(iii)   Each share of C&N Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of C&N Common Stock, and each holder thereof shall retain his or her rights therein. The holders of the shares of C&N Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of C&N Common Stock.
(b)   Definitions.   For purposes hereof, the following terms have the following meanings:
“C&N Share Value” means the closing price of C&N Common Stock on the Market on the trading day immediately prior to the Effective Date.
“C&N Stock Consideration” means a number of shares of C&N Common Stock equal to the number of Covenant Shares to be converted into C&N Common Stock multiplied by the Conversion Ratio.
“Cash Consideration” means $16.50 per share, which is the amount of cash payable in the Merger per Covenant Share exchanged therefor.
“Conversion Ratio” means 0.6212, which is the number of shares of C&N Common Stock payable in the merger per Covenant share exchanged therefor; provided, however, that if C&N or Covenant shall, at any time after the date of this Agreement and before the Effective Time, change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, then the Conversion Ratio shall be proportionately adjusted (calculated to four (4) decimal places), so that each Covenant shareholder shall receive at the Effective Time, in exchange for his or her shares of Covenant Common Stock, the number of shares of C&N Common Stock as would then have been owned by such Covenant shareholder if the Effective Time had occurred before the record date of such event.

For example, if C&N were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 0.6212 to 0.6523 shares.
“Outstanding Shares” means the aggregate number of Covenant Shares outstanding immediately prior to the Effective Time, but excluding the Canceled Shares, which number shall not be greater than the number of shares outstanding on the date of this Agreement (except as permitted by Section 5.1 herein).
(c)   No Fractional Shares.   No fractional shares of C&N Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which a Covenant shareholder would otherwise be entitled, such shareholder shall instead receive, in cash, an amount equal to the product of  (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the closing prices for C&N Common Stock, calculated to two (2) decimal places, for the ten (10) consecutive trading days immediately preceding the date which is five (5) Business Days before the Closing Date, as reported by the Market.
2.2   Election Procedure.
(a)   Elections.   Each holder of Covenant Shares shall have the right to submit a request (an “Election”) to convert the Covenant Shares owned by such holder (excluding any Canceled Shares) into: (1) the right to receive the Cash Consideration in the Merger (a “Cash Election”); (2) the right to receive the C&N Stock Consideration in the Merger (a “Stock Election”); or (3) the right to receive the Cash Consideration in the Merger for a portion of the Covenant Shares owned, and the right to receive the C&N Stock Consideration in the Merger for the remainder of the Covenant Shares owned (a “Cash/Stock Election”), in accordance with the following procedures:
(i) All Cash/Stock Elections shall be made solely in five percent increments (i.e., 20% cash/80% stock; 25% cash/75% stock, etc.).
(ii) C&N shall prepare a form (the “Form of Election”) pursuant to which each holder of Covenant Shares may make an Election, which shall be, in form and substance, acceptable to Covenant. C&N and Covenant shall mutually determine the timing of the mailing of the Form of Election to all Covenant shareholders so as to permit Covenant’s shareholders to exercise their right to make an Election on or prior to the Election Deadline. C&N and Covenant shall each use its best efforts to mail or otherwise make available the Form of Election to all persons who become holders of Covenant Shares during the period between the date of original mailing of the Form of Election and the Election Deadline. “Election Deadline” means the date announced by C&N (which date shall be mutually agreeable to Covenant), as the last day on which Forms of Election will be accepted. In the event this Agreement shall have been terminated prior to the Effective Time, the Exchange Agent shall immediately return all Forms of Election and certificates for Covenant Shares that have been submitted to the appropriate Covenant shareholders.
(iii) Holders of record of Covenant Shares who hold such shares as nominees, trustees, or in other representative capacities may submit multiple Forms of Election, provided that such representative certifies that each Form of Election covers all Covenant Shares held by such representative for a particular beneficial owner.
(iv) Not later than the effective date of the Proxy Statement/Prospectus filed with the SEC, as contemplated in Section 6.1(b) hereof, C&N shall appoint Exchange Agent as the person to receive Forms of Election and to act as exchange agent under this Agreement. Any Covenant shareholder’s Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates for the Covenant Shares representing all certificated shares to which such Form of Election relates (or by an appropriate guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States, provided such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery). Failure to deliver Covenant Shares covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election.
(v) Any Covenant shareholder may at any time prior to the Election Deadline change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a revised Form of Election properly completed and signed.
(vi) Any Covenant shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal, prior to the Election Deadline, of such shareholder’s previously submitted certificates for Covenant Shares, or of the guarantee of delivery of such certificates. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.
(vii) C&N and Covenant shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, the issuance and delivery of certificates for C&N Common Stock into which Covenant Shares are converted in the Merger and the payment of cash for Covenant Shares converted into the right to receive the Cash Consideration in the Merger.
(viii) Outstanding Shares as to which a valid Election has not been made are referred to as “Non-Electing Shares.” If C&N shall determine that any Election is not properly made, such Election shall be deemed to be not in effect, and the Covenant Shares covered by such Election shall, for purposes hereof, be deemed to be Non-Electing Shares. Covenant, C&N and the Exchange Agent shall have no obligation to notify any person of any defect in any Election submitted.
(b)   Conversion and Proration.   The manner in which each Covenant Share (except Canceled Shares) shall be converted into the C&N Stock Consideration, the Cash Consideration or the right to receive a combination of C&N Stock Consideration and Cash Consideration at the Effective Time shall be as set forth in this Section 2.2(b).
(i) The number of Outstanding Shares to be converted into the right to receive the Cash Consideration in the Merger pursuant to this Agreement shall be twenty-five percent (25%) (the “Cash Percentage”) of the Outstanding Shares, determined without consideration of any shares for which holders have validly exercised dissenters rights (“Dissenting Shares”) and cash received by holders of Dissenting Shares (“Dissenting Shareholders”); provided, however, that the Parties desire that the Merger should qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for federal income tax purposes. Therefore, notwithstanding anything to the contrary contained in this Agreement, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as reasonably determined by Stevens & Lee, P.C., C&N shall increase the number of Outstanding Shares that will be converted into the C&N Stock Consideration and reduce the number of Outstanding Shares that will be converted into the right to receive the Cash Consideration to the extent, if any, necessary to cause the Stock Test Amount to exceed the Cash Test Amount by at least $100.00; provided, however, that, solely for purposes of determining whether the Stock Test Amount exceeds the Cash Test Amount, cash paid for Covenant Options pursuant to Section 2.4 shall be disregarded. For purposes of the foregoing: “Stock Test Amount” means the product of (i) the number of Outstanding Shares to be converted into C&N Stock Consideration (determined after taking into account adjustments under this Section), multiplied by (ii) the Conversion Ratio, multiplied by (iii) the C&N Share Value; and “Cash Test Amount” means the product of (i) the number of Outstanding Shares to be converted into the right to receive the Cash Consideration (determined after taking into account adjustments under Section 2.2(b)(i)), multiplied by (ii) the Cash Consideration.
(ii) If the total number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Election, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) is equal to the Cash Percentage, all such Cash Elections shall be honored as submitted, all Stock Elections shall be honored as submitted and all Non-Electing Shares shall be converted into C&N Stock Consideration.
(iii) If the total number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections, but excluding any fractional share for which cash is paid in lieu of receipt of such fractional share) is greater than the Cash Percentage: all Non-Electing Shares shall be converted into the C&N Stock consideration and all remaining Covenant shares shall be converted as follows:
(A) each Outstanding Share for which the holder made a Stock Election and the portion of each Cash/Stock Election electing C&N Stock Consideration (collectively, the “Aggregate Stock Elections”) shall be converted in the Merger into the C&N Stock Consideration; and
(B) each Outstanding Share for which the holder made a Cash Election and the portion of each Cash/Stock Election electing Cash Consideration (collectively, the “Aggregate Cash Elections”) shall be converted into the right to receive Cash Consideration or C&N Stock Consideration in the following manner:
1) Each Covenant shareholder shall receive Cash Consideration for the Pro-rated Cash Percentage of the number of Outstanding Shares for which he or she elected to receive Cash Consideration (including the cash portion of any Cash/Stock Election), where “Pro-rated Cash Percentage” means the percentage determined by dividing the Cash Percentage by the Aggregate Cash Election Percentage:
Pro-rated Cash Percentage =	Cash Percentage Aggregate Cash Election Percentage
For purposes of the foregoing calculation, “Aggregate Cash Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Cash Elections.
2) Each Covenant shareholder shall have the Remaining Stock Percentage of the number of Outstanding Shares for which he or she elected to receive Cash Consideration (including the portion of any Cash/Stock Election electing Cash Consideration) converted into the C&N Stock Consideration, where “Remaining Stock Percentage” means 100% minus the Pro-rated Cash Percentage.
(iv) If the total number of Outstanding Shares for which a Cash Election is requested (including the cash portion of any Cash/Stock Elections but excluding any fractional share for which cash is paid in lieu of receipt of a fractional share) is less than the Cash Percentage, all Non-Electing Shares shall be converted, pro-rata among all holders of Non-Electing Shares based on the number of Non-Electing Shares owned, into the Cash Consideration until the Cash Percentage is reached and thereafter into C&N Stock Consideration. If all Non-Electing Shares are converted into the Cash Consideration pursuant to the foregoing sentence, and total Cash Elections, including all such Non-Electing Shares, are still less than the Cash Percentage, all remaining Covenant Shares shall be converted as follows:
(A) the Aggregate Cash Elections shall be converted in the Merger into the Cash Consideration; and
(B) the Aggregate Stock Elections shall be converted into the right to receive Cash Consideration or C&N Stock Consideration in the following manner:
1) Each Covenant shareholder shall receive C&N Stock Consideration for the Pro-rated Stock Percentage of the number of Outstanding Shares for which he or she elected to receive C&N Stock Consideration (including the stock portion of any Cash/Stock Election), where “Pro-rated Stock Percentage” means the percentage determined by dividing the Stock Percentage by the Aggregate Stock Election Percentage:
Pro-rated Stock Percentage =	Stock Percentage Aggregate Stock Election Percentage

For purposes of the foregoing formula, “Stock Percentage” shall mean seventy-five percent (75%). “Aggregate Stock Election Percentage” shall mean the percentage of Outstanding Shares represented by the Aggregate Stock Elections.
2) Each Covenant shareholder shall have the Remaining Cash Percentage of the number of Outstanding Shares for which he or she elected C&N Stock Consideration (including the portion of any Cash/Stock Election electing C&N Stock Consideration) converted into the Cash Consideration, where “Remaining Cash Percentage” means 100% minus the Pro-rated Stock Percentage.
(v) If Non-Electing Shares are not converted under Sections (iii)-(iv) above, the Exchange Agent shall convert each Non-Electing Share into the Cash Consideration.
(vi) The Exchange Agent shall make all computations contemplated by this Section, and all such computations shall be conclusive and binding on the holders of Covenant Shares, absent manifest error.
(c)   Issuance of C&N Stock Consideration.
(i) Immediately prior to the Effective Time, C&N shall deliver to the Exchange Agent, in trust for the benefit of the holders of Covenant Shares, certificates representing an aggregate number of whole shares of C&N Common Stock equal to the number of whole shares of C&N Common Stock into which such Covenant Shares are to be converted as determined in Section 2.2(b). Notwithstanding the foregoing, C&N may, at its election, deliver the required shares of C&N Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of C&N Common Stock.
(ii) As soon as practicable following the Effective Time, each holder of Covenant Shares that are to be converted into C&N Stock Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Covenant Shares for cancellation accompanied by a properly completed Letter of Transmittal (to the extent not previously surrendered with a Form of Election), shall be entitled to receive (and the Exchange Agent shall deliver) certificates or electronic book entry to their account representing the number of whole shares of C&N Common Stock into which such Covenant Shares shall have been converted in the Merger and a check for any fractional interests in accordance with Section 2.2(d).
(iii) No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of C&N Common Stock until such persons surrender their certificates for Covenant Shares, at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any C&N Common Stock is to be issued in a name other than that in which the Covenant certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Covenant Shares for any C&N Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(d)   Payment of Cash Consideration.   Immediately prior to the Effective Time, C&N shall deposit with the Exchange Agent, in trust for the benefit of the holders of Covenant Shares, an amount in cash equal to (i) the Cash Consideration to be paid to holders of Covenant Shares to be converted into the right to receive the Cash Consideration as determined in Section 2.2(b); and (ii) the cash in lieu of fractional shares to be paid in accordance with Section 2.1(c). As soon as practicable following the Effective Time, each holder of Covenant Shares that are to be converted into Cash Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Covenant Shares for cancellation (to the extent not previously surrendered with a Form of Election), shall be entitled to receive (and the Exchange Agent shall deliver) a bank check for an amount equal to the Cash Consideration multiplied by the number of Covenant Shares (including fractional shares) to be converted into the Cash Consideration. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the Cash Consideration to be received in the Merger. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Covenant Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.
(e)   Letter of Transmittal.   C&N will instruct the Exchange Agent to mail to each holder of record of Covenant Shares who has not previously surrendered such holder’s certificates with a validly executed Form of Election, as soon as reasonably practical after the Effective Time: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by Covenant and C&N prior to the Effective Time) and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).
(f)   Missing Certificates.
(i) If any holder of Covenant Shares convertible into the right to receive the Merger Consideration is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:
(A) evidence to the reasonable satisfaction of C&N that any such certificate has been lost, wrongfully taken or destroyed;
(B) such security or indemnity as may be reasonably requested by C&N in accordance with industry standards, to indemnify and hold harmless C&N and the Exchange Agent; and
(C) evidence satisfactory to C&N that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.
2.3   Undisbursed Consideration.   The Exchange Agent shall return to C&N any remaining Cash Consideration and C&N Stock Consideration on deposit with the Exchange Agent on the date which is one (1) year after the Effective Date. Any shareholder of Covenant who has not surrendered his or her certificate(s) to the Exchange Agent (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the Merger Consideration, without interest, upon the surrender of such certificate(s) to C&N, subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on C&N Stock Consideration will be paid to Unexchanged Shareholders entitled to receive C&N Stock Consideration until such persons surrender their certificates (or electronic equivalents) for Covenant Common Stock, at which time all such dividends and distributions shall be paid, without interest.
(a) None of C&N, Covenant, the Exchange Agent or any other person shall be liable to any former holder of Covenant Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
(b) No Unexchanged Shareholder shall be considered a “shareholder of record” of C&N for purposes of voting at any special or annual meeting of C&N’s shareholders. The voting rights of Unexchanged Shareholders entitled to receive C&N Stock Consideration shall commence only upon the surrender of their Covenant certificate(s) and the issuance to them of certificates for the C&N Stock Consideration in exchange therefor.
(c) In the event that any certificates for Covenant Shares have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, C&N may at any time thereafter, with or without notice to the holders of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of C&N Common Stock which such holders are entitled to receive under this Agreement (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as C&N shall determine. If, in the opinion of counsel for C&N, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws. C&N shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for Covenant Shares whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of C&N Common Stock. From and after any such sale, the sole right of the holders of the unsurrendered certificates for Covenant Shares whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by C&N for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by C&N. If outstanding certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of C&N (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of C&N, Covenant, the Exchange Agent or any other person shall be liable to any former holder of Covenant Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
2.4   Treatment of Outstanding Covenant Options.
(a) At the Effective Time, each option (collectively, “Covenant Options”) to purchase shares of Covenant Common Stock that (i) is outstanding at the Effective Time, (ii) has been granted pursuant to the Covenant Stock Option Plans; and (iii) would otherwise survive the Effective Time in the absence of the transactions contemplated by this Agreement, shall become fully vested and shall be redeemed for cash in an amount equal to the number of shares of Covenant Common Stock covered by such Covenant Option multiplied by the excess, if any, of the Cash Consideration over the exercise price per share of such Covenant Option; provided, however, that each Covenant Option held by a Continuing Employee, who submits an Election to not receive cash for such Covenant Options (collectively, “Rollover Options”), shall be converted into and become an option to purchase shares of C&N Common Stock, and C&N shall replace such Rollover Option by issuing a reasonably equivalent replacement stock option to purchase shares of C&N Common Stock in substitution therefor (a “C&N Rollover Option”), subject to the remainder of this Section 2.4, in accordance with similar terms (as in effect as of the date of this Agreement) as those of the C&N Stock Plan, and the grant notice and stock option agreement by which such C&N Rollover Option is evidenced. All rights to purchase shares of Covenant Common Stock under the Rollover Options upon the Effective Time shall cease and be converted into rights to purchase shares of C&N Common Stock under a C&N Rollover Option. Accordingly, from and after the Effective Time: (A) each C&N Rollover Option may be exercised solely for shares of C&N Common Stock; (B) the number of shares of C&N Common Stock subject to each C&N Rollover Option shall be equal to the product (rounded down to the nearest whole number) of (I) the number of shares of Covenant Common Stock subject to such Rollover Option immediately prior to the Effective Time (after taking into account any vesting which occurs pursuant to the terms of the option award agreement governing the Rollover Option) and (II) the Conversion Ratio; (C) the per share exercise price for the shares of C&N Common Stock issuable upon exercise of each C&N Rollover Option shall be equal to (I) the exercise price per share of Covenant Common Stock of such Rollover Option immediately prior to the Effective Time divided by (II) the Conversion Ratio; provided, however, that the exercise price and the number of shares of C&N Common Stock purchasable pursuant to the C&N Rollover Options shall be determined in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulation § 1.409A-1(b)(5)(v)(D); provided, further, that in the case of any Covenant Option to which Section 422 of the Code applies, the exercise price and the number of shares of C&N Common Stock purchasable pursuant to such Covenant Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code; and (D) any restriction on the exercise of any Rollover Option shall continue in full force and effect and the term, exercisability, and other similar provisions of such Rollover

Option shall otherwise remain unchanged as a result of the assumption or replacement of such Rollover Option with the C&N Rollover Option; provided, however, that: (A) each Rollover Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, issuance of bonus shares, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to the equity interests of C&N subsequent to the Effective Time; (B) C&N’s Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Covenant’s Board of Directors or any committee thereof with respect to each C&N Rollover Option; (C) each C&N Rollover Option shall be governed by, subject to and issued under C&N Stock Plan; (D) the substitution of each Rollover Option which is an “incentive stock option” as defined in Section 422 of the Code as set forth in this Section 2.4 shall comply with Treasury Regulation § 1.424-1; and (E) the substitution of each Rollover Option that is not an “incentive stock option” as defined in Section 422 of the Code as set forth in this Section 2.4 shall comply with Treasury Regulation § 1.409A-1(b)(5)(v)(D) and cause each C&N Rollover Option issued in replacement thereof to be exempt from, and shall not cause any C&N Rollover Option to be subject to, Section 409A of the Code and the guidance and regulations promulgated thereunder.
(b) To the extent required, as determined by C&N or Covenant in light of applicable law, the terms of the Covenant Stock Option Plans or otherwise, C&N may require all holders of Covenant Options to execute an agreement documenting such holder’s agreement to accept cash or C&N Rollover Options in substitution for the Covenant Option as of the Effective Time. Such agreement shall be executed in such form as C&N may reasonably require, and delivery of such agreement shall be required before C&N shall be required to deliver any cash or C&N Rollover Option to such individual pursuant to this Section.
(c)   Schedule 2.4 sets forth a listing of each Covenant Option grant still outstanding as of the date of this Agreement (copies of which have been provided to C&N), including the name of each holder of such Covenant Option, the date of grant, the number of shares of Covenant Common Stock subject to such Covenant Option, the exercise price per share of such Covenant Option, the expiration date, and the classification of whether such Covenant Option is an incentive stock option or a nonqualified stock option.
2.5   Reservation and Registration of Shares.   (i) Prior to the Effective Time, C&N shall take appropriate action to reserve a sufficient number of authorized but unissued shares of C&N Common Stock to be issued in accordance with this Agreement as C&N Stock Consideration, and (ii) at the Effective Time, C&N will issue shares of C&N Common Stock to the extent set forth in, and in accordance with, this Agreement.
2.6   Withholding Rights.   C&N shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Covenant Shares or Covenant Options, the minimum amounts (if any) that C&N is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of tax law. To the extent that amounts are so withheld by C&N, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Covenant Shares or Covenant Options in respect of which such deduction and withholding was made by C&N.
2.7   Expenses.   All costs and expenses associated with the surrender and exchange of Covenant Shares for the Merger Consideration shall be borne by C&N.
2.8   Dissenters’ Rights.   Pursuant to Applicable Corporate Law, the shareholders of Covenant shall be entitled to exercise dissenters’ rights.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF COVENANT
Covenant represents and warrants to C&N that the statements contained in this Article III are correct and complete, as of the date of this Agreement, except as set forth in the Schedules delivered by Covenant to C&N on the date hereof.

3.1   Organization.
(a) Covenant is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Covenant is a bank holding company under the BHC Act, and has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.
(b) Covenant Bank is a Pennsylvania chartered financial institution that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Covenant Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”). Covenant Bank has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.
(c) Each of the Covenant Subsidiaries currently conducting operations, other than Covenant Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the Covenant Subsidiaries currently conducting operations has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.
3.2   Authority.
(a) The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the Board of Directors of Covenant and of Covenant Bank, as required by law. The Board of Directors of Covenant has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Covenant and has directed that this Agreement and the transactions contemplated hereby be submitted to Covenant’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by Covenant’s shareholders, Covenant and Covenant Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.
(b) This Agreement has been duly executed and delivered by Covenant and, assuming due authorization, execution and delivery by C&N, constitutes the valid and binding obligation of Covenant, enforceable against Covenant in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, regulations and rules affecting financial institutions and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”). The Bank Merger Agreement has been duly executed and delivered by Covenant Bank and, assuming due authorization, execution and delivery by C&N Bank, constitutes the valid and binding obligation of Covenant Bank, enforceable against Covenant Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(c) The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of Covenant or Covenant Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Covenant or any Covenant Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which Covenant or any Covenant Subsidiary is a party or by which Covenant or any Covenant Subsidiary or any of their properties are bound.
3.3   Subsidiaries.   Each of Covenant Bank and the entities listed on Schedule 3.3(i) is a wholly-owned subsidiary of Covenant, and each of the entities listed on Schedule 3.3(ii) is a wholly-owned subsidiary of Covenant Bank (collectively, the “Covenant Subsidiaries”). Except for the Covenant Subsidiaries, Covenant has no Subsidiaries.
3.4   Capitalization.
(a) The authorized capital of Covenant consists exclusively of 5,000,000 shares of common stock, par value $1.00 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Covenant are issued, reserved for issuance or outstanding, other than as set forth on Schedule 3.4(a). All of the issued and outstanding shares of Covenant Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Covenant may vote are issued or outstanding. Except as set forth in Schedule 3.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of Covenant are issued or outstanding. Other than the Covenant Options, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Covenant to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b) Covenant owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Covenant Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Covenant Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Covenant Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Covenant Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Covenant or any of the Covenant Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Covenant Common Stock or other equity interests of Covenant. Schedule 3.4(c) sets forth a true, correct and complete list of all Covenant plans pursuant to which Covenant equity interests may be issued (each a “Covenant Stock Plan”) and all Covenant Options outstanding as of the date hereof specifying, on a holder-by-holder basis: (i) the name of each holder, (ii) the number of shares subject to each such Covenant Option, (iii) the grant date of each such Covenant Option, (iv) the Covenant Stock Option Plan under which such Covenant Option was granted, (v) the exercise price for each such Covenant Option, and (vi) the expiration date of each such Covenant Option. Other than the Covenant Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Covenant or any of its Subsidiaries) are outstanding.
(d) The equity ownership interests of the Covenant Subsidiaries are sometimes collectively referred to herein as the “Covenant Subsidiaries Common Equity.”
3.5   Consents and Approvals.   Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (iii) the filing with the SEC of a proxy statement and prospectus in definitive form relating to the meeting of Covenant’s shareholders to be held in connection with this Agreement, the offering of C&N’s common stock in the Merger and the other transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the Registration Statement on Form S-4 in which the Proxy Statement/Prospectus will be included, to be filed with the SEC by C&N in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration of effectiveness of the Registration Statement, (iv) the filing of Articles of Merger with the Filing Offices and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of C&N Common Stock pursuant to this Agreement and the approval of the listing of such C&N Common Stock on the Market, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary by Covenant in connection with (A) the execution and delivery by

Covenant of this Agreement or (B) the consummation by Covenant of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Covenant is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
3.6   Charter, Bylaws and Minute Books.   Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of Covenant and each of the Covenant Subsidiaries have been previously made available to C&N for inspection and are true, correct and complete. Except as previously disclosed to C&N in writing, the minute books of Covenant and the Covenant Subsidiaries that have been made available to C&N for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of Covenant and the Covenant Subsidiaries at the meetings documented in such minutes.
3.7   Reports.
(a) Covenant and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1 of the Current Year with (i) any state regulatory authority, (ii) the Bank Regulators, (iii) any foreign regulatory authority and (iv) any SRO ((i) – (iv), each, a “Regulatory Agency” and, collectively the “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Covenant. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agencies. Except for examinations of Covenant and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Covenant, investigation into the business or operations of Covenant or any of its Subsidiaries since January 1 of the Current Year, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Covenant or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant.
(b) An accurate and complete copy of each final securities registration statement, securities offering prospectus, annual, quarterly or other financial statement or report or letter to shareholders, and any proxy statement produced by Covenant, including any such materials filed with a Regulatory Agency, since January 1 of the Current Year (the “Covenant Reports”) has previously been made available by Covenant to C&N. No such Covenant Report, at the time filed, mailed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information provided as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.
3.8   Financial Statements.
(a) The financial statements of Covenant and its Subsidiaries included (or incorporated by reference) in the Covenant Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Covenant and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Covenant and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing, issuance and use, in all material respects with applicable accounting requirements and applicable law, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Covenant and its Subsidiaries have been, since January 1 of the Current Year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of Covenant has resigned (or informed Covenant that it intends to resign) or been dismissed as independent public accountants of Covenant as a result of or in connection with any disagreements with Covenant on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two completed fiscal years.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant, neither Covenant nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Covenant included in its audited financial statements as of and for the period ended December 31 of the Prior Year (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since such date, or in connection with this Agreement and the transactions contemplated hereby.
(c) The records, systems, controls, data and information of Covenant and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Covenant or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant. . Covenant has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes. Covenant has designed disclosure controls and procedures sufficient to provide reasonable assurances that material information relating to Covenant is made known to the management of Covenant by others within Covenant as appropriate. Management of Covenant has disclosed, based on its most recent evaluation prior to the date hereof, to Covenant’s auditors and the audit committee of Covenant’s Board of Directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Covenant’s ability to record, process, summarize and report financial data and have identified for Covenant’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Covenant’s internal controls.
(d) Since January 1 of the Current Year, (i) neither Covenant nor any of its Subsidiaries, nor, to the Knowledge of Covenant, any director, officer, auditor, accountant or representative of Covenant or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of Covenant, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Covenant or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Covenant or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Covenant or any of its Subsidiaries, whether or not employed by Covenant or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Covenant or any of its officers, directors or employees to the Board of Directors of Covenant or any committee thereof or to the Knowledge of Covenant, to any director or officer of Covenant.
3.9   Absence of Undisclosed Liabilities.   Except as disclosed in Schedule 3.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by Covenant to C&N prior to the date of this Agreement (the “Covenant Balance Sheet”), as of the date of the Covenant Balance Sheet, Covenant had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Covenant Balance Sheet under GAAP. Except as disclosed in Schedule 3.9, Covenant and the Covenant Subsidiaries have not incurred, since the date of the Covenant Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Covenant Balance Sheet, all of which have been incurred in the Ordinary Course of Business.
3.10   Absence of Changes.   Since the date of the Covenant Balance Sheet, Covenant and the Covenant Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.10, neither Covenant nor the Covenant Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to Covenant and the Covenant Subsidiaries on a consolidated basis.
3.11   Dividends, Distributions and Stock Purchases.   Except as set forth in Schedule 3.11, since the date of the Covenant Balance Sheet, Covenant has not declared, set aside, made or paid any dividend or other distribution in respect of the Covenant Common Stock, or purchased, issued or sold any shares of Covenant Common Stock or the Covenant Subsidiaries Common Equity, other than as described in the Covenant Reports.
3.12   Taxes.   Each of Covenant and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Covenant and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the Covenant Balance Sheet in accordance with GAAP. Each of Covenant and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Covenant nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 3.12, the federal income Tax Returns of Covenant and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Covenant or any of its Subsidiaries. There are no pending or, to Covenant’s Knowledge, threatened, disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Covenant and its Subsidiaries or the assets of Covenant and its Subsidiaries. In the last six (6) years, neither Covenant nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Covenant or any of its Subsidiaries was required to file any Tax Return that was not filed. Covenant has made available to C&N true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Covenant or any of its Subsidiaries. Neither Covenant nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Covenant and its Subsidiaries). Neither Covenant nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Covenant) or (B) has any liability for the Taxes of any person (other than Covenant or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Covenant nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Covenant nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has Covenant been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Covenant nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.
3.13   Title to and Condition of Assets.   Except as disclosed in Schedule 3.13, Covenant and the Covenant Subsidiaries have good and marketable title to all material consolidated real and personal properties and assets reflected in the Covenant Balance Sheet or acquired subsequent to the date of the Covenant Balance Sheet, (other than OREO or property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Covenant Balance Sheet or in Schedule 3.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Covenant Balance Sheet or acquired subsequent to the date of the Covenant Balance Sheet: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Covenant and the Covenant Subsidiaries own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.
3.14   Contracts.
(a) Except as set forth in Schedule 3.14, as of the date hereof, neither Covenant nor any of its Subsidiaries is a party to or bound by any Material Contract, other than any Covenant Benefit Plan. Neither Covenant nor any of its Subsidiaries knows of, or has received written, or to Covenant’s Knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Covenant and its Subsidiaries, taken as a whole.
(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant: (i) each Material Contract is valid and binding on Covenant or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Covenant and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) to Covenant’s Knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Covenant or any of its Subsidiaries under any such Material Contract.
3.15   Litigation and Governmental Directives.   Except as disclosed in Schedule 3.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Covenant or the Covenant Subsidiaries, threatened, that involves Covenant or the Covenant Subsidiaries or any of their properties and that, if determined adversely, would have a Material Adverse Effect on Covenant; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, Covenant or the Covenant Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, Covenant or the Covenant Subsidiaries to carry on their businesses as presently conducted; and (iii) neither Covenant nor the Covenant Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either Covenant or the Covenant Subsidiaries, would have a Material Adverse Effect on, or would materially restrict the right of, Covenant or the Covenant Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which Covenant or the Covenant Subsidiaries have filed proofs of claim) in which Covenant or the Covenant Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $50,000 is identified in Schedule 3.15. Except as disclosed in Schedule 3.15, neither Covenant nor any of its Subsidiaries is, or has been since January 1 of the Current Year, subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in a Schedule, a “Regulatory Agreement”), nor been advised in writing or, to Covenant’s Knowledge, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.
3.16   Risk Management Instruments.   All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of Covenant, any of its Subsidiaries or for the account of a customer of Covenant or one of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Covenant or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions), and are in full force and effect. Covenant and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to Covenant’s Knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of Covenant and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).
3.17   Environmental Matters.   Except as disclosed in Schedule 3.17, neither Covenant nor any of the Covenant Subsidiaries has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Covenant or any of the Covenant Subsidiaries and which is required to be reflected, noted or adequately reserved against in Covenant’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards therein, except as disclosed in Schedule 3.17, neither Covenant nor any of the Covenant Subsidiaries have environmental liabilities based on their use or incorporation of: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Covenant or any of the Covenant Subsidiaries; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCBs on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Covenant or any of the Covenant Subsidiaries; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Covenant or any of the Covenant Subsidiaries.
3.18   Intellectual Property.   Covenant and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Covenant: (i) (A) the use of any Intellectual Property by Covenant and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Covenant or any of its Subsidiaries acquired the right to use any Intellectual Property, and (B) no person has asserted to Covenant that Covenant or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of Covenant or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Covenant or its Subsidiaries and (iii) neither Covenant nor any of its Subsidiaries has received any notice of any claim with respect to any Intellectual Property owned or licensed by Covenant or any of its Subsidiaries, and Covenant and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Covenant and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.19   Privacy.   The computer, information technology and data processing systems, facilities and services used by Covenant or any Covenant Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Covenant Systems”), are reasonably sufficient for the conduct of the respective businesses of Covenant and the Covenant Subsidiaries as currently conducted and the Covenant Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Covenant and the Covenant Subsidiaries as currently conducted, in each case, except for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Covenant. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Covenant, to the Knowledge of Covenant, since January 1, 2016, no third party has gained unauthorized access to any Covenant Systems owned or controlled by Covenant or any of the Covenant Subsidiaries. Covenant and the Covenant Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Covenant Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Covenant and the Covenant Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Covenant and the Covenant Subsidiaries. Each of Covenant and its Subsidiaries has (a) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of Personal Information, and with all applicable Privacy Laws; (b) the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted, and (c) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by Covenant or any of its Subsidiaries. To the Knowledge of Covenant, since January 1, 2016, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Covenant or any of the Covenant Subsidiaries.

3.20   Compliance with Laws; Governmental Authorizations.   Covenant and each of its Subsidiaries hold, and have at all times since December 31 of the Prior Year held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Covenant, and to the Knowledge of Covenant no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Covenant and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Covenant or any of its Subsidiaries, including (to the extent applicable to Covenant or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Covenant Bank has a Community Reinvestment Act rating of “satisfactory” or better.
3.21   Insurance.   All policies of insurance relating to Covenant’s and the Covenant Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of Covenant or the Covenant Subsidiaries are listed in Schedule 3.21. All such policies of insurance are in full force and effect, and no notices of cancellation have been received in connection therewith.
3.22   Financial Institutions Bonds.   Since January 1, 2017, Covenant Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.22 insuring Covenant Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Covenant Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Covenant Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.
3.23   Labor Relations and Employment Agreements.   Neither Covenant nor any of the Covenant Subsidiaries is a party to or bound by any collective bargaining agreement. Covenant and the Covenant Subsidiaries enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of Covenant threatened, that would have a Material Adverse Effect on Covenant. To Covenant’s Knowledge, in the last five (5) years, (i) no allegations of sexual harassment have been made against any employee at the level of Vice President or above, and (ii) neither Covenant nor any of the Covenant Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of Vice President or above. Except as disclosed in Schedule 3.23, as of the Effective Time, neither Covenant nor the Covenant Subsidiaries will have any liability for employee termination rights or payments arising out of any Employment Obligation, and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of Covenant or the Covenant Subsidiaries to any “change of control” payments or benefits. Except as set forth on Schedule 3.23, no payment that is owed or may become due to any director, officer, employee, or agent of Covenant or any Covenant Subsidiary as a result of the consummation of the Merger will be non-deductible to Covenant or any Covenant Subsidiary or subject to tax under Internal Revenue Code of 1986, §280G or §4999; nor, except as set forth on Schedule 3.23, will Covenant or any Covenant Subsidiary be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

3.24   Employee Benefit Plans.   All Benefit Plans to which Covenant or the Covenant Subsidiaries are a party or by which Covenant or the Covenant Subsidiaries are bound, but not including the Employment Obligations described in Section 3.23, are identified in Schedule 3.24. Each Covenant Pension Plan is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA, except where a failure to so comply would not result in a material liability. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the Covenant Pension Plans. To the Knowledge of Covenant, there have been no material breaches of fiduciary duty by any fiduciary under or with respect to the Covenant Pension Plan or any other Covenant Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, and no claim is pending or, to the Knowledge of Covenant, threatened with respect to any Covenant Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither Covenant nor the Covenant Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the Covenant Pension Plans or any other Covenant Benefit Plan. Within the past five (5) years, there has not been any audit of any Covenant Benefit Plan by the U.S. Department of Labor or the IRS.
Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.
3.25   Loan Portfolio.
(a) As of the date hereof, except as set forth in Schedule 3.25(a), neither Covenant nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Covenant or any Subsidiary of Covenant is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Covenant or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 3.25(a) sets forth a true, correct and complete list of all of the Loans of Covenant and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement had an outstanding balance of $50,000 or more and were classified by Covenant as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant, each outstanding Loan of Covenant and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Covenant and its Subsidiaries as a secured Loan, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Covenant, each outstanding Loan of Covenant and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Covenant and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d) None of the agreements pursuant to which Covenant or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e) There are no outstanding Loans made by Covenant or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Covenant or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f) Neither Covenant nor any of its Subsidiaries is now nor has it ever been since December 31 of the Prior Year, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26   Investment Portfolio.
(a) Each of Covenant and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Covenant or its Subsidiaries. Such securities are valued on the books of Covenant in accordance with GAAP in all material respects.
(b) Covenant and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Covenant believes are prudent and reasonable in the context of their respective businesses, and Covenant and its Subsidiaries have, since January 1 of the Current Year, been in compliance with such policies, practices and procedures in all material respects.
3.27   Related Party Transactions.   There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Covenant or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Covenant or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Covenant Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Covenant) on the other hand, of the type that would be required to be reported by Covenant in any SEC Report to which Covenant would be subject (if Covenant would be subject thereto) pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (a “Related Party Transaction”).
3.28   Certain Activities.
(a) Neither Covenant, nor any Covenant Subsidiary:
(i) provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;
(ii) is a broker-dealer, or is required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;
(iii) originates, maintains or administers credit card accounts; or
(iv) provides, or has provided, merchant credit card processing services to any merchants.
(b) Covenant and each Covenant Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To Covenant’s Knowledge, neither Covenant, any Covenant Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

3.29   No Finder.   Except as disclosed in Schedule 3.29, neither Covenant nor any of the Covenant Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.
3.30   Complete and Accurate Disclosure.   Neither this Agreement (insofar as it relates to Covenant, the Covenant Subsidiaries, the Covenant Common Stock, the Covenant Subsidiaries’ Common Equity, and the involvement of Covenant and the Covenant Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by Covenant to C&N pursuant to Section 3.8 contains, at the time and under the circumstances under which it is made, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
3.31   Proxy Statement/Prospectus.   The information relating to Covenant and the Covenant Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain, at the time and in light of the circumstances under which it is made, any untrue statement of a material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.
3.32   Beneficial Ownership of C&N Common Stock.   Covenant and the Covenant Subsidiaries do not, and prior to the Effective Time, Covenant and the Covenant Subsidiaries will not, own beneficially (within the meaning of SEC Rule 13d 3(d)(1)) more than five percent (5%) of the outstanding shares of C&N Common Stock.
3.33   Fairness Opinion.   Covenant’s Board of Directors has received a written opinion from Sandler O’Neill + Partners (a copy of such written opinion having been provided to C&N), to the effect that the Merger Consideration, at the time of execution of this Agreement, is fair to Covenant’s shareholders from a financial point of view.
3.34   State Takeover Laws.   The Board of Directors of Covenant has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby Chapter 25 of the PBCL and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).
3.35   Reorganization.   Covenant has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF C&N
C&N represents and warrants to Covenant that the statements contained in this Article IV are correct and complete, as of the date of this Agreement, except (i) as set forth in the Schedules delivered by C&N to Covenant on the date hereof, or (ii) disclosed in any report, schedule, form or other document filed with the SEC by C&N prior to the date hereof and on or after December 31, 2018 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature).
4.1   Organization.
(a) C&N is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. C&N is a bank holding company under the BHC Act, and has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.
(b) C&N Bank is a Pennsylvania-chartered bank that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. C&N Bank is an insured bank under the provisions of the FDI Act, and is not a member of the Federal Reserve System. C&N Bank has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.
(c) Each of the C&N Subsidiaries currently conducting operations, other than C&N Bank, is an entity that is duly organized, validly existing and in good standing under the laws of its state of incorporation or formation. Each of the C&N Subsidiaries currently conducting operations has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.
4.2   Authority.
(a) The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the Board of Directors of C&N and of C&N Bank, as required by law. The Board of Directors of C&N has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of C&N and has adopted a resolution to the foregoing effect. C&N and C&N Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.
(b) This Agreement has been duly executed and delivered by C&N and, assuming due authorization, execution and delivery by Covenant, constitutes the valid and binding obligation of C&N, enforceable against C&N in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions. The Bank Merger Agreement has been duly executed and delivered by C&N Bank and, assuming due authorization, execution and delivery by C&N Bank, constitutes the valid and binding obligation of C&N Bank, enforceable against C&N Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(c) The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the Articles of Incorporation or Bylaws of C&N or C&N Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to C&N or any C&N Subsidiary, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which C&N or any C&N Subsidiary is a party or by which C&N or any C&N Subsidiary or any of their properties are bound.
4.3   Subsidiaries.   Each of C&N Bank and the entities listed on Schedule 4.3(i) is a wholly-owned subsidiary of C&N, and each of the entities listed on Schedule 4.3(ii) is a wholly-owned subsidiary of C&N Bank (collectively, the “C&N Subsidiaries”). Except for the C&N Subsidiaries, C&N has no Subsidiaries.
4.4   Capitalization.
(a) The authorized capital of C&N consists exclusively of 30,000 shares of preferred stock and 20,000,000 shares of C&N Common Stock. As of the date of this Agreement, no shares of capital stock or other voting securities of C&N are issued, reserved for issuance or outstanding, other than as set forth on Schedule 4.4(a). All of the issued and outstanding shares of C&N Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of C&N may vote are issued or outstanding. Except as set forth in Schedule 4.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of C&N are issued or outstanding. Other than the stock options listed on Schedule 4.4(a), and other than restricted stock, there are no outstanding subscriptions, options, restricted shares, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating C&N to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b) C&N owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the C&N Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to C&N Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No C&N Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which C&N or any of the C&N Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the C&N Common Stock or other equity interests of C&N. Schedule 4.4(c) sets forth a true, correct and complete list of all C&N plans pursuant to which C&N equity interests may be issued (each an “C&N Stock Plan”) and the aggregate numbers of stock options and restricted shares that may be and have been issued under such C&N Stock Plans as of the date hereof. Other than the stock options and restricted shares set forth on Schedule 4.4(a), no equity-based awards are outstanding.
(d) The equity ownership interests of the C&N Subsidiaries are sometimes collectively referred to herein as the “C&N Subsidiaries Common Equity.”
4.5   Consents and Approvals.   Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with FINRA and the approval of such applications, filings and notices, (iii) the filing with the SEC of a Proxy Statement/Prospectus and of the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of Articles of Merger with the Filing Offices, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of C&N Common Stock pursuant to this Agreement and the approval of the listing of such C&N Common Stock on the Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by C&N of this Agreement or (B) the consummation by C&N of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, C&N is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.6   Charter, Bylaws and Minute Books.   Copies of the Articles of Incorporation and Bylaws or Articles of Organization and Operating Agreements or other operative charter or entity documents of C&N and each of the C&N Subsidiaries have been previously made available to Covenant for inspection and are true, correct and complete. Except as previously disclosed to Covenant in writing, the minute books of C&N and the C&N Subsidiaries that have been made available to Covenant for inspection are true, correct and complete in all material respects and accurately record the actions taken by the Boards of Directors and shareholders or members of C&N and the C&N Subsidiaries at the meetings documented in such minutes.
4.7   Reports.
(a) C&N and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1 of the Current Year with any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on C&N. Except for examinations of C&N and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of C&N, investigation into the business or operations of C&N or any of its Subsidiaries since January 1 of the Current Year, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of C&N or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N.
(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by C&N or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1 of the Current Year (the “C&N SEC Reports”) is publicly available. No such C&N SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all C&N SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of C&N has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the C&N SEC Reports.
4.8   Financial Statements.
(a) The financial statements of C&N and its Subsidiaries included (or incorporated by reference) in the C&N SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of C&N and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of C&N and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of C&N and its Subsidiaries have been, since January 1 of the Current Year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Baker Tilly Virchow Krause, LLP has not resigned (or informed C&N that it intends to resign) or been dismissed as independent public accountants of C&N as a result of or in connection with any disagreements with C&N on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, neither C&N nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of C&N included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2019 (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since September 30, 2019, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of C&N and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of C&N or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N. C&N (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to C&N, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of C&N by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the SOX Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to C&N’s outside auditors and the audit committee of C&N’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect C&N’s ability to record, process, summarize and report financial information, and (y) to the Knowledge of C&N, any fraud, whether or not material, that involves management or other employees who have a significant role in C&N’s internal controls over financial reporting. These disclosures were made in writing by management to C&N’s auditors and audit committee and a copy has been previously made available to Covenant. To the Knowledge of C&N, there is no reason to believe that C&N’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the SOX Act, without qualification, when next due.
(d) Since January 1 of the Current Year, (i) neither C&N nor any of its Subsidiaries, nor, to the Knowledge of C&N, any director, officer, auditor, accountant or representative of C&N or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of C&N, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of C&N or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that C&N or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing C&N or any of its Subsidiaries, whether or not employed by C&N or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by C&N or any of its officers, directors or employees to the Board of Directors of C&N or any committee thereof or to the Knowledge of C&N, to any director or officer of C&N.
4.9   Absence of Undisclosed Liabilities.   Except as disclosed in Schedule 4.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by C&N to Covenant prior to the date of this Agreement (the “C&N Balance Sheet”), as of the date of the C&N Balance Sheet, C&N had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the C&N Balance Sheet under GAAP. Except as disclosed in Schedule 4.9, C&N and the C&N Subsidiaries have not incurred, since the date of the C&N Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the C&N Balance Sheet, all of which have been incurred in the Ordinary Course of Business.
4.10   Absence of Changes.   Since the date of the C&N Balance Sheet, C&N and the C&N Subsidiaries have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 4.10, neither C&N nor the C&N Subsidiaries have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, other than changes in the Ordinary Course of Business, which, in the aggregate, had a Material Adverse Effect as to C&N and the C&N Subsidiaries on a consolidated basis.
4.11   Dividends, Distributions and Stock Purchases.   Except as set forth in Schedule 4.11, since the date of the C&N Balance Sheet, C&N has not declared, set aside, made or paid any dividend or other distribution in respect of the C&N Common Stock, or purchased, issued or sold any shares of C&N Common Stock or the C&N Subsidiaries Common Equity, other than as described in the C&N SEC Reports.

4.12   Taxes.   Each of C&N and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of C&N and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of C&N and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither C&N nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 4.12, the federal income Tax Returns of C&N and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against C&N or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of C&N and its Subsidiaries or the assets of C&N and its Subsidiaries. In the last six (6) years, neither C&N nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that C&N or any of its Subsidiaries was required to file any Tax Return that was not filed. C&N has made available to Covenant true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of C&N or any of its Subsidiaries. Neither C&N nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among C&N and its Subsidiaries). Neither C&N nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was C&N) or (B) has any liability for the Taxes of any person (other than C&N or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither C&N nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither C&N nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). At no time during the past five (5) years has C&N been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither C&N nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.
4.13   Litigation and Governmental Directives.   Except as disclosed in Schedule 4.13, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of C&N or the C&N Subsidiaries, threatened, that involves C&N or the C&N Subsidiaries or any of their properties and that, if determined adversely, would have a Material Adverse Effect on C&N; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, C&N or the C&N Subsidiaries that would have a Material Adverse Effect on, or that materially restricts the right of, C&N or the C&N Subsidiaries to carry on their businesses as presently conducted; and (iii) neither C&N nor the C&N Subsidiaries have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to either C&N or the C&N Subsidiaries, would have a Material Adverse Effect on, or would materially restrict the right of, C&N or the C&N Subsidiaries to carry on their businesses as presently conducted. All litigation (except for bankruptcy proceedings in which C&N or the C&N Subsidiaries have filed proofs of claim) in which C&N or the C&N Subsidiaries are involved as a plaintiff (other than routine collection and foreclosure suits initiated in the Ordinary Course of Business) in which the amount sought to be recovered is greater than $100,000 is identified in Schedule 4.13. Neither C&N nor any of its Subsidiaries is, or has been since January 1 of the Current Year, subject to any Regulatory Agreement, nor been advised in writing or, to C&N’s Knowledge, orally by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.
4.14   Risk Management Instruments.   All Derivative Contracts, whether entered into for the account of C&N, any of its Subsidiaries or for the account of a customer of C&N or one of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of C&N or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions), and are in full force and effect. C&N and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to C&N’s Knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of C&N and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).
4.15   Privacy.   The computer, information technology and data processing systems, facilities and services used by C&N or any C&N Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “C&N Systems”), are reasonably sufficient for the conduct of the respective businesses of C&N and the C&N Subsidiaries as currently conducted and the C&N Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of C&N and the C&N Subsidiaries as currently conducted, in each case, except for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on C&N. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on C&N, to the Knowledge of C&N, since January 1, 2016, no third party has gained unauthorized access to any C&N Systems owned or controlled by C&N or any of the C&N Subsidiaries. C&N and the C&N Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the C&N Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of C&N and the C&N Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of C&N and the C&N Subsidiaries. Each of C&N and its Subsidiaries has (a) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of Personal Information, and with all applicable Privacy Laws; (b) the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted, and (c) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No communication from any Governmental Entity with respect to or alleging non-compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by C&N or any of its Subsidiaries. To the Knowledge of C&N, since January 1, 2016, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by C&N or any of the C&N Subsidiaries.
4.16   Compliance with Laws; Governmental Authorizations.   C&N and each of its Subsidiaries hold, and have at all times since December 31 of the Prior Year held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on C&N, and to the Knowledge of C&N no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. C&N and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to C&N or any of its Subsidiaries, including (to the extent applicable to C&N or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. C&N Bank has a Community Reinvestment Act rating of “satisfactory” or better.
4.17   Insurance.   All policies of insurance relating to C&N’s and the C&N Subsidiaries’ operations (except for title insurance policies), including without limitation all financial institutions bonds, held by or on behalf of C&N or the C&N Subsidiaries are in full force and effect, and no notices of cancellation have been received in connection therewith.
4.18   Employee Benefit Plans.   All Benefit Plans to which C&N or the C&N Subsidiaries are a party or by which C&N or the C&N Subsidiaries are bound are identified in Schedule 4.18. Each C&N Pension Plan is exempt from tax under Sections 401 and 501 of the Code and has been maintained and operated in material compliance with all applicable provisions of the Code and ERISA, except where a failure to so comply would not result in a material liability. No “prohibited transaction” (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) and not otherwise exempt under ERISA or the Code has occurred in respect of the C&N Pension Plans. There have been no material breaches of fiduciary duty by any fiduciary under or with respect to the C&N Pension Plans or any other C&N Benefit Plan which is an employee welfare benefit plan as defined in Section 3(1) of ERISA, and no claim is pending or, to the Knowledge of C&N, threatened with respect to any C&N Benefit Plan other than claims for benefits made in the Ordinary Course of Business. Neither C&N nor the C&N Subsidiaries have incurred any material penalty imposed by the Code or by ERISA with respect to the C&N Pension Plans or any other C&N Benefit Plan. Within the past five (5) years, there has not been any audit of any C&N Benefit Plan by the U.S. Department of Labor or the IRS.
Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) is operated in material compliance with the provisions of Section 409A of the Code and the regulations promulgated thereunder.
4.19   Loan Portfolio.
(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, each outstanding Loan of C&N and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of C&N and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.
(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, each outstanding Loan of C&N and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of C&N and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(c) None of the agreements pursuant to which C&N or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(d) There are no outstanding Loans made by C&N or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of C&N or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(e) Neither C&N nor any of its Subsidiaries is now nor has it been since December 31 of the Prior Year, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
4.20   Investment Portfolio.
(a) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on C&N, each of C&N and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of C&N or its Subsidiaries. Such securities are valued on the books of C&N in accordance with GAAP in all material respects.
(b) C&N and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that C&N believes are prudent and reasonable in the context of their respective businesses, and C&N and its Subsidiaries have, since January 1 of the Current Year, been in compliance with such policies, practices and procedures in all material respects.
4.21   Certain Activities.   C&N and each C&N Subsidiary has administered all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To C&N’s Knowledge, neither C&N, any C&N Subsidiary, nor any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.
4.22   No Finder.   Except as disclosed in Schedule 4.22, neither C&N nor any of the C&N Subsidiaries have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement.
4.23   Complete and Accurate Disclosure.   Neither this Agreement (insofar as it relates to C&N, the C&N Subsidiaries, the C&N Common Stock, the C&N Subsidiaries’ Common Equity, and the involvement of C&N and the C&N Subsidiaries in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the Financial Statements delivered by C&N to Covenant pursuant to Section 4.8 contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
4.24   Proxy Statement/Prospectus.   The information relating to C&N and the C&N Subsidiaries to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.
4.25   Reorganization.   C&N has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
ARTICLE V.
COVENANTS OF COVENANT
From the date of this Agreement until the Effective Time, Covenant covenants and agrees to comply, and shall cause the Covenant Subsidiaries to comply, with the following covenants:
5.1   Conduct of Business.   Except as otherwise consented to by C&N in writing (such consent not to be unreasonably withheld) or as set forth on Schedule 5.1, Covenant and the Covenant Subsidiaries shall:
(a) use all reasonable efforts to carry on their respective businesses in the Ordinary Course of Business;
(b) use all reasonable efforts to preserve their present business organizations, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Covenant or any of the Covenant Subsidiaries;
(c) maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty;
(d) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Covenant or any of the Covenant Subsidiaries;
(e) keep in full force and effect all insurance policies now carried by Covenant or any of the Covenant Subsidiaries;
(f) perform in all material respects each of their obligations under all Material Contracts to which Covenant or any of the Covenant Subsidiaries are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;
(g) maintain their books of account and other records in the Ordinary Course of Business;
(h) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Covenant or any of the Covenant Subsidiaries and to the conduct of their businesses;
(i) not amend Covenant’s or any of the Covenant Subsidiaries’ Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;
(j) not terminate, materially amend, or waive any material provision of, any Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the Ordinary Course of Business (to the extent that the amounts owed under the term of such contract or lease is less than $35,000) and without material adverse changes of terms with respect to Covenant, or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(k) not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.14 or which do not exceed, in any case, $100,000), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;
(l) not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date;
(m) not (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) dividends paid by any wholly-owned Subsidiary of Covenant to Covenant or any of its other wholly-owned Subsidiaries, or (B) the acceptance of shares of Covenant Common Stock as payment for the exercise price of the Covenant Stock Options or for withholding taxes incurred in connection with the exercise of the Covenant Stock Options in accordance with past practice and the terms of the applicable award agreements); (iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue, sell or otherwise permit to become outstanding (including by issuing any shares of Covenant Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;
(n) except for transactions in the Ordinary Course of Business, not make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Covenant;
(o) not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Covenant Benefit Plan, except as required by law, or enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Covenant or any of the Covenant Subsidiaries, or hire any new employees except as necessary to fill existing vacancies; provided that Covenant and the Covenant Subsidiaries may grant reasonable salary increases and bonuses to their officers, directors and employees in the Ordinary Course of Business to the extent consistent with past practice, in magnitude and otherwise, with any change to director compensation (including bonuses) to be set forth on Schedule 5.1;
(p) not (i) enter into a new line of business, or (ii) make any loans or extensions of credit or grant additional credit to a current borrower, except in the Ordinary Course of Business; provided that any individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit, in each case, in excess of $100,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to C&N) or any individual secured loan or secured extension of credit or grant of additional secured credit, in each case, in excess of $2,000,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to C&N) shall require the prior written approval of the Chief Credit Officer of C&N or another officer designated in writing by C&N, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;
(q) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by applicable law or requested by a Bank Regulator;
(r) not enter into any Related Party Transaction, except loans in accordance with Regulation O;
(s) in determining the additions to loan loss reserves and loan write-offs, writedowns and other adjustments and reserves, write-offs, writedowns and other adjustments with respect to other real estate owned that reasonably should be made by Covenant Bank and classifying, valuing and retaining its investment portfolio, during the Current Year and thereafter, Covenant and the Covenant Subsidiaries shall act in accordance with GAAP and shall advise C&N of any material changes thereto;
(t) file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;
(u) other than in the Ordinary Course of Business, incur any indebtedness for borrowed money (other than indebtedness of Covenant or any of its wholly-owned Subsidiaries to Covenant or any of its other Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(v) not settle any material claim, suit, action or proceeding, except in the Ordinary Course of Business; provided that (x) the amount for which Covenant or any of its Subsidiaries is liable, net of any insurance recoveries received by Covenant or any of its Subsidiaries, for all such settlements shall not exceed $35,000 in the aggregate and (y) no such settlement shall impose any material restriction on the business of Covenant or its Subsidiaries or the Surviving Corporation;
(w) not merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries;
(x) not materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;
(y) not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(z) except as permitted by (k) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair;
(aa) not make application for the opening, relocation or closing of any, or open, relocate or close any, branches or automated banking locations;
(bb) not materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets of Covenant or any of its Subsidiaries;
(cc) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;
(dd) not take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;
(ee) not take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger and the Bank Merger, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and
(ff) not agree to take, make any commitment to take, or adopt any resolutions of Covenant’s Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.1.
5.2   Best Efforts.   Covenant and the Covenant Subsidiaries shall cooperate with C&N and the C&N Subsidiaries and shall use their respective best efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, Covenant and the Covenant Subsidiaries shall: (i) cooperate with C&N in the preparation of all applications for all Requisite Regulatory Approvals and in the preparation of the Registration Statement and Proxy Statement/Prospectus; (ii) hold a meeting of its Shareholders for the purpose of obtaining approval of the Merger and this Agreement and recommend to its Shareholders that they vote in favor thereof (the “Covenant Recommendation”); and (iii) cooperate with C&N in making Covenant’s and the Covenant Subsidiaries’ employees reasonably available for training by C&N at Covenant’s and the Covenant Subsidiaries’ facilities a reasonable period of time prior to the Effective Time, to the extent that such training is deemed reasonably necessary by C&N to ensure that Covenant’s and the Covenant Subsidiaries’ facilities will be properly operated in accordance with C&N’s policies after the Merger.
5.3   Access to Properties and Records.   Covenant and the Covenant Subsidiaries shall give to C&N and its authorized employees and representatives (including without limitation its counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Covenant and the Covenant Subsidiaries as C&N may reasonably request, subject to the obligation of C&N and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Covenant and the Covenant Subsidiaries obtained by reason of such access and subject to applicable law. Notwithstanding the forgoing, Covenant shall not be required to provide access to or to disclose information where such access or disclosure would waive any privilege.
5.4   Subsequent Financial Statements.   Between the date of this Agreement and the Effective Time, Covenant and the Covenant Subsidiaries shall promptly prepare and deliver to C&N as soon as practicable, all Additional Financial Statements. Covenant shall be deemed to make the representations and warranties set forth in Sections 3.8, 3.9 and 3.10 to C&N with respect to Covenant’s Additional Financial Statements upon delivery thereof.
5.5   Update Schedules.   Covenant or any of the Covenant Subsidiaries shall promptly disclose to C&N in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such notification shall, however, be deemed an acceptance by C&N thereof.
5.6   Notice.   Covenant and the Covenant Subsidiaries shall promptly notify C&N in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to C&N in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on Covenant or materially restrict in any manner the right or ability of Covenant to carry on its business as presently conducted.
5.7   No Solicitation.
(a) Except as set forth in Section 5.7(b), Covenant shall not, and shall cause each Covenant Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Covenant Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal or an Acquisition Transaction (defined below); (iii) recommend or endorse an Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Acquisition

Proposal or furnish, or otherwise afford access, to any Person (other than C&N) any information or data with respect to Covenant or any Covenant Subsidiary or otherwise relating to an Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Covenant is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Covenant or any Covenant Representative, whether or not such Covenant Representative is so authorized and whether or not such Covenant Representative is purporting to act on behalf of Covenant or otherwise, shall be deemed to be a breach of this Agreement by Covenant. Covenant and each Covenant Subsidiary shall, and shall cause each of the Covenant Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from C&N), whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Covenant or any Covenant Subsidiary; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Covenant or any Covenant Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Covenant and each Covenant Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Covenant or any Covenant Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Covenant or any Covenant Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
(b) Notwithstanding Section 5.7(a), Covenant may respond to or engage in discussions or negotiations with, or provide confidential information or data to, any Person making an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 5.7, if, but only if: (A) the Covenant Shareholders’ Meeting shall not have occurred; (B) Covenant shall have complied, in all material respects, with the provisions of this Section 5.7; (C) Covenant’s Board of Directors shall have determined, with the advice of its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; (D) Covenant’s Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (E) Covenant has provided C&N with notice of such determination within one (1) business day thereafter; and (F) prior to furnishing or affording access to any confidential information or data with respect to Covenant or any Covenant Subsidiary or otherwise relating to an Acquisition Proposal, Covenant receives from such Person a confidentiality agreement with terms no less favorable to Covenant than those contained in the Confidentiality Agreement. Covenant shall promptly provide to C&N any non-public information regarding Covenant or Covenant Subsidiary provided to any other Person that was not previously provided to C&N, such additional information to be provided no later than the date of provision of such information to such other party.
For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Covenant Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Covenant Common Stock or all, or substantially all, of the assets of Covenant and any Covenant Subsidiary on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate, to all of Covenant’s shareholders than the Merger and the transactions contemplated by this Agreement, in light of the other terms of such proposal, any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
(c) Covenant shall promptly (and in any event within twenty-four (24) hours) notify C&N in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Covenant or any Covenant Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Covenant agrees that it shall keep C&N informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
(d) Except as set forth in Section 5.7(e), neither the Covenant Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to C&N in connection with the transactions contemplated by this Agreement (including the Merger), the Covenant Recommendation, or make any statement, filing or release, in connection with the Covenant Shareholders Meeting or otherwise, inconsistent with the Covenant Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Covenant Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Covenant or any Covenant Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.7(b)) or (B) requiring Covenant to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.
(e) Notwithstanding Section 5.7(d), prior to the date of the Covenant Shareholders’ Meeting, the Covenant Board of Directors may approve or recommend to the shareholders of Covenant a Superior Proposal or withdraw, qualify or modify the Covenant Recommendation in connection therewith (a “Subsequent Determination”) after the fifth (5th) Business Day following C&N’s receipt of a notice (the “Notice of Superior Proposal”) from Covenant advising C&N that the Covenant Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7) constitutes a Superior Proposal (it being understood that Covenant shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that Covenant proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Covenant Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to it in writing by C&N since its receipt of such Notice of Superior Proposal (provided, however, that C&N shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Covenant’s Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 5.7(e) and (B) that such Covenant Acquisition Proposal constitutes an Superior Proposal; and Covenant shall provide written notice (the “Final Notice of Superior Proposal”) to C&N of its determination to accept the Superior Proposal no later than one (1) Business Day following expiration of such five (5) Business Day period.

(f) Nothing contained in this Section 5.7 or elsewhere in this Agreement shall prohibit Covenant from (i) taking and disclosing to its shareholders a position contemplated by 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the Board of Directors, with the advice of outside counsel, making such disclosure to Covenant’s shareholders is required under applicable law.
5.8   INTENTIONALLY OMITTED.
5.9   INTENTIONALLY OMITTED.
5.10   Internal Controls.   Between the date of this Agreement and the Effective Date, Covenant shall permit C&N senior officers to meet with the Chief Financial Officer of Covenant and other officers responsible for the preparation of Covenant’s financial statements, the internal controls of Covenant and the disclosure controls and procedures of Covenant to discuss such matters as C&N may deem reasonably necessary or appropriate for C&N to satisfy its obligations under Sections 302, 404 and 906 of the SOX Act and any rules and regulations relating thereto. C&N shall have continuing access through the Effective Time to both the Covenant books and records and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding Covenant’s internal control to C&N and cause its auditors to be available for discussions with C&N’s representatives regarding Covenant’s systems of internal controls. Notwithstanding the forgoing, Covenant shall not be required to provide access to or to disclose information where such access or disclosure would waive any privilege.
5.11   Transaction Expenses of Covenant.
(a) Covenant shall cause its and the Covenant Subsidiaries’ professionals to render monthly invoices within 30 days after the end of each month. Covenant shall advise C&N monthly of all out-of-pocket expenses which Covenant and the Covenant Subsidiaries have incurred in connection with the transactions contemplated hereby. Covenant shall not, and shall cause each of the Covenant Subsidiaries not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination.
(b) Covenant, in reasonable consultation with C&N and at C&N’s expense, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus. Covenant shall establish a “stay bonus pool” in the amount of $400,000 to be used by Covenant to provide cash incentives to employees of Covenant to remain employed by Covenant. The Parties shall mutually agree on the employees to whom a stay-bonus will be offered, as well as the amount and terms of payment of such stay-bonuses.
ARTICLE VI.
COVENANTS OF C&N
From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this Article VI, C&N covenants and agrees to comply, and shall cause the C&N Subsidiaries to comply, with the following covenants:
6.1   Best Efforts.   C&N and C&N Subsidiaries shall cooperate with Covenant and the Covenant Subsidiaries and shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, C&N agrees to do the following:
(a) Applications for Regulatory Approval.   C&N shall promptly prepare and file, with the cooperation and assistance of (and after review by) Covenant and its counsel and accountants, all required applications for all Requisite Regulatory Approval.
(b) Registration Statement; Proxy Statement/Prospectus.   C&N shall promptly prepare, with the cooperation and assistance of (and after review by) Covenant and its counsel and accountants and file with the SEC for the purpose of registering under the Securities Act the shares of C&N Common Stock to be issued to shareholders of Covenant under the provisions of this Agreement the Registration Statement of which the Proxy Statement/ Prospectus is a part for the purpose of soliciting proxies of Covenant’s shareholders in favor of the Merger, under the provisions of this Agreement. C&N may rely upon all information provided to it by Covenant and Covenant Bank in connection with the preparation of the Proxy Statement/Prospectus and C&N shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by C&N in reliance upon any information provided to C&N by Covenant or the Covenant Subsidiaries or by any of their officers, agents or representatives. Except as set forth in the preceding sentence, none of the information supplied or to be supplied by C&N for inclusion or incorporation by reference in the Registration Statement or in the Proxy Statement/Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances made, not misleading, at the time the Registration Statement and each amendment or supplement thereto becomes effective or at the date of mailing the Proxy Statement/Prospectus, or any amendment or supplement thereto, to Covenant shareholders. C&N shall provide a draft of the Registration Statement to Covenant and its counsel for comment and review at least ten (10) Business Days in advance of the anticipated filing date.
(c)   State Securities Laws.   C&N, with the cooperation and assistance of Covenant and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by this Agreement.
(d)   Stock Listing.   C&N, with the cooperation and assistance of Covenant and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to list the shares of C&N Common Stock to be issued in the Merger on the Market.
(e)   Tax Treatment.   C&N shall take no action which would have the effect of causing the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.
(f)   Representations and Closing Conditions.   C&N shall not take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;
(g)   Changes in Accounting.   C&N shall not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP; or
(h)   Articles of Incorporation.   C&N shall not amend its Articles of Incorporation, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;
6.2   Access to Properties and Records.   C&N and the C&N Subsidiaries shall give to Covenant and to its authorized employees and representatives (including, without limitation, Covenant’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of C&N and the C&N Subsidiaries as Covenant may reasonably request, subject to the obligation of Covenant and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning C&N and the C&N Subsidiaries obtained by reason of such access and subject to applicable law.
6.3   Subsequent Financial Statements.   Between the date of signing of this Agreement and the Effective Time, C&N shall promptly prepare and deliver to Covenant as soon as practicable all Additional Financial Statements. C&N shall be deemed to make the representations and warranties set forth in Sections 4.8, 4.9 and 4.10 herein to Covenant with respect to C&N’s Additional Financial Statements.
6.4   Update Schedules.   C&N shall promptly disclose to Covenant in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such modifications shall, however, be deemed an acceptance by Covenant thereof.

6.5   Notice.   C&N shall promptly notify Covenant in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Covenant in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on C&N or restrict in any material manner the right or ability of C&N to carry on its business as presently conducted.
6.6   INTENTIONALLY OMITTED.
6.7   Employment Arrangements.
(a) Subject to any positions eliminated as a result of consolidation of operations, from and after the Effective Time, (i) C&N, C&N Bank or another subsidiary of C&N (any such parties employing employees of Covenant or a Covenant Subsidiary, the “C&N Employers”) shall use its good faith efforts to retain each present employee of Covenant and the Covenant Subsidiaries, other than employees who are identified on Schedule 6.7(a) (“Designated Employees”), in a comparable position or a position with comparable responsibilities and salary compensation (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the C&N Employers at a compensation commensurate with the position).
(b) Any employee of Covenant or a Covenant Subsidiary (excluding employees who become parties to an employment agreement with C&N simultaneously with the execution of this Agreement as identified on Schedule 6.7(b) (the “Contract Employees”)) who is employed by Covenant or a Covenant Subsidiary as of the Effective Time and who either (i) is not offered employment by the C&N Employers as of the Effective Time; or (ii) accepts employment with the C&N Employers at the Effective Time and is subsequently terminated (other than as a result of unsatisfactory performance) within twelve (12) months following the Effective Time, shall be entitled to the severance benefits described in Section 6.7(c) below.
(c) Where a Covenant or Covenant Subsidiary employee is entitled to be paid severance benefits as provided in Section 6.7(b) above, such severance benefits shall be as follows:
(i) Designated Employees entitled to severance shall receive, in a lump sum payment, the amount of one (1) year’s salary, and for a period of twelve (12) months following the date of termination of employment, C&N shall maintain the same level of contribution for the Designated Employees’ participation in C&N’s life, disability, medical/health insurance and other health and welfare benefits, including, without limitation, profit sharing and matching contributions to defined contribution plans, in effect with respect to the Designated Employees prior to the date of termination of employment;
(ii) Non-Designated Employees entitled to severance shall be paid two (2) week’s salary for each full year of service with Covenant or a Covenant Subsidiary, or predecessor of Covenant or a Covenant Subsidiary if such service was recognized by Covenant for the purposes of Covenant’s 401(k) Plan, with a minimum of four (4) weeks’ salary;
(d) In the cases not covered by subsections (b) and (c) above, if the employment with C&N of any Covenant or Covenant Subsidiary employee (other than a Designated Employee) is terminated, such employee shall be entitled to severance in accordance with the then existing severance policy of C&N or its successor.
(e) The C&N Employers shall be obligated to provide employee benefits to each person who is an employee of Covenant or a Covenant Subsidiary immediately before the Effective Time (the “Continuing Employees”) and who continues to be employed by a C&N Employer following the Effective Time that are substantially equivalent, in the aggregate, to the benefits under the Covenant Benefit Plans prior to the Effective Time, for a period of one (1) year after the Effective Date. Notwithstanding the immediately preceding sentence, if the C&N Employers can no longer satisfy the applicable employee benefit plan testing requirements under the Code after applicable transition periods under the Code with respect to a C&N Benefit Plan then the C&N Employers shall provide appropriately adjusted benefits to each person who is an employee of Covenant or a Covenant Subsidiary that would permit such C&N Benefit Plan to satisfy the applicable test under the Code.

(f) For vesting and eligibility purposes for employee benefits, under each C&N Benefit Plan and/or any employee benefit plan established by C&N after the Effective Date, the Continuing Employees shall receive credit for all years of service with Covenant and the Covenant Subsidiaries or predecessor of Covenant or the Covenant Subsidiaries if such service was recognized by Covenant for purposes of a comparable Covenant Benefit Plan.
(g) Except to the extent not allowable under the terms of existing insurance contracts, any restrictions on coverage for preexisting conditions or requirements for evidence of insurability under a C&N Benefit Plan that is an employee welfare benefit plan shall be waived for the employees of Covenant and the Covenant Subsidiaries who are currently covered for such conditions under Covenant’s existing insurance plans, and such employees shall receive credit under the applicable C&N Benefit Plan for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Covenant Benefit Plan in accordance with the corresponding Covenant Benefit Plan. If the terms of an existing insurance contract do not permit a waiver of restrictions or credit for co-payments and payments as described in the preceding sentence, C&N agrees to use its best efforts to negotiate such provisions with the applicable insurer and, if C&N is unable to obtain such provision, C&N shall provide reasonable compensation to such employee in respect thereof. For the purposes of the foregoing sentence, reasonable compensation shall be deemed to be annual compensation in the amount of the premium contribution which C&N makes under any such insurance policy on behalf of other employees with similar age and years of service.
(h) The C&N Employers shall honor those Employment Obligations listed on Schedule 3.23.
6.8   Insurance; Indemnification.
(a) For a period of up to six (6) years (the exact number of years to be determined by the policy cost cap stated below) after the Effective Date, C&N shall (and Covenant Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to Covenant’s existing directors and officers liability insurance policy in such amount and with terms and conditions no less favorable than the director and officer liability policy of Covenant as of the date of this Agreement, subject to the caveat that C&N shall not be required to pay premiums for such policy in excess of 200% of the current premium for Covenant’s existing directors and officers liability insurance policy; provided, however, if C&N is unable to obtain and maintain such policy as a result of such limitations, it shall obtain as much comparable insurance as is available at such time for the maximum amount that it is obligated to spend. C&N may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Date.
(b) For a period of six (6) years from and after the Effective Date, C&N shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of Covenant or a Covenant Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of C&N, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of Covenant or a Covenant Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date (the “Indemnified Liabilities”) to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of Covenant or a Covenant Subsidiary as in effect as of the date hereof (and C&N shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law (including the SOX Act) and C&N’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim, shall notify C&N (but the failure to so notify C&N shall not relieve C&N from any liability which C&N may have under this section except to the extent C&N is materially prejudiced thereby). In the defense of any Claim covered by this Section, C&N shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of C&N and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). C&N shall have an obligation to advance funds to satisfy an obligation of C&N or any successor to C&N under this Section to the same extent that C&N would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.
(c) Any indemnification payments made pursuant to this Section are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).
6.9   Appointment of C&N Directors.   C&N shall, on or promptly after the Effective Date (but no later than C&N’s next Board of Directors meeting following the Effective Date), appoint two (2) members of Covenant’s Board of Directors, each of whom are mutually acceptable to both Covenant and C&N, to C&N’s Board of Directors, subject only to any applicable regulatory approvals. C&N has a mandatory retirement policy for directors who attain age 72. In addition, the Board of C&N Bank shall, on or promptly after the Effective Date (but no later than the next Board of Directors meeting of C&N Bank following the Effective Date), appoint two (2) members of Covenant’s Board of Directors, each of whom are mutually acceptable to both Covenant and C&N, to C&N Bank’s Board of Directors, subject only to any applicable regulatory approvals.
6.10   Advisory Board.   At or promptly following the Effective Time, C&N shall invite members of Covenant’s Board of Directors immediately prior to the Effective Time (other than those individuals who have joined or will join the Board of Directors of the Surviving Corporation in accordance with the terms set forth in Section 6.9) to serve as members of a regional advisory board.
ARTICLE VII.
CONDITIONS PRECEDENT
7.1   Common Conditions.   The obligations of the Parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:
(a)   Shareholder Approval.   This Agreement shall have been duly authorized, approved and adopted by the shareholders of Covenant in accordance with the Applicable Corporate Law and the Articles of Incorporation of Covenant.
(b)   Regulatory Approvals.   The Requisite Regulatory Approvals shall have been obtained and all applicable waiting and notice periods shall have expired, and such approvals shall be subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by C&N of a portion of the business of C&N, or any subsidiary of C&N or (B) any divestiture by Covenant or the Covenant Subsidiaries of a portion of their businesses, in each case which will have a significant and material adverse impact on the business of C&N or Covenant, or their other Subsidiaries, as the case may be, or (ii) impose any condition upon C&N or Covenant, or their other subsidiaries, taken as a whole, which (x) would be materially burdensome to C&N or Covenant, or their other Subsidiaries, taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by C&N or Covenant as a result of consummating the Merger or (z) would prevent C&N or Covenant from obtaining any material benefit contemplated by it to be attained as a result of the Merger.
(c)   Stock Listing.   The shares of C&N Common Stock to be issued in the Merger shall have been authorized for listing on the Market.

(d)   Tax Opinion.   Each of C&N and Covenant shall have received an opinion of C&N’s counsel, Stevens & Lee, P.C., reasonably acceptable to C&N and Covenant, addressed to C&N and Covenant, with respect to federal tax laws or regulations, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and C&N and Covenant will each be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code.
(e)   Registration Statement.   The Registration Statement, including any amendments thereto, shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus to the shareholders of Covenant; regulatory clearance for the offering contemplated by the Registration Statement (the “Offering”) shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.
(f)   No Suits.   No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if C&N agrees to defend and indemnify Covenant and Covenant Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to Covenant and C&N, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of Covenant to consummate this Agreement.
(g)   Federal and State Securities and Antitrust Laws.   All applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.
7.2   Conditions Precedent to Obligations of C&N.   The obligations of C&N to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by C&N in accordance with the provisions of Section 8.4 herein:
(a)   Accuracy of Representations and Warranties.   All of the representations and warranties of Covenant as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).
(b)   Covenants Performed.   Covenant shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.
(c)   No Material Adverse Effect.   From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Covenant or any Covenant Subsidiary. Covenant and the Covenant Subsidiaries, on a consolidated basis, shall not have sustained any Material Adverse Effect since the date of this Agreement.
(d)   Closing Documents.   On or before the Effective Time, Covenant shall have delivered to C&N: (i) a certificate signed by Covenant’s Chief Executive Officer (or other officers reasonably acceptable to C&N) verifying that, to their Knowledge, all of the representations and warranties of Covenant set forth in this Agreement are true and correct in all material respects as of the Closing and that Covenant has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) a certificate confirming the absence of any event of circumstance having a Material Adverse Effect on Covenant since the date of this Agreement; (iii) a certificate (from appropriate officers of Covenant or Covenant’s transfer agent) as to the issued and outstanding shares of Covenant Common Stock, shares issuable under outstanding stock options granted under Covenant’s Stock Option Plans and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Covenant Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares; and (iv) such other certificates and documents as C&N and its counsel may reasonably request (all of the foregoing certificates and other documents being herein referred to as the “Covenant Closing Documents”).
(e)   Holders of no more than five percent (5%) of the outstanding Covenant Common Stock shall have exercised dissenters’ rights.
7.3   Conditions Precedent to the Obligations of Covenant.   The obligation of Covenant to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Covenant in accordance with the provisions of Section 8.4 herein:
(a)   Accuracy of Representations and Warranties.   All of the representations and warranties of C&N as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).
(b)   Covenants Performed.   C&N shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by C&N.
(c)   No Material Adverse Effect.   From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to C&N or any C&N Subsidiary. C&N and the C&N Subsidiaries, on a consolidated basis, shall not have sustained any Material Adverse Effect since the date of this Agreement. In particular, without limiting the generality of the foregoing sentence, the Additional Financial Statements of C&N shall indicate that the consolidated financial condition, assets, liabilities and results of operations of C&N as of the respective dates reported therein do not vary adversely in any material respect from the consolidated financial condition, assets, liabilities and results of operations presented in C&N’s Quarterly Report on Form 10-Q at and for the nine months ended September 30, 2019.
(d)   Fairness Opinion.   Covenant shall have obtained from an independent financial advisor selected by the Board of Directors of Covenant, an opinion furnished to the Board of Directors of Covenant stating that the Merger Consideration contemplated by this Agreement is fair to the shareholders of Covenant from a financial point of view.
(e)   Closing Documents.   On or before the Effective Time, C&N shall have delivered to Covenant: (i) a certificate signed by C&N’s Chief Executive Officer (or other officer reasonably acceptable to Covenant) verifying that, to their Knowledge, all of the representations and warranties of C&N set forth in this Agreement are true and correct in all material respects as of the Closing and that C&N has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) a certificate confirming the absence of any event of circumstance having a Material Adverse Effect on C&N since the date of this Agreement; and (iii) such other certificates and documents as Covenant and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “C&N Closing Documents”).
ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Merger by the shareholders of Covenant:
(a) At any time by the mutual written agreement of C&N and Covenant;
(b) By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other Party, which breach by its nature cannot be cured prior to November 20, 2020 (the “Termination Date”) or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 7.2(a) (in the case of a breach of a representation or warranty by Covenant) or Section 7.3(a) (in the case of a breach of a representation or warranty by C&N);
(c) By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party but in any event prior to the Termination Date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 7.2(b) (in the case of a breach of covenant by Covenant) or Section 7.3(b) (in the case of a breach of covenant by C&N);
(d) By either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by C&N and Covenant; provided, that no Party may terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to have occurred on or before said date was due to such Party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;
(e) By either Party if the shareholders of Covenant fail to approve the transactions contemplated by this Agreement at a meeting of Covenant shareholders called for that purpose; provided, however, that no termination right shall exist for Covenant hereunder if prior to such shareholder vote, the board of directors of Covenant shall have withdrawn, modified or changed in a manner adverse to C&N its approval or recommendation of this Agreement and the transactions contemplated thereby;
(f) By either Party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
(g) By the Board of Directors of C&N (i) if Covenant has received a Superior Proposal and (ii) in accordance with Section 5.7 of this Agreement, the Board of Directors of Covenant enters into any letter of intent, agreement in principle or acquisition agreement with respect to a Superior Proposal, withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to C&N, delivers a Final Notice of Superior Proposal, or has otherwise made a determination to accept such Superior Proposal;
(h) By the Board of Directors of Covenant if Covenant has received a Superior Proposal and, in accordance with Section 5.7, the Board of Directors of Covenant has delivered a Final Notice of Superior Proposal; or
(i) By the Board of Directors of Covenant, through a resolution adopted by its Board of Directors within three (3) days after the Determination Date, if both (x) the Determination Date Market Price is less than $21.67 (the “Floor Price”) and (y) the C&N Price Ratio is less than the Index Ratio by more than twenty percent (20%) a (the “Market Termination Test”).
(i) For purposes of this Section 8.1, the following terms shall have the meanings indicated:
(A) “Starting Price” shall mean $27.09, the closing price for C&N Common Stock on December 17, 2019 (the “Starting Date”).

(B) “C&N Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Date Market Price by the Starting Price, calculated to four (4) decimal places.
(C) “Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average NASDAQ Bank Index Value For The Price Determination Period by the NASDAQ Bank Index Value on the Starting Date, calculated to four (4) decimal places.
(D) “Average NASDAQ Bank Index Value For The Price Determination Period” means the average of the NASDAQ Bank Index as quoted by NASDAQ for the Price Determination Period.
(E) “Determination Date” shall mean the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).
(F) “Determination Date Market Price” shall be the average of the closing prices for C&N Common Stock, calculated to two (2) decimal places, for the ten (10) consecutive trading days immediately preceding the date which is five (5) Business Days before the Determination Date (the “Price Determination Period”), as reported by the Market. In the event that there is no trading activity for C&N Common Stock on the Market on a day during the Price Determination Period, the Determination Date Market Price shall be based on the days during the Price Determination Period during which there is trading activity.
(ii) The Starting Price, the Determination Date Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for any event described in the definition of Conversion Ratio.
(iii) In the event Covenant desires to effect a Market Termination, it shall give prompt written notice thereof to C&N (provided that such notice of election to terminate may be withdrawn at any time within the three-day period set forth in subsection (i)). C&N shall have the right, through a resolution adopted by its Board of Directors, to cause Covenant to amend this Agreement to increase the Conversion Ratio or increase the Cash Consideration such that the combined Cash Consideration and C&N Stock Consideration, based on the Determination Date Market Price, is at least equal to an aggregate amount which would satisfy the Market Termination Test, i.e. an amount which would not allow termination under this Section 8.1(i), in lieu of terminating the agreement (and, upon such amendment, Covenant shall not have the right to terminate this Agreement pursuant to this Section 8.1(i)(iii)); provided, however that any such amendment shall not cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.
8.2   Effect of Termination.
(a) Effect.   In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that Sections 8.2(b), 8.2(c), 11.1 and 11.2 shall survive such termination.
(b) Liability.   If this Agreement is terminated, expenses and damages of the Parties hereto shall be determined as follows:
(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) In the event that Covenant enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal within twelve (12) months after the termination of this Agreement (i) by C&N pursuant to Sections 8.1(b) or 8.1(c) because of a willful breach by Covenant; or (ii) by C&N or Covenant pursuant to Section 8.1(e) following failure of the shareholders of Covenant to approve the transactions contemplated by this Agreement and, in the case of (ii): (A) Covenant has breached the provisions of Section 5.7, or (B) a third party has publicly proposed or announced an Acquisition Proposal, Covenant shall pay to C&N the Termination Fee within two (2) Business Days after C&N makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by C&N.
(iv) In the event that C&N terminates this Agreement in accordance with Section 8.1(g) or Covenant terminates this Agreement in accordance with Section 8.1(h), Covenant shall pay to C&N the Termination Fee within five (5) Business Days after C&N makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by C&N.
(v) For purposes of this Agreement, the “Termination Fee” shall mean $2,900,000.
(vi) The right to receive payment of the Termination Fee under Section 8.2(b)(iii) or Section 8.2(b)(iv) will constitute the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.
(c)   Confidentiality.   In the event of a termination of this Agreement, neither C&N nor Covenant nor Covenant Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.
8.3   Amendment.   To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Covenant), but only by a written instrument duly authorized, executed and delivered by C&N and by Covenant; provided, however, that any amendment to the Merger Consideration to be received by the former shareholders of Covenant in exchange for their shares of Covenant Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Covenant in accordance with applicable provisions of the Applicable Corporate Law.
8.4   Waiver.   Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the party or parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Covenant) by a written instrument duly authorized, executed and delivered by such party or parties.
ARTICLE IX.
CLOSING AND EFFECTIVE TIME
9.1   Closing.   Subject to the terms and conditions of this Agreement, the Parties shall hold a closing (the “Closing”), by the electronic (PDF) facsimile or overnight courier exchange of executed documents or at the headquarters of C&N on the first Business Day of the first month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided, however, if the foregoing conditions are satisfied within the last fifteen days of a month, the Closing shall occur on the first Business Day of the second month following such date, provided, further, that in no case shall the Closing occur earlier than July 1, 2020, unless another date, time or place is agreed to in writing by the Parties.
9.2   Effective Time.   Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, C&N and Covenant will cause Articles of Merger (the “Articles of Merger”) to be delivered and properly filed with the Filing Offices. The Merger shall become effective at 11:59 p.m. (or such other time as the Parties may agree) on the day on which the Closing occurs and Articles of Merger are filed with the Filing Offices or such later date and time as may be specified in the Articles of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.
ARTICLE X.
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES
10.1   No Survival.   The representations and warranties of Covenant and of C&N set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the Parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the Parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the Parties hereto shall have any liability to the other on account of any breach of such agreements.
ARTICLE XI.
GENERAL PROVISIONS
11.1   Expenses.   Except as expressly provided in this Agreement to the contrary, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein.
11.2   Press Releases, Etc.   C&N and Covenant agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by C&N and Covenant, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.
11.3   Notices.   All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:
(a)   If to C&N, to:
Citizens & Northern Corporation
90-92 Main Street
P.O. Box 58
Wellsboro, Pennsylvania 16901
Attn: J. Bradley Scovill, President and CEO
With a copy (which shall not constitute notice) to:
Stevens & Lee, P.C.
17 N 2nd Street
Harrisburg, Pennsylvania 17101
Attn: Charles J. Ferry, Esq.
(b)   If to Covenant, to:
Covenant Financial, Inc.
182 N Main Street
Doylestown, Pennsylvania 18901
Attn: John C. Spier, Chief Executive Officer

With a copy (which shall not constitute notice) to:
Windels Marx Lane & Mittendorf, LLP
120 Albany Street Plaza, 6th Floor
New Brunswick, New Jersey 08901
Attn: Robert A. Schwartz, Esq.
11.4   Counterparts.   This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument.
11.5   Governing Law; Waiver of Jury Trial.
(a)   This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that the Applicable Corporate Law or federal law specifically applies to the Merger and the transactions contemplated thereby.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5(b).
11.6   Parties in Interest.   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives; provided, however, that neither party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party (which consent may be withheld in such other party’s sole and absolute discretion). Except as otherwise specifically provided in Section 6.8 with respect to Covenant’s directors, who shall be deemed third party beneficiaries of such provision, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
11.7   Specific Performance Jurisdiction.   The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.
11.8   Disclosure Schedules.   The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.
11.9   Entire Agreement.   This Agreement (including the Schedules and Exhibits hereto), sets forth the entire understanding and agreement of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.
[Signature Page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.
CITIZENS & NORTHERN CORPORATION
By:
/s/ J. Bradley Scovill

Name:
J. Bradley Scovill

Title:
President and Chief Executive Officer

COVENANT FINANCIAL, INC.
By:
/s/ John C. Spier

Name:
John C. Spier

Title:
Chief Executive Officer

APPENDIX I
DEFINED TERMS
Definitions of the following capitalized terms used in this Agreement are set forth below or in the indicated sections:
“Acquisition Proposal” has the meaning given to it in Section 5.7(a).
“Acquisition Transaction” has the meaning given to it in Section 5.7(a).
“Additional Financial Statements” means any internal monthly and quarterly financial reports, all quarterly or annual reports to shareholders and all regulatory reports to regulatory authorities normally prepared by the Party in question or by its banking Subsidiary.
“Aggregate Cash Election Percentage” has the meaning given to it in Section 2.2(b)(iii)(B).
“Aggregate Cash Elections” has the meaning given to it in Section 2.2(b)(iii)(B).
“Aggregate Stock Election Percentage” has the meaning given to it in Section 2.2(b)(iv)(B).
“Aggregate Stock Elections” has the meaning given to it in Section 2.2(b)(iii)(A).
“Agreement” has the meaning given to it in the introductory paragraph of this Agreement.
“Applicable Corporate Law” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.
“Articles of Merger” has the meaning given to it in Section 9.2.
“Average NASDAQ Bank Index Value For the Price Determination Period” has the meaning given to it in Section 8.1(i)(i)(D).
“Bank Merger” has the meaning given to it in the Background.
“Bank Merger Agreement” has the meaning given to it in the Background.
“Bank Regulators” means of the Federal Reserve Board, the FDIC, and the Pennsylvania Department.
“Bankruptcy and Equity Exceptions” has the meaning given to it in Section 3.2(b).
“Benefit Plan” means all employee benefit plans, contracts or arrangements including, without limitation, pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements.
“BHC Act” has the meaning given to it in the Background.
“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Harrisburg, Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.
“C&N” has the meaning given to it in the introductory paragraph of this Agreement.
“C&N Balance Sheet” has the meaning given to it in Section 4.9.
“C&N Bank” has the meaning given to it in the Background.
“C&N Closing Documents” has the meaning given to it in Section 7.3(f).
“C&N Common Stock” has the meaning given to it in the Background.
“C&N Employers” has the meaning given to it in Section 6.7(a).
“C&N Price Ratio” has the meaning given to it in Section 8.1(i)(i)(B).

“C&N Rollover Options” has the meaning given to it in Section 2.4(a).
“C&N SEC Reports” has the meaning given to it in Section 4.7(b).
“C&N Share Value” has the meaning given to it in Section 2.1(b).
“C&N Stock Consideration” has the meaning given to it in Section 2.1(b).
“C&N Stock Plan” has the meaning given to it in Section 4.4(c).
“C&N Subsidiaries” has the meaning given to it in Section 4.3.
“C&N Subsidiaries Common Equity” has the meaning given to it in Section 4.4(d).
“C&N Systems” has the meaning given to it in Section 4.15.
“Canceled Shares” has the meaning given to it in Section 2.1(a)(ii).
“Cash Consideration” has the meaning given to it in Section 2.1(b).
“Cash Election” has the meaning given to it in Section 2.2(a).
“Cash Percentage” has the meaning given to it in Section 2.2(b)(i).
“Cash/Stock Election” has the meaning given to it in Section 2.2(a).
“Cash Test Amount” has the meaning given to it in Section 2.2(b)(i).
“Claim” has the meaning given to it in Section 6.8(b).
“Closing” has the meaning given to it in Section 9.1.
“Code” has the meaning given to it in Section 2.2(b)(i).
“Confidentiality Agreement” means that certain Confidentiality Agreement between the Parties, dated October 8, 2019.
“Contract Employees” has the meaning given to it in Section 6.7(b).
“Conversion Ratio” has the meaning given to it in Section 2.1(b).
“Covenant” has the meaning given to it in the introductory paragraph of this Agreement.
“Covenant Balance Sheet” has the meaning given to it in Section 3.9.
“Covenant Bank” has the meaning given to it in the Background.
“Covenant Closing Documents” has the meaning given to it in Section 7.2(e).
“Covenant Common Stock” has the meaning given to it in the Background.
“Covenant Options” has the meaning given to it in Section 2.4(a).
“Covenant Recommendation” has the meaning given to it in Section 5.2.
“Covenant Representatives” has the meaning given to it in Section 5.7(a).
“Covenant Share/Covenant Shares” has the meaning given to it in Section 2.1(a)(i).
“Covenant Shareholders’ Meeting” means the meeting of Covenant for purposes of obtaining the approval of its shareholders as required by this Agreement, and any adjournment or postponement thereof.
“Covenant Stock Plan” has the meaning given to it in Section 3.4(c).
“Covenant Stock Option Plans” means the 2008 Stock Option Plan and the 2017 Equity Compensation Plan.

“Covenant Subsidiaries” has the meaning given to it in Section 3.3.
“Covenant Subsidiaries Common Equity” has the meaning given to it in Section 3.4(d).
“Covenant Systems” has the meaning given to it in Section 3.19.
“Current Year” means the calendar year in which this Agreement was executed.
“Derivative Contract” has the meaning given to it in Section 3.16.
“Designated Employees” has the meaning given to it in Section 6.7(a).
“Determination Date” has the meaning given to it in Section 8.1(i)(i)(E).
“Determination Date Market Price” has the meaning given to it in Section 8.1(i)(i)(F).
“Dissenting Shares” has the meaning given to it in Section 2.2(b)(i).
“Dissenting Shareholders” has the meaning given to it in Section 2.2(b)(i).
“Effective Date” has the meaning given to it in Section 9.2.
“Effective Time” has the meaning given to it in Section 9.2.
“Election” has the meaning given to it in Section 2.2(a).
“Election Deadline” has the meaning given to it in Section 2.2(a)(i).
“Employment Obligation” means any employment contract, change of control agreement or policy, severance agreement or policy, deferred compensation agreement, consulting agreement or similar obligation, in each case including any amendments thereto.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Security Exchange Act of 1934, as amended.
“Exchange Agent” shall mean American Stock Transfer.
“FDI Act” has the meaning given to it in Section 3.1(b).
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.
“Filing Offices” shall mean the Pennsylvania Department of State.
“Final Notice of Superior Proposal” has the meaning given to it in Section 5.7(e).
“FINRA” has the meaning given to it in Section 3.5.
“Floor Price” has the meaning given to it in Section 8.1(i).
“Form of Election” has the meaning given to it in Section 2.2(a)(i).
“GAAP” means United States Generally Accepted Accounting Principles.
“Governmental Entity” has the meaning given to it in Section 3.5.
“Indemnified Liabilities” has the meaning given to it in Section 6.8(b).
“Indemnified Parties” has the meaning given to it in Section 6.8(b).
“Index Ratio” has the meaning given to it in Section 8.1(i)(i)(C).
“Intellectual Property” has the meaning given to it in Section 3.18.

“IRS” has the meaning given to it in Section 3.12.
“Knowledge” means, with respect to C&N, the actual knowledge of J. Bradley Scovill and Mark Hughes. With respect to Covenant, “Knowledge” means the actual knowledge of John C. Spier, Blair T. Rush, Aaron Sattler, and Kelley Cwiklinski.
“Liens” has the meaning given to it in Section 3.4(b).
“Letter of Transmittal” has the meaning given to it in Section 2.2(e).
“Loans” has the meaning given to it in Section 3.25.
“Market” shall mean the market on which C&N stock is listed i.e., the NASDAQ Capital Market.
“Market Termination Test” has the meaning given to it in Section 8.1(i).
“Material Adverse Effect” means, with respect to Covenant, C&N or the Surviving Corporation, as the case may be, an event or circumstance that (i) has a material negative impact on the business, properties, assets, liabilities, results of operations, financial condition or prospects of such party and its Subsidiaries, taken as a whole; provided however that “Material Adverse Effect” shall not be deemed to include the impact of the following: (A) changes, after the date hereof, in U.S. GAAP or applicable regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities; (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, disaster, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally; (D) the failure, in and of itself, of such party to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (F) actions or omissions taken pursuant to the written consent or request of C&N, in the case of Covenant, or Covenant, in the case of C&N, or (G) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the Parties and their respective subsidiaries, including reasonable expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations, financial condition or prospects of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) does or would reasonably be expected to materially impair the ability of either Covenant, on the one hand, or C&N on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by this Agreement.
“Material Contract” means any of the following agreements of a party or any of its direct or indirect subsidiaries (the “Subject Company”):
(1)   any contract for outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Subject Company in excess of $50,000 or by which the Subject Company is bound;
(2)   any contract containing covenants that limit in any material respect the ability of the Subject Company to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Subject Company may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Subject Company;

(3)   any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Subject Company or any of the Subject Company subsidiaries;
(4)   any real property lease and any other lease with annual rental payments aggregating $50,000 or more;
(5)   other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $100,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;
(6)   any contract or arrangement under which the Subject Company or any of the Subject Company subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Subject Company or the Subject Company subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Subject Company or any of the Subject Company subsidiaries;
(7)   any contract that by its terms limits the payment of dividends or other distributions by the Subject Company;
(8)   any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;
(9)   any contract that would reasonably be expected to prevent, materially delay, or materially impede the Subject Company’s ability to consummate the transactions contemplated by this Agreement;
(10)   any contract providing for indemnification by the Subject Company of any person, except for immaterial contracts entered into in the Ordinary Course of Business;
(11)   any contract that contains a put, call, or similar right pursuant to which the Subject Company could be required to purchase or sell, as applicable, any equity interests or assets that have a fair market value or purchase price of more than $100,000;
(12)   any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K; and
(13)   any contract of the Subject Company that was, or was required to be, filed as an exhibit pursuant to Section 10 of Item 601 of Regulation S-K (or would have been required if the Subject Company was subject to compliance with the Exchange Act of 1934).
“Merger” has the meaning given to it in the Background.
“Merger Consideration” has the meaning given to it in Section 2.1(a).
“NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.
“Non-Electing Shares” has the meaning given to it in Section 2.2(a)(viii).
“Notice of Superior Proposal” has the meaning given to it in Section 5.7(e).
“Offering” has the meaning given to it in Section 7.1(e).
“Ordinary Course of Business” means the ordinary course of operations of a person, consistent with its customary business practices.
“Outstanding Shares” has the meaning given to it in Section 2.1(b).

“Parties” means C&N and Covenant.
“Pennsylvania Department” means the Pennsylvania Department of Banking and Securities.
“Pension Plan” means each Benefit Plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA.
“Permitted Encumbrances” means (i) statutory liens for Taxes that are not yet due and payable or otherwise due or contested in good faith in appropriate proceedings for which adequate reserves have been made in accordance with GAAP; (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the continued use of such property in the manner in which it is currently used and do not, individually or in the aggregate detract from the value of, or impair the use of, such property; (iii) liens to secure landlords, lessors or renters under leases or rental agreements; (iv) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies and other similar liens; and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.
“Person” means an individual, partnership, limited partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union, Governmental Entity or other entity.
“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by a Party in its business including information regarding the customers, suppliers, employees and agents of such business, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.
“Price Determination Period” has the meaning given to it in Section 8.1(i)(i)(F).
“Prior Year” means the calendar year most recently ended prior to the date of this Agreement.
“Privacy Laws” means all applicable federal, state, municipal or other legal requirements governing the collection, use, disclosure and retention of Personal Information.
“Pro-rated Cash Percentage” has the meaning given to it in Section 2.2(b)(iii)(B)1).
“Pro-rated Stock Percentage” has the meaning given to it in Section 2.2(b)(iv)(B)1).
“Proxy Statement/Prospectus” has the meaning given to it in Section 3.5.
“Registration Statement” has the meaning given to it in Section 3.5.
“Regulatory Agency or Regulatory Agencies” has the meaning given to it in Section 3.7(a).
“Regulatory Agreement” has the meaning given to it in Section 3.15.
“Related Party Transaction” has the meaning given to it in Section 3.27.
“Remaining Cash Percentage” has the meaning given to it in Section 2.2(b)(iv)(B)(2).
“Remaining Stock Percentage” has the meaning given to it in Section 2.2(b)(iii)(B)(2).
“Requisite Regulatory Approvals” means (i) all regulatory authorizations, consents, permits, orders or approvals from the Federal Reserve Board, the FDIC and the Pennsylvania Department and (ii) any other approvals set forth in Sections 3.5 and 4.5, in each case (x) that are necessary to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger) or (y) the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.
“Rollover Options” has the meaning given to it in Section 2.4(a).
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning given to it in Section 2.3(c).
“SOX Act” has the meaning given to it in Section 3.8(c).
“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.
“Starting Date” has the meaning given to it in Section 8.1(i)(i)(A).
“Starting Price” has the meaning given to it in Section 8.1(i)(i)(A).
“Stock Election” has the meaning given to it in Section 2.2(a).
“Stock Percentage” has the meaning given to it in Section 2.2(b)(iii)(B).
“Stock Test Amount” has the meaning given to it in Section 2.2(b)(i).
“Subsequent Determination” has the meaning given to it in Section 5.7(e).
“Subsidiary” means a corporation, partnership, joint venture or other entity in which C&N or Covenant, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.
“Superior Proposal” has the meaning given to it in Section 5.7(b).
“Surviving Corporation” has the meaning given to it in Section 1.1.
“Systems Consultant” has the meaning given to it in Section 5.12.
“Systems Report” has the meaning given to it in Section 5.12.
“Tax or Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.
“Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
“Termination Date” has the meaning given to it in Section 8.1(b).
“Termination Fee” has the meaning given to it in Section 8.2(b)(v).
“Unclaimed Shares” has the meaning given to it in Section 2.3(c).
“Unexchanged Shareholder” has the meaning given to it in Section 2.3.
“Voting Agreements” has the meaning given to it in the Background.

Exhibit A
BANK PLAN OF MERGER
The following is the Plan of Merger approved and adopted by the respective Boards of Directors of Citizens & Northern Bank (“C&N Bank”), a Pennsylvania-chartered financial institution and a wholly-owned subsidiary of Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”), and Covenant Bank (“Covenant Bank”), a Pennsylvania-chartered financial institution and wholly-owned subsidiary of Covenant Financial, Inc. (“Covenant”), a Pennsylvania corporation. This Plan of Merger is subject to the effectiveness of the Agreement and Plan of Merger, dated as of December 18, 2019 (the “Holding Company Merger Agreement”) between C&N and Covenant pursuant to which Covenant shall merge with and into C&N, and C&N will be the surviving corporation.
ARTICLE I — MERGER
1.1   On the Effective Date (as defined in Section 7 hereof), Covenant Bank shall merge with and into C&N Bank pursuant to the applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and subject to the approval of the Pennsylvania Department of Banking and Securities (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”), whereupon the separate existence of Covenant Bank shall cease and C&N Bank shall be the resulting bank (hereinafter sometimes referred to as the “Surviving Bank”).
ARTICLE II — REQUIRED APPROVALS
2.1   Board of Directors’ Approval.   The Plan of Merger has been unanimously approved by the members of the Board of Directors of Covenant Bank and the members of the Board of Directors of C&N Bank, respectively.
2.2   Shareholder Approvals.   The Plan of Merger was approved and adopted by Covenant, as the sole shareholder of Covenant Bank, at a meeting of Covenant’s Board of Directors duly called and held on December 18, 2019, and by C&N, as the sole shareholder of C&N Bank, pursuant to a written consent of sole shareholder of C&N Bank dated December 18, 2019.
ARTICLE III — NAME
3.1   The name of the Surviving Bank, which shall operate as a wholly-owned subsidiary of C&N, shall be “Citizens & Northern Bank”.
ARTICLE IV — ARTICLES OF INCORPORATION
4.1   The Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of C&N Bank, as in effect immediately prior to the Effective Date.
ARTICLE V — BYLAWS
5.1   The Bylaws of the Surviving Bank shall be the Bylaws of C&N Bank, as in effect immediately prior to the Effective Date.
ARTICLE VI — DIRECTORS AND OFFICERS
6.1   Effective as of the Effective Date, the Board of Directors of C&N Bank shall consist of the directors of C&N Bank in office immediately prior to the Effective Date, with the additions, subject to any required regulatory approvals, of two (2) members of Covenant’s Board of Directors, each of whom are mutually acceptable to both Covenant and C&N, each to hold office until his or her successor is elected and qualified in accordance with applicable law and the Articles of Incorporation and Bylaws of C&N Bank. The executive officers of the Surviving Bank shall be the executive officers of C&N Bank in office immediately prior to the Effective Date. Each such executive officer shall serve until such time as his successor is duly elected and has qualified.

ARTICLE VII — EFFECTIVE DATE
7.1   The merger of Covenant Bank with and into C&N Bank shall become effective, and this Plan of Merger shall be consummated, on the date on which articles of merger executed by Covenant Bank and C&N Bank are endorsed by the Department and filed with the Pennsylvania Department of State, unless a later date is specified in such articles of merger (the “Effective Date”).
ARTICLE VIII — ASSUMPTION OF LIABILITIES
8.1   The effect of the Bank Merger shall be as set forth in Section 1606 of the Banking Code.
ARTICLE IX — CONVERSION OF SHARES AND CANCELLATION OF STOCK
9.1   Conversion of C&N Bank Stock.   On the Effective Date, all of the then issued and outstanding shares of common stock, par value $5 per share, of C&N Bank shall continue to be issued and outstanding and be owned by C&N.
9.2   Cancellation of Covenant Bank Common Stock.   On the Effective Date, all of the shares of common stock, par value $1 per share, and preferred stock of Covenant Bank which are issued and outstanding immediately prior thereto, shall, by virtue of the merger, be thereupon cancelled. No new shares of the capital stock of the Surviving Bank shall be issued or be deemed to have been issued in exchange for the cancelled shares of Covenant Bank common stock, and such cancelled shares shall not be converted into any other shares or other securities of the Surviving Bank.
ARTICLE X — MISCELLANEOUS
10.1   Acknowledgement.   Each party to this Plan of Merger, by executing the same, acknowledges and affirms that its Board of Directors, has, by the affirmative vote of at least a majority of its members, approved this Agreement and the transactions contemplated hereby, authorized the execution of this Plan of Merger, empowered its undersigned officers to execute this Plan of Merger, and authorized the filing of this Plan of Merger with the Department and the FDIC.
10.2   Counterparts, Modifications, Successors, Headings.
(a)   This Plan of Merger may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(b)   Subject to applicable law, this Plan of Merger may be amended or modified by the parties; provided, however, that all such amendments and modifications must be in writing and signed by both parties.
(c)   This Plan of Merger shall be binding upon and shall inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives; provided, however, that neither party may assign any of its rights nor delegate its duties under this Plan of Merger without the prior written consent of the other party.
(d)   Section headings are not to be considered part of this Plan of Merger, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan of Merger or any of its provisions.
10.3   Governing Law.   This Plan of Merger and the legal obligations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without taking into account provisions regarding choice of law), except to the extent that certain matters may be governed by federal law.
10.4   Termination.   This Plan of Merger shall terminate and forthwith become void automatically upon the termination of the Holding Company Merger Agreement in accordance with its terms, unless earlier terminated with the signed written consent of both parties.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be duly executed, and their respective seals to be hereunto affixed, as of the day and year first above written.
COVENANT BANK
By:
/s/ John C. Spier

Name:
John C. Spier

Title:
Chief Executive Officer

(BANK SEAL)
Attest:
/s/ Donald P. Worthington

Name:
Donald P. Worthington

Title:
Chairman of the Board

CITIZENS & NORTHERN BANK
By:
/s/ J. Bradley Scovill

Name:
J. Bradley Scovill

Title:
President and Chief Executive Officer

(BANK SEAL)
Attest:
/s/ Kimberly N. Battin

Name:
Kimberly N. Battin

Title:
Corporate Secretary

Plan of Merger Signature Page

Exhibit B
December 18, 2019
Board of Directors
Citizens & Northern Corporation
90-92 Main Street
PO Box 58
Wellsboro, PA 16901
Re: Shareholder Voting Agreement
Dear Ladies and Gentlemen:
The undersigned shareholder (“Shareholder”) of Covenant Financial, Inc., a Pennsylvania corporation (“Covenant”), in order to induce Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”), to enter into the Agreement and Plan of Merger, of even date herewith, executed by and between Covenant and C&N (the “Agreement”), hereby represents, warrants and agrees as follows:
1.   Shareholder hereby represents and warrants that Shareholder owns of record, or beneficially, good and valid title to all of the shares of the capital stock of Covenant shown on Schedule 1, attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares of capital stock of Covenant beneficially owned by Shareholder, as determined in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3. For purposes hereof, the capital stock of Covenant set forth on Schedule 1 shall be referred to herein as the “Shares”. It is understood and agreed that the term Shares shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder’s fiduciary responsibility with respect to any such securities.
2.   Shareholder will vote, or cause to be voted, all of the Shares over which the Shareholder has sole voting power, in person or by proxy, (a) for approval of the Agreement and the transactions contemplated thereby at any meeting of the Covenant shareholders duly held for such purpose and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Agreement, unless and until the Agreement is terminated as set forth therein (the “Expiration Date”). Shareholder will use his or her reasonable efforts to cause any Shares over which Shareholder shares voting power to be voted in the same manner. Shareholder will use his or her best efforts to vote or cause to be voted all other Shares, in person or by proxy, in accordance with Section 2(a) and 2(b), above.
3.   Shareholder will not, nor will Shareholder permit any entity under Shareholder’s control to, deposit any of the Shares over which the Shareholder holds or shares voting power in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Agreement.
4.   Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise, the Shares over which the Shareholder shares or holds the power of disposition or any of Shareholder’s voting rights with respect to the Shares, except to a person who is or becomes a party to a voting agreement with C&N in the form of this Agreement.
5.   Irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with the terms hereof and, therefore, C&N shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.
6.   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Shares under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, or (ii) any judgment, order or ruling applicable to Shareholder.
7.   Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Shares over which the Shareholder holds sole voting power as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.
8.   Shareholder understands that the shares of C&N Common Stock into which his or her Shares may be converted will be issued in a transaction subject to the Securities Act of 1933, as amended (the “1933 Act”), and registered on a Registration Statement on Form S-4. Shareholder further understands that, should he or she become an affiliate of C&N, within the meaning of SEC Rule 144, Shareholder may become subject to certain restrictions with respect to the sale, transfer or other disposition of any C&N Common Stock received in connection with the transactions contemplated by the Agreement (the “Merger”).
Accordingly, the Shareholder acknowledges, agrees and undertakes that, if he or she becomes an affiliate of C&N, he or she will not, directly or indirectly, make any sale, transfer or other disposition of any of the C&N Common Stock owned beneficially by him or her as a result of the Merger unless (i) such sale, transfer or other disposition is made pursuant to an effective registration or a valid exemption from registration under the 1933 Act, (ii) such sale, transfer or other disposition is made pursuant to the resale provisions contained in Rule 144, or (iii) in the opinion of counsel in form and substance reasonably satisfactory to C&N or under a “no-action” letter obtained by Shareholder from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the 1933 Act. Shareholder agrees that a restrictive legend reflecting the foregoing may be imprinted on the face of the stock certificate(s) representing the C&N Common Stock to be issued to him or her in connection with the Merger. Shareholder further understands and agrees that the transfer agent for C&N will be instructed not to effect, or to record on the books of C&N, any transfer of shares of C&N Common Stock owned beneficially by Shareholder unless such person has satisfied the requirements of this Agreement.
9.   This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and shall be binding upon the heirs, successors and assigns (as applicable) of the parties hereto.
10.   Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
11.   Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.
12.   It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder’s responsibilities and fiduciary duties as a director or officer of Covenant or any of its subsidiaries.
13.   This Agreement shall terminate and shall have no further force or effect as of the earlier of the Expiration Date and the Effective Time of the Merger.
[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Name:

Acknowledged and Agreed:
CITIZENS & NORTHERN CORPORATION
By:

Schedule 1
Name	Class of Shares	Number of Shares
Common Stock
Encumbrances

ANNEX B
December 18, 2019
Board of Directors
Covenant Financial Inc.
182 North Main Street
Doylestown, PA 1890
Ladies and Gentlemen:
Covenant Financial, Inc. (“Covenant”) and Citizens & Northern Corporation (“C&N”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Covenant will merge with and into C&N with C&N being the surviving corporation (the “Merger”). Pursuant to the terms of the Agreement, at the Effective Time, each share of the common stock, par value $1.00 per share, of Covenant (“Covenant Common Stock”) issued and outstanding immediately prior to the Effective Time, excluding certain shares of Covenant Common Stock as specified in the Agreement, will be converted, in accordance with and subject to the election, allocation and proration procedures set forth in the Agreement, into the right to receive the C&N Stock Consideration or the Cash Consideration, or a combination of C&N Stock Consideration and the Cash Consideration, without any interest thereon (collectively, the “Merger Consideration”). As defined more fully in the Agreement, the “C&N Stock Consideration” means a number of shares of C&N Common Stock equal to the number of shares of Covenant Common Stock to be converted into C&N Common Stock multiplied by the Conversion Ratio and the “Cash Consideration” means $16.50 per share. The Agreement provides, generally, that seventy-five percent (75%) of the total number of shares of Covenant Common Stock shall be converted into the C&N Stock Consideration and twenty-five percent (25%) of such shares of Covenant Common Stock shall be converted into the Cash Consideration in accordance with the election and allocation procedures set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Covenant Common Stock.
Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated December 13, 2019; (ii) certain publicly available financial statements and other historical financial information of Covenant and its banking subsidiary that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of C&N and its banking subsidiary that we deemed relevant; (iv) certain internal financial projections for Covenant for the years ending December 31, 2019 and December 31, 2020 as well as an estimated long-term net income growth rate for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Covenant; (v) the publicly available analyst net income and earnings per share estimates for C&N for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and an estimated annual dividend per share growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of C&N; (vi) the pro forma financial impact of the Merger on C&N based on certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as estimated net income for Covenant for the years ending December 31, 2019 and December 31, 2020 with an estimated annual net income growth rate for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of C&N and its representatives; (vii) the publicly reported historical price and trading activity for C&N Common Stock, including a comparison of certain stock market information for C&N Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for Covenant and C&N with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Covenant the business, financial condition, results of operations and prospects of Covenant and held similar discussions with certain members of the senior management of C&N and its representatives regarding the business, financial condition, results of operations and prospects of C&N.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by Covenant or C&N, or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We further have relied on the assurances of the respective senior managements of Covenant and C&N that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Covenant or C&N or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Covenant or C&N or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Covenant, C&N, any of their respective subsidiaries, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to Covenant, C&N or any of their respective subsidiaries. We have assumed, with your consent, that the respective allowances for loan losses for Covenant, C&N and their respective subsidiaries are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used certain internal financial projections for Covenant for the years ending December 31, 2019 and December 31, 2020 as well as an estimated long-term net income growth rate for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of Covenant. In addition, Sandler O’Neill used the publicly available analyst net income and earnings per share estimates for C&N for the years ending December 31, 2019 and December 31, 2020, as well as an estimated long-term annual earnings per share growth rate for the years ending December 31, 2021 through December 31, 2023 and an estimated annual dividend per share growth rate for the years ending December 31, 2020 through December 31, 2023, as provided by the senior management of C&N. Sandler O’Neill also received and used in its pro forma analysis certain assumptions relating to purchase accounting adjustments, transaction expenses and cost savings, as well as estimated net income for Covenant for the years ending December 31, 2019 and December 31, 2020 with an estimated annual net income growth rate for the years ending December 31, 2021 through December 31, 2023, as provided by the senior management of C&N and its representatives. With respect to the foregoing information, the respective senior managements of Covenant and C&N confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective senior managements as to the future financial performance of Covenant and C&N, respectively, and the other matters covered thereby. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of Covenant or C&N since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Covenant and C&N will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Covenant, C&N, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Covenant has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of C&N Common Stock at any time or what the value of C&N Common Stock will be once it is actually received by the holders of Covenant Common Stock.
We have acted as Covenant’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee becoming payable to Sandler O’Neill upon closing of the Merger. Covenant has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. We have not provided any other investment banking services to Covenant in the two years preceding the date hereof. As we have previously advised you, Sandler O’Neill provided investment banking services to C&N in the two years preceding the date hereof. In summary, Sandler O’Neill acted as financial advisor to C&N in connection with C&N’s acquisition of Monument Bank, which transaction closed in April 2019. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Covenant, C&N and their respective affiliates. We may also actively trade the equity and debt securities of Covenant, C&N and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Covenant in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Covenant as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Covenant Common Stock and does not address the underlying business decision of Covenant to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Covenant or the effect of any other transaction in which Covenant might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of Covenant, or any class of such persons, if any, relative to the compensation to be received in the Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Covenant Common Stock from a financial point of view.
Very truly yours,

ANNEX C
 DISSENTERS’ RIGHTS STATUTE
Pennsylvania Business Corporation Law of 1988, as amended
Provisions for Dissenting Shareholders
SUBCHAPTER D — DISSENTERS RIGHTS
§1571. Application and effect of subchapter
(a)   General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:
Section 329(c) (relating to special treatment of interest holders).
Section 333 (relating to approval of merger).
Section 343 (relating to approval of interest exchange).
Section 353 (relating to approval of conversion).
Section 363 (relating to approval of division).
Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure).
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).
(b)   Exceptions. —
(1)   Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:
(i)
listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii)
held beneficially or of record by more than 2,000 persons.

(2)   Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:
(i)
(Repealed).

(ii)
Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)
Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3)   The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.
(c)   Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).
(d)   Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:
(1)   a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and
(2)   a copy of this subchapter.
(e)   Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
(f)   Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles.
(g)   Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.
(h)   Cross references. — See:
Section 315 (relating to nature of transactions).
Section 1105 (relating to restriction on equitable relief).
Section 1763(c) (relating to determination of shareholders of record).
Section 2512 (relating to dissenters rights procedure).
§1572. Definitions
The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
“Corporation.”   The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
“Dissenter.”   A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.
“Fair value.”   The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
“Interest.”   Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.
“Shareholder.”   A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.
§1573. Record and beneficial holders and owners
(a)   Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
(b)   Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.
§1574. Notice of intention to dissent
If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
§1575. Notice to demand payment
(a)   General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
(1)   State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2)   Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.
(3)   Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.
(4)   Be accompanied by a copy of this subchapter.
(b)   Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.
§1576. Failure to comply with notice to demand payment, etc.
(a)   Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
(b)   Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
(c)   Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.
§1577. Release of restrictions or payment for shares
(a)   Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
(b)   Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
(c)   Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:
(1)   The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.
(2)   A statement of the corporation’s estimate of the fair value of the shares.
(3)   A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.
(d)   Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.
§1578. Estimate by dissenter of fair value of shares
(a)   General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.
(b)   Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.
§1579. Valuation proceedings generally
(a)   General rule. — Within 60 days after the latest of:
(1)   effectuation of the proposed corporate action;
(2)   timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or
(3)   timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);
if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
(b)   Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 C.S.A. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).
(c)   Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
(d)   Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
(e)   Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.
§1580. Costs and expenses of valuation proceedings
(a)   General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
(b)   Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the Party Against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
(c)   Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.